                                             As filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-89087

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 28, 1999)

                                     [LOGO]

                                 $1,010,900,000

                         METROMEDIA FIBER NETWORK, INC.

                     $750,000,000 10% SENIOR NOTES DUE 2009
                  [EURO]250,000,000 10% SENIOR NOTES DUE 2009
                                   ---------

    The Dollar notes will accrue interest from the date of their issuance at the rate of 10% per year and the Euro notes will accrue interest from the date of their issuance at the rate of 10% per year, in each case payable semi-annually in arrears on each June 15 and December 15 of each year, commencing on June 15, 2000.

    The notes will be unsecured, will rank equal in right of payment with all our other existing and future senior unsecured indebtedness and will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets that secure that indebtedness and to all of our subsidiaries' existing or future indebtedness, whether or not secured.

    The notes will be redeemable, in whole or in part, at our option, at any time on or after December 15, 2004 at the redemption prices described in this prospectus supplement, plus accrued and unpaid interest to the date of redemption.

    Application has been made to list the notes on the Luxembourg Stock
Exchange.
                                 --------------

    INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-13 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 3 OF THE ACCOMPANYING PROSPECTUS.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 --------------

                                        PER          TOTAL          PER         TOTAL          COMBINED
                                    DOLLAR NOTE   DOLLAR NOTES   EURO NOTE    EURO NOTES       TOTAL(1)
                                    -----------   ------------   ---------   ------------   --------------
Public Offering Price                 99.201%     $744,007,500    99.201%    [EURO]248,002,500 $1,002,822,909
Underwriting Discount                  2.625%     $ 19,687,500     2.625%    [EURO]  6,562,500 $   26,536,125
Proceeds to Us (before expenses)      96.576%     $724,320,000    96.576%    [EURO]241,440,000 $  976,286,784

------------------------

(1) Based on the conversion rate of $1.0436=[EURO]1.00, which is the noon buying rate as of November 10, 1999 in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York.
                                 --------------

    The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about November 17, 1999, the issue date of the notes.

                                 --------------

SALOMON SMITH BARNEY
     CHASE SECURITIES INC.
           DEUTSCHE BANC ALEX. BROWN
                 DONALDSON, LUFKIN & JENRETTE
                       GOLDMAN, SACHS & CO.

                             MORGAN STANLEY DEAN WITTER

November 12, 1999

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................     S-3
Summary.....................................................     S-4
Risk Factors................................................    S-13
Special Note Regarding Forward-Looking Statements...........    S-24
Use of Proceeds.............................................    S-26
Capitalization..............................................    S-27
Selected Consolidated Financial Data........................    S-28
Unaudited Pro Forma Condensed Combining Financial
  Information...............................................    S-30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    S-34
Business....................................................    S-42
Management..................................................    S-61
Certain Relationships and Related Transactions..............    S-70
Security Ownership..........................................    S-72
Description of Other Indebtedness...........................    S-74
Recent and Proposed Transactions............................    S-75
Description of the Notes....................................    S-77
Certain United States Federal Income Tax Considerations.....   S-110
Underwriting................................................   S-115
Notice to Canadian Residents................................   S-117
Validity of the Notes.......................................   S-120
Experts.....................................................   S-120
Where You Can Find More Information.........................   S-120
Incorporation of Information We File with the SEC...........   S-121
General Information.........................................   S-122
Index to Consolidated Financial Statements..................     F-1

                                   PROSPECTUS

Risk Factors................................................      3
Special Note Regarding Forward-Looking Statements...........     10
About This Prospectus.......................................     11
Business....................................................     11
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends.................................................     12
Use of Proceeds.............................................     12
Description of Debt Securities..............................     13
Description of Capital Stock................................     22
Description of Warrants.....................................     28
Selling Stockholders........................................     29
Plan of Distribution........................................     29
Validity of Securities......................................     30
Experts.....................................................     30
Where You Can Find More Information.........................     31
Incorporation of Information We File with the SEC...........     31

                            ------------------------

    Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes, including overallotment, stabilizing and short-covering transactions in the notes, and the imposition of a penalty bid, during and after the offering of the notes. Such stabilization, if commenced, may be discontinued at any time. For a description of these activities, please refer to the section in this prospectus supplement entitled "Underwriting."

                            ------------------------

    We accept responsibility for the information contained in this prospectus supplement. To our best knowledge, the information contained in this prospectus supplement is accurate and complete in all material respects and does not omit to state any facts necessary in order to make the statements in this prospectus supplement not misleading in any material respect.

                            ------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This prospectus supplement contains the terms of this offering. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the attached prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede the information in the attached prospectus.

    It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information."

    This prospectus supplement and the attached prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make an offer or solicitation.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE. EXCEPT AS OTHERWISE REQUIRED BY THE CONTEXT INCLUDING WITH RESPECT TO THE DESCRIPTION OF THE NOTES, REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "WE" OR "US" REFER TO THE COMBINED BUSINESS OF METROMEDIA FIBER NETWORK, INC. AND ALL OF ITS SUBSIDIARIES. THE TERM "NOTES" REFERS TO THE
$750 MILLION 10% SENIOR NOTES DUE 2009 (THE "DOLLAR NOTES") AND THE
[EURO]250 MILLION 10% SENIOR NOTES DUE 2009 (THE "EURO NOTES") THAT WE ARE OFFERING BY THIS PROSPECTUS SUPPLEMENT. THE TERM "YOU" REFERS TO PROSPECTIVE INVESTORS IN THE NOTES.

                                  THE COMPANY

GENERAL

    We provide dedicated fiber optic infrastructure and high-bandwidth Internet connectivity for our communications intensive customers. We are a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to communications carriers and corporate and government customers in the United States and Europe. Through our acquisition of AboveNet Communications, Inc. (often referred to as "AboveNet"), we also provide "one-hop" connectivity that enables mission critical Internet applications to thrive, as well as high-bandwidth infrastructure, including managed co-location services.

    We currently have operations in, or under construction in, eleven Tier I cities throughout the United States and seven selected international markets. We intend to expand our presence to include approximately 50 Tier I and Tier II markets in the United States and 17 major international markets.

RECENT EVENTS

    ACQUISITION OF ABOVENET. On September 8, 1999, we completed the acquisition of AboveNet for a total purchase price of approximately $1.9 billion. AboveNet is a leading provider of high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations and facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location services. AboveNet has developed a network architecture based upon strategically located, fault-tolerant facilities, known as Internet service exchanges. AboveNet's Internet service exchanges combine direct access to Internet service providers, (often referred to as "ISPs"), with co-location services for Internet content providers. As of September 30, 1999, AboveNet had more than 270 direct public and private data exchange agreements, known as peering arrangements, including relationships with most major network providers. AboveNet's network architecture and extensive peering relationships are designed to reduce the number of network connections or "hops" for data traveling across the Internet. By having both Internet content providers and Internet service providers at its Internet service exchanges, AboveNet enables its Internet service provider customers to provide their users with "one-hop" connectivity, through AboveNet's local area network, to the Web sites of the Internet content providers that are co-located at the same facility. AboveNet's customers include a wide range of Internet service providers, Internet content providers and Web hosting companies.

    INVESTMENT BY BELL ATLANTIC. On October 7, 1999, we entered into a securities purchase agreement with Bell Atlantic Investments, Inc. (referred to as "Bell Atlantic"), under which Bell Atlantic would purchase up to approximately 25.6 million newly issued shares of our class A common stock at a purchase price of $28.00 per share and a convertible subordinated note of approximately $975.3 million, which is convertible into shares of our class
A common stock at a conversion price of $34.00 per share. We expect this transaction, which is subject to customary closing conditions, to be completed by the end of the first quarter of 2000. Assuming the issuance of the
25.6 million shares of class A common stock and conversion of the convertible subordinated note, this investment would represent 19.9% of our outstanding shares. Bell Atlantic has also agreed to pay us $550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these two transactions will be used to fund the expansion of our network.

NETWORK

    Our existing intra-city networks consist of approximately 425,000 fiber miles covering in excess of 800 route miles in six of our announced markets. Our inter-city network consists of approximately 120,000 fiber miles primarily covering our 255 route-mile network that we have built between New York City and Washington, D.C. We have also built or contracted to acquire (primarily through fiber swaps) a nationwide dark fiber network linking our intra-city networks.

    In February 1999, we entered into an agreement with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a dark fiber inter-city network among selected cities throughout Germany. Once completed, our German network will consist of approximately 291,000 fiber miles covering 1,350 route miles connecting 14 major cities. We have also swapped strands of fiber in the United States for strands of fiber on the Circe network, which connects a number of European markets. In addition to our inter-city networks, we are constructing 16 intra-city networks throughout Europe. Separately, we have also entered into a contract to acquire dark fiber network facilities in Toronto, Canada.

    We have designed our networks to provide high levels of reliability, security and flexibility by virtue of a self-healing synchronous optical network (often referred to as "SONET") architecture that prevents interruption in service to our clients by instantaneously rerouting traffic in the event of a fiber cut. Our advanced network architecture is also capable of supporting state-of-the-art technologies, including dense wave division multiplexing (often referred to as "DWDM") which significantly increases the transmission capacity of a strand of fiber optic cable. Because DWDM can boost transmission capacity significantly, it has greater relevance on our inter-city routes where we have, on average, fewer strands of fiber installed than in our intra-city markets. We install most of our fiber inside high-density polyethylene conduit to protect the cable and, where practicable, we install additional unused conduits to cost effectively accommodate future network expansion and eliminate the need for future construction.

    We believe that the market for our services in these areas is characterized by significant and growing demand for, and limited supply of, fiber optic capacity. To meet our customers' demand, we tailor the amount of fiber capacity leased to the needs of our customers. Generally, customers lease fiber optic capacity from us and connect their own transmission equipment to the leased fiber, thereby obtaining a high-bandwidth, fixed-cost, secure communications alternative to the metered communications services offered by traditional providers. In addition, we believe that we have installation, operating and maintenance cost advantages per fiber mile relative to our competitors because we generally install 432 fibers, and have begun installing as many as 864 fibers per route mile, as compared to the generally lower number of fibers per mile in existing competitive networks.

    We believe the market for our Internet service exchanges is characterized by significant and growing demand for, and limited access to, highly reliable Internet connectivity and co-location services. To meet our customers' demands, we provide scalable connectivity and co-location services that drive our customers' electronic commerce and other mission critical Internet applications. Our customers lease bandwidth and co-location space from us to gain highly reliable, secure and cost effective Internet connectivity. Through our existing and planned networks, we believe we have the low cost position relative to those competitors who lease rather than own their networks.

CUSTOMERS

    We are focused on providing our broadband communications infrastructure and Internet connectivity services to two main customer groups located in Tier I and Tier II markets: communications carriers and corporate/government customers.

    Our targeted customers include a broad range of companies such as:

    - incumbent local exchange carriers (often referred to as "ILECs");

    - competitive local exchange carriers (often referred to as "CLECs");

    - long distance companies/interexchange carriers (often referred to as "IXCs");

    - paging, cellular and PCS companies;

    - cable companies;

    - ISPs; and

    - Web hosting and e-commerce companies.

    Our dark fiber customers typically lease our fiber optic capacity with which they develop their own communications networks. Leasing our fiber optic capacity is a low-cost alternative to building their own infrastructure or purchasing metered services from ILECs or CLECs. Our Internet connectivity and co-location customers typically lease bandwidth and co-location space which allow them to provide their Internet related services on a reliable and cost effective basis. We believe that we are well-positioned to penetrate our target customer base since we plan to install most of our dark fiber networks and Internet service exchanges in major markets where these customers are concentrated. We believe our target customers for our dark fiber and Internet connectivity services are complementary and will provide significant cross-selling opportunities.

MARKET OPPORTUNITY

    We intend to capitalize on the increasing demand for high-bandwidth dedicated communications services and the limited supply of such transmission capacity. Based on management experience and industry reports, we believe that demand for the broadband communications infrastructure afforded by our network will continue to increase as a result of the following factors:

    - the rapid growth of communications traffic, such as data traffic, which industry research indicates is growing by 35% annually;

    - the large number of new carriers which will require significant transmission capabilities in all sectors of the communications industry, due in large part to industry deregulation facilitated by the Telecommunications Act of 1996 (often referred to as the "1996 Telecom Act");

    - the fact that the Regional Bell Operating Companies (often referred to as the "RBOCs") and other major ILECs will likely need to upgrade to fiber optic networks with infrastructure similar to ours; and

    - the advent of new communications services requiring large amounts of transmission capacity, such as Internet, intranet and video services.

    Based on industry sources, we estimate that the total 1998 market for communications services in the United States was approximately $237 billion and will grow to approximately $341 billion by the year 2002. In addition, we believe that there will be increased demand for our infrastructure due to our ability to offer fixed-cost pricing which is generally more economical for high volume users than traditional usage-based pricing. Based on industry sources, we estimate that worldwide Internet revenues for 1998 were approximately
$20 billion, and will grow to approximately $83 billion by the year 2002. We expect continued rapid growth in Internet revenues as Internet use increases and electronic commerce applications gain widespread acceptance.

BUSINESS STRATEGY

    Our objective is to become the preferred facilities-based provider of broadband communications infrastructure and Internet connectivity solutions to communications carriers, corporations and government agencies, in our target markets. The following are the key elements of our strategy to achieve this objective:

    ESTABLISH OUR COMPANY AS THE PREFERRED CARRIERS' CARRIER OF BROADBAND COMMUNICATIONS
    INFRASTRUCTURE AND INTERNET CONNECTIVITY SOLUTIONS

    We lease broadband communications infrastructure on a fixed-cost basis to various communications carriers, thus enabling them to compete in markets which were previously difficult to penetrate due to limited and/or costly access to high-bandwidth communications infrastructure. We lease bandwidth and co-location space to various Internet service providers enabling them to provide reliable, high-quality Internet access services to their customers. We also believe that carrier customers may be more likely to lease services from us, rather than from a competitor, since we currently have no plans to offer competing metered communications or retail Internet connectivity services.

    POSITION OUR COMPANY AS THE PREFERRED PROVIDER OF BROADBAND COMMUNICATIONS INFRASTRUCTURE AND
    INTERNET CONNECTIVITY SERVICES TO CORPORATE AND GOVERNMENT CUSTOMERS

    Our target customers for broadband communications infrastructure are those with significant transmission needs or who require a high degree of security. Our target customers for Internet connectivity services are those who require reliable, secure and cost effective connectivity to the Internet to drive electronic commerce and other mission critical business Internet applications. In many cases, we believe our communications infrastructure and Internet connectivity customer bases are complementary and will create significant cross selling opportunities.

    REPLICATE SUCCESSFUL BUSINESS MODEL IN NEW MARKETS

    We seek to leverage the success we have demonstrated in our existing markets by replicating our network architecture in a number of additional markets. Specifically, we intend to:

    - complete the construction of a total of approximately 50 intra-city networks in Tier I and Tier II markets;

    - replicate our successful domestic strategy in selected international markets; and

    - deploy Internet service exchanges in selected U.S. and international markets.

    CREATE A LOW COST POSITION

    We believe that we have established a low cost position relative to other communications carriers primarily because we install trunks with substantially more fibers per route mile as well as spare conduits, thereby reducing the cost per fiber mile to construct, upgrade and operate our networks. We believe that we have established the low cost position relative to other Internet connectivity providers who lease rather than own their networks. Our low cost position should allow us to remain price competitive with other providers of broadband communications infrastructure and Internet connectivity services and to provide customers a cost effective alternative to constructing their own networks or Internet connectivity facilities.

    UTILIZE FIBER SWAPS AND STRATEGIC RELATIONSHIPS TO EXPAND THE REACH OF OUR
     NETWORKS

    We have completed a number of fiber swaps to date and will continue to explore strategic opportunities to expand the reach of our networks at little incremental cost. We also plan to enter into strategic relationships, such as our joint build arrangement with Viatel in Europe, to cost effectively expand our network footprint.

    EXPAND PRODUCT AND SERVICE OFFERINGS TO UTILIZE DARK FIBER NETWORK CAPACITY

    We intend to identify additional uses for our dark fiber network that will drive new revenue opportunities and cost synergies. We may develop these applications internally or by acquiring them through strategic acquisitions, although none are currently planned. As was the case with our acquisition of AboveNet, we intend to continue to serve carriers and large corporate and government customers with regard to their bandwidth intensive communications needs.

    INSTALL TECHNOLOGICALLY ADVANCED NETWORKS AND INTERNET SERVICE EXCHANGES

    We have installed a technologically advanced network based on a self-healing SONET architecture that we believe provides the high levels of reliability, security, and flexibility that our target customers typically demand. Our Internet service exchanges provide fault tolerant facilities designed to enable the uninterrupted operations necessary for mission critical Internet business applications. Furthermore, our proprietary software monitors network connection for latency and packet loss, thereby allowing us to automatically reroute traffic to avoid Internet congestion points.

    BUILD ON MANAGEMENT EXPERIENCE AND METROMEDIA COMPANY RELATIONSHIP

    Our management team and board of directors include individuals with communications industry expertise and extensive experience in network design, construction, operations and sales. Our Chief Executive Officer and founder, Stephen A. Garofalo, has approximately 25 years of experience in the cable installation business. Howard Finkelstein, our President and Chief Operating Officer, served in various capacities in Metromedia Company over a period of 16 years, including 9 years as president of Metromedia Company's long distance telephone company, until its merger with MCI/WorldCom, Inc. in 1993. We also benefit from the communications industry expertise and corporate governance experience of John W. Kluge, Stuart Subotnick and David Rockefeller. As the owner of all of our class B common stock, Metromedia Company and its general partners control our board of directors and all stockholder decisions and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval. Sherman Tuan and David Rand have joined our board of directors following the acquisition of AboveNet and have extensive experience with Internet related ventures. Please refer to the sections in this prospectus supplement entitled "Risk Factors--Metromedia Company Effectively Controls Our Company and Has the Power to Cause or Prevent a Change of Control" and "Certain Relationships and Related Transactions."

                            ------------------------

    We were founded in 1993 and are a Delaware corporation. Our principal executive offices are located at One North Lexington Avenue, White Plains, New York 10601. Our telephone number is (914) 421-6700.

                                  THE OFFERING

Issuer....................................  Metromedia Fiber Network, Inc.
Notes Offered.............................  We are offering $750 million aggregate principal amount of 10% Senior Notes due 2009 (referred to as the "Dollar
                                            notes").
                                            In addition, we are offering [EURO]250 million aggregate
                                            principal amount of 10% Senior Notes due 2009 (referred
                                            to as the "Euro notes").
Maturity..................................  The notes will mature on December 15, 2009 at a price equal to 100% of the principal amount of the notes.
Interest..................................  The Dollar notes will accrue interest from the date of their issuance at the rate of 10% per year. The Euro
                                            notes will accrue interest from the date of their
                                            issuance at the rate of 10% per year. In both cases, the
                                            interest on the notes will be payable semi-annually in
                                            arrears on each June 15 and December 15, commencing on
                                            June 15, 2000.
Sinking Fund..............................  None.
Optional Redemption.......................  Except as set forth below and under "Change of Control,"
                                            we may not redeem the notes prior to December 15, 2004.
                                            After December 15, 2004, we may redeem the notes, in
                                            whole or in part, at any time, at the redemption prices
                                            set forth below under the section entitled "Description
                                            of the Notes" together with accrued and unpaid interest,
                                            if any, to the redemption date. In addition, at any time
                                            and from time to time prior to December 15, 2002, we may
                                            redeem up to 35% of the aggregate principal amount of
                                            each of the Dollar notes and the Euro notes, determined
                                            separately, at a redemption price equal to 110% of the
                                            principal amount, in the case of the Dollar notes
                                            redeemed, and 110% of the principal amount, in the case
                                            of the Euro notes redeemed, in each case plus accrued
                                            and unpaid interest, if any, through the date of
                                            redemption, if:
                                            -  we use the net cash proceeds of any public equity
                                            offerings resulting in gross proceeds of at least $100
                                               million; and
                                            -  at least 65% of the aggregate principal amount of the
                                            Dollar notes and the Euro notes, determined separately,
                                               originally issued pursuant to the indenture remain
                                               outstanding immediately after giving effect to such
                                               redemption.
Change of Control.........................  Upon a "Change of Control," you as a holder of notes will have the right to require us to repurchase all of
                                            your notes at a repurchase price equal to 101% of the
                                            aggregate principal amount, plus accrued and unpaid
                                            interest, if any, through the date of repurchase.
Ranking...................................  The notes will be general unsecured obligations, will rank equal in right of payment with all our other
                                            existing and future senior unsecured indebtedness and
                                            will be effectively subordinated to all our existing and
                                            future secured indebtedness to the extent of the assets
                                            that secure such indebtedness and to all of our
                                            subsidiaries existing or future indebtedness, whether or
                                            not secured.

Restrictive Covenants.....................  The indenture under which the notes will be issued may limit:
                                            -  the incurrence of additional indebtedness or
                                            preferred stock by us and our subsidiaries;
                                            -  the payment of dividends on, and repurchase or
                                            redemption of, our capital stock and our subsidiaries'
                                               capital stock and the repurchase or redemption of our
                                               subordinated obligations;
                                            -  investments, sales of assets and subsidiary stock;
                                            -  transactions with affiliates; and
                                            -  the incurrence of additional liens.
                                            In addition, the indenture will limit our ability to
                                            engage in consolidations, mergers and transfers of
                                            substantially all of our assets and also contain
                                            restrictions on distributions from our subsidiaries. All
                                            of these limitations and prohibitions will be subject to
                                            a number of important qualifications and exceptions.
                                            Please refer to the sections of this prospectus
                                            supplement entitled "Description of the Notes" and "Risk
                                            Factors--Risk Factors Relating to the Notes."
Absence of a Public Market
  for the Notes...........................  Application has been made to list the notes on the
                                            Luxembourg Stock Exchange. However, the notes are a new
                                            issue of securities and there is currently no
                                            established market for them. Accordingly, there can be
                                            no assurance as to the development or liquidity of any
                                            market for the notes. The underwriters have advised us
                                            that they currently intend to make a market in the notes
                                            as permitted by applicable laws and regulations.
                                            However, they are not obligated to do so and may
                                            discontinue any such market making activities at any
                                            time without notice.
Use of Proceeds...........................  We estimate that the net proceeds after expenses from the offering of the notes will be approximately
                                            $975.3 million. We expect to use the net proceeds for
                                            the build-out of our intra-city and inter-city networks
                                            in the United States and Europe and for other capital
                                            expenditures, including possible acquisitions of other
                                            companies or assets. Please refer to the section of this
                                            prospectus supplement entitled "Use of Proceeds."

                                  RISK FACTORS

    You should consider carefully the information set forth in the section entitled "Risk Factors" beginning on page S-13 of this prospectus supplement and on page 3 of the accompanying prospectus and all the other information provided to you in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in deciding whether to invest in the notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary historical consolidated financial data presented below for the years ended December 31, 1996, 1997 and 1998 have been derived from our consolidated financial statements and the related notes included in this prospectus supplement beginning on page F-1. Our consolidated financial statements for the years ended December 31, 1996, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The summary consolidated financial data for the nine months ended September 30, 1998 and 1999 and the summary historical balance sheet data as of September 30, 1999 have been derived from our unaudited consolidated financial statements, which we believe include all adjustments necessary for a fair presentation of the financial condition and results of operations for those periods. The results of operations for interim periods are not necessarily indicative of the results for a full year's operations.

    The summary unaudited pro forma statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to our acquisition of AboveNet and AboveNet's acquisition of Palo Alto Internet Exchange as if they had been consummated on January 1, 1998. The summary unaudited pro forma balance sheet as of September 30, 1999 gives pro forma effect to the following transactions:

    - the offering of the notes, as if it had been consummated on September 30, 1999; and

    - the offering of the notes and the purchase by Bell Atlantic of shares of our class A common stock and the convertible subordinated note, which purchase has not yet been consummated and is subject to customary closing conditions, as if they had been consummated on September 30, 1999.

    The pro forma adjustments are based upon available information and assumptions that we believe are reasonable at the time made. The summary unaudited pro forma financial data do not purport to present our financial position or results of operations had the transactions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future.

    As you read the summary consolidated financial data, please refer to the following: "Risk Factors--Failure to Consummate the Bell Atlantic Transactions May Cause Us to Seek Alternative Financing," "Unaudited Pro Forma Condensed Combining Financial Information," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," the consolidated financial statements and the related notes of our company, AboveNet and Palo Alto Internet Exchange and the other financial data appearing in this prospectus supplement.

                                                       YEAR ENDED                                NINE MONTHS
                                                      DECEMBER 31,                           ENDED SEPTEMBER 30,
                                                      ------------                           -------------------
                                                                        PRO FORMA                            PRO FORMA
                                                                       FOR ABOVENET                         FOR ABOVENET
                                                                        AQUISITION                          ACQUISITION
                                        1996       1997       1998         1998         1998       1999         1999
                                      --------   --------   --------   ------------   --------   --------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................  $    236   $  2,524   $36,436      $ 47,575     $20,840    $ 49,397    $  70,641
Expenses:
  Cost of sales.....................       699      3,572    13,937        24,071       9,499      24,414       50,353
  Selling, general and
    administrative..................     2,070      6,303    14,712        23,005       9,811      27,369       46,611
  Depreciation and amortization.....       613        757     1,532        80,534         738      15,645       77,395
  Consulting and employment
    incentives......................     3,652     19,218     3,648         6,044       3,648          --          654
                                      --------   --------   -------      --------     -------    --------    ---------
(Loss) income from operations.......    (6,798)   (27,326)    2,607       (86,079)     (2,856)    (18,031)    (104,372)
Interest income (expense), net......    (3,561)     1,067     1,927         1,735       5,012     (25,784)     (22,885)
(Loss) from joint venture...........        --         --      (146)         (146)       (264)       (475)        (872)
Income taxes........................        --         --     3,402            --         825          --           --
                                      --------   --------   -------      --------     -------    --------    ---------
Net (loss) income...................  $(10,359)  $(26,259)  $   986      $(84,490)    $ 1,067    $(44,290)   $(128,129)
                                      ========   ========   =======      ========     =======    ========    =========
Net (loss) income applicable to
  common stockholders per share.....  $  (0.14)  $  (0.28)  $  0.01      $  (0.37)    $  0.01    $   0.23    $   (0.55)
                                      ========   ========   =======      ========     =======    ========    =========
Weighted average number of shares
  outstanding.......................    71,716     94,894   186,990       228,642     186,392     190,639      230,920
                                      ========   ========   =======      ========     =======    ========    =========
Ratio of earnings to fixed
  charges(1)........................        --         --      1.61            --        9.95          --           --
EBITDA(2)...........................  $ (6,185)  $(26,569)  $ 3,993      $ (5,691)    $(3,207)   $ (2,861)   $ (27,849)
Adjusted EBITDA(2)..................  $ (2,533)  $ (7,351)  $ 7,641      $    353     $   441    $ (2,861)   $ (27,195)
Cash dividends per share............  $     --   $     --   $    --      $     --     $    --    $     --    $      --

                                                                        AS OF SEPTEMBER 30, 1999
                                                              ---------------------------------------------
                                                                                              PRO FORMA FOR
                                                                              PRO FORMA       BELL ATLANTIC
                                                                ACTUAL     FOR THE OFFERING    INVESTMENT
                                                              ----------   ----------------   -------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  352,900      $1,328,187       $3,019,095
Pledged securities(3).......................................      63,864          63,864           63,864
Property and equipment, net.................................     564,798         564,798          564,798
Total assets................................................   2,918,401       3,921,224        5,612,132
Long-term debt..............................................     689,056       1,691,859        2,667,140
Total liabilities...........................................     938,408       1,941,231        2,916,512
Stockholders' equity........................................   1,979,993       1,979,993        2,695,620

(1) Earnings were insufficient to cover fixed charges in the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1999. The deficiency was $10,359,000, $26,259,000, and $44,290,000 for the years ended December 31, 1996 and 1997 and for the nine months ended
    September 30, 1999, respectively. Pro forma earnings were insufficient to cover the pro forma fixed charges in the year ended December 31, 1998 and for the nine months ended September 30, 1999. The pro forma deficiency was $84,490 and $128,129 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

(2) "EBITDA" consists of earnings (loss) before income taxes plus all net interest expense and all depreciation and amortization expense. "Adjusted EBITDA" consists of earnings (loss) before income taxes plus all net interest expense, depreciation and amortization and non-cash employment and consulting incentives and settlements. You should not think of EBITDA and Adjusted EBITDA as alternative measures of operating results or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). We have included EBITDA and Adjusted EBITDA because they are widely used financial measures of the potential capacity of a company to incur and service debt. Our reported EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(3) Represents amounts deposited with the security agent pursuant to a security agreement to make payments of interest through May 15, 2000 on our 10% Senior Notes due 2008.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE INFORMATION BELOW IN ADDITION TO ALL OTHER INFORMATION PROVIDED TO YOU IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN DECIDING WHETHER TO INVEST IN THE NOTES, INCLUDING INFORMATION IN THE SECTION ENTITLED "SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS."

RISK FACTORS RELATING TO OUR BUSINESS

WE HAVE A LIMITED HISTORY OF OPERATIONS

    You will have limited historical financial information upon which to base your evaluation of our performance. Our company was formed in April 1993 and has a limited operating history. We currently have a limited number of customers and are still in the process of building many of our networks. Accordingly, you must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

WE EXPECT TO CONTINUE TO INCUR NET LOSSES

    In connection with the construction of our networks, we have incurred substantial net losses and have not generated positive cash flow from operations. There can be no assurance that we will generate net income or that we will sustain positive cash flow in the future.

    We cannot assure you that we will succeed in establishing an adequate revenue base or that our services will generate profitability. In connection with the construction of our networks, we have incurred substantial losses. We expect to continue incurring losses while we concentrate on the development and construction of our networks and until our networks have established a sufficient revenue-generating customer base. We also expect to incur losses during the initial startup phases of any services that we may provide. We expect to continue experiencing net operating losses for the foreseeable future. Continued losses may prevent us from pursuing our strategies for growth and could cause us to be unable to meet our debt service obligations, capital expenditure requirements or working capital needs.

WE HAVE SUBSTANTIAL DEBT WHICH MAY LIMIT OUR ABILITY TO BORROW, RESTRICT THE USE
  OF OUR CASH FLOWS AND CONSTRAIN OUR BUSINESS STRATEGY, AND WE MAY NOT BE ABLE TO MEET OUR DEBT OBLIGATIONS

    LARGE AMOUNT OF DEBT

    We have, and will continue to have after the offering of the notes, substantial debt and debt service requirements. Following the offering of the notes, we will have total debt of approximately $1.7 billion. In addition, the purchase by Bell Atlantic of a convertible subordinated note will increase our total debt to approximately $2.7 billion. As the indentures governing our debt allow us to borrow additional amounts in certain cases to finance the construction and improvement of our networks, we intend to explore market conditions in order to obtain additional financing, including additional long-term fixed-rate financing or senior revolving credit facilities.

    CONSEQUENCES OF DEBT

    Our substantial debt has important consequences, including:

    - our ability to borrow additional amounts for working capital, capital expenditures or other purposes is limited;

    - a substantial portion of our cash flow from operations is required to make debt service payments; and

    - our leverage could limit our ability to capitalize on significant business opportunities and our flexibility to react to changes in general economic conditions, competitive pressures and adverse changes in government regulation.

    You should be aware that our ability to repay or refinance our debt, including the notes, depends on our successful financial and operating performance and on our ability to successfully implement our business strategy. Unfortunately, we cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should also be aware that our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

    - the economic and competitive conditions in the telecommunications network and Internet-related industries;

    - any operating difficulties, increased operating costs or pricing pressures we may experience;

    - the passage of legislation or other regulatory developments that may adversely affect us;

    - any delays in implementing any strategic projects;

    - our ability to complete our networks on time and in a cost-effective manner; and

    - our ability to apply our business strategies in foreign cities.

    We cannot assure you that our cash flow and capital resources will be sufficient to repay our existing indebtedness, including the notes, and any indebtedness we may incur in the future, or that we will be successful in obtaining alternative financing. In the event that we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our networks, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under our existing debt agreements would result. To avoid a default, we may need waivers from third parties, which might not be granted. You should also read the information we have included in this prospectus supplement in the sections entitled "--Risk Factors Relating to the Notes," "Description of Other Indebtedness," "Description of the Notes" and "Business--Business Strategy."

    RESTRICTIVE DEBT COVENANTS

    The indenture will contain a number of covenants. These covenants may limit our ability to, among other things:

    - borrow additional money;

    - make capital expenditures and other investments;

    - pay dividends;

    - merge, consolidate, or dispose of our assets; and

    - enter into transactions with our affiliates.

    Our failure to comply with these covenants would cause a default under the indenture. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take. Please refer to the sections in this prospectus supplement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness."

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY BECAUSE WE
  DEPEND ON FACTORS BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    Our future largely depends on our ability to implement our business strategy and proposed expansion in order to create the new business and revenue opportunities. Our results of operations will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on numerous factors beyond our control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel.

A CHANGE IN ACCOUNTING STANDARDS HAS REQUIRED US TO CHANGE OUR TIMING OF RECOGNIZING REVENUES

    Effective June 30, 1999, the Financial Accounting Standards Board issued FASB Interpretation No. 43 "Real Estate Sales" ("FIN 43") which requires that sales of integral equipment be accounted for in accordance with real estate accounting rules. We believe that the SEC requires the classification of dark fiber cables in the ground as integral equipment as defined in FIN 43. Accounting for dark fiber contracts does not change any of the economics of the contracts. It requires us, however, to recognize the revenue from certain contracts as operating leases over the term of the contract as opposed to the current method of recognizing revenue during the period over which we deliver the fiber. As a result, this change in accounting treatment reduces the revenue and income that we recognize in the earlier years of the contract and spreads it out over the life of the contract regardless of when the cash was received or the delivery of the fiber took place.

    We implemented accounting for certain of our contracts, entered into after June 30, 1999, under this method of accounting. As a result, although there was no change to the economics of the contracts or the timing of the cash to be received by us, the impact of the change in accounting resulted in our recording $10.7 million in revenues for the quarter ended September 30, 1999 rather than $32.7 million that would have been recorded prior to this change. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

FAILURE TO CONSUMMATE THE BELL ATLANTIC TRANSACTIONS MAY CAUSE US TO SEEK
  ALTERNATIVE FINANCING

    In connection with Bell Atlantic's investment, we expect to receive approximately $1.7 billion in net proceeds from Bell Atlantic for the purchase of shares of our class A common stock and a convertible subordinated note. In addition, Bell Atlantic has agreed to purchase a minimum of $550.0 million of fiber optic facilities payable over the next three years. We plan to use the net proceeds from the Bell Atlantic transactions to accelerate the build out of our nationwide dark fiber infrastructure as well as to enter new markets in the United States and internationally. If Bell Atlantic's investment, which is subject to customary closing conditions, does not close, we would need to obtain alternative sources of financing to complete the construction of our networks, which may not be available on comparable terms, if at all. Locating an alternative financing source could slow our growth and have a material adverse affect on us.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ABOVENET INTO OUR
  BUSINESS

    We believe that our acquisition of AboveNet will result in benefits to the combined companies, including the expansion of our product and service offerings and the combination of our fiber optic network with AboveNet's Internet connectivity solutions. If we are not able to effectively integrate our technology, operations and personnel in a timely and efficient manner, then the benefits of our acquisition will not be realized and, as a result, our operating results may be adversely affected. In particular, if the integration is not successful:

    - we may lose key personnel; and

    - we may not be able to retain AboveNet's customers.

    In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could significantly harm the combined companies' business and operating results.

WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY COMPLETE THE CONSTRUCTION OF OUR
  NETWORKS

    The construction of future networks and the addition of Internet service exchange facilities entail significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. The failure to obtain necessary licenses, permits and authorizations could prevent or delay the completion of construction of all or part of our networks or increase completion costs. In addition, AboveNet's establishment and maintenance of interconnections with other network providers at various public and private points is necessary for AboveNet to provide cost efficient services. We cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

WE CANNOT ASSURE YOU THAT A MARKET FOR OUR CURRENT OR FUTURE SERVICES WILL
  DEVELOP

    The practice of leasing dark fiber, which is fiber optic cable without any of the electronic or optronic equipment necessary to use the fiber for transmission, is not widespread and we cannot assure you that the market will develop or that we will be able to enter into contracts, comply with the terms of these contracts or maintain relationships with communications carriers and corporate and government customers. We also cannot assure you that these contracts or relationships will be on economically favorable terms or that communications carriers and corporate and government customers will not choose to compete against, rather than cooperate with us. If we are unable to enter into contracts, comply with the terms of the contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. We cannot predict whether providing services to governments will evolve into a significant market because governments usually already control existing rights-of-way and often build their own communications infrastructure. We will need to strengthen our marketing efforts and increase our staff to handle future marketing and sales requirements. If we fail to obtain significant, widespread commercial and public acceptance of our networks and access to sufficient buildings our visibility in the telecommunications market could be jeopardized. We cannot assure you that we will be able to secure customers for the commercial use of our proposed networks or access to such buildings in each market. In addition, the market for co-location and Internet services, which are offered by AboveNet, is new and evolving. We cannot assure you that AboveNet's services will achieve widespread acceptance in this new market. Further, AboveNet's success depends in large part on growth in the use of the Internet. The growth of the Internet is highly uncertain and depends on a variety of factors.

    We may expand the range of services that we offer. These services may include assisting customers with the integration of their leased dark fiber with appropriate electronic and optronic equipment by facilitating the involvement of third party suppliers, vendors and contractors. We cannot assure you that a market will develop for our new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

SEVERAL OF OUR CUSTOMERS MAY TERMINATE THEIR AGREEMENTS WITH US IF WE DO NOT
  PERFORM BY SPECIFIED TIMES

    We currently have some contracts to supply leased fiber capacity which allow the lessee to terminate the contracts and/or provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Terminating any of these contracts could adversely affect our operating results.

WE MAY BE UNABLE TO RAISE THE ADDITIONAL FINANCING NECESSARY TO COMPLETE THE
  CONSTRUCTION OF OUR NETWORKS, WHICH WOULD ADVERSELY AFFECT OUR LONG-TERM BUSINESS STRATEGY

    We may need significant amounts of additional capital to complete the build-out of our planned fiber optic communications networks, to expand AboveNet's network infrastructure and to meet our long-term business strategies, including expanding our networks to additional cities and constructing our networks in Europe. If we need additional funds, our inability to raise them will have an adverse effect on our operations. If we decide to raise additional funds by incurring debt, we may become more leveraged and subject to additional or more restrictive financial covenants and ratios.

    Our ability to arrange financing and the cost of financing depends upon many factors, including:

    - general economic and capital markets conditions generally, and in particular the non-investment grade debt market;

    - conditions in the telecommunications and Internet markets;

    - regulatory developments;

    - credit availability from banks or other lenders;

    - investor confidence in the telecommunications and Internet industries and in us;

    - the success of our fiber optic communications network and Internet services; and

    - provisions of tax and securities laws that are conductive to raising capital.

COMPETITORS OFFER SERVICES SIMILAR TO OURS IN OUR CURRENT OR PLANNED MARKETS
  WHICH WOULD AFFECT OUR RESULTS OF OPERATIONS

    The telecommunications industry and AboveNet's business are extremely competitive, particularly with respect to price and service, which may adversely affect our results of operations. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. In the telecommunications industry, we compete against incumbent local exchange carriers, which have historically provided local telephone services and currently dominate their local telecommunications markets, and competing carriers in the local services market. In addition to these carriers, several other potential competitors, such as facilities-based communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators and large end-users with private networks, are capable of offering, and in some cases offer, services similar to those offered by us. Furthermore, several of these service providers, such as wireless service providers, could build wireless networks more rapidly and at lower cost than fiber optic networks. Additionally, the business in which AboveNet competes is highly competitive due to a lack of barriers to entry and high price sensitivity. Many of our competitors have greater financial, research and development and other resources than we do.

    Some of our principal competitors already own fiber optic cables as part of their telecommunications networks. Accordingly, any of these carriers, some of which already have franchise and other agreements with local and state governments and substantially greater resources and more experience than us, could directly compete with us in the market for leasing fiber capacity, if they are willing to offer this capacity to their customers. In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to begin construction to equip their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors. Our franchise and other agreements with the city of New York and other local and state governments are not exclusive. Potential competitors with greater resources and more experience than us could enter into franchise and other agreements with local and state governments and compete directly with us. Other companies may choose to compete with us in our current or planned markets, including Europe, by leasing fiber capacity, including dark fiber, to our targeted customers. This additional competition could materially and adversely affect our operations.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS AND ARE MORE VULNERABLE TO CHANGING
  ECONOMIC CONDITIONS AND CONSUMER PREFERENCES

    We are particularly dependent on a limited number of customers. In addition, AboveNet has a long sales cycle. We are, therefore, more susceptible to the impact of poor economic conditions than our competitors with a more balanced mix of business.

REGULATION OF THE TELECOMMUNICATIONS INDUSTRY MAY LIMIT THE DEVELOPMENT OF OUR
  NETWORKS AND AFFECT OUR COMPETITIVE POSITION

    Existing and future government laws and regulations may influence how we operate our business, our business strategy and ultimately, our viability. U.S. Federal and state telecommunications laws and the laws of foreign countries in which we operate directly shape the telecommunications market. Consequently, regulatory requirements and/or changes could adversely affect our operations and also influence the market for Internet, web hosting and related services. However, we cannot predict the future regulatory framework of our business.

    U.S. LAWS MAY IMPACT OUR BUSINESS AND RESULTS OF OPERATIONS BY REGULATING
     OUR OPERATIONS AND OUR CUSTOMERS' OPERATIONS

    U.S. Federal telecommunications law imposes legal requirements on common carriers who engage in interstate or foreign communication by wire or radio, and on telecommunications carriers. Should these regulations be applied to us, they may have a material adverse impact on our business and results of operation. If providing dark fiber facilities or related services provided by us were deemed to be a telecommunications service, then regulations, both Federal and state, applicable to telecommunications carriers might apply to us. This could subject the revenues we received from facility leases in interstate commerce to assessment by the Federal Communications Commission Universal Service Fund and the offering of those facilities or services would be subject to common carrier regulation. In addition, our customers and, in the case of Bell Atlantic, one of our potential shareholders, are local exchange carriers or long distance carriers, subject to regulation by Federal Communications Commission. Our business may be affected by regulations applicable to these telecommunications carriers. For example, the Federal Communications Commission has recently taken steps, and may take further steps, to reduce the access charges, the fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on the incumbent local exchange carriers' local networks, and to give the local exchange carriers greater flexibility in setting these charges. While we cannot predict the precise effect reduction in access charge will have on our operations, the reduction will likely make it more attractive for long distance carriers to use local exchange carriers facilities, rather than our fiber optic telecommunications network. A recent decision by the Federal Communications Commission to require unbundling of incumbent local exchange carriers' dark fiber could decrease the demand for our dark fiber by allowing our potential customers to obtain dark fiber from incumbent local exchange carriers at cost-based rates, and thereby have an adverse effect on the results of our operations.

    STATES LEGISLATION AFFECTS OUR PRICING POLICIES AND OUR COSTS

    Our offering of transmission services, which is different from dark fiber capacity, may be subject to regulation in each state to the extent that these services are offered for intrastate use, and this regulation may have an adverse effect on the results of our operations. We cannot assure you that these regulations, if any, as well as future regulatory, judicial, or legislative action will not have a material adverse effect on us. In particular, state regulators have the authority to determine both the rates we will pay to incumbent local exchange carriers for certain interconnection arrangements such as physical collocation, and the prices that incumbent local exchange carriers will be able to charge our potential customers for services and facilities that compete with our services. We will also incur costs in order to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments, including contributions to state universal service funds. In some jurisdictions, our pricing flexibility for intrastate services may be limited because of regulation, although our direct competitors will be subject to similar restrictions.

    LOCAL GOVERNMENTS' CONTROL OVER RIGHTS-OF-WAY CAN LIMIT THE DEVELOPMENT OF
     OUR NETWORKS

    Local governments exercise legal authority that may have an adverse effect on our business because of our need to obtain rights-of-way for our fiber network. While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminatory manner, they can affect the timing and costs associated with our use of public rights-of-way.

    THE REGULATORY FRAMEWORK FOR OUR INTERNATIONAL OPERATIONS IS EXTENSIVE AND
     CONSTANTLY CHANGING, ADDING UNCERTAINTIES TO OUR PLANNED EXPANSION INTO FOREIGN COUNTRIES

    Various regulatory requirements and limitations also will influence our business as we attempt to enter international markets. Regulation of the international telecommunications industry is changing rapidly. We are unable to predict how the Federal Communications Commission and foreign regulatory bodies will resolve the various pending international policy issues and the effect of such resolutions on us. Our US/UK undersea cable joint venture is a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act of 1934. We are also licensed as a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act of 1934. Our U.K. joint venture is, and we also are, required, under Sections 214 and 203 of the Communications Act of 1934, respectively, to obtain authorization and file an international service tariff containing rates, terms and conditions before initiating service. International carriers are also subject to certain annual fees and filing requirements such as the requirement to file contracts with other carriers, including foreign carrier agreements, and reports describing international circuit, traffic and revenue data service. So long as our U.K. joint venture and we operate as international common carriers, they will also be required to comply with the rules of the Federal Communications Commission. The international services provided by our U.K. joint venture are and our international services are also subject to regulation in the United Kingdom and other European jurisdictions in which we may operate. National regulations of relevant European and other foreign countries, as well as policies and regulations on the European Union and other foreign governmental level, impose separate licensing, service and other conditions on our foreign joint ventures and our international service operations, and these requirements may have a material adverse impact on us.

OUR FRANCHISES, LICENSES OR PERMITS COULD BE CANCELED OR NOT RENEWED, WHICH
  WOULD IMPAIR THE DEVELOPMENT OF MAJOR MARKETS FOR OUR SERVICES

    Termination or non-renewal of our franchise with the city of New York or of certain other rights-of-way or franchises that we use for our networks would have a material adverse effect on our business, results of operations and financial condition. We will also need to obtain additional franchises, licenses and permits for our planned intracity networks, intercity networks and international networks. We cannot assure you that we will be able to maintain on acceptable terms our existing franchises, licenses or permits or to obtain and maintain the other franchises, licenses or permits needed to implement our strategy.

WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN THE RIGHTS-OF-WAY AND OTHER PERMITS
  NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY

    We must obtain additional rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install underground conduit for the expansion of our intracity networks, intercity networks and international networks. We cannot assure you that we will be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms. Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. If any of these agreements were terminated or could not be renewed and we were forced to remove our fiberoptic cable from under the streets or abandon our networks, the termination could have a material adverse effect on our operations. In addition, landowners have asserted that railroad companies and others to whom they granted easements to their properties are not entitled as a result of these easements to grant rights of way to telecommunications providers. If these disputes are resolved in the landowners' favor, we could be obligated to make substantial lease payments to these landowners for the lease of these rights of way. More specifically, our New York/New Jersey network relies upon, and our planned expansions into Long Island and Westchester County will rely upon, right-of-way agreements with Bell Atlantic Corporation and our subsidiary, Empire City Subway Company (Ltd.). The current agreements may be terminated at any time without cause with three months notice. In case of termination, we may be required to remove our fiber optic cable from the conduits or poles of Bell Atlantic. This termination would have a material adverse effect on our operations.

RAPID TECHNOLOGICAL CHANGES COULD AFFECT THE CONTINUED USE OF FIBER OPTIC CABLE
  AND OUR RESULTS OF OPERATIONS

    The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of our services, including our fiber optic cable and Internet connectivity services. We cannot predict the effect of technological changes on our business. We also cannot assure you that technological changes in the communications industry and Internet-related industry will not have a material adverse effect on our operations.

WE MAY EXPERIENCE RISKS AS A RESULT OF EXPANDING OUR NETWORKS INTO EUROPEAN AND
  OTHER FOREIGN COUNTRIES, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    Our strategy includes expanding our services to provide fiber optic cable and developing regional Internet services exchange facilities in Europe, particularly Austria, Germany and the United Kingdom. The following are risks we may experience as a result of doing business in Germany, the United Kingdom and other foreign countries in which we may expand our networks:

    - difficulties in staffing and managing our operations in foreign countries;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - fluctuations in currency exchange rates;

    - delays from customs brokers or government agencies encountered as a result of exporting fiber from the United States to Germany, the United Kingdom or other countries in which we may operate; and

    - potentially adverse consequences resulting from operating in multiple countries such as Germany and the United Kingdom, each with their own laws and regulations, including tax laws and industry related regulations.

    We cannot assure you that we will be successful in overcoming these risks or any other problems arising because of expansion into Europe and other foreign countries.

WE MAY NOT BE ABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE
  ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    We have in the past, and may in the future, acquire, make investments in, or enter into strategic alliances, including joint ventures in which we hold less than a majority interest, with companies which have customer bases, switching capabilities, existing networks or other assets in our current markets or in areas into which we intend to expand our networks. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

    - the difficulty of identifying appropriate acquisition candidates;

    - the difficulty of assimilating the operations of the respective entities;

    - the potential disruption of our ongoing business;

    - the potential inability to control joint ventures in which we hold less than a majority interest;

    - the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts;

    - the failure to successfully incorporate licensed or acquired technology and rights into our services,

    - the inability to maintain uniform standards, controls, procedures and policies, and

    - the impairment of relationships with employees and customers as a result of changes in management.

    We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, investments, strategic alliances or related efforts.

IN THE TELECOMMUNICATIONS INDUSTRY, CONTINUED PRICING PRESSURES FROM OUR
  COMPETITORS AND AN EXCESS OF NETWORK CAPACITY CONTINUE TO CAUSE PRICES FOR OUR SERVICES TO DECLINE

    We anticipate that prices for our services specifically, and transmission services in general, will continue to decline over the next several years due primarily to the following:

    - price competition as various network providers continue to install networks that might compete with our networks,

    - recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber, and

    - strategic alliances or similar transactions, such as long distance capacity purchasing alliances among regional Bell operating companies, that increase the parties' purchasing power.

WE MAY EXPERIENCE ADDITIONAL RISKS AS A RESULT OF ABOVENET'S CO-LOCATION AND
  INTERNET CONNECTIVITY SERVICES

    The legal landscape that governs AboveNet has yet to be interpreted or enforced. Regulatory issues for AboveNet's industry include property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. AboveNet's business may be adversely affected by the adoption and interpretation of any future or currently existing laws and regulations. AboveNet has no patented technology and relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its technology. AboveNet's business may be adversely affected by a claim that it is infringing the proprietary rights of others.

    Despite AboveNet's design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional action and other disruptions could occur. In addition, we may incur significant costs to prevent breaches in AboveNet's security or to alleviate problems caused by those breaches. The law relating to the liability of online services companies and Internet access providers of information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and Internet access providers. We may need to implement measures to reduce our exposure to this potential liability which may require the expenditure of substantial resources. The increased attention focused upon liability issues as a result of lawsuits, new laws and legislative proposal could impede the growth of Internet use.

    In addition, some of AboveNet's customers have sent unsolicited commercial E-mails from servers co-located at its facilities to massive numbers of people. This practice known as "spamming" can lead to complaints against service providers that enable such activities, such as AboveNet. In addition, legislation has recently been passed that prohibits "spamming."

ABOVENET DEPENDS ON THE GROWTH AND PERFORMANCE OF THE INTERNET

    AboveNet's success will depend in large part on growth in the use of the Internet. Growth of the Internet depends on many factors, including security, reliability, cost, ease of access, quality of service and bandwidth. The recent growth of the Internet has placed strain on the Internet, necessitating upgrades to its infrastructure. Any perceived or actual weakening in the performance of the Internet could undermine AboveNet's services, which are dependent on third parties. AboveNet's ability to attract new customers similarly depends on a variety of factors, including the ability to provide continuous service. In addition, AboveNet's customers might terminate or decide not to renew commitments to use its services. AboveNet must continue to expand and adapt its network infrastructure as the number of its users grows, as its users place increasing demands on it, and as requirements change.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL THE LOSS OF WHOM COULD
  ADVERSELY AFFECT OUR BUSINESS.

    Our business is managed by a small number of key management and operating personnel. We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of our senior management team led by Stephen A. Garofalo, Chief Executive Officer and Chairman of the Board of Directors. Our business and financial results could be materially affected if Mr. Garofalo or other members of our senior management team became unable or unwilling to continue in their present positions.

METROMEDIA COMPANY EFFECTIVELY CONTROLS OUR COMPANY AND HAS THE POWER TO CAUSE
  OR PREVENT A CHANGE OF CONTROL

    Metromedia Company and one of its general partners currently own 100% of our class B common stock, which currently represents approximately 63% of the total voting power and also is entitled to elect

75% of the members of our board of directors. Accordingly, Metromedia Company is able to control the board of directors and all stockholder decisions and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, without the consent of our other stockholders. In addition, Metromedia Company has the power to prevent or cause a change in control of our company.

WE ARE INVOLVED IN A LEGAL PROCEEDING WHICH COULD ADVERSELY AFFECT OUR FINANCIAL
  CONDITION

    We are involved in a legal proceeding in connection with the sale of 900,000 shares (not adjusted for stock splits) of our class A common stock. Please refer to the section in this prospectus supplement entitled "Business--Legal Proceedings."

    If we are unsuccessful in defending against the allegations made in this proceeding, an award of the magnitude being sought in this legal proceeding could have a material adverse effect on our financial condition and results of operations. We intend to vigorously defend this action because we believe that we acted appropriately in connection with the matters at issue in this case. However, we cannot assure you that we will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately we will be successful in defending against these allegations.

FAILURES TO ADDRESS THE YEAR 2000 PROBLEM MAY CAUSE DISRUPTIONS IN THE OPERATION
  OF OUR NETWORKS AND OUR SERVICES TO CUSTOMERS

    Many computer systems and software products will not function properly in the year 2000 and beyond due to a once-common programming standard that represents years using two digits. This problem is often referred to as the year 2000 problem. It is possible that our currently installed computer systems, software products or other information technology systems, including imbedded technology, or those of our suppliers, contractors, or major systems developers working either alone or in conjunction with other softwares or systems, will not properly function in the year 2000 because of the year 2000 problem. If we or our customers, suppliers, contractors, and major systems developers are unable to address their year 2000 issues in a timely manner, a material adverse effect on our results of operations and financial condition could result. We are currently working to evaluate and resolve the potential impact of the year 2000 on our processing of date-sensitive information and network systems. We have contacted all our significant suppliers, contractors and major systems developers to determine our vulnerability to their year 2000 situations. We cannot assure you that the year 2000 problem will only have a minimal cost impact or that other companies will convert their systems on a timely basis and that their failure will not have an adverse effect on our systems.

RISK FACTORS RELATING TO THE NOTES

WE ARE A HOLDING COMPANY AND WILL BE DEPENDENT ON THE CASH FLOWS OF OUR
  SUBSIDIARIES TO MEET OUR OBLIGATIONS

    We are a holding company with little direct operations and little assets of significance other than the stock of our subsidiaries. As such, we will be dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of principal and interest on the notes. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Our subsidiaries will not guarantee the payment of the notes. The notes will therefore be effectively subordinated to the claims of the creditors of our subsidiaries (including trade creditors and holders of indebtedness of such subsidiaries). We expect that our current and future subsidiaries will incur significant amounts of equipment financing and other indebtedness in connection with the development of our networks. Please refer to the sections in this prospectus supplement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business" and "Description of the Notes."

THE NOTES WILL BE SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE SECURED AND
  SUBSIDIARIES' DEBT

    The notes are unsecured and therefore will be effectively subordinated to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all of our foreign subsidiaries' existing or future Indebtedness, whether or not secured. The indenture will permit us and our subsidiaries to incur an unlimited amount of secured indebtedness to finance the engineering, construction, installation, acquisition, lease, development or improvement of telecommunications assets. Please refer to the section of this prospectus supplement entitled "Description of the Notes." Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of such secured debt before any payment may be made on the notes. In addition, to the extent such assets cannot satisfy in full the secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the indebtedness were issued by a subsidiary) with the notes. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the notes upon an acceleration of the maturity of the notes.

THERE IS NO PUBLIC MARKET FOR THE NOTES

    The Dollar notes and the Euro notes will be new securities for which currently there is no trading market. Application has been made to list the Dollar notes and the Euro notes on the Luxembourg Stock Exchange. There is no assurance, however, that the notes will qualify for listing on the Luxembourg Stock Exchange. The underwriters have informed us that they currently intend to make a market in the Dollar notes and the Euro notes. However, the underwriters are not obligated to do so and may discontinue any such market making at any time without notice. The liquidity of any market for the Dollar notes and the Euro notes will depend upon the number of holders of the Dollar notes and the Euro notes, the interest of securities dealers in making a market for the Dollar notes and the Euro notes and other factors. Accordingly, we cannot assure you that a market or liquidity will develop for the Dollar notes and the Euro notes.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements contained in this prospectus supplement under the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intends," "plan," "projection," "would," and "outlook." These forward-looking statements are based on our expectations and are subject to a number of risks and uncertainties. Certain of these risks and uncertainties are beyond our control. In this prospectus supplement, we have described our current network and our anticipated program of network expansion. However, there is no assurance that we will be able to implement our proposed business strategy. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed under the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Some of the key factors that have a direct bearing on our results of operations are:

    - general economic and business conditions;

    - competition in the telecommunications industry;

    - industry capacity;

    - success of acquisitions and operating initiatives, including our ability to successfully integrate our acquisitions;

    - management of growth;

    - dependence on senior management;

    - brand awareness;

    - general risks of the telecommunications industries;

    - development risks;

    - risks relating to the availability of financing;

    - the existence or absence of adverse publicity;

    - changes in business strategy or development plans;

    - availability, terms and deployment of capital;

    - business abilities and judgment of personnel;

    - availability of qualified personnel;

    - labor and employee benefit costs;

    - changes in, or failure to comply with, government regulations;

    - construction schedules;

    - costs and other effects of legal and administrative proceedings;

    - changes in marketing and technology; and

    - changes in political, social and economic conditions, especially with respect to our foreign operations, and other factors referenced in this prospectus supplement.

    These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

    For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus supplement might not occur.

                                USE OF PROCEEDS

    We estimate that we will receive approximately $975.3 million in net proceeds from the sale of the notes in the offering, after we deduct the underwriters' discounts and commissions and an estimated $1.0 million in expenses payable by us. We intend to use the net proceeds of the offering for the build-out of our intra-city and inter-city networks in the United States and Europe and for other capital expenditures, including possible acquisitions of other companies or assets. We currently intend to allocate substantial proceeds to each of these uses. Please refer to the section in this prospectus supplement entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Pending application of the net proceeds of the offering of the notes, we will place the net proceeds in interest bearing bank accounts or invest the net proceeds in United States government securities or other short-term, interest bearing, investment grade securities.

                                 CAPITALIZATION

    The following table shows our capitalization as of September 30, 1999:

    - on a historical basis;

    - on a pro forma basis to reflect the offering of the notes sold by us, as if it had been consummated on September 30, 1999; and

    - on a pro forma basis to reflect the offering of the notes and the purchase by Bell Atlantic of shares of our class A common stock and the convertible subordinated note, which has not yet been consummated and is subject to customary closing conditions, as if they had been consummated on September 30, 1999.

    You should read this table together with the consolidated financial statements and related notes of our company, AboveNet and Palo Alto Internet Exchange included in this prospectus supplement beginning on page F-1 and the information in the sections entitled "Risk Factors--Failure to Consummate the Bell Atlantic Transactions May Cause Us to Seek Alternative Financing," "Unaudited Pro Forma Condensed Combining Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                      AS OF SEPTEMBER 30, 1999
                                                           ----------------------------------------------
                                                                                            PRO FORMA FOR
                                                                            PRO FORMA       BELL ATLANTIC
                                                             ACTUAL      FOR THE OFFERING    INVESTMENT
                                                           -----------   ----------------   -------------
                                                                           (IN THOUSANDS)
Cash and cash equivalents................................  $   352,900      $1,328,187       $3,019,095
                                                           ===========      ==========       ==========
Pledged securities (1)...................................  $    63,864      $   63,864       $   63,864
                                                           ===========      ==========       ==========
Debt:
  Capital lease obligations less current portion.........  $    24,316      $   24,316       $   24,316
  10% Senior Notes due 2008..............................      650,000         650,000          650,000
  Senior Notes due 2009 offered by this prospectus
    supplement...........................................           --       1,002,823        1,002,823
  6.15% Convertible Subordinated Note to be issued to
    Bell Atlantic........................................           --              --          975,281
  Other less current portion.............................       14,720          14,720           14,720
                                                           -----------      ----------       ----------
  Total debt.............................................      689,036       1,691,859        2,667,140
                                                           -----------      ----------       ----------
Stockholders' equity
    Class A common stock, $.01 par value; 2,404,031,241
      shares authorized; 198,822,053 shares issued and
      outstanding, actual and pro forma for the offering;
      224,377,162 shares issued and outstanding, pro
      forma for Bell Atlantic investment.................        1,988           1,988            2,244
    Class B common stock, $.01 par value; 522,254,782
      shares authorized; 33,769,272 shares issued and
      outstanding, actual, pro forma for the offering and
      pro forma for Bell Atlantic investment.............          338             338              338
Additional paid-in capital...............................    2,065,316       2,065,316        2,780,687
Accumulated deficit......................................      (86,526)        (86,526)         (86,526)
Cumulative comprehensive loss............................       (1,123)         (1,123)          (1,123)
                                                           -----------      ----------       ----------
      Total stockholders' equity.........................    1,979,993       1,979,993        2,695,620
                                                           -----------      ----------       ----------
Total capitalization.....................................  $ 2,669,029      $3,671,852       $5,362,760
                                                           ===========      ==========       ==========

------------------------

(1) Represents amounts deposited with the security agent pursuant to a security agreement to make payments of interest through May 15, 2000 on our 10% Senior Notes due 2008.

Note: There has been no material change in our capitalization since September 30, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    Our selected consolidated financial data presented below and for the years ended December 31, 1996, 1997 and 1998 have been derived from our consolidated financial statements and the related notes included in this prospectus supplement beginning on page F-1. Our consolidated financial statements as of and for the years ended December 31, 1996, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The selected financial data presented below as of and for the years ended December 31, 1994 and 1995 have been derived from our audited financial statements which are not included in this prospectus supplement. The selected consolidated financial data and balance sheet data as of and for the nine months ended September 30, 1999 and the selected consolidated financial data for the nine months ended September 30, 1998 have been derived from our unaudited consolidated financial statements, which we believe include all adjustments necessary for a fair presentation of the financial condition and results of operations for such periods. The results of operations for interim periods are not necessarily indicative of the results for a full year's operations.

    The selected unaudited pro forma balance sheet as of September 30, 1999 gives pro forma effect to the following transactions:

    - the offering of the notes, as if it had been consummated on September 30, 1999; and

    - the offering of the notes and the purchase by Bell Atlantic of shares of our class A common stock and the convertible subordinated note, which purchase has not yet been consummated and is subject to customary closing conditions, as if they had been consummated on September 30, 1999.

    The pro forma adjustments are based upon available information and assumptions that we believe are reasonable at the time made. The selected unaudited pro forma balance sheet data does not purport to present our financial position had the transactions occurred on the dates specified, nor are they necessarily indicative of the financial position that may be achieved in the future.

    As you read the selected consolidated financial data, please refer to the following: "Risk Factors--Failure to Consummate the Bell Atlantic Transactions Cause Us to Seek Alternative Financing," "Unaudited Pro Forma Condensed Combining Financial Information," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," the consolidated financial statements and the related notes of our company, AboveNet and Palo Alto Internet Exchange and the other financial data appearing in this prospectus supplement.

                                                                      YEAR ENDED                               NINE MONTHS
                                                                     DECEMBER 31,                          ENDED SEPTEMBER 30,
                                                 ----------------------------------------------------   -------------------------
                                                   1994       1995       1996       1997       1998        1998          1999
                                                 --------   --------   --------   --------   --------   -----------   -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue........................................  $    --    $    56    $    236   $  2,524   $ 36,436     $20,840      $ 49,397
Expenses:
  Cost of sales................................       --         --         699      3,572     13,937       9,499        24,414
  Selling, general and administrative..........      874      3,886       2,070      6,303     14,712       9,811        27,369
  Depreciation and amortization................       --        162         613        757      1,532         738        15,645
  Consulting and employment incentives.........       --         --       3,652     19,218      3,648       3,648            --
                                                 -------    -------    --------   --------   --------     -------      --------
(Loss) Income from operations..................     (874)    (3,992)     (6,798)   (27,326)     2,607      (2,856)      (18,031)
Interest income (expense), net.................       --       (327)     (3,561)     1,067      1,927       5,012       (25,784)
(Loss) from joint venture......................       --         --          --         --       (146)       (264)         (475)
Income taxes...................................       --         --          --         --      3,402         825            --
                                                 -------    -------    --------   --------   --------     -------      --------
Net (loss) income..............................  $  (874)   $(4,319)   $(10,359)  $(26,259)  $    986     $ 1,067      $(44,290)
                                                 =======    =======    ========   ========   ========     =======      ========
Net (loss) income applicable to common
 stockholders per share........................  $ (0.02)   $ (0.09)   $  (0.14)  $  (0.28)  $   0.01     $  0.01      $  (0.23)
                                                 =======    =======    ========   ========   ========     =======      ========
Weighted average number of shares
 outstanding...................................   46,672     49,658      71,716     94,894    186,990     186,392       190,639
                                                 =======    =======    ========   ========   ========     =======      ========
Ratio of earnings to fixed charges (1).........       --         --          --         --       1.61        9.95            --
EBITDA (2).....................................  $  (874)   $(3,830)   $ (6,185)  $(26,569)  $  3,993     $(3,207)     $ (2,861)
Adjusted EBITDA (2)............................  $  (874)   $(3,830)   $ (2,533)  $ (7,351)  $  7,641     $   441      $ (2,861)

                                                                        AS OF SEPTEMBER 30, 1999
                                                              ---------------------------------------------
                                                                                              PRO FORMA FOR
                                                                              PRO FORMA FOR   BELL ATLANTIC
                                                                 ACTUAL       THE OFFERING     INVESTMENT
                                                              -------------   -------------   -------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  352,900      $1,328,187      $3,019,095
Pledged securities (3)......................................       63,864          63,864          63,864
Property and equipment, net.................................      564,798         564,798         564,798
Total assets................................................    2,918,401       3,921,224       5,612,132
Long-term debt..............................................      689,036       1,691,859       2,667,140
Total liabilities...........................................      938,408       1,941,231       2,916,512
Stockholders' equity........................................    1,979,993       1,979,993       2,695,620

(1) Earnings were insufficient to cover fixed charges in the years ended December 31, 1994, 1995, 1996 and 1997 and for the nine months ended September 30, 1999. The deficiency was $874,000, $4,319,000, $10,359,000,
    $26,259,000 and $44,290,000 for the periods ended December 31, 1994, 1995,
    1996, and 1997 and for the nine months ended September 30, 1999, respectively.

(2) "EBITDA" consists of earnings (loss) before income taxes plus all net interest expense and all depreciation and amortization expense. "Adjusted EBITDA" consists of earnings (loss) before income taxes plus all net interest expense, depreciation and amortization and non cash employment and consulting incentives and settlements. You should not think of EBITDA and Adjusted EBITDA as alternative measures of operating results or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). We have included EBITDA and Adjusted EBITDA because they are widely used financial measures of the potential capacity of a company to incur and service debt. Our reported EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(3) Represents amounts deposited with the security agent pursuant to a security agreement to make payments of interest through May 15, 2000 on our 10% Senior Notes due 2008.

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

    The following unaudited pro forma condensed combining financial information illustrates the effect of the merger of AboveNet with our wholly-owned subsidiary under the terms of the merger agreement, dated June 22, 1999. Under the terms of the merger agreement, the holders of AboveNet common stock received
1.175 shares of our class A common stock for each share of AboveNet common stock. The share price used to determine the acquisition cost was derived from taking the average of the closing price of our class A common stock for the two days prior to and subsequent to the announcement of the proposed merger, which was June 23, 1999.

    On June 21, 1999, AboveNet acquired the assets and assumed obligations related to the Palo Alto Internet Exchange from Compaq Computer Corporation ("Compaq") for approximately $76.5 million, consisting of $70 million in cash, an obligation to provide various services to Compaq with a value currently estimated to be approximately $5 million and expenses of approximately
$1.5 million.

    The unaudited pro forma condensed combining financial information presented herein gives effect to our acquisition of AboveNet and AboveNet's acquisition of Palo Alto Internet Exchange. The unaudited pro forma condensed combining financial information is based on the historical financial statements of Metromedia, AboveNet and Palo Alto Internet Exchange.

    AboveNet had a fiscal year end of June 30. The unaudited historical financial information for AboveNet for the year ended December 31, 1998 consists of the period from January 1, 1998 to June 30, 1998 combined with the period from July 1, 1998 to December 31, 1998 derived from AboveNet's historical unaudited financial statements.

    The unaudited pro forma condensed combining statements of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the above transactions as if they had been consummated on January 1, 1998.

ACCOUNTING TREATMENT

    We plan to record the acquisition of AboveNet using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed will be recorded at their estimated fair values, which are subject to further adjustment based upon appraisals and other analyses.

    AboveNet recorded the acquisition of Palo Alto Internet Exchange using the purchase method of accounting. Accordingly, the assets acquired and obligations assumed have been recorded at their estimated fair values, which are subject to further adjustments based upon appraisals and other analyses.

    The pro forma adjustments are based upon available information and assumptions that we believe are reasonable at the time made. The unaudited pro forma condensed combining financial statements do not purport to present our financial position or results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combining statements of operations do not reflect any adjustments for synergies that we expect to realize following consummation of the acquisitions. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

    The unaudited pro forma condensed combining financial statements should be read in conjunction with the consolidated financial statements and notes of our company, AboveNet and Palo Alto Internet Exchange.

                         METROMEDIA FIBER NETWORK, INC.

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   METROMEDIA                   METROMEDIA
                         ABOVENET       PAIX(2)                        PRO FORMA     FIBER                        FIBER
                       HISTORICAL(1)   HISTORICAL   ADJUSTMENTS        ABOVENET    HISTORICAL   ADJUSTMENTS     PRO FORMA
                       -------------   ----------   -----------        ---------   ----------   -----------     ----------
Revenue..............     $ 18,073       $3,171       $    --          $ 21,244     $ 49,397      $     --      $  70,641
Expenses:
Cost of sales........       24,132        2,013          (206)(3)        25,939       24,414            --         50,353
Selling, general and
  administrative.....       21,810          301            --            22,111       27,369        (2,869)(4)     46,611
Consulting and
  employment
  incentives.........          654           --            --               654           --            --            654
Depreciation and                                        5,228 (5)                                   (5,228)(6)
  amortization.......        5,006        1,696        (1,490)(3)(5)     10,440       15,645        56,538 (7)     77,395
                          --------       ------       -------          --------     --------      --------      ---------
Income (loss) from
  operations.........      (33,529)        (839)       (3,532)          (37,900)     (18,031)      (48,441)      (104,372)
Other income
  (expense):
Interest income......        4,679           --            --             4,679       19,127            --         23,806
Interest expense.....       (1,780)          --            --            (1,780)     (44,911)           --        (46,691)
Loss in joint
  venture............         (397)          --            --              (397)        (475)           --           (872)
                          --------       ------       -------          --------     --------      --------      ---------
Net loss before
  income taxes.......      (31,027)        (839)       (3,532)          (35,398)     (44,290)      (48,441)      (128,129)
Income taxes.........           --           --            --                --           --            --             --
                          --------       ------       -------          --------     --------      --------      ---------
Net loss.............     $(31,027)      $ (839)      $(3,532)         $(35,398)    $(44,290)     $(48,441)     $(128,129)
                          ========       ======       =======          ========     ========      ========      =========
Net loss per
  share--basic.......                                                               $  (0.23)                   $   (0.55)
                                                                                    ========                    =========
Net loss per
  share--diluted.....                                                                    n/a                          n/a
                                                                                    ========                    =========
Weighted average
  number of shares
  outstanding--
  basic (8)..........                                                                190,639                      230,920
                                                                                    ========                    =========
Weighted average
  number of shares
  outstanding--
  diluted............                                                                    n/a                          n/a
                                                                                    ========                    =========

                   (SEE THE ACCOMPANYING NOTES ON PAGE S-33)

                         METROMEDIA FIBER NETWORK, INC.

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         METROMEDIA                  METROMEDIA
                                     ABOVENET       PAIX                    PRO FORMA       FIBER                       FIBER
                                    HISTORICAL   HISTORICAL   ADJUSTMENTS    ABOVENET    HISTORICAL    ADJUSTMENTS    PRO FORMA
                                    ----------   ----------   -----------   ----------   -----------   -----------   -----------
Revenue...........................   $  6,777     $ 4,362     $    --        $ 11,139      $36,436     $     --       $ 47,575
Expenses:
Cost of sales.....................      7,551       2,988        (405)(3)      10,134       13,937           --         24,071
Selling, general and
  administrative..................      7,843         450          --           8,293       14,712           --         23,005
Consulting and employment
  incentives......................      2,396          --          --           2,396        3,648           --          6,044
                                                               (1,944)(5)                                (6,970)(6)
Depreciation and amortization.....      1,497       1,944       7,375 (3)(5)     8,872       1,532       77,100 (7)     80,534
                                     --------     -------     -------        --------      -------     --------       --------
Income (loss) from operations.....    (12,510)     (1,020)     (5,026)        (18,556)       2,607      (70,130)       (86,079)
Other income (expense):
Interest income...................        337          --          --             337        8,788           --          9,125
Interest expense..................       (529)         --          --            (529)      (6,861)          --         (7,390)
Loss in joint venture.............         --          --          --              --         (146)          --           (146)
                                     --------     -------     -------        --------      -------     --------       --------
Net income (loss) before income
  taxes...........................    (12,702)     (1,020)     (5,026)        (18,748)       4,388      (70,130)       (84,490)
Income taxes......................         --          --          --              --        3,402       (3,402)(9)         --
                                     --------     -------     -------        --------      -------     --------       --------
Net income (loss).................   $(12,702)    $(1,020)    $(5,026)       $(18,748)     $   986     $(66,728)      $(84,490)
                                     ========     =======     =======        ========      =======     ========       ========
Net income (loss) per share --
  basic...........................                                                         $  0.01                    $  (0.37)
                                                                                           =======                    ========
Net income (loss) per share --
  diluted.........................                                                            0.01                         n/a
                                                                                           =======                    ========
Weighted average number of shares
  outstanding -- basic(8).........                                                         186,990                     228,642
                                                                                           =======                    ========
Weighted average number of shares
  outstanding -- diluted..........                                                         219,524                         n/a
                                                                                           =======                    ========

                   (SEE THE ACCOMPANYING NOTES ON PAGE S-33)

                         METROMEDIA FIBER NETWORK, INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

(1) AboveNet historical amounts are for the period through the acquisition by us on September 8, 1999.

(2) Palo Alto Internet Exchange historical amounts are for the period through the acquisition by AboveNet on June 21, 1999.

(3) Reflects adjustments to conform to Company's presentation.

(4) Reflects the elimination of merger related expenses.

(5) Reflects adjustments related to the acquisition by AboveNet of Palo Alto Internet Exchange at January 1, 1998 for the income statements as follows:

     (i) the elimination of Palo Alto Internet Exchange historical intangible asset amortization; and

     (ii) the addition of amortization of the excess of cost over net tangible assets acquired of Palo Alto Internet Exchange ($69.7 million) over 10 years.

(6) Reflects the elimination of AboveNet's historical intangible asset amortization.

(7) Reflects additional amortization of the excess of cost over net tangible assets acquired in the merger by use of the straight-line method over 20 years.

(8) The average common shares outstanding used in calculating pro forma loss per common share are calculated assuming that the number of shares of our class A common stock issued in the merger were outstanding from the beginning of the periods presented.

(9) Reflects the adjustment of the tax provision.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING INFORMATION TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS SUPPLEMENT BEGINNING ON PAGE F-1. CERTAIN STATEMENTS IN THIS SECTION ARE "FORWARD-LOOKING STATEMENTS." YOU SHOULD READ THE INFORMATION UNDER "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" FOR SPECIAL INFORMATION ABOUT OUR PRESENTATION OF FORWARD-LOOKING INFORMATION.

GENERAL

    We provide dedicated fiber optic infrastructure and high-bandwidth Internet connectivity for our communications intensive customers. We are a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to communications carriers and corporate and government customers in the United States and Europe. Through our acquisition of AboveNet, we also provide "one-hop" connectivity that enables mission critical Internet applications to thrive, as well as high-bandwidth infrastructure, including managed co-location services.

    We currently have operations in, or under construction in, eleven Tier I cities throughout the United States and seven selected international markets. We intend to expand our presence to include approximately 50 major markets in the United States and 17 major international markets.

    Our existing intra-city networks currently consist of approximately 425,000 fiber miles covering in excess of 800 route miles in six of our announced markets. Our inter-city network consists of approximately 120,000 fiber miles primarily covering our 255 route-mile network that we have built between New York City and Washington D.C. We have also built or contracted to acquire (primarily through fiber swaps) a nationwide dark fiber network linking our intra-city networks.

    In February 1999, we entered into an agreement with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a dark fiber inter-city network among selected cities throughout Germany. Once completed, our German network will consist of approximately 291,000 fiber miles covering 1,350 route miles connecting 14 major cities. We have also swapped strands of fiber in the United States for strands of fiber on the Circe network, which connects a number of European markets. In addition to our inter-city networks, we are constructing 16 intra-city networks throughout Europe. Separately, we have also entered into a contract to gain access to dark fiber network facilities in Toronto, Canada.

    On September 8, 1999, we completed the acquisition of AboveNet. The holders of AboveNet common stock received 1.175 shares of our class A common stock for each share of AboveNet common stock. AboveNet is a leading provider of facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations.

    On October 7, 1999, we entered into a securities purchase agreement with Bell Atlantic, under which Bell Atlantic would purchase up to approximately
25.6 million newly issued shares of our class A common stock at a purchase price of $28.00 per share and a convertible subordinated note of approximately
$975.3 million, which is convertible into shares of our class A common stock at a conversion price of $34.00 per share. We expect this transaction, which is subject to customary closing conditions, to be completed by the end of the first quarter of 2000. Assuming the issuance of the 25.6 million shares of class A common stock and conversion of the convertible subordinated note, this investment would represent 19.9% of our outstanding shares. Bell Atlantic has also agreed to pay us $550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these two transactions will be used to fund the expansion of our network.

    Most of our contracts for the provision of dark fiber are accounted for as operating leases under which we recognize recurring monthly revenues. For certain other contracts we recognize revenue under the percentage of completion method for the provision of dark fiber. Effective June 30, 1999, the Financial

Accounting Standards Board issued FASB Interpretation No. 43 "Real Estate Sales" ("FIN 43"), which requires that sales or leases of integral equipment be accounted for in accordance with real estate accounting rules. We believe that the staff of the Securities and Exchange Commission requires the classification of dark fiber cables in the ground as integral equipment as defined in FIN 43. Accounting for dark fiber leases as defined by FIN 43 does not change any of the economics of the contracts. It requires us, however, to recognize the revenue from certain leases as operating leases over the term of the contract as opposed to the prior method of recognizing revenue during the period over which we deliver the fiber. As a result, this change in accounting treatment reduces the revenue and income that we recognize in the earlier years of the contract and spreads it out over the life of the contract regardless of when the cash was received or the delivery of the fiber took place.

    By way of example, if we entered into an agreement for a 25 year lease for dark fiber with a customer who pays $100.0 million in cash when the contract is signed, we previously recorded average revenues of $20.0 million over the 5 years during which we delivered the dark fiber. By contrast, the real estate accounting rules of FIN 43 would require us to recognize revenue of $4.0 million per year over the 25 year term of the contract, even though we would receive a cash payment of $100.0 million when the contract is signed.

    We implemented accounting for certain of our contracts, entered into after June 30, 1999, under this method of accounting. As a result, although there was no change to the economics of the contracts or the timing of the cash to be received by us, the impact of the change in accounting resulted in our recording $10.7 million in revenues for the quarter ended September 30, 1999 rather than $32.7 million that would have been recorded prior to this change. Without this change in accounting we would also have recorded earnings before interest, taxes, depreciation and amortization of $2.6 million rather than a loss before interest, taxes, depreciation and amortization of $12.4 million for the three months ended September 30, 1999.

STOCK SPLITS

    On August 28, 1998, December 22, 1998, and May 19, 1999, we completed two-for-one stock splits of our class A and class B common stock in the form of 100 percent stock dividends to all stockholders of record as of certain specified dates.

    All share and per share amounts presented herein give retroactive effect to the stock dividends. As of September 30, 1999, adjusted for the effect of the stock dividends, we had 198,822,053 class A common shares outstanding and 33,769,272 class B common shares outstanding.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 1998
  (HISTORICAL).

    REVENUES. Revenues for the nine months ended September 30, 1999 were $49.4 million or 138% greater than revenues of $20.8 million for the same period in 1998. The increase reflected higher revenues associated with commencement of service to an increased total number of customers, as well as revenue recognized related to sales-type leases of portions of our network for contracts entered into before June 30, 1999, sales of portions of our network through joint-build agreements and the inclusion of AboveNet's revenue for the period of September 9, 1999 through September 30, 1999. Revenues were, however, impacted as a direct result of the aforementioned accounting change, effective June 30, 1999, whereby under real estate accounting we are required to recognize revenue on certain dark fiber leases over the term of the contract rather than under the percentage of completion method. If we had continued to recognize revenues on leases entered into after June 30, 1999, under the prior accounting method, revenues would have been $71.4 million for the nine months ended September 30, 1999.

    COST OF SALES. Cost of sales was $24.4 million for the nine months ended September 30, 1999, a 157% increase over cost of sales of $9.5 million for the first nine months of 1998. Cost of sales increased for the nine months ended September 30, 1999 compared with the same period in 1998 due to costs associated with the commencement of service to customers, as well as higher fixed costs associated with the operation and maintenance of our network. Costs of sales as percentages of revenue for the first nine months of 1999 and 1998 were 49% and 46% respectively, increasing as a result of the higher fixed costs related to the operation and maintenance of the Company's network. Cost of sales was also impacted as a direct result of the aforementioned accounting change, effective June 30, 1999, whereby we are required to recognize revenue on certain dark fiber leases over the term of the contract rather than under the percentage of completion method. Under the prior accounting method, cost of sales would have been $31.4 million for the nine months ended September 30, 1999. As a percentage of revenues, for the nine months ended September 30, 1999, cost of sales would have been 44%, rather than the 49% reported.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $27.4 million during the nine months ended September 30, 1999 from $9.8 million during the nine months ended September 30, 1998, an increase of $17.6 million, or 180%. The increase in selling, general and administrative expenses resulted primarily from increased overhead to accommodate our network expansion. As a percentage of revenue, selling, general and administrative expenses increased to 55% of revenue for the nine months ended September 30, 1999, from 47% for the comparable period in 1998. Selling, general and administrative expenses were also impacted as a direct result of the aforementioned accounting change, effective June 30, 1999, whereby we are required to recognize revenue on certain dark fiber leases over the term of the contract rather than under the percentage of completion method. Under the prior accounting method, selling, general and administrative expenses as a percentage of revenues for the nine months ended September 30, 1999 would have been 38%, rather than the 55% reported.

    SETTLEMENT AGREEMENT. We recorded $3.4 million for a settlement agreement in the three months ended March 31, 1998. The amount represented the expense associated with the issuance of stock options and payment of cash related to that settlement agreement.

    EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(EBITDA). For the nine months ended September 30, 1999 we recognized a loss before interest, taxes, depreciation and amortization of $2.4 million compared with a loss before interest, taxes, depreciation and amortization for the nine months ended September 30, 1998 of $2.1 million. If we had not implemented the aforementioned accounting change for certain dark fiber leases entered into after June 30, 1999, we would have recognized earnings before interest, taxes, depreciation and amortization of $12.6 million or $15.0 million higher than recorded for the nine month period ended September 30, 1999 and $14.7 million higher than recorded for the same period last year.

    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization of
$15.6 million was recorded during the nine months ended September 30, 1999 versus $738,000 during the nine months ended September 30, 1998, an increase of $14.9 million. The increase in depreciation and amortization expense resulted from amortization of the goodwill relating to the amortization of AboveNet and Communications Systems Development, Inc. and increased investment in our completed fiber optic network and additional property and equipment acquired.

    INCOME (LOSS) FROM OPERATIONS. For the nine months ended September 30, 1999, loss from operations was $18.0 million, a $15.1 million increase over the $2.9 million loss for the comparable period in 1998. The loss was greater as a direct result of the aforementioned accounting change, effective June 30, 1999. If we had not adopted the accounting method change, the loss would have been approximately $3.0 million for the nine months ended September 30, 1999.

    INTEREST INCOME. Interest income was $19.1 million during the nine months ended September 30, 1999 compared with $5.0 million during the comparable 1998 period, an increase of $14.1 million or 282%.

Interest income increased as a result of the investment of certain of the proceeds from the issuance and sale of our 10% senior notes in November 1998.

    INTEREST EXPENSE (NET). Interest expense increased for the nine months ended September 30, 1999 to $44.9 million compared with $16,000 during the same period of 1998. The increase in interest expense reflects the cost of additional debt acquired related to the issuance and sale of 10% senior notes in November 1998.

    INCOME (LOSS) FROM JOINT VENTURES. For the nine months ended September 30, 1999 we recorded a $475,000 loss from the joint ventures compared with a $264,000 loss for the nine months ended September 30, 1998.

    NET LOSS. We had net loss of $44.3 million for the nine months ended September 30, 1999, versus net income of $1.1 million for the comparable period of 1998. For the nine months ended September 30, 1999, the basic net loss per share was $0.23 versus a basic net income per share of $0.01 for the same period in 1998. The net losses were primarily attributable to the increase in net interest expense related to the issuance and sale of our 10% senior notes in November 1998. The loss was greater as a direct result of the aforementioned accounting change, effective June 30, 1999, whereby we are required to recognize revenues on certain dark fiber leases over the term of the contract rather than under the percentage of completion method. If we had continued to recognize revenues under the prior accounting method the loss would have been approximately $15 million less ($0.08 per share) for the nine months ended September 30, 1999. In addition, net interest expense related to the Company's debt amortization of goodwill associated with the AboveNet and Communications Systems Development, Inc. acquisitions and inclusion of AboveNet's results of operations compounded the loss.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for 1998 were $36.4 million or 1,356% greater than revenues of $2.5 million for 1997. The increase in revenue for 1998 versus 1997 reflected higher revenues associated with commencement of service to an increased total number of customers, as well as revenue recognized related to grants of indefeasible rights of use to portions of our network and sales of dark fiber classified as sales type leases.

    COST OF SALES. Cost of sales was $13.9 million in 1998, a 286% increase over cost of sales of $3.6 million in 1997. Cost of sales increased for 1998 as compared to 1997 due to costs associated with the commencement of service to customers, higher fixed costs associated with the operation of our network in service and the allocated costs of the network related to revenue recognized for grants of indefeasible rights of use to portions of our network and sales type leases of portions of our dark fiber classified as capital leases. Costs of sales, as percentages of revenue for 1998 and 1997 were 38% and 142%, respectively, declining as a result of the significant increase in the number of customers and revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1998 were $14.7 million or 133% greater than selling, general and administrative expenses of $6.3 million during 1997. The increase in selling, general and administrative expenses for 1998 as compared to 1997 resulted primarily from increased overhead to accommodate our network expansion.

    CONSULTING AND EMPLOYMENT INCENTIVES EXPENSE. Consulting and employment incentives expense for 1998 were $0.2 million compared with $19.2 million for 1997. Consulting and employment incentives expense incurred in 1997 reflects the value of stock options issued to key employees, officers and directors in order to attract or retain their services. For 1998, the amount recorded reflects amortization for the unvested component of options issued in 1997 to key employees.

    SETTLEMENT AGREEMENT. We recorded $3.4 million for a settlement agreement in 1998. The amount was recorded in the first quarter of 1998 for the expense associated with the issuance of stock options and payment of cash related to a settlement agreement.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for 1998 was $1.5 million or 88% greater than depreciation and amortization expense of $0.8 million during 1997. The increases in depreciation and amortization expense resulted from increased investment in our completed fiber optic network and property and equipment.

    INTEREST INCOME (EXPENSE). Interest income for 1998 was $8.8 million or 389% greater than interest income of $1.8 million during 1997. Interest income during 1998 was derived from investment of our excess cash received as proceeds from our initial public offering in October 1997 and the additional cash received in November 1998 from the proceeds of our $650 million note issuance. Interest expense increased in 1998 to $6.9 million as compared to $0.7 million for 1997. The increase in interest expense reflects interest accrued for the senior notes issued in November 1998.

    INCOME (LOSS) FROM JOINT VENTURE. We recorded a $0.1 million loss from our 50% share of the ION joint venture's loss for 1998. The loss primarily represents startup costs and operating activities for the joint venture.

    INCOME TAXES. We recorded a provision for income taxes for 1998 in the amount of $3.4 million. This represents an estimated effective tax rate, for federal and state taxes, of 77.5%.

    NET INCOME (LOSS). Net income was $1.0 million for 1998, as compared to a net loss of $26.3 million for 1997. For 1998, basic net income per share was $0.01 as compared to a basic net loss per share of $0.28 for 1997. On a diluted basis, net income per share for 1998 was $0.01.

    The improvements in results for 1998 were primarily attributable to the growth of revenues and the improvements in gross margins, as noted above, as well as the increase in net interest income related to the investment made by Metromedia Company and the funds raised through our initial public offering as compared to net interest expense.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues for 1997 were $2.5 million, a 1,150% increase as compared to 1996 revenues of $0.2 million. The revenue increase was generated by one-time revenues associated with commencement of services to customers as well as increased recurring lease revenues, which reflects the growth in the number of our customers.

    COST OF SALES. Cost of sales for 1997 was $3.6 million, an increase of 414% as compared to the $0.7 million that was recorded as cost of sales in 1996. The increase in cost of sales was associated with the increased revenues. Cost of sales as a percentage of revenues improved to 142% in 1997 from 296% in 1996. The improvement in cost of sales as a percentage of revenues reflects the increases in revenue outdistancing the increases in cost, as the components of cost were mostly of a fixed nature.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1997 was $6.3 million or 200% greater than selling, general and administrative expenses of $2.1 million in 1996. This increase resulted primarily from increased legal expenses as a result of our increased business activities and the increased staffing to accommodate our anticipated growth.

    CONSULTING AND EMPLOYMENT INCENTIVES EXPENSE. Consulting and employment incentives expense for 1997 was $19.2 million or 419% greater than consulting and employment incentives expenses of $3.7 million in 1996. The 1997 expense represents the value of stock options issued to key employees, officers, directors and consultants in order to attract or retain their services. The amount recorded in 1996 reflects the expense associated with issuance of stock and warrants to consultants in consideration for services rendered.

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
    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense was $0.8 million in 1997 as compared to $0.6 million in 1996. The increase in depreciation and amortization expense resulted from increased investment in our fiber optic network.

    INTEREST INCOME (EXPENSE). We had interest income of $1.8 million in 1997 as compared to no interest income during 1996. The interest income in 1997 arose from the investment of our excess cash during the year. In 1996, we had no excess cash to invest and, accordingly, earned no interest income. Interest expense (including financing costs) decreased in 1997 to $0.7 million from $3.6 million in 1996. The decrease in interest expense reflects the repayment of all of our debt during the year with the proceeds of the investment made by Metromedia Company, as well as lower financing costs.

    NET LOSS. We recorded a net loss of $26.3 million in 1997 as compared to a net loss of $10.4 million in 1996. The increase in the net loss was primarily attributable to costs associated with organizing to meet our growth objectives. In particular, such costs include the consulting and employment incentive, described above, to attract and retain key employees, officers and directors, as well as increased overhead to meet our growth objectives.

LIQUIDITY AND CAPITAL RESOURCES

    Our initial public offering, on October 28, 1997, of 72,864,000 shares of class A common stock generated net proceeds of $133.9 million, after deducting the underwriter's commission and expenses relating to such initial public offering. In addition, on November 25, 1998, we issued and sold 10% Senior Notes due 2008 which generated net proceeds of $630.0 million. After the end of the third quarter, on October 7, 1999, we entered into a securities purchase agreement with Bell Atlantic, under which Bell Atlantic would purchase shares of our class A common stock and a convertible subordinated note.

    We expect that the Bell Atlantic transaction, which is subject to customary closing conditions, will close by the end of the first quarter of 2000 and generate net proceeds of approximately $1.7 billion. In addition, Bell Atlantic has agreed to purchase a minimum of $550 million of fiber optic facilities payable over the next three years.

    For the nine months ended September 30, 1999, our operating activities generated $6.3 million of cash, compared with $16.9 million during the comparable period in 1998. For the nine months ended September 30, 1999, we used $211.3 million of cash for net investing activities compared with $80.3 million for the same period in 1998. This increase was due primarily to investments in the expansion of our networks and related construction in progress, the restriction of cash as security for letters of credit in connection with our German network build, and the acquisition of dark fiber infrastructure in certain markets in Texas. Offsetting these items was the cash acquired through the AboveNet acquisition. For the nine months ended September 30, 1999, we made net payments of $11.5 million of cash from financing activities, compared with $892,000 of net proceeds from the issuance of common stock in 1998.

    We anticipate that we will continue to incur net operating losses as we expand and complete our existing networks, construct additional networks and market our services to an expanding customer base. We anticipate spending approximately $3.4 billion through the year ending December 31, 2001 on the build-out of our fiber optic networks and Internet service exchanges in 50 major markets in the United States and in 17 major international markets. We believe that the net proceeds from the investment by Bell Atlantic, the net proceeds from this offering of notes, cash on hand, certain vendor financing and cash generated by operations (including advance customer payments), will enable us to fully fund the planned build-out of our networks and our other working capital needs through the year ended December 31, 2001. The indentures governing our debt obligations permit us to incur additional indebtedness to finance the engineering, construction, installation, acquisition, lease, development or improvement of telecommunications assets. As a result, we may also consider from time to time private or public sales of additional equity or debt securities, entering into other credit facilities and financings, depending upon market conditions, in

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order to finance the continued build-out of our network. We cannot assure you that we will be able to successfully consummate any such financing on acceptable terms or at all.

    We expect to continue to experience negative cash flows for the foreseeable future. In addition, as part of our acquisition of AboveNet, we recorded approximately $1.6 billion in goodwill and other intangible assets, which we amortized over periods up to twenty years. Accordingly, we expect to report further net operating losses for the foreseeable future.

YEAR 2000 SYSTEM MODIFICATIONS

    We are currently working to evaluate and resolve the potential impact of the Year 2000 on our processing of date-sensitive information and network systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the year 2000, which could result in miscalculations or system failures resulting from recognition of a date using "00" as the year 1900 rather than the year 2000.

    We have delegated responsibility to a group of executives to coordinate the identification, evaluation and implementation of changes to computer systems and applications necessary to achieve our goal of a Year 2000 date conversion which would minimize the effect on our customers and avoid disruption to business operations. We are also focusing on hardware and software tools, programming and outside forces that may affect our operations, including our vendors, banks and utility companies. Our analysis of the Year 2000 threat is ongoing and will be continuously updated throughout 1999 as necessary.

    For Metromedia Fiber Network, we have developed a questionnaire and project plan to be completed by our systems and operating personnel to identify all business and computer applications so that we can identify potential compliance problems. We have initiated communications with our significant customers, suppliers, contractors and major systems developers to determine their plans to remedy any Year 2000 issues that arise in their business with us. We have compiled a database of information based upon these responses. To the extent problems are identified, we are implementing corrective procedures where necessary, then testing the applications for Year 2000 compliance. We expect to complete this project prior to January 1, 2000.

    Based on preliminary data, our estimate is that the Year 2000 effort will have a nominal cost impact, although we can make no assurances as to the ultimate cost of the Year 2000 effort or the total cost of information systems. Such costs are expensed as incurred, except to the extent such costs are incurred for the purchase or lease of capital equipment. We have made some of the necessary modifications through our ongoing investment in system upgrades. We believe that our exposure to this issue, based on our internal systems, is somewhat limited by the fact that substantially all of our existing systems have been purchased or replaced since 1997.

    As of September 30, 1999, we had incurred nominal costs in respect of our Year 2000 conversion effort. We have not deferred any other information systems projects due to the Year 2000 efforts. The source of funds for Year 2000 costs has been cash on hand. Accordingly, we are devoting the necessary resources to resolve all significant Year 2000 issues.

    If our customers, suppliers, contractors or major systems developers are unable to resolve Year 2000 processing issues in a timely manner, a material adverse effect on our results of operations and financial condition could result.

    AboveNet's Year 2000 readiness review includes assessment, implementation, testing and contingency planning. To date, AboveNet has evaluated its internally developed software and believes that this software is Year 2000 compliant. However, AboveNet utilizes software and hardware developed by third parties both for its network and internal information systems. AboveNet has not done any testing of such third party software to determine if such software is Year 2000 compliant. AboveNet has sought assurances from

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some of its vendors, and intends to continue to seek assurances from others, that such vendors' products are or will be Year 2000 compliant.

    AboveNet expects to continue assessing and testing its internal information technology and non-information technology systems. AboveNet is not currently aware of any material operations issues or costs associated with preparing its internal information technology and non-information technology systems for the Year 2000. However, AboveNet may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in its internal information technology and non-information technology systems.

    Based upon the public filings and press releases of AboveNet's equipment, telecommunications and data communications providers, AboveNet is aware that all such providers are in the process of reviewing and implementing their own Year 2000 compliance programs. Since AboveNet does not believe that it will be afforded the opportunity to test the systems of these providers, AboveNet will seek assurances from them that they are Year 2000 compliant. If AboveNet's primary vendors experience business interruptions as a result of the failure to achieve Year 2000 compliance, AboveNet's ability to provide Internet connectivity could be impaired, which could have a material adverse effect on AboveNet's business, results of operations and financial condition.

    AboveNet does not currently have any information regarding the Year 2000 status of its customers, most of whom are private companies. However, AboveNet is in the process of developing a plan to survey all of its customers regarding their Year 2000 compliance. As in the case with similarly situated companies, if its customers experience Year 2000 problems, which result in business interruptions or otherwise impact their operations, AboveNet could experience a decrease in the demand for its services, which could have a material adverse impact on its business, results of operations and financial condition.

    AboveNet has not incurred any significant expenses to date associated with its Year 2000 plan and is not aware of any material costs associated with its anticipated Year 2000 efforts. AboveNet believes that a material loss of revenue would arise if its major customers or providers fail to achieve Year 2000 readiness. AboveNet has not yet developed a comprehensive contingency plan to address the issues, which could result from such failure.

    This constitutes a Year 2000 Readiness Disclosure Statement, and the statements are subject to the Year 2000 Information and Readiness Disclosure Act. We hereby claim the protection of this act for this prospectus supplement and all information contained herein.

                                    BUSINESS

GENERAL

    We provide dedicated fiber optic infrastructure and high-bandwidth Internet connectivity for our communications intensive customers. We are a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to communications carriers and corporate and government customers in the United States and Europe. Through our acquisition of AboveNet, we also provide "one-hop" connectivity that enables mission critical Internet applications to thrive, as well as high-bandwidth infrastructure, including managed co-location services.

    THE INTRA-CITY NETWORKS. Our existing intra-city networks consist of approximately 425,000 fiber miles covering in excess of 800 route miles in six of our announced markets. We are currently planning to expand our existing local intra-city networks in these metropolitan areas, and to construct additional intra-city networks in approximately 40 additional Tier I and Tier II markets in the United States.

    THE INTER-CITY NETWORKS. Our inter-city network currently consists of approximately 120,000 fiber miles primarily covering our 255 route-mile network that we have built between New York City and Washington, D.C. We have also obtained, primarily through exchanges of fiber capacity or "fiber swaps" with other carriers, a nationwide fiberoptic network.

    THE INTERNATIONAL NETWORKS. In addition to our domestic build-up, we intend to expand our international presence to include approximately 17 major markets. In February 1999, we entered into an agreement with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a dark fiber inter-city network between selected cities throughout Germany. Once completed, the German network will consist of approximately 291,000 fiber miles covering 1,350 route miles connecting 14 major cities. We have also swapped strands of fiber in the United States for strands of fiber on the Circe network, which connects a number of European markets. In addition to our inter-city networks, we are constructing 16 intra-city networks throughout Europe. Separately, we have also entered into a contract to acquire dark fiber network facilities in Toronto, Canada.

    INTERNET CONNECTIVITY. Through our acquisition of AboveNet, we are a leading provider of high performance Internet connectivity services to a wide range of Internet service providers, Internet content providers and Web hosting companies and facilities based, managed co-location services. Our Internet exchange server facilities provide high performance, reliable and scalable solutions for electronic commerce and other business critical applications. AboveNet developed a network architecture based upon strategically located, fault-tolerant Internet exchange servers. We currently operate two Internet service exchange campuses, located near two of the major Internet access points, metropolitan area exchange (often referred to as "MAE") West and MAE East, using our suite of sophisticated network management and remote monitoring tools. We believe that our centralized network architecture provides enhanced connectivity while eliminating the need to build numerous geographically dispersed data centers. AboveNet's Internet service exchange model offers customers the benefits of combining direct Internet service providers access with co-location services for Internet content providers. As of September 30, 1999, AboveNet had more than 270 direct public and private data exchange agreements, known as peering arrangements, including relationships with most major network providers. The convergence of content providers and Internet service providers at our Internet service exchanges enables Internet service provider customers to provide their users with "one hop" connectivity, through our local area network, to the Web sites of the Internet content providers that are co-located at the same site. This direct connectivity minimizes the risk of delays and data loss often encountered in the transmission of data over the public Internet infrastructure.

    CUSTOMERS. We are focused on providing our broadband communications infrastructure and Internet connectivity services to two main customer groups located in Tier I and Tier II markets: communications carriers and corporate/government customers.

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    Our targeted customers include a broad range of companies such as:

    - ILECs;

    - CLECs;

    - long distance companies/IXCs;

    - paging, cellular and PCS companies;

    - cable companies;

    - ISPs; and

    - Web hosting and e-commerce companies.

    Our dark fiber customers typically lease our fiber optic capacity with which they develop their own communications networks. Leasing our fiber optic capacity is a low-cost alternative to building their own infrastructure or purchasing metered services from ILECs or CLECs. Our Internet connectivity and co-location customers typically lease bandwidth and co-location space which allow them to provide their Internet related services on a reliable and cost effective basis. We believe that we are well-positioned to penetrate our target customer base since we plan to continue to install most of our dark fiber networks and Internet service exchanges in major markets where these customers are concentrated. We believe our target customers for our dark fiber and Internet connectivity are complementary and will provide significant cross selling opportunities.

    NETWORK INFRASTRUCTURE. We have designed our networks to provide high levels of reliability, security and flexibility by virtue of a self-healing SONET architecture that prevents interruption in service to our clients by instantaneously rerouting traffic in the event of a fiber cut. Our advanced network architecture is also capable of supporting state-of-the-art technologies, including DWDM (dense wave division multiplexing) which significantly increases the transmission capacity of a strand of fiber optic cable. Because DWDM can boost transmission capacity significantly, it has greater relevance on our inter-city routes where we have, on average, fewer strands of fiber installed than in our intra-city markets. Where practicable, we install additional unused conduits to cost effectively accommodate future network expansion and eliminate the need for future construction.

    MARKET OPPORTUNITY. We believe that the market for our dark fiber services is characterized by significant and growing demand for, and limited supply of, fiber optic capacity. To meet our customers' demand, we tailor the amount of fiber capacity leased to the needs of our customers. Generally, customers lease fiber optic capacity from us and connect their own transmission equipment to the leased fiber, thereby obtaining a high-bandwidth, fixed-cost, secure communications alternative to the metered communications services offered by traditional providers. In addition, we believe that we have installation, operating and maintenance cost advantages per fiber mile relative to our competitors because we generally install 432 fibers, and have begun installing as many as 864 fibers, per route mile, as compared to the generally lower number of fibers per mile in existing competitive networks.

    We believe the market for our Internet service exchanges is characterized by significant and growing demand for, and limited access to, highly reliable Internet connectivity and co-location services. To meet our customers' demands, we provide scalable connectivity and co-location services that drive our customers' electronic commerce and other mission critical Internet applications. Our customers lease bandwidth and co-location space from us to gain highly reliable, secure and cost effective Internet connectivity. Through our existing and planned networks, we believe we have the low cost position relative to those competitors who lease rather than own their networks.

    MANAGEMENT EXPERTISE. We benefit from the support of our controlling stockholder Metromedia Company and anticipate similar benefits from our anticipated investment by Bell Atlantic. On April 30, 1997, Metromedia Company and certain of its affiliates made a substantial equity investment in our company (the "Metromedia Investment"). As a result, Metromedia Company and its partners own all of our outstanding shares of class B common stock, par value $.01 per share. Our class B common stock is entitled to 10 votes per share and to vote separately to elect at least 75% of the members of the Board of Directors. As of September 30, 1999, Metromedia Company and its partners own and control approximately 63% of the outstanding voting power of our company.

    RECENT TRANSACTIONS. On October 7, 1999, we entered into a securities purchase agreement with Bell Atlantic, under which Bell Atlantic Investments would purchase up to approximately 25.6 million newly issued shares of our class A common stock at a purchase price of $28.00 per share and a convertible subordinated note of approximately $975.3 million, which is convertible into shares of our class A common stock at a conversion price of $34.00 per share. This transaction, which is subject to customary closing conditions, is expected to be completed by the end of the first quarter of 2000. Assuming the issuance of the 25.6 million shares of class A common stock and conversion of the convertible subordinated note, this investment would represent 19.9% of our outstanding shares. Bell Atlantic has also agreed to pay us $550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these two transactions will be used to fund the expansion of our network.

BUSINESS STRATEGY

    Our objective is to become the preferred facilities-based provider of broadband communications infrastructure and Internet connectivity solutions to communications carriers, corporations and government agencies, in our target markets. The following are the key elements of our strategy to achieve this objective:

ESTABLISH THE COMPANY AS THE PREFERRED CARRIERS' CARRIER OF BROADBAND
  COMMUNICATIONS INFRASTRUCTURE AND INTERNET CONNECTIVITY SOLUTIONS

    - Lease broadband communications infrastructure on a fixed cost basis

    - Enable carriers to penetrate markets previously too costly to build or purchase

    - Allow customers to bypass the ILECs and CLECs

    - Continue to differentiate ourselves as the only company whose principal business is providing dark fiber on a fixed cost basis

    - Lease high-bandwidth long haul capacity to provide seamless connectivity between our intra-cities

    - Provide Internet connectivity services through leasing bandwidth and co-location space to ISPs

    - Enable ISPs to provide reliable, high-quality Internet access services

    - Capitalize on the fact that we do not offer competing metered communications or retail Internet connectivity solutions in competition with our carrier and ISP customers

POSITION THE COMPANY AS THE PREFERRED PROVIDER OF BROADBAND COMMUNICATIONS
  INFRASTRUCTURE AND INTERNET CONNECTIVITY SERVICES TO CORPORATE AND GOVERNMENT CUSTOMERS

    - Target broadband communications infrastructure customers with significant transmission and high security needs

    - Provide scalable services for customers seeking lower broadband transmission capacity

    - Offer our dark fiber services on a fixed cost rather than metered basis, to provide a more economical solution to our customers

    - Target Internet connectivity customers who require reliable, secure and cost effective connectivity to the internet to drive their electronic commerce and other mission critical business Internet applications

    - Capitalize on the complementary customer bases for our Infrastructure and Internet connectivity services through effective cross selling

REPLICATE SUCCESSFUL BUSINESS MODEL IN NEW MARKETS

    - Leverage our success in existing markets by replicating our network architecture in a number of additional markets

    - Rapidly roll out our U.S. network to a total of approximately 50 intra-city networks in Tier I and Tier II markets

    - Expand our international market coverage to a total of approximately 17 markets

    - Deploy Internet service exchanges in selected U.S. and international markets, replicating the successful AboveNet design

CREATE A LOW COST POSITION

    - Provide our customers a cost effective alternative to constructing their own networks and Internet connectivity facilities

    - Install trunks with up to 864 fibers per route mile, which is substantially more fiber than our competitors, reducing our per mile cost to construct, upgrade and operate our networks

    - Capitalize on the operating and maintenance cost advantages generated by our newly constructed networks, with advanced fiber optic technology

    - Create first mover advantages for us versus new entrants by securing rights of way and building our networks quickly

    - Install spare conduit where practical to reduce expansion and upgrade costs in the future and provide significant excess capacity

    - Establish a low cost advantage for our Internet connectivity services by utilizing our own network rather than leasing capacity like some of our competitors

    - Use our low cost position to remain price competitive with other providers of broadband communications infrastructure and Internet connectivity services

UTILIZE FIBER SWAPS AND STRATEGIC RELATIONSHIPS TO EXPAND THE REACH OF OUR NETWORKS

    - Opportunistically utilize fiber swaps, as we have in the past, to expand our network reach at little incremental cost

    - Enter into strategic relationships, such as our joint build arrangement with Viatel, to cost effectively expand our network footprint

EXPAND PRODUCT AND SERVICE OFFERINGS TO UTILIZE DARK FIBER NETWORK CAPACITY.

    - Vertically expand our service offering by identifying additional uses for our dark fiber network, such as with the AboveNet acqusition, that will drive new revenue opportunities and cost synergies

    - Maintain our competitive advantage by offering services that do not directly compete with our carrier customers

    - Focus on serving our carrier and large corporate/government customers' bandwidth intensive communications needs

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INSTALL TECHNOLOGICALLY ADVANCED NETWORKS AND INTERNET SERVICE EXCHANGES

    - Continue to install a technologically advanced network based on self-healing SONET architecture

    - Use our self-healing SONET architecture to minimize the interruption to service caused by fiber cuts

    - Construct our networks to deliver the high levels of reliability, security and flexibility that our customers demand

    - Continually monitor and maintain quality control over our networks on a 24-hour basis

    - Continue to ensure our network is capable of providing the highest commercially available capacity transmission (OC-192) to support capacity intensive data applications such as Frame Relay, ATM and Internet applications

    - Provide fault tolerant Internet service exchange facilities designed to enable the uninterrupted operations necessary for mission critical business applications

    - Use our proprietary software to monitor our network connections for latency and packet loss and automatically reroute Internet traffic to avoid Internet congestion points

BUILD ON MANAGEMENT EXPERIENCE AND METROMEDIA COMPANY RELATIONSHIP

    - Leverage the communications industry knowledge and sales expertise of our management team and board of directors including:

     - Stephen Garofalo, our Chief Executive Officer and founder, who has approximately 25 years of experience in the cable installation business

     - Howard M. Finkelstein, our President and Chief Operating Officer, who served in various capacities in Metromedia Company and its affiliates over a period of 16 years, including 9 years as President of Metromedia Company's long distance telephone company, until its merger with MCI/ WorldCom, Inc. in 1993

     - David Rand and Sherman Tuan who joined our Board of Directors following the acquisition of AboveNet and have extensive experience with Internet related ventures

     - John W. Kluge, Stuart Subotnick and David Rockefeller, each of whom bring extensive communications industry expertise and corporate governance experience

BUILD-OUT OF NETWORKS

    We have concentrated on developing and constructing our networks. We have either obtained or are currently pursuing the acquisition of necessary licenses, franchises and rights-of-way to construct these networks. In constructing our fiber optic networks, we seek to create strategic alliances with the engineering and construction management firms that have been engaged to develop routes, easements and manage deployment plans. Firms with whom we are allied in this regard have deployed local loop network infrastructure for RBOCs as well as for CLECs. Though we anticipate to outsource much of the actual construction to various construction firms, we maintain strict oversight of the design and implementation of our fiber optic communications networks. We utilize only advanced commercially available fiber. We have ordered a substantial portion of our fiber optic cable from Lucent Technologies, Inc. However, we believe that we could obtain advanced fiber from other suppliers on acceptable terms.

    Our existing intra-city networks currently consist of approximately 425,000 fiber miles covering in excess of 800 route miles in six of our announced markets. Our inter-city network consists of approximately 120,000 fiber miles primarily covering our 255 route-mile network that we have built between New York City and Washington D.C. We have also built or, contracted to acquire, primarily through fiber swaps, a nationwide dark fiber network linking our intra-city networks.

    We have entered into a forty year agreement with a subsidiary of Racal, a United Kingdom manufacturer of electronics and other equipment and a provider of telecommunications services, to create ION, a joint venture in which we hold a 50% equity interest. ION has obtained transatlantic fiber optic cable rights on Gemini and AC-1 which link our New York network to London, England. Through ION, we are able to offer our customers seamless broadband transatlantic communications services between New York and London. Under the ION joint venture agreement, each party may contribute additional capital as agreed by the parties. In May 1998, ION was awarded a 25 year term contract in excess of $25 million from a leading provider of undersea cable capacity to provide inland capacity services from such provider's undersea cable landing stations in the U.K. and the U.S.

    We have also entered into an agreement with Carrier 1 Holdings, Ltd and Viatel, Inc., to develop jointly approximately 291,000 fiber miles covering 1,350 route miles that will connect 14 of Germany's largest cities such as Hamburg, Berlin, Munich, Frankfurt and Dusseldorf. We have also signed an agreement with Viatel pursuant to which we would receive the right to use approximately 3,880 fiber miles covering approximately 970 route miles on Viatel's network in France, Germany, The Netherlands and the United Kingdom. Our networks will be high-capacity broadband networks capable of supporting high-quality voice, video, internet protocol and data traffic and built using a self-healing SONET architecture.

THE ABOVENET INTERNET SERVICE EXCHANGE

    Our Internet service exchanges provide co-location services, Internet connectivity services, network management services and tools. Our Internet service exchanges are designed to provide customers with the high performance, scalability, connectivity, security, reliability and expertise they need to enhance their business critical Internet applications. We create solutions for our customers based on their specific business and technical requirements, modifying the services as each customer's needs evolve. Our Internet related services are primarily delivered through centralized campuses located near MAE West and MAE East. Our New York facility is connected to our facility located near MAE East by high speed, high capacity fiber optic cable. This facility is intended to facilitate access to European Internet traffic. Our management services and tools enable us and our customers to continuously manage their Internet operations jointly, proactively and remotely.

INTERNET CONNECTIVITY

    Our Internet connectivity services are designed to meet the requirements of high bandwidth, business critical Internet operations by providing highly reliable, scalable, non-stop and uncongested operations. On September 30, 1999, AboveNet had peering relationships with more than 270 network providers, covering over 700 peering points. Any failure by AboveNet to maintain and increase peering relationships would have a material adverse effect on our business, results of operations and financial condition.

    Our network is designed to minimize the likelihood of service interruptions. Each ISX has multiple physical fiber paths into the facility. We maintain multiple network links from multiple vendors and regularly check that our network traffic traverses physically separated paths. This network architecture enhances the availability of a customer's site, even in the event of a link failure. In addition, since our customers' Internet operations often experience network traffic spikes due to promotions or events, we have a policy of maintaining significant excess capacity. We might not be able to expand or adapt our telecommunications infrastructure to meet additional demand or our customers' changing requirements on a timely basis and at a commercially reasonable cost, or at all.

    Our Internet connectivity services are also designed to reduce latency and to enhance network performance. Our engineering personnel continuously monitor traffic patterns and congestion points throughout the Internet and dynamically reroute traffic flows to improve end-user response times. We also enhance network performance by maintaining what we believe is among the largest number of direct public

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and private network peering interconnections in the industry. For customers seeking a direct communications link to the site of another customer that is located at the same ISX, we offer highly secure, fast and efficient cross-connections.

CO-LOCATION SERVICES

    We provide co-location services designed to meet the demands of sophisticated, multi-vendor business critical Internet operations. We support most leading Internet hardware and software system vendor platforms, including those from Ascend Communications, Inc., Nortel Networks, Cisco Systems, Inc., Compaq Computer Corporation, Dell Computer Corporation, EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Lucent Technologies Inc., Microsoft Corporation, Apple Computer, Inc., Network Appliance, Inc., Silicon Graphics Inc., Sun Microsystems Inc. and 3Com Corporation. This multi-vendor compatibility enables our customers to retain control over their choice of technical solution and to integrate their Internet operations into our existing information technology architecture. Because business critical Internet operations are dynamic and often require timely hardware and software upgrades to maintain targeted service levels, customers have twenty-four hours a day, seven days a week physical and remote access to the ISX facilities. Additional space and electrical power can be added as needed in order to provide our customers with access to additional server co-location services. Customers install and manage their own hardware and software at our facilities. We do not provide any Web hosting services.

MANAGEMENT SERVICES AND TOOLS

    Our management services and tools support business critical Internet operations by providing the customer with detailed monitoring, reporting and management tools to control their hardware, network, software and application environments. Through our network management services and tools, customers are able to remotely manage their business critical Internet operations housed at our ISX facilities. We believe that this provides an important advantage to enterprises that seek to outsource a portion of their Internet operations and to link the management of the outsourced operations with in-house operations. Our proactive management services and tools enable us to identify and resolve hardware, software, network and application problems, often before the customer is aware that a problem exists.

INTERNATIONAL INTERNET SERVICE EXCHANGES

    We are seeking to create a global network by investing in joint ventures and foreign companies that can develop regional Internet service exchanges internationally. In March 1999, AboveNet entered into agreements with local partners to establish regional Internet service exchanges in Austria, Germany and the United Kingdom. We intend to continue to expand our European network through additional investments in joint ventures in other major business centers and countries with high levels of Internet traffic. We plan to leverage our communications infrastructure in Europe, in a similar manner to our market entrants in the future. We believe that participants in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. We believe that the principal competitive factors in our market are uncongested connectivity, quality of facilities, level of customer service, price, the financial stability and credibility of the provider, brand name and the availability of network management tools. We might not have the resources or expertise to compete successfully in the future.

TECHNOLOGY

    Our networks consist of fiber optic communications networks which allow for high speed, high quality transmission of voice, data and video. Fiber optic systems use laser-generated light to transmit voice, data and video in digital formats through ultra-thin strands of glass. Fiber optic systems are generally characterized by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment or digital microwave systems. We plan to install backbone fiber optic cables containing up to 864 fiber optic strands, which have significantly greater bandwidth than traditional analog copper cables. Using current electronic transmitting devices, a single pair of glass fibers used by our network can transmit up to 8.6 gigabits of data per second or the equivalent of approximately 129,000 simultaneous voice conversations, which is substantially more than traditional analog copper cable installed in many current communications networks. We believe that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber optic strand, thereby providing more bandwidth carrying capacity at relatively low incremental costs. Our network is capable of using the highest commercially available capacity transmission (OC-192) and thereby can handle advanced, capacity-intensive data applications such as voice over Internet Protocol, video teleconferencing, Frame Relay, ATM, multimedia and Internet-related applications. In our intra-city networks, we offer end-to-end fiber optic capacity, capable of utilizing SONET capable ring architecture, which has the ability to route customer traffic in either direction around its ring design thereby assuring that fiber cuts do not interrupt service to customers on our networks. Our networks are also capable of supporting dense wave division multiplexing (often referred to as "DWDM"). Currently, a state-of-the-art network operating system continuously monitors and maintains quality control of networks on a 24-hour basis, alerts us of any degradation or loss of fiber capacity and pinpoints the location of such degradation. This network operating system also enables us to repair or replace impaired fiber without any loss of service. In addition, the monitoring system automatically reroutes traffic in the event of a catastrophic break in the system, enabling us to ensure that our customers obtain continuous service.

    Our connectivity services utilize our proprietary ASAP technology to enhance Internet connectivity by monitoring all of our direct and indirect network connections for congestion. ASAP automatically monitors all of our major providers' and peers' direct and indirect connections on a real-time 24-hour basis to identify congestion. If packet loss and congestion is detected on any of the links that directly affect customers' performance, our network engineers are able to dynamically reroute traffic temporarily away from the problem link. This functionality is particularly important for emerging applications such as audio and video streaming and voice over the Internet.

FRANCHISE, LICENSE AND RELATED AGREEMENTS

    When we decide to build a fiber optic communications network, our corporate development staff seeks to obtain the necessary rights-of-way and governmental authorizations. In some jurisdictions, a construction permit is all that is required. In other jurisdictions, a license agreement, permit or franchise is also required. Such licenses, permits and franchises are generally for a term of limited duration. Where possible, rights-of-way are leased under multi-year agreements with renewal options and are generally non-exclusive. We lease underground conduit and pole space and other rights-of-way from entities such as ILECs, utilities, railroads, IXCs, state highway authorities, local governments and transit authorities. We strive to obtain rights-of-way that afford us the opportunity to expand our communications networks as business develops.

SALES AND MARKETING

    Our sales and marketing strategy includes:

    - positioning ourselves as the preferred facilities based provider of broadband communications infrastructure and Internet connectivity services;

    - focusing on high dollar volume corporate and government customers;

    - emphasizing the cost advantages which will allow us to lease our fiber optic infrastructure at fixed prices which represent potentially significant savings for our large volume carrier and corporate customers relative to their present build or buy alternatives;

    - achieve broad market penetration and increase brand recognition for our Internet connectivity services among Internet service providers, Internet content providers and Web hosting companies; and

    - identify opportunities to cross sell our Internet connectivity services to our complementary infrastructure customer base.

    We also believe that communications carriers and corporate and government customers will be attracted to our dark fiber product and our unmetered pricing structure. Dark fiber is installed fiber optic cable which is not otherwise carrying a signal originated by the service provider, such as our company, but which will carry a signal generated by the customer. We intend initially to centralize our sales and marketing efforts on carrier customers through a national sales team and we are currently in the process of hiring additional sales professionals to focus on these customers. As we have constructed fiber optic networks in new cities, we have hired sales forces in these areas to target regional corporate, government and to a lesser extent carrier customers and we plan to continue this strategy.

    For our Internet connectivity services, we have developed a two-tiered sales strategy to target leading Internet service providers, Internet content providers and Web hosting companies through direct sales and channel relationships. We maintain a direct sales force of highly trained individuals in San Jose, California and Vienna, Virginia. Our sales force is supported by our sales engineers and, in many circumstances, by our senior management. We are also seeking to develop relationships with potential channel partners including hardware vendors, value added resellers, system integrators, application hosting and Web hosting companies in order to leverage their sales organizations.

COMPETITION

    Fiber optic systems are currently under construction both locally and nationally. In New York City, for example, several franchisees have been granted the right to install and operate a telecommunications network within the city. Development of fiber optic networks is also continuing on a national scale. The construction of these networks enables their owners to lease access to their networks to other communications carriers or large corporate or government customers seeking high bandwidth capacity, without these customers having to incur costly expenditures associated with building networks of their own. Alternatively, some network owners may choose to use their infrastructure to provide switched voice and data services, competing directly with ILECs and IXCs. Currently, we do not provide such services or plan to provide such services.

    In the cities where we plan to deploy fiber optic communications networks, we face significant competition from the ILECs, which currently dominate their local communications markets. We also face competition from CLECs and other potential competitors in these markets and will face competition in the cities in which we plan to build our networks. Many of our competitors have financial, management and other resources substantially greater than ours, as well as other competitive advantages over us, including established reputations in the communications market.

    Various communications carriers already own fiber optic cables as part of their communications networks. Accordingly, each of these carriers could, and some do, compete directly with us in the market for leasing fiber capacity. In addition, although CLECs generally provide a wider array of services to their customers than we presently provide to our customers, CLECs nevertheless represent an alternative means by which our potential customer could obtain direct access to an IXC POP or other site of the customer's choosing. Thus, CLECs could compete with us.

    Some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to undertake the requisite construction to so equip their networks. To the extent that communications carriers and local cable companies decide to equip their networks with fiber optic cable, they are potential direct competitors provided that these competitors are willing to offer this capacity to all of their customers.

    We believe that as competition in the local exchange market develops, a fundamental division between the needs of corporate, governmental and institutional end users and residential end users will drive the creation of differentiated communications services and service providers. We believe that the CLECs, IXCs, ISPs, wireless carriers and corporate and government customers on which we focus will have distinct requirements, including maximum reliability, consistent high quality transmissions, capacity for high-speed data transmissions, diverse routing and responsive customer service. We believe that we will be able to satisfy the needs of such customers.

    Our Internet connectivity services business is intensely competitive. There are few substantial barriers to entering the co-location service business, and we expect that we will face additional competition from existing competitors and new market entrants in the future. We believe that participants in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. We believe that the principal competitive factors in this market are uncongested connectivity, quality of facilities, level of customer service, price, the financial stability and credibility of the provider, brand name and the availability of network management tools. AboveNet might not have the resources or expertise to compete successfully in the future. Our current and potential competitors in this market include:

    - providers of co-location services, such as Exodus Communications, Inc., Frontier Corporation, which has entered into an agreement to be acquired by Global Crossing Ltd., Hiway Technologies, Inc., which was acquired by Verio Inc., and Globix Corporation;

    - national and regional ISPs, such as Concentric Network Corporation, PSINet, Inc., MCI WorldCom and certain subsidiaries of GTE Corporation;

    - global, regional and local telecommunications companies, such as Sprint, MCI WorldCom and Regional Bell Operating Companies, some of whom supply capacity to AboveNet; and

    - large information technology outsourcing firms, such as International Business Machines Corporation and Electronic Data Systems.

REGULATION

    As a provider of communications facilities, we are subject to varying degrees of regulation in each of the jurisdictions in which we operate. In the United States, some aspects of our services are regulated by the Federal Communications Commission (the "FCC") and various state regulatory bodies. In some local jurisdictions, we must obtain approval to operate or construct our networks. In other countries where we operate we may also be subject to regulations by the agencies having jurisdiction over the provision of telecommunications services.

    FEDERAL

    In the United States, federal telecommunications law directly shapes the market in which we compete. We offer two types of services--the leasing of dark fiber and the provision of telecommunications transmission services--that are subject to varying degrees of regulation by the FCC pursuant to the provisions of the Communications Act of 1934, as amended, including by the Telecommunications Act of

1996 (the "Communications Act"), and the FCC regulations implementing and interpreting the Communications Act.

    The Communications Act imposes legal requirements on "common carriers" who engage in "interstate or foreign communication by wire or radio" and on "telecommunications carriers." Telecommunications carriers, or common carriers, are providers of telecommunications services, which is defined by the Communications Act as the offering of telecommunications for a fee "directly to the public" or to all potential users of an indiscriminate basis subject to standardized rates, terms, and conditions.

    DARK FIBER LEASING. We believe that we are not a "telecommunications carrier" or "common carrier" with respect to our leasing of dark fiber facilities, and therefore that our dark fiber activities are not subject to special legal requirements applicable to such carriers. First, we do not believe that the leasing of dark fiber is a "telecommunications service" that is subject to FCC regulation. The FCC generally regulates "communication by wire or radio" or the "transmission" of "information of the users' choosing," neither of which describes the leasing of dark fiber facilities. Second, we do not offer dark fiber facilities as a common carrier, I.E., to all potential users on an indiscriminate basis. Instead, we enter into individualized negotiations on a selective basis with prospective lessees of our dark fiber facilities to determine whether and on what terms to serve each potential lessee. Our dark fiber offerings should therefore not be subject to the common carrier jurisdiction of the FCC or to the common carrier provisions of the Communications Act.

    If our offering of dark fiber facilities were deemed to constitute "telecommunications," then our revenues from such leases to end users (but not to other telecommunication carriers), whether or not provided on a common carrier basis, would become subject to assessment for the FCC's Universal Service Fund, a fund that was established by the FCC pursuant to the Telecommunications Act of 1996 (the "1996 Act") to assist in ensuring the universal availability of basic telecommunications services at affordable prices, and other FCC assessments. The FCC announced that the rate of assessment will be approximately 3.9% of gross interstate and 1% of gross intra-state end-user revenues for the third quarter of 1999. On July 30, 1999, the U.S. Court of Appeals for the Fifth Circuit upheld in part the FCC's order but determined that assessments must be limited to interstate revenues. We cannot predict the effect of this ruling on the rate of assessment, or what rates of assessment will apply in future years. We may also be liable for assessments by state commissions for state universal service programs.

    TRANSMISSION SERVICES. With respect to our offering of telecommunications services, however, we will likely operate as a common carrier, offering such transmission services to all potential users indiscriminately, and therefore will be subject to the regulatory requirements applicable to common carriers and to telecommunications carriers. For example, we will be required, with respect to our transmission services, to (1) provide such services indiscriminately upon any reasonable request; (2) charge rates and adopt practices, classifications and regulations that are just and reasonable; and (3) avoid unreasonable discrimination in charges, practices, regulations, facilities and services. We may also be required to file tariffs setting forth the rates for our services. Under current FCC policies, these regulatory requirements should not impose any substantial burdens on us. The FCC has recently determined, for example, that providers of "access" services (intracity transmission services used to originate and/or terminate interstate and foreign communications) need not file tariffs and may offer such services to customers on a private, contractual basis. Our revenues from transmission services will also be subject to FCC Universal Service Fund assessments as discussed above, to the extent that these services are purchased by end users. Since the revenues of our competitors will be subject to comparable assessments, this should not reduce our competitiveness. Also, being regulated as a "telecommunications carrier" will give us certain legal benefits. In particular, we will be entitled, like other competitive local exchange carriers (often referred to as "CLECs"), to insist upon access to the existing telecommunications infrastructure by interconnecting our fiber-optic networks with incumbent local exchange carriers (often referred to as "ILECs") central offices and other facilities. Under the 1996 Telecom Act, ILECs must, among other things: (i) allow interconnection at any technically feasible point and provide service equal in quality to that provided to others, (ii) provide unbundled access to network elements, and (iii) provide access to their poles, ducts, conduits and other rights-of-way. Our rights as a CLEC may not extend to cover our dark fiber business (unless our dark fiber business is considered a telecommunications service). Accordingly, an ILEC may refuse to interconnect with (or provide the collocation described below) us other than in connection with our transmission services business.

    ILECs must also provide "physical collocation" for other telecommunications carriers. Physical collocation is an offering by an ILEC that enables another telecommunications carrier to enter the ILEC's premises to install, maintain and repair its own equipment that is necessary for interconnection or access to the ILEC's network elements. An ILEC is required to allocate reasonable amounts of space to carriers on a first-come first-served basis. If space limitations or practical or technical reasons prohibit physical collocation, an ILEC must offer "virtual collocation," by which the other carrier may specify ILEC equipment to be dedicated to its use and electronically monitor and control communications terminating in such equipment. We intend, in some instances, to collocate portions of our network on the premises of certain ILECs. Our ability to do this on a cost-effective basis will depend on the rates, terms and conditions established for collocation, which will be established by state regulators in arbitration proceedings and therefore may vary from one state to the next.

    The FCC has responsibility under the 1996 Telecom Act's interconnection provisions to determine what elements of an ILEC's network must be provided to competitors on an unbundled basis. The FCC declared dark fiber an unbundled network element under these provisions. The FCC's requirements for unbundling were overturned by the Supreme Court, which ordered the FCC to re-evaluate the standard it uses to determine which network elements need to be unbundled. In response, the FCC recently issued an order affirming all but one of the network elements and also stating for the first time that ILECs must provide access to dark fiber as a separate element. In addition, federal district courts in a number of jurisdictions have interpreted the 1996 Telecom Act to include dark fiber as a network element, which must be unbundled. The FCC decision to treat dark fiber as an unbundled element, as well as these court rulings, could decrease the demand for dark fiber provided by us because our potential customers will be able to obtain dark fiber from ILECs at cost-based rates. In addition, the FCC has announced that state commissions may decide to add network elements to the FCC's list of elements that are required to be unbundled by carriers.

    ILECs, CLECs and inter-exchange carriers (often referred to as "IXCs") are subject to other requirements under the Communications Act, the FCC regulations and additional federal telecommunications laws. These requirements may affect our business by virtue of the inter-relationships that exist among us and many of these regulated telecommunications carriers. For example, the FCC recently issued an order requiring, among other things, that access charges (fees charged by ILECs to IXCs for use of local telephone facilities for the origination and termination of long-distance calls) shift in part from being usage driven to a fixed flat cost-based structure. The FCC recently issued an order granting ILECs greater pricing flexibility for their access services (both switched and non-switched), which may permit the ILECs to compete more effectively against some of our service offerings. While it is not possible to predict the precise effect the access charge changes will have on our business or financial condition, the reforms will reduce access charges paid by IXCs, likely making the use of ILEC facilities by IXCs more attractive, which could have a material adverse effect on the use of our fiber optic telecommunications networks by IXCs. Bell Atlantic's proposed investment could subject us to additional regulation by the FCC. Bell Atlantic is an ILEC and pursuant to the Communications Act may not provide long distance service within its geographic region until certain conditions are met. Companies in which an ILEC owns greater than a ten percent ownership interest are subject to the same prohibitions. If such prohibitions applied to us it would have a material adverse effect on our business. For that reason, our agreement with Bell Atlantic prohibits it from owning more than ten percent of us until the long-distance prohibitions no longer apply to Bell Atlantic and its affiliates.

    STATE

    The 1996 Telecom Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits, or has the effect of prohibiting, any person from providing any interstate or intrastate telecommunications service. Nonetheless, this provision of the 1996 Telecom Act should enable us and our customers to provide telecommunications services in states that previously prohibited competitive entry.

    However, states retain jurisdiction, under the 1996 Telecom Act to, adopt regulations necessary to preserve universal service, protect public safety and welfare, manage public rights of way, ensure the continued quality of communications services and safeguard the rights of consumers.

    States continue to determine the rates that ILECs can charge for most of their intrastate services. They are also responsible for mediating and arbitrating ILEC interconnection arrangements with other carriers if voluntary agreements are not reached. Accordingly, state involvement in local telecommunications services is substantial.

    Each state (and the District of Columbia, which is treated as a state for the purpose of regulation of telecommunications services) has its own statutory scheme for regulating providers of telecommunications services of they are "common carriers" or "public utilities". As with the federal regulatory scheme, we believe that the offering of dark fiber facilities does not make us of common carrier or public utility so we would not be subject to this type of regulation in most jurisdictions in which we currently have or plan to construct facilities. Our offering of transmission services (as distinct from dark fiber capacity), however, will likely be subject to regulation in each of these jurisdictions to the extent that these services are offered for intra-state use. Even though our facilities will be physically located in individual states, we anticipate that most customers will use our facilities and services for the purpose of originating and/or terminating interstate and foreign communications. Under current FCC policies, any dedicated transmission service or facility that is used more than 10% of the time for the purpose of inter-state or foreign communication is subject to FCC jurisdiction to the exclusion of any state regulation.

    State regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Our subsidiaries are currently authorized to provide intrastate telecommunications services in California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Illinois, Maryland, Massachusetts, Missouri, New Jersey, New York, Oregon, Pennsylvania, Rhode Island, Texas, Virginia, Washington and have applications pending in Arizona, Minnesota and Ohio. At present, we do not anticipate that the regulatory requirements to which we will be subject in the states in which we currently intend to operate will have any material adverse effect on our operations. These regulations may require, among other things, that we obtain certification to operate, and that we provide notification of, or obtain authorization for, certain corporate transactions, such as the transaction with Bell Atlantic. In any event, we will incur certain costs to comply with these and other regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments, including contributions to state universal service programs. In some jurisdictions, our pricing flexibility for intra-state services may be limited because of regulation, although our direct competitors will be subject to similar restrictions. However, we make no assurances that future regulatory, judicial, or legislative action will not materially adversely affect us.

    Bell Atlantic recently filed an application with the FCC to provide long distance service in New York on the grounds that it provides access and interconnection to its network facilities for the network facilities of one or more unaffiliated competing providers of telecommunications services. The FCC has until the end of 1999 to approve the application. We hope that Bell Atlantic will be a significant customer of ours when it enters the long distance market.

    LOCAL

    In addition to federal and state laws, local governments exercise legal authority that affect our business. For example, local governments, such as the City of New York, typically retain the ability to manage public rights-of-way, subject to the limitation that local governments may not prohibit persons from providing telecommunications services and local governments may not treat telecommunication service providers in a discriminatory manner. Because of the need to obtain approvals, local authorities affect the timing and costs associated with our use of public rights-of-way. In addition, some local authorities must approve or be notified of certain corporate transactions, such as the Bell Atlantic transaction. These regulations may have an adverse effect on our business.

    FEDERAL REGULATION OF INTERNATIONAL SERVICE

    Various regulatory requirements and limitations also will influence our business as we enter the market for international telecommunications service. We have entered into a 50/50 joint venture, ION, with a subsidiary of Racal that contemplates jointly acquiring and selling international, facilities-based telecommunications capacity between the U.S. and the United Kingdom and possibly between the U.S. and other markets. ION is a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act, and, we are also a U.S. international common carrier subject to the same regulations. Under current FCC rules, international carriers that do not exercise market power and that are not affiliated with dominant foreign carriers (carriers possessing market power in their local markets) are subject to relatively relaxed U.S. regulation as nondominant international carriers. As a non-dominant common carrier, ION and we are subject to, among other policies, the common carrier obligation of nondiscrimination. In addition, FCC rules prohibit U.S. carriers from bargaining for special concessions from certain foreign partners. ION and we are required, under Sections 214 and 203 of the Communications Act to obtain authorization and file an international service tariff containing rates, terms and conditions prior to initiating service. As a nondominant carrier, ION and we are eligible to seek "global" authorization under Section 214 to operate as facilities-based and/or resale carrier. International carriers are also subject to certain annual fees and filing requirements, such as the requirement to file contracts with other carriers, including foreign carrier agreements, and reports setting forth international circuit, traffic and revenue data. Failure to obtain an appropriate U.S. license for international service or the revocation of a license could materially adversely affect our future operations.

    Until recently, international common carriers were also required to comply with the FCC's International Settlements Policy which defines the permissible boundaries for U.S. carriers and their foreign correspondents to settle the cost of terminating each other's traffic over their respective networks. The FCC, however, recently decided that it is no longer necessary to apply the International Settlement Policy rules to U.S. carrier arrangements with non-dominant foreign carriers and with arrangements with all foreign carriers in competitive foreign markets. Since the U.S.-UK route has been declared competitive by the FCC, we and ION will not have to comply with the International Settlement Policy.

    The FCC has also made significant changes to other aspects of its international regulatory regime that facilitate our international operations. For example, it has approved the provisions of switched services over private lines ("ISR") interconnected with the public switched network between the United States and 22 other countries, including the UK and Germany. Recently, the FCC took steps to streamline the application process for authority to provide international services, relaxing further the rules for almost all international services to almost all countries (with China, Taiwan, Russia, Saudi Arabia, the notable exceptions). The FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries, and reduce accounting rates toward cost. We are unable to predict how the FCC will resolve the various pending international policy issues and the effect of such resolutions on us.

REGULATION OF INTERNATIONAL OPERATIONS

    Our international services are also subject to regulation in other countries where we operate. Such regulation, as well as policies and regulations on the European Union level, may impose separate licensing, service and other conditions on our international service operations, and these requirements may have a material adverse effect on our ability to operate. In addition to our joint venture, ION, we have entered into a joint venture with Carrier 1 and Viatel to develop a fiber network linking Germany's main cities. We also have an agreement with Viatel to use Viatel's network in France, Germany, the UK and the Netherlands. The following discussion is intended to provide a general outline of certain regulations and current regulatory posture in certain foreign jurisdictions in which we currently operate or intend to operate, and is not intended as a comprehensive discussion of such regulations or regulatory posture. Local laws and regulations differ significantly among these jurisdictions, and, within such jurisdictions, the interpretation and enforcement of such laws and regulations can be unpredictable.

    THE EUROPEAN UNION

    The European Union (the "EU") was established by the Treaty of Rome and subsequent treaties. EU member states are required to implement directives issued by the European Commission (the "EC") and the European Council by passing national legislation. The EC and European Council have issued a number of key directives establishing basic principles for the liberalization of the EU telecommunications market. This basic framework has been advanced by a series of harmonization directives, which include the so-called Open Network Provision directives and the Licensing Directive of April 1997 and the Interconnection Directive of June 1997, which address the procedures for granting license authorizations and conditions applicable to such licenses and the interconnection of networks and the interoperability of services as well as the achievement of universal service. The Licensing Directive sets out framework rules for the procedures associated with the granting of national authorizations for the provision of telecommunications services and for the establishment or operation of any infrastructure for the provision of telecommunications services. It distinguishes between "general authorizations," which should normally be easier to obtain since they do not require an explicit decision by the national regulatory authority, and "individual licenses." EU member states may impose individual license requirements for the establishment and operation of public telecommunications networks and for the provision of voice telephony, among other things. Consequently, ION's operations in the U.K., our operation with respect to the German Network and European Network and our proposed operations may require that ION or the Company, respectively, be subject to an individual licensing system rather than to a general authorization in the majority of EU member states. In some countries where we operate, we may also be required to contribute to a fund for the provision of universal service. The United Kingdom and each other EU member state in which ION currently conducts or we conduct our business has a different regulatory regime and such differences are expected to continue. The requirement that ION, our former joint venture, or we obtain necessary approvals varies considerably from country to country.

    UNITED KINGDOM

    The Telecommunications Act of 1984 (the "U.K. Act") provides a licensing and regulatory framework for telecommunications activities in the United Kingdom. The Secretary of State for Trade and Industry at the Department of Trade and Industry (the "Secretary of Trade") is responsible for granting licenses under the U.K. Act and for overseeing telecommunications policy, while the Director General of Telecommunications (the "Director General") and his office (the Office of Telecommunications ("OFTEL")) are responsible, among other things, for enforcing the terms of such licenses. Operators wishing to use their own facilities to provide international services were until recently required to obtain an International

Facilities License ("IFL"). An IFL authorized the running of telecommunication systems within the U.K. and permitted the licensee to connect U.K. systems to overseas systems, and to offer international services. ION obtained an IFL on December 9, 1998.

    On September 27, 1999, the Telecommunications (licence Modification) (Fixed Voice Telephony and International Facilities Operator Licences) Regulations 1999 (the "Regulations") came into force. The Regulations implemented the requirements of the Licensing Directive and converted existing IFLs, into Public Telecommunications Operator Licenses ("PTO Licenses") which now include an authorization for the provision of international facilities. Under its new PTO License, ION is also entitled to offer domestic telecommunications services. Metromedia Fiber Network UK Limited ("MFN UK"), which was incorporated by us in the United Kingdom on March 4, 1999 was awarded a PTO license on October 7, 1999. MFN UK will be used as the operating company in the United Kingdom and has been granted code powers which gives it statutory rights of way over land which overide private rights.

    With effect from June 30, 1999, it is no longer necessary to hold an individual telecommunications license to have interconnection rights. Similarly, it is no longer necessary for an operator to build its own infrastructure to be included within the "Annex II list" of operators with rights and obligations to interconnect pursuant to the Interconnection Directive. Any operator who appears on the Annex II list on the OFTEL web-site (www.oftel.gov.uk) has the right to negotiate interconnection as well as a corresponding obligation to negotiate interconnection with any other operator in Annex II. The terms, conditions and charges to be applied to interconnection between operators who do not have significant market power are not specifically regulated and are therefore subject to commercial agreement. All Annex II operators are eligible to benefit from the terms and conditions and charges which fixed-line operators with significant market power are obliged to offer by the Interconnection Directive. In the United Kingdom, British Telecommunications and Kingston Communications have significant market power for the provision of fixed networks and services and leased lines. ION is included in the Annex II list of operators on OFTEL's web-site and therefore has a right coupled with a corresponding obligation to negotiate interconnection with any other operator on the Annex II list. MFN UK is not currently included in the Annex II list but may apply to OFTEL to be included in the list.

    The U.K. Government passed a Competition Act in November 1998 which grants concurrent powers to the industry specific regulators and the Director General of Fair Trading for the enforcement of prohibitions against anti-trust behavior modeled on Articles 81 and 82 of the Treaty of Rome. The Act introduces into U.K. legislation prohibitions on the abuse of a dominant position and anti-competitive agreements, and provides for third party rights of action, stronger investigative powers, interim measures and effective enforcement powers. The prohibitions are expected to come into force on March 1, 2000. The Act gives the Director General power to exercise concurrent powers with the Director General of Fair Trading in relation to "commercial activities connected with telecommunications." The Act enables third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions contained in the Act and seek damages rather than have to wait for the Director General to issue an enforcement order. Depending on how these provisions of the Act are implemented, it may give us and our competitors greater ability to challenge anti-competitive behavior in the U.K. telecommunications market.

    GERMANY

    The German Telecommunications Act of July 25, 1996 (the "German Telecommunications Act") liberalized all telecommunications activities. Under the German Telecommunications Act, voice telephony was liberalized as of January 1, 1998. The German Telecommunications Act has been complemented by several Ordinances. The most significant Ordinances concern license fees, rate regulation, interconnection, universal service, frequencies and customer protection. Under the German regulatory scheme, licenses can be granted within four license classes. A license is required for operation of transmission lines that extend beyond the limits of a property and that are used to provide telecommunications services for the general public. The licenses required for the operation of transmission lines are divided into 3 infrastructure license classes: mobile telecommunications (license class 1); satellite (license class 2); and telecommunications services for the general public (license class
3). The provision of dark fiber does not require a license. Beside the infrastructure licenses, an additional license is required for provision of voice telephony services on the basis of self-operated telecommunications networks (license class 4). A class 4 license does not include the right to operate transmission lines. According to the License Fees Ordinance, a nationwide class 4 license costs a one-time fee of DM 3,000,000. The costs for a territorial class 3 license will be determined by the Regulierungsbehorde fur Telekommunikation und Post (the "RegTP") and is dependent on the population and the geographical area covered by the territorial class 3 license. A nationwide territorial class 3 license costs DM 10,600,000. The Administrative Court of Cologne held in a preliminary ruling that there is a high probability that the license fees are excessive and that therefore the Ordinance might be void. The RegTP does not invoice any license fees at the present time in view of the pending administrative court procedure. Since we have not yet received a license fee order, it is presently unclear what the amount of our license fee will be. Licensees that operate transmission lines crossing the boundary of a property have the right to install transmission lines on, in and above public roads, squares, bridges and public waterways without payment; however, when installing transmission lines a planning agreement must be obtained from the relevant authorities.

    A company which operates a public telecommunications network has the right to receive favorable interconnection rates from Deutsche Telekom, as a dominant carrier. If the company does not agree with the offered rates or Deutsche Telekom refuses to interconnect for whatever reason, the company can refer the case to the RegTP which shall decide upon the request for interconnection within a period of six weeks; if the RegTP decides to extend this deadline, it must at the latest decide within ten weeks of the request. Whether, and under which conditions, carrier to carrier operators will receive favorable interconnection rates or less favorable "special network access rates" from Deutsche Telekom depends on whether they operate a "public telecommunications network."

    According to the regulatory authority, a public telecommunication network consists of at least one switch and three transmission lines. Therefore, a carrier with this minimal network configuration has the right to interconnect with Deutsche Telekom or other operators of public telecommunications networks. Deutsche Telekom has terminated its Interconnection Agreements with most of the carriers and is now imposing, in its new standard interconnection contracts, additional interconnection conditions. Deutsche Telekom demands inter alia, that carriers which do not meet certain minimum traffic requirements must pay a stipulated penalty. In addition, Deutsche Telekom requests a minimum lease period for interconnection access points (often referred to as "ICA") of 24 months. If traffic at one point of interconnection exceeds 48.8 Erlang, Deutsche Telekom requests the establishment of additional points of interconnection up to a maximum of 23 points of interconnection. It is presently unclear whether or not these and other interconnection conditions will be upheld by the regulatory authority or the courts.

    The rates of Deutsche Telekom's services in conjunction with interconnection and special network access are subject to regulatory approval; this approval is typically granted for a limited period of time. The current approval expires on December 31, 1999. It is uncertain which interconnection rates will apply to the next year.

    Licensed operators are under an obligation to present their standard terms and conditions (with regard to the provision of telecommunications services for the public) to the RegTP. The RegTP may, based upon certain criteria decide not to accept these terms and conditions. We may become subject to universal service financing obligations. Currently, it is unlikely that the universal service financing system will be implemented in Germany in the foreseeable future. These obligations do not apply as far as the provision of mere dark fiber is concerned.

    Metromedia Fiber Network GmbH has obtained a class 3 license for the whole territory of Germany. In addition, Metromedia Fiber Network GmbH has concluded frameworks agreements with the cities of Frankfurt, Stuttgard and Cologne on the conditions and procedures for obtaining the necessary planning agreements with the city authorities.

    OTHER COUNTRIES

    In addition to our United Kingdom and German operations, we have incorporated local subsidiaries in Belgium, France and The Netherlands. We are currently in the process of incorporating local subsidiaries in Austria, The Czech Republic, France, Hungary, Ireland, Italy, Japan, Spain and Switzerland. In the Netherlands, the local subsidiary has registered with the Dutch regulator. We are in the process of applying, through our local subsidiaries, for necessary licenses and registrations in the other above mentioned countries to enable us to provide dark fiber and DWDM services.

EMPLOYEES

    As of September 30, 1999, we employed 529 people, including 262 in engineering and construction, 168 in sales and marketing and 99 in administration. Our employees are not represented by any labor union. We consider our relationship with employees to be good.

PROPERTIES

    Our principal properties currently are the NY Network and its component assets. We own substantially all of the communications equipment required for our business. Our installed fiber optic cable is laid under the various rights-of-way held by us. Please refer to the section of this prospectus supplement entitled "--Build-out of Networks--Rights-of-Way." Our other fixed assets are located at various leased locations in the geographic areas that we serve. Our executive and administrative offices are located at our principal office at One North Lexington Avenue, White Plains, New York. We lease this space (currently approximately 21,000 square feet) under an agreement that expires in March 2003. Our sales offices are located at 685 Third Avenue, New York, New York. We lease this space (approximately 9,670 square feet) under an agreement that expires in September 2003. We lease additional space (currently 8,710 square feet) at 60 Hudson Street, New York, New York, from Hudson Telegraph Associates under an agreement that expires in March 2010.

    AboveNet's executive and administrative offices are located at 50 West San Fernando Street, San Jose, California. We lease this space (approximately 19,850 square feet) under an agreement that expires in February 2008. Palo Alto Internet Exchange's executive and administrative offices are located at 285 Hamilton Avenue, Palo Alto, California (approximately 5,130 square feet) under an agreement that expires in January 2007. In addition, AboveNet and Palo Alto Internet Exchange lease various co-location facilities in California, Virginia and New York that range from 10,000 to 29,000 square feet under agreements that expire within the next 10 to 20 years.

LEGAL PROCEEDINGS

    On or about October 20, 1997, Vento & Company of New York (referred to as "VCNY") commenced an action against us, Stephen A. Garofalo, Peter Silverman, the law firm of Silverman, Collura, Chernis & Balzano, P.C., Peter Sahagen, Sahagen Consulting Group of Florida (collectively, the "Sahagen Defendants") and Robert Kramer, Birdie Capital Corp., Lawrence Black, Sterling Capital LLC, Penrush Limited, Needham Capital Group, Arthur Asch, Michael Asch and Ronald Kuzon (the "Kramer Defendants") in the United States District Court for the Southern District of New York (No. 97 CIV 7751) (the "VCNY Litigation"). On or about May 29, 1998, VCNY filed an amended complaint. On or about July 2, 1999, VCNY filed a second amended complaint. In its complaint, as amended, VCNY alleges seven causes of action in connection with its sale of 900,000 shares (not adjusted for subsequent stock splits) of class A common stock to Peter Sahagen and the Kramer Defendants on January 13, 1997. The seven causes of action include: (i) violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under such Act; (ii) fraud and fraudulent concealment; (iii) breach of fiduciary duty; (iv) negligent misrepresentation and omission; and (v) breach of contract. VCNY is seeking, among other things, rescission of the VCNY Sale, or alternatively, damages in an amount which cannot currently be ascertained but VCNY contends to be in excess of $460 million, together with interest. VCNY is also seeking unspecified punitive damages, reasonable legal fees and the cost of this action. All the defendants, including us and Stephen A. Garofalo, have moved for summary judgment on VCNY's second amended complaint.

    On or about June 12, 1998, Claudio E. Contardi commenced an action against Peter Sahagen, Sahagen Consulting Group of Florida and the Company in the United States District Court for the Southern District of New York (No. 98 CIV 4140). Mr. Contardi alleges a cause of action for, among other things, breach of a finder's fee agreement entered into between Mr. Sahagen and Mr. Contardi on or about November 14, 1996 and breach of an implied covenant of good faith and fair dealing contained in the finder's fee agreement. Mr. Contardi is seeking, among other things, a number of shares of the Company which we cannot currently ascertain but believe to be approximately 112,500 shares (calculated as of the date on which the complaint was filed) or damages in an amount which we cannot currently ascertain but believe to be approximately $4.9 million (calculated as of the date on which the complaint was filed) and all costs and expenses incurred by him in this action. We have filed an answer to the complaint and have raised affirmative defenses. We have moved for summary judgment on the complaint.

    We intend to vigorously defend both these actions because we believe that we acted appropriately in connection with the matters at issue in these two cases. However, we can make no assurances that we will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately we will be successful in defending against these allegations. If we are unsuccessful in defending against these allegations, an award of the magnitude being sought in the VCNY Litigation would have a material adverse effect on our financial condition or results of operations.

    We were a defendant in Howard Katz, et al. v. Metromedia Fiber Network, Inc., et al., No. 97 Civ. 2764 (the "Katz Litigation"). In their second amended complaint, Howard Katz, Realprop Capital Corporation and Evelyn Katz (collectively, the "Katz Entities") alleged causes of action against our company, Stephen A. Garofalo, Peter Sahagen, Peter Silverman, Silverman, Collura, Chernis & Balzano, P.C. and Metromedia Company, in connection with the repurchase of the Katz Securities, as defined, for, among other things, common law fraud, violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under such Act, breach of fiduciary duty and negligent misrepresentation. In March 1998, we entered into a settlement agreement with the Katz Entities which, among others, settled and resulted in the dismissal of the Katz Litigation.

    On June 29, 1999 , an alleged stockholder of AboveNet filed a lawsuit, captioned KAUFMAN V. TUAN, ET AL, Del. Ch. C.A. No. 17259NC, in the Court of Chancery of the State of Delaware in and for the New Castle County. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the proposed merger between the Company and AboveNet. The complaint names, as defendants, AboveNet, the directors of AboveNet, and the Company (as an aider and abettor). The complaint alleges generally that AboveNet's directors breached their fiduciary duty to stockholders of AboveNet, and seeks an injunction against the merger, or, in the alternative, rescission and the recovery of unspecified damages, fees and expenses. AboveNet, the Company and the individual defendants believe the lawsuit is without merit and intend to defend themselves vigorously. AboveNet and the individual director defendants' responses were filed on July 22, 1999. In connection with these responses, a motion to dismiss the complaint in its entirety and a motion to stay discovery pending the outcome of the motion to dismiss were filed by the AboveNet and the individual directors of AboveNet on July 22, 1999. Similar motions to dismiss the complaint and stay discovery were filed by the Company on July 26, 1999.

    Four other complaints, which are virtually identical to the complaint in KAUFMAN V. TUAN, have also been filed in the Delaware Court of the Chancery. None of these four complaints have been served. The four actions are captioned BROSIOUS V. TUAN, ET AL, Del. Ch. C.A. No. 17271NC, CHONG V. TUAN, ET AL, Del. Ch. C.A. No. 17281NC, EHLERT V. TUAN, ET AL, Del. Ch. C.A. No. 17284NC, HORN V. TUAN, ET AL, Del. Ch. C.A. No. 17300NC.

    In addition, we are subject to various claims and proceedings in the ordinary course of business. Based on information currently available, we believe that none of such current claims, or proceedings, individually or in the aggregate, including the VCNY litigation and the Contardi litigation, will have a material adverse effect on our financial condition or results of operations, although we can make no assurances in this regard.

                                   MANAGEMENT

    The directors and executive officers of our company and their ages as of the date of this prospectus supplement are as follows:

NAME                           AGE                            POSITION HELD
----                         --------                         -------------
Stephen A. Garofalo........     48      Chairman of the Board and Chief Executive Officer
Howard M. Finkelstein......     46      President, Chief Operating Officer and Director
Vincent A. Galluccio.......     53      Senior Vice President and Director
Gerard Benedetto...........     42      Senior Vice President--Chief Financial Officer
Nicholas M. Tanzi..........     40      Senior Vice President--Sales and Marketing
Silvia Kessel..............     49      Executive Vice President and Director
John W. Kluge..............     85      Director
David Rand.................     36      Director; Chief Technology Officer of AboveNet
David Rockefeller..........     83      Director
Stuart Subotnick...........     56      Director
Sherman Tuan...............     45      Director; Chief Executive Officer of AboveNet
Arnold L. Wadler...........     56      Executive Vice President, General Counsel, Secretary and
                                        Director
Leonard White..............     60      Director

    STEPHEN A. GAROFALO founded our company in April 1993. Mr. Garofalo has been serving as Chairman of the Board of Directors since our inception and as Chief Executive Officer since October 1996. Mr. Garofalo served as President from 1993 to 1996 and as Secretary from 1993 to 1997. From 1979 to 1993 Mr. Garofalo served as president and chief executive officer of F. Garofalo Electric Co., Inc., an electrical contractor.

    HOWARD M. FINKELSTEIN has been President, Chief Operating Officer and a Director of our company since April 1997. Prior to joining our company, Mr. Finkelstein was employed by various affiliates of Metromedia Company for 16 years. His most recent position was as executive vice president and chief operating officer of Metromedia International Telecommunications, Inc. From 1984 to 1993, Mr. Finkelstein served as president of Metromedia Communications Corporation, a national long distance telecommunications carrier. In addition, Mr. Finkelstein served as executive vice president and chief operating officer of Metromedia Restaurant Group from 1993 to 1995. Mr. Finkelstein is a director of Multimedia Medical Systems, Incorporated, a privately held company.

    VINCENT A. GALLUCCIO has been a Director of our company since February 1997 and Senior Vice President since January 1999. Mr. Galluccio had served as president of ION during 1998 and, prior to that, as a senior vice president of our company since December 1995. Prior to joining our company, from January 1992 to October 1994, Mr. Galluccio was employed by British Telecommunications plc, as a global sales manager for network outsourcing operations. Prior to joining British Telecommunications plc, Mr. Galluccio spent 25 years with International Business Machines Corporation in various sales, marketing and business development positions and was involved in both domestic and world trade assignments.

    GERARD BENEDETTO has been Senior Vice President--Chief Financial Officer since February 1998. From July 1995 to January 1998, he was vice president--chief accounting officer at Metromedia International
Telecommunications, Inc. From October 1993 to July 1995, he was vice president--chief financial officer at Metromedia Restaurant Group. From
February 1985 to October 1993, he was vice president--chief financial officer at Metromedia Communications Corporation.

    NICHOLAS M. TANZI has been Senior Vice President--Sales and Marketing since August 1997. From March 1995 to July 1997, he served as vice president--enterprise networks division at Fujitsu Business Communications Systems. From April 1993 to February 1995, Mr. Tanzi was director of sales, Eastern

Region at Asante Technologies Inc. Mr. Tanzi was employed in various capacities from November 1979 through October 1993 at Digital Equipment Corporation.

    SILVIA KESSEL has served as a Director of our company since July 1997 and as Executive Vice President since October 1997. Ms. Kessel has served as chief financial officer and treasurer of Metromedia International Group, Inc. since 1995 and executive vice president of Metromedia International Group, Inc. since 1996. In addition, Ms. Kessel served as executive vice president of Orion Pictures Corporation, a motion picture production and distribution company, from January 1993 through July 1997, senior vice president of Metromedia Company since 1994 and president of Kluge & Company since January 1994. Prior to that time, Ms. Kessel served as senior vice president and a director of Orion Pictures Corporation from June 1991 to November 1992 and managing director of Kluge & Company from April 1990 to January 1994. Ms. Kessel is executive vice president and a member of the Board of Directors of Big City Radio, Inc. and of Metromedia International Group, Inc. In addition, Ms. Kessel is a director of Liquid Audio, Inc.

    JOHN W. KLUGE has been a Director of our company since July 1997. Mr. Kluge has been the president and chairman of Metromedia Company and its predecessor-in-interest, Metromedia, Inc., for over five years. Mr. Kluge has been the chairman of the Board of Metromedia International Group, Inc. since 1995. In addition, Mr. Kluge has been chairman of the Board of Directors and a director of Orion Pictures Corporation from 1992 until July 1997. He also serves as a director of Conair Corporation and Occidental Petroleum Corporation.

    DAVID RAND has served as a Director of our company since September 1999. Mr. Rand has served as AboveNet's Chief Technology Officer since March 1996, initially as a consultant, and since May 1998 as an employee. Mr. Rand has served as a member of the Internet Engineering Task Force for the past seven years. Mr. Rand authored rfc 1962 and rfc 1663, developed the EtherValve technology, ASAP and APS, as well as co-developed MRTG. From September 1995 to May 1998, Mr. Rand was an engineer at Cisco Systems, Inc., a router manufacturer. From February 1994 to August 1995, Mr. Rand was an engineer at Innovative Systems and Technologies, a video compression company. From
October 1993 to February 1994, Mr. Rand was a software engineer at Novell, Inc., a network server company.

    DAVID ROCKEFELLER has served as a Director of our company since
October 1997. Mr. Rockefeller currently serves as a member of The Chase Manhattan Bank's International Advisory Committee, as chairman of Rockefeller Center Properties, Inc. (since 1995) and as a director of Rockefeller & Co., Inc. (since 1994), a privately owned investment management firm, and its parent corporation, Rockefeller Financial Services Inc. From 1961 to 1981, Mr. Rockefeller served as chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A. From 1981 to 1995, he served as chairman of Rockefeller Group, Inc.

    STUART SUBOTNICK has served as a Director of our Company since July 1997. Mr. Subotnick has been the vice chairman of the Board of Directors of Metromedia International Group, Inc. since 1995 and president and chief executive officer of Metromedia International Group, Inc. since December 1996. In addition,
Mr. Subotnick served as vice chairman of the Board of Directors of Orion Pictures Corporation from 1992 until July 1997. Mr. Subotnick has served as executive vice president of Metromedia Company and its predecessor-in-interest, Metromedia, Inc., for over five years. Mr. Subotnick has served as vice chairman of Metromedia International Group, Inc. since November 1995 and president and chief executive officer of Metromedia International Group, Inc. since November 1996. Mr. Subotnick is also a director of Carnival Cruise Lines, Inc. and chairman of the Board of Directors of Big City Radio, Inc.

    SHERMAN TUAN, the founder of AboveNet, has served as a Director of our company since September 1999. Mr. Tuan has served as Chief Executive Officer and a Director of AboveNet since 1996, and President until January 1998. Mr. Tuan served as chairman of the board of AboveNet from August 1998 to September 1999. Mr. Tuan was president of InterNex Information Services, Inc., an Internet infrastructure provider, from November 1994 to October 1995 and from February 1994 to November 1995, was president of Tiara Computer, Inc., a network equipment manufacturer, which merged with InterNex Information Services, Inc. in November 1994. From January 1992 to
June 1993, Mr. Tuan was vice president of worldwide sales and marketing of Primus Technologies, Inc., a provider of problem resolution and knowledge management software, and president of Celerite Graphics, Inc., a manufacturer of video chips. Mr. Tuan received an electrical engineering degree from Feng-Chia University in Taiwan.

    ARNOLD L. WADLER has served as our Executive Vice President, General Counsel and Secretary since October 1997 and has served as a Director of our company since July 1997. Mr. Wadler has served as executive vice president, general counsel and secretary of Metromedia International Group, Inc. since August 29, 1996 and, from November 1, 1995 until that date, as senior vice president, general counsel and secretary of Metromedia International Group, Inc. and as the executive vice president, general counsel, secretary and director of Big City Radio, Inc. since December 1997. In addition, Mr. Wadler serves as a director of Metromedia International Group, Inc. and has served as a director of Orion Pictures Corporation from 1991 until July 1997 and as senior vice president, secretary and general counsel of Metromedia Company, and its predecessor-in-interest, Metromedia, Inc., for over five years.

    LEONARD WHITE has served as a Director of our company since October 1997. Mr. White has served as president and chief executive officer of Rigel Enterprises since July 1997. Mr. White served as president and chief executive officer of Orion Pictures Corporation from 1992 until 1997 and as president and chief executive officer of Orion Home Entertainment Corporation from 1987 to 1992. Mr. White also serves as a director of Metromedia International Group, Inc., Big City Radio, Inc. and American Film Technologies, Inc.

BOARD OF DIRECTORS

    There are presently eleven members on the Board of Directors of our company. Holders of the class B common stock are entitled to elect 75% of the Board of Directors and holders of the class A common stock are entitled to vote as a separate class to elect the remaining directors. Currently, eight of the eleven directors are nominees of the holders of class B common stock and as a result holders of the class A common stock are entitled to fill three vacancies on the Board of Directors. Members of each class of directors will hold office until their successors are elected and qualified. The directors are elected by a plurality vote of all votes cast at each annual meeting of the stockholders entitled to vote for such directors and hold office for a one-year term.

COMPENSATION OF DIRECTORS

    During 1999, each director of our company who was not an officer, employee or affiliate of our company (the "Non-Employee Directors") will be entitled to receive a $20,000 annual retainer plus a separate attendance fee of $1,200 for each meeting of the Board of Directors attended by a Non-Employee Director in person or $500 for each meeting of the Board of Directors in which a Non-Employee Director participated by conference telephone call. Members of committees of the Board of Directors are paid $500 for each meeting attended. In addition, our 1998 Incentive Stock Plan entitles any Non-Employee Director who meets the criteria for "outside director" under Section 162(m) of the Internal Revenue Code and who first serves on the Board of Directors subsequent to the adoption of the 1998 Incentive Stock Plan to receive awards under such plan of 40,000 shares of class A common stock, each having an exercise price equal to the fair market value of a share of class A common stock on the date of grant. Awards to Non-Employee Directors under the 1998 Incentive Stock Plan will be aggregated with awards under the 1997 Incentive Stock Plan so that total awards under each plan will not exceed 40,000 shares of class A common stock.

    Non-Employee Directors are entitled to receive options to purchase 40,000 shares of our class A common stock under our 1997 Incentive Stock Plan. Options to purchase 40,000 shares of class A common stock will be granted annually on the day of each annual stockholder meeting. Each outside director is eligible to receive options to purchase a maximum of 100,000 shares of class A common stock under the plan. Under the 1997 Incentive Stock Plan, each Non-Employee Director who was a director of our company on October 28, 1997 was granted an option to purchase 40,000 shares of our common stock at an exercise price of $2.00, the price of the class A common stock on the date of the Initial Public Offering.

    In addition, on August 20, 1997, we granted to each of Mr. Kluge and Mr. Subotnick options to purchase 2,028,000 shares of class A common stock at an exercise price of $.245 per share, and to each of Mr. Wadler and Ms. Kessel options to purchase 405,600 shares of class A common stock at an exercise price of $.245 per share, in each case.

EXECUTIVE COMPENSATION

    The following table provides you with information on the compensation awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of our company whose individual compensation exceeded $100,000 during the fiscal years ended December 31, 1998, 1997 and 1996 for services rendered in all capacities to us and our subsidiaries. The persons listed in the table below are referred to as the "Named Executive Officers."

                                                                                                  LONG TERM
                                                          ANNUAL COMPENSATION                COMPENSATION AWARDS
                                                  ------------------------------------   ---------------------------
                                                                             OTHER          NUMBER OF         ALL
                                                                             ANNUAL         SECURITIES       OTHER
                                                                          COMPENSATION   UNDERLYING STOCK   COMPENS.
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)   BONUS ($)      ($)(1)        OPTIONS (2)        ($)
---------------------------            --------   ---------   ---------   ------------   ----------------   --------
Stephen A. Garofalo..................    1998      328,385    100,000      23,301              --           -- -- --
  Chairman and Chief Executive           1997      295,000     50,000      14,157         3,042,000(3)
  Officer                                1996      225,960       --          --

Howard M. Finkelstein................    1998     321,462     100,000      24,074              --           -- -- --
  President and Chief Operating          1997     196,756      50,000      11,769        12,168,000(5)
  Officer(4)                             1996        --          --          --

Vincent A. Galluccio.................    1998      183,400     15,000       1,673            300,000(6)      -- --
  Senior Vice President                  1997      181,522       --          --            2,481,840(7)        --
                                         1996      127,087       --          --

Gerard Benedetto.....................    1998     181,423        --         3,355         1,100,000(9)      -- -- --
  Senior Vice President--Chief           1997        --          --          --                --
  Financial Officer(8)                   1996        --          --          --

Nicholas M. Tanzi....................    1998     158,000      65,000       2,819          300,000(6)        -- --
  Senior Vice President--Sales and       1997        --          --          --           721,680(11)
  Marketing(10)                          1996        --          --          --                --

------------------------

(1) Includes amounts paid as automobile allowance, insurance premiums and 401(k) matching funds.

(2) This information gives effect to our stock splits.

(3) Includes presently exercisable options to purchase 3,043,000 shares of class A common stock at an exercise price of $.245 per share.

(4) Since Mr. Finkelstein was hired by us during 1997, the preceding year's compensation is not applicable.

(5) Includes presently exercisable options to purchase 12,168,000 shares of class A common stock at an exercise price of $.245 per share.

(6) Includes options to purchase 300,000 shares of class A common stock at an exercise price of $5.25 per share that will become exercisable ratably over a four year period commencing August 31, 1999.

(7) Includes presently exercisable options to purchase 1,281,840 shares of class A common stock at an exercise price of $.245 per share, and options to purchase 300,000 shares of class A common stock, which Mr. Galluccio exercised during 1998. Also includes options to purchase 600,000 shares of class A common stock at an exercise price of $2.00 per share that will become exercisable ratably over a four year period commencing October 28, 1998.

(8) Since Mr. Benedetto was hired by us during 1998, the preceding year's compensation is not applicable.

(9) Includes options to purchase 800,000 and 300,000 shares of class A common stock at an exercise price of $1.94 and $5.25 per share that will become exercisable ratably over a four year period commencing January 6, 1999 and August 31, 1999, respectively.

(10) Since Mr. Tanzi was hired by Metromedia Fiber Network during 1997, the preceding year's compensation is not applicable. Compensation information for 1997 is omitted because aggregate compensation during such fiscal year was less than $100,000.

(11) Includes presently exercisable options to purchase 121,680 shares of class A common stock at an exercise price of $.96 per share and options to purchase 600,000 shares of class A common stock at an exercise price of $2.00 per share that will become exercisable ratably over a four year period commencing October 28, 1998.

    During 1998 and 1997, Mr. Wadler and Ms. Kessel, each of whom serves as an executive officer of our company, were employed and paid by Metromedia Company, pursuant to a management agreement with Metromedia Company, dated as of January 2, 1998, as amended (the "Management Agreement"). Please refer to the section in this prospectus supplement entitled "Certain Relationships and Related Transactions--Recent Transactions--Management Agreement." We did not pay any other amounts to the Named Executive Officers during 1997 or 1998.

    During 1999, certain of our executive officers were granted stock options to purchase 150,000 shares of class A common stock at an exercise price of $26.375 per share.

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with each of our Named Executive Officers.

    GAROFALO EMPLOYMENT AGREEMENT. Mr. Garofalo's employment agreement, dated as of February 26, 1997, has a five year term. It provides Mr. Garofalo a base salary of $295,000 for the first year, $335,000 for the second year, $375,000 for the third year, $415,000 for the fourth year and $455,000 for the fifth year. Mr. Garofalo is also entitled to receive an annual incentive bonus to be determined by the Compensation Committee of the Board of Directors. The incentive bonus will not be less than $100,000 per year. Mr. Garofalo's employment agreement also provides for other employee benefits such as a car allowance, life insurance, health care and certain disability and death benefits. In addition, Mr. Garofalo was granted options to purchase 3,042,000 shares of class A common stock at an exercise price of $.245 per share after giving effect to the recent stock splits. These options are immediately exercisable and expire 10 years from their grant. We registered the shares of class A common stock underlying the options under the Securities Act upon the consummation of the initial public offering.

    Except in the case of disability, we may terminate Mr. Garofalo's employment only for cause, upon which termination Mr. Garofalo will have no right to receive any compensation or benefit from us. If the agreement is terminated without cause, or if Mr. Garofalo terminates employment for good reason, we will be obligated to pay Mr. Garofalo an amount equal to the greater of (i) his monthly base salary as then in effect multiplied by the number of months remaining in term of his employment as of such termination date and (ii) $1,000,000. "Good reason" includes:

    - a reduction in the nature or scope of Mr. Garofalo's titles, authorities, powers, duties or responsibilities;

    - a change in the method or formula for determining the bonus, which results in a decrease in the amount of bonus payable to Mr. Garofalo;

    - the removal of Mr. Garofalo as a member of the Board of Directors, unless such removal occurs after termination of Mr. Garofalo's employment for cause;

    - a sale of all or substantially all of the ownership interests or assets of our company, or a merger or consolidation of our company with any other corporation or entity;

    - a change in control of our company, defined as any person or entity, other than Mr. Garafalo, becoming a beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, directly or indirectly, of securities of our company representing 50% or more of the combined voting power of our then outstanding securities; or

    - a material breach by our company of our affirmative or negative covenants or undertakings in the employment agreement, and a failure to remedy such breach within 15 days.

    Pursuant to the agreement, Mr. Garofalo has agreed not to compete with us for a period of one year following termination of the agreement. During such non-compete period, Mr. Garofalo will be entitled to receive an amount equal to his base salary as in effect on the date of termination, so long as the agreement was not terminated prior to the expiration of the term by either party.

    FINKELSTEIN EMPLOYMENT AGREEMENT. Mr. Finkelstein's employment agreement, dated as of April 30, 1997, has a three year term. It provides Mr. Finkelstein with a base salary of $295,000 for the first year, $335,000 for the second year and $375,000 for the third year. Mr. Finkelstein is also entitled to receive an annual incentive bonus to be determined by the Compensation Committee of the Board of Directors. The incentive bonus will not be less than $100,000 for each year. Mr. Finkelstein's employment agreement also provides for other employee benefits such as a car allowance, life insurance, health care, and certain disability and death benefits. In addition, Mr. Finkelstein was granted options to purchase 12,168,000 shares of class A common stock at an exercise price of $.245 per share after giving effect to the recent stock splits, which options are immediately exercisable and expire 10 years from their grant. We registered these shares of class A common stock under the Securities Act upon the consummation of our initial public offering.

    Except in the case of disability, we may terminate Mr. Finkelstein's employment only for cause, upon which termination Mr. Finkelstein will have no right to receive any compensation or benefit from us. If the agreement is terminated without cause, or if Mr. Finkelstein terminates employment for good reason, we will be obligated to pay to Mr. Finkelstein his base salary, bonus and benefits that are accrued and unpaid as of the date of termination, as well as an amount equal to one and a half time his base salary as then in effect. "Good reason" includes

    - a reduction in the nature or scope of Mr. Finkelstein's titles, authorities, powers, duties or responsibilities;

    - a change in the method or formula for determining the bonus, which results in a decrease in the amount of bonus payable to Mr. Finkelstein;

    - the removal of Mr. Finkelstein as a member of the Board of Directors, unless such removal occurs after termination of Mr. Finkelstein's employment for cause;

    - a sale of all or substantially all of the ownership interests or assets of our company, or a merger or consolidation of our company with any other corporation or entity;

    - a change in control of our company, defined as any person or entity, other than Mr. Garofalo, becoming a beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, directly or indirectly, of securities of our company representing 50% or more of the combined voting power of our then outstanding securities; or

    - a material breach by us of our affirmative or negative covenants or undertakings in the employment agreement, and a failure to remedy such breach within 15 days.

    Pursuant to the agreement, Mr. Finkelstein has agreed not to compete with us for a period of one year following termination of the agreement. During such non-compete period, Mr. Finkelstein will be entitled to receive an amount equal to his base salary as in effect on the date of termination, so long as the agreement was not terminated prior to the expiration of the term by either party.

    GALLUCCIO EMPLOYMENT AGREEMENT. Mr. Galluccio's employment agreement, dated as of August 31, 1998, has a one year term and contains a one-year renewal option which was exercised by the Company. It provides Mr. Galluccio with an annual base salary of $225,000 for the current year. Mr. Galluccio is also entitled to receive an annual incentive bonus, which is dependent upon our performance, to be determined by the Compensation Committee of the Board of Directors. If approved by the Compensation Committee, the incentive bonus has an initial target of 20% of Mr. Galluccio's base salary. Mr. Galluccio's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Galluccio was granted options to purchase 300,000 shares of class A common stock at an exercise price of $5.25 per share. These shares have been registered under the Securities Act on Form S-8.

    Except in the case of disability or a change of control, we may terminate Mr. Galluccio's employment only for cause, upon which termination Mr. Galluccio will have no right to receive any compensation or benefit from us. If
Mr. Galluccio's employment is terminated for any reason other than for cause, or in the event that there is a change of control of our company and Mr. Galluccio is requested, in connection with such change of control, to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Galluccio's current principal office location, Mr. Galluccio, in his sole and absolute discretion, may deem this agreement to be terminated by us without cause. Upon such termination, Mr. Galluccio will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from us and our employee benefit plans, and an amount equal to 25% of Mr. Galluccio's base salary.

    Mr. Galluccio has agreed not to compete with us or any affiliated company for a period of two years following the termination of his employment agreement.

    BENEDETTO EMPLOYMENT AGREEMENT. Mr. Benedetto's employment agreement, dated as of August 31, 1998, has a three and one-half year term. It provides
Mr. Benedetto with an annual base salary of $225,000 for the current year.
Mr. Benedetto is also entitled to receive an annual incentive bonus, which is dependent upon our performance, to be determined by the Compensation Committee of the Board of Directors. If approved by the Compensation Committee, the incentive bonus has an initial target of 20% of Mr. Benedetto's base salary.
Mr. Benedetto's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Benedetto was granted options to purchase 300,000 shares of class A common stock at an exercise price of $5.25 per share. These shares have been registered under the Securities Act on Form S-8.

    Except in the case of disability or a change of control, we may terminate Mr. Benedetto's employment only for cause, upon which termination Mr. Benedetto will have no right to receive any compensation or benefit from us. If
Mr. Benedetto's employment is terminated for any reason other than for cause, or in the event that there is a change of control of our company and Mr. Benedetto is requested, in connection with such change of control, to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Benedetto's current principal office location, Mr. Benedetto, in his sole and absolute discretion, may deem this agreement to be terminated by us without cause. Upon such termination, Mr. Benedetto will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from us and our employee benefit plans, and an amount equal to 25% of Mr. Benedetto's base salary.

    Mr. Benedetto has agreed not to compete with us or any affiliated company for a period of two years following termination of his employment agreement.

    TANZI EMPLOYMENT AGREEMENT. Mr. Tanzi's employment agreement, dated as of August 31, 1998, has a two year term. It provides Mr. Tanzi with an annual base salary of $225,000 for the current year. Mr. Tanzi is also entitled to receive an annual incentive bonus, which is dependent upon our performance, to be determined by the Compensation Committee of the Board of Directors. If approved by the Compensation Committee, the incentive bonus has an initial target of 40% of Mr. Tanzi's base salary. Mr. Tanzi's employment agreement also provides for other employee benefits such as the right to participate in all group health and insurance programs. In addition, Mr. Tanzi was granted options to purchase 300,000 shares of class A common stock at an exercise price of $5.25 per share. These shares have been registered under the Securities Act on Form S-8.

    Except in the case of disability or change of control, we may terminate
Mr. Tanzi's employment only for cause, upon which termination Mr. Tanzi will have no right to receive any compensation or benefit from us. If Mr. Tanzi's employment is terminated for any reason other than for cause, or in the event that there is a change of control of our company and Mr. Tanzi is requested, in connection with such change of control, to perform his duties under this agreement on a regular, full-time basis at a location further than 75 miles from Mr. Tanzi's current principal office location, Mr. Tanzi, in his sole and absolute discretion, may deem this agreement to be terminated by us without cause. Upon such termination, Mr. Tanzi will be entitled to receive his base salary for the remaining term of his employment agreement, all previously earned and accrued entitlements and benefits from us and our employee benefit plans, and an amount equal to 25% of Mr. Tanzi's base salary.

    Mr. Tanzi has agreed not to compete with us or any affiliated company for a period of two years following termination of his employment agreement.

1997 AND 1998 INCENTIVE STOCK PLANS

    We have adopted the 1997 Incentive Stock Plan and the 1998 Incentive Stock Plan pursuant to which key employees, officers and directors (including independent directors and members of the Compensation Committee) of our company and its subsidiaries who have substantial responsibility in the direction of our company and its subsidiaries, and others whom the option committee determines provide substantial and important services to our company, may be granted
(i) incentive stock options ("ISOs") and/or (ii) non-qualified stock options ("NQSOs" and, together with ISOs, "Stock Options"). The aggregate number of shares of the class A common stock that may be the subject of Stock Options under the Incentive Stock Plans is 28,000,000 (8,000,000 under the 1997 Incentive Stock Plan and 20,000,000 under the 1998 Incentive Stock Plan), and the maximum number of shares of class A common stock available with respect to Stock Options granted to any one grantee is 2,000,000 (800,000 under the 1997 Incentive Stock Plan and 1,200,000 under the 1998 Incentive Stock Plan) shares.

    The exercise price of all ISOs is the fair market value of the class A common stock on the date of grant (or 110% of such fair market value with respect to ISOs granted to persons who own stock possessing more than 10% of the voting rights of our company's capital stock), and the exercise price of all NQSOs is determined by the Compensation Committee, although the initial awards will be made at fair market value of the class A common stock on the date of grant. Stock Options vest and become exercisable over a period of years, as determined by the Compensation Committee, and have a term not to exceed ten years.

    If a grantee's employment with us is terminated because of the grantee's death, or the grantee's retirement on or after attaining the age which the company may from time to time establish as the retirement age for any class of its employees, or the age specified in the employment agreement with such grantee, prior to the date when the Stock Option is by its terms exercisable, the Stock Option will be immediately exercisable as of the date of the termination of the grantee's employment, subject to the other terms of the Incentive Stock Plans. Upon a "change in control" of our company (as defined in the

Incentive Stock Plans), each holder of a Stock Option will have the right to exercise the Stock Option in full without regard to any waiting period, installment period or other limitation or restriction thereon, and the right, exercisable by written notice within 60 days after the change in control, to receive in exchange for the surrender of an option an amount of cash equal to the difference between the fair market value of the class A common stock on the date of exercise and the exercise price of the Stock Option. For options granted under the 1998 Incentive Stock Plan on or after November 13, 1998, in the event of a change in control, the Board of Directors may in its sole discretion determine (i) that each holder of such a Stock Option will have the right to exercise the Stock Option in full without regard to any waiting period, installment period or other limitation or restriction thereon, and/or (ii) each holder of such a Stock Option will have the right, exercisable by written notice within 60 days after the change of control, to receive, in exchange for the surrender of a Stock Option, an amount of cash equal to the difference between the fair market value of the class A common stock on the date of exercise and the exercise price of the Stock Option. Alternatively, the board of directors may in its sole discretion determine to take neither action. Upon a grantee's termination of employment from our company or a subsidiary on account of disability, the grantee or the legal representative of the grantee will have the right, for a period of one year following the date of such termination, to exercise a Stock Option, to the extent such award is exercisable and to the extent such Stock Option has not yet expired. In the event the grantee's employment with us is terminated for any reason other than disability, death or retirement, the grantee may exercise a Stock Option within three months after his or her termination of employment.

INDEMNIFICATION AGREEMENTS

    We have entered into indemnification agreements with certain officers and directors. The indemnification agreements provide for indemnification of such directors and officers to the fullest extent authorized or permitted by law. The indemnification agreements also provide that:

    - we will advance all expenses incurred by the director or officer in defending certain litigation,

    - we will appoint in certain circumstances an independent legal counsel to determine whether the director or officer is entitled to indemnification, and

    - we will continue to maintain a directors' and officers' liability insurance (which currently consists of $25.0 million of primary coverage).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Rockefeller and White. Neither member of the Compensation Committee served as an officer or employee of our company or any of its subsidiaries during fiscal 1998. There were no material transactions between us and any of the members of the Compensation Committee during fiscal 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    TRADEMARK LICENSE AGREEMENT. We are a party to a ten year royalty free license agreement with Metromedia Company, pursuant to which Metromedia Company has granted us a nonexclusive, nontransferable and nonassignable right and license, without the right to grant sublicenses and to use the trade name, trademark and corporate name Metromedia in the United States and worldwide. The license agreement with Metromedia Company can be terminated by Metromedia Company upon one month's prior written notice in the event that:

    - Metromedia Company or its affiliates own less than 20% of the common stock;

    - a change in control of our company occurs; or

    - any of the stock or all or substantially all of the assets of any of our subsidiaries are sold or transferred, in which case, the license agreement with Metromedia Company will terminate with respect to such subsidiary.

    A change in control of our company for purpose of the trademark license agreement is defined as:

    - a transaction in which a person or group, within the meaning of
      Section 13(d)(3) of the Securities Exchange Act of 1934, not in existence at the time of the execution of the Metromedia license agreement becomes the beneficial owner of stock entitling such person or group to exercise 50% or more of the combined voting power of all classes of our stock;

    - a change in the composition of our Board of Directors whereby a majority of the members are not directors serving on the Board of Directors at the time of the license agreement with Metromedia Company, or any person succeeding such director who was recommended or elected by such directors;

    - a reorganization, merger or consolidation where following consummation thereof, Metromedia Company would hold less than 20% of the combined voting power of all classes of our stock;

    - a sale or other disposition of all or substantially all of our assets; or

    - any transaction the result of which would be that the common stock would not be required to be registered under the Securities Exchange Act of 1934, and the holders of common stock would not receive common stock of the survivor to the transaction which is required to be registered under the Securities Exchange Act of 1934.

    In addition, Metromedia Company has reserved the right to terminate this trademark license agreement in its entirety immediately upon written notice to us if, in Metromedia Company's sole judgment, our continued use of Metromedia as a trade name would jeopardize or be detrimental to the good will and reputation of Metromedia Company.

    We have agreed to indemnify Metromedia Company and hold it harmless against any and all losses, claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and reasonable legal expenses, and other related expenses, arising in connection with the license agreement with Metromedia Company.

    As long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a copy of the license agreement at the specified office of the paying agent in Luxembourg.

    MANAGEMENT AGREEMENT. We are a party to the management agreement under which Metromedia Company provides us with consultation and advisory services relating to legal matters, insurance, personnel and other corporate policies, cash management, internal audit and finance, taxes, benefit plans and other services as we may reasonably request. The management agreement terminates on December 31 of each year, and is automatically renewed for successive one year terms unless either party terminates upon

60 days prior written notice. We are also obligated to reimburse Metromedia Company all its out-of-pocket costs and expenses incurred and advances paid by Metromedia Company in connection with the management agreement. In this agreement, we have agreed to indemnify Metromedia Company and hold it harmless from and against any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses, including reasonable attorneys' fees and other costs and expenses incident to any suit, proceeding or investigation of any kind imposed on, incurred by or asserted against Metromedia Company in connection with the management agreement. In 1997, Metromedia Company received no money for its out-of-pocket costs and expenses or for interest on advances extended by it to us under the management agreement. For the year ended December 31, 1998, we incurred $500,000 to Metromedia Company under this agreement. The management fee for 1999 under the agreement is $1,000,000, payable quarterly at a rate of $250,000.

    As long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain copies of the management agreement at the specified office of the paying agent in Luxembourg.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides you with certain information, as of September 30, 1999, regarding the beneficial ownership of our voting stock after giving effect to the stock split by (i) each of our directors and director nominees, (ii) each person whom we believe beneficially owns more than 5% of our outstanding voting stock, (iii) each Named Executive Officer and (iv) all our executive officers and directors as a group. In accordance with the rules promulgated by the Securities and Exchange Commission, the ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one more person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by that person. Some of the stockholders listed below intend to dispose of a portion of their shares in a concurrent offering. See "Recent and Proposed Transactions."

                                            CLASS A                    CLASS B
                                         COMMON STOCK              COMMON STOCK(1)
                                   -------------------------   ------------------------
                                     NUMBER         PERCENT      NUMBER        PERCENT        PERCENT OF
                                   OF SHARES        OF CLASS   OF SHARES       OF CLASS   TOTAL VOTING POWER
                                   ----------       --------   ----------      --------   ------------------
Stephen A. Garofalo..............  45,495,512(2)      22.5%        --            --               8.4%
Metromedia Company(3)............      --             --       31,462,048        93.2%           58.6%
Putnam Investments, Inc..........  29,056,060(4)      14.6%        --            --               5.4%
FMR Corp.........................  13,344,000(5)       6.7%        --            --               2.4%
Howard M. Finkelstein............  12,218,000(6)       5.8%        --            --               2.2%
Vincent A. Galluccio.............   1,524,015(7)      *   %        --            --            *
Gerard Benedetto.................     475,000(8)      *            --            --            *
Nicholas M. Tanzi................     366,880(9)      *            --            --            *
Silvia Kessel....................     510,472(10)     *            --            --            *
John W. Kluge....................   2,028,000(11)        1%    31,462,048(12)    93.2%           59.0%
David Rockefeller................   2,829,104(13)      1.4%        --            --            *
Stuart Subotnick.................   2,028,000(11)        1%    33,769,272(12)   100.0%           62.9%
Arnold L. Wadler.................     615,344(10)     *            --            --            *
Leonard White....................      46,000(14)     *            --            --            *
Sherman Tuan.....................   1,074,889(15)     *            --            --            *
David Rand.......................     455,175(16)     *            --            --            *
All Directors and Executive
  Officers as a Group............  69,626,391(17)     31.5%    33,769,272       100.0%           75.9%

------------------------

*   less than 1.0%

(1) The shares of class B common stock are convertible into shares of class A common stock at the rate of one share of class A common stock for each share of class B common stock, and the holders of shares of class B common stock are entitled to 10 votes per share.

(2) Includes presently exercisable options to purchase 3,042,000 shares of class A common stock at an exercise price of $.245 per share of which 2,882,000 are held by the Stephen A. Garofalo 1999 Annuity Trust No. 1 and 160,000 are held by the Stephen A. Garofalo 1999 Annuity Trust No. 2.
    Mr. Garofalo is the trustee of both trusts. Mr. Garofalo's address is One North Lexington Avenue, White Plains, New York, New York 10601.

(3) Metromedia Company's address is One Meadowlands Plaza, East Rutherford, NJ 07073.

(4) Based solely upon the Schedule 13G, dated February 2, 1999 filed by Putnam Investments, Inc. Putnam Investments, Inc's address is One Post Office Square, Boston, Massachusetts, 02109.

(5) Based solely on the Schedule 13G, dated February 16, 1999 filed by FMR Corp., Edward C. Johnson III and Abigail P. Johnson. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(6) Includes presently exercisable options to purchase 12,168,000 shares of class A common stock at an exercise price of $.245 per share and 50,000 shares of class A common stock owned by members of Mr. Finkelstein's family. Mr. Finkelstein's address is One North Lexington Avenue, White Plains, New York, New York 10601.

(7) Includes presently exercisable options to purchase 1,131,840 and 325,000 shares of class A common stock at an exercise price of $.245 and $2.00 per share, respectively and 17,175 shares owned by his spouse.

(8) Includes presently exercisable options to purchase 350,000 and 75,000 shares of class A common stock at an exercise price of $1.9375 and $5.25 per share, respectively.

(9) Includes presently exercisable options to purchase 285,000, 75,000 and 880 shares of class A common stock at an exercise price of $2.00, $5.25 and $.95375 per share, respectively. Also includes 5,200 shares of class A common stock owned by members of Mr. Tanzi's family, with respect to which Mr. Tanzi has been granted a proxy to vote. Mr. Tanzi's address is One North Lexington Avenue, White Plains, New York 10601.

(10) Includes 405,600 presently exercisable options to acquire shares of class A common stock at an exercise price of $.245 per share held by each of Ms. Kessel and Mr. Wadler. Does not include shares owned by Metromedia Company. Ms. Kessel and Mr. Wadler are employed by Metromedia Company and disclaim beneficial ownership of the shares owned by Metromedia Company.

(11) Consists of 2,028,000 presently exercisable options to acquire shares of class A common stock at an exercise price of $.245 per share held by each of Mr. Kluge and Mr. Subotnick. Mr. Kluge's address is 215 East 67th Street, New York, NY 10021 and Mr. Subotnick's address is 215 East 67th Street, New York, NY 10021.

(12) Includes 31,462,048 shares owned by Metromedia Company. Messrs. Kluge and Subotnick, directors of our company, are general partners of Metromedia Company.

(13) Represents 2,789,104 shares owned by DR & Descendants LLC, of which
    Mr. Rockefeller is Managing Member and for which he exercises voting and investment power plus presently exercisable options in his own name to purchase 40,000 shares of class A common stock at an exercise price of $2.00 per share. Mr. Rockefeller disclaims actual beneficial ownership of shares owned by DR & Descendants LLC except as to one seventh ( 1/7) of the shares attributable to his proportionate interest in the LLC. The other interests of the LLC are owned by Mr. Rockefeller's six children.

(14) Includes 40,000 presently exercisable options to acquire shares of class A common stock at an exercise price of $2.00 per share.

(15) Includes presently exercisable options to purchase
    205,625, 146,875, 11,750, 284,025, 5,875 and 35,250 shares of class A common stock at an exercise price of $.018, $.171,, $.511, $4.25, $5.16 and
    $33.192, respectively.

(16) Includes presently exercisable options to purchase
     10,260, 58,750, 11,750, 237,937, 15,875, 58,750 and 35,250 shares of class A common stock at an exercise price of $.052, $.171, $.171, $.511, $4,256, $5.16, $22.208 and $33.192, respectively.

(17) Includes presently exercisable options to acquire 21,209,040, 880, 350,000, 690,800, 150,000, 10,260, 205,625, 23,500, 521,962, 11,750, 58,750 and
    70,500 shares of class A common stock at an exercise price of $.245, $.95375, $1.9375, $2.00, $5.25, $.052, $.511, $4.256, $5.16, $22.208 and
    $33.192, respectively.

                       DESCRIPTION OF OTHER INDEBTEDNESS

DESCRIPTION OF OUR 10% SENIOR NOTES DUE 2008

    GENERAL. On November 25, 1998 we issued $650 million of 10% Senior Notes due 2008 pursuant to an indenture between us and IBJ Schroeder Bank and Trust Company (which has been succeeded by The Bank of New York), as trustee. On
May 26, 1999, we consummated an offer to exchange those notes for $650 million of 10% Senior Notes due 2008 that had been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 10% Senior Notes due 2008 are limited in aggregate principal amount to $650 million and will mature on November 15, 2008. Interest on the 10% Senior Notes due 2008 accrues at 10% per annum and is payable semiannually in arrears on May 15 and November 15 of each year.

    RANKING The 10% Senior Notes due 2008 are our unsecured senior obligations, that rank equally in right of payment with all of our existing and future senior unsecured obligations and rank senior in right of payment to all of our future subordinated obligations. The 10% Senior Notes due 2008, however, are effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets that secure that indebtedness and to all of our subsidiaries existing and future obligations, whether or not secured.

    REDEMPTION. The 10% Senior Notes due 2008 are redeemable on or after November 15, 2003, at our option, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) described below plus accrued interest, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................    105.000%
2004........................................................    103.333%
2005........................................................    101.667%
2006 and thereafter.........................................    100.000%

    In addition, at any time on or before November 15, 2001, we may redeem up to 35% of the original aggregate principal amount of the 10% Senior Notes due 2008 with the net proceeds of a sale of common equity at a redemption price equal to 110% of the principal amount thereof, plus accrued interest, provided that at least 65% of the original aggregate principal amount of 10% Senior Notes due 2008 remains outstanding after such redemption and provided further, that we use the net cash proceeds of any public equity offering resulting in gross proceeds of at least $100 million. Except in connection with a change of control or an asset sale, as defined in the indenture relating to the 10% Senior Notes due 2008, of our company, we are not required to make mandatory redemption or sinking fund payments with respect to the 10% Senior Notes due 2008.

    COVENANTS. The indenture relating to the 10% Senior Notes due 2008 restricts, among other things, our ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets, enter into certain transactions with affiliates, or incur certain indebtedness. The indenture relating to the 10% Senior Notes due 2008 permits, under certain circumstances, our subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 10% Senior Notes due 2008 contains standard events of default, including:

    - defaults in the payment of principal, premium or interest;

    - defaults in the compliance with covenants contained in the indenture;

    - cross defaults on more than $15 million of other indebtedness;

    - failure to pay more than $15 million of judgements; and

    - certain events of our subsidiaries.

                        RECENT AND PROPOSED TRANSACTIONS

OFFERING OF DECS SECURITIES

    Concurrently with the offering described in this prospectus supplement, some of our stockholders intend to enter into prepaid forward contracts with DECS Trust VI, under which DECS Trust VI will agree to purchase from those stockholders on November 15, 2002 (which date may be extended to February 15, 2003) an aggregate of up to 10,000,000 (excluding the over-allotment option) shares of class A common stock beneficially owned by those stockholders subject to the terms and conditions set forth in those contracts. Stockholders who enter into these prepaid forward contracts will continue to beneficially own and vote these shares until such future date. We understand that DECS Trust VI will concurrently sell an aggregate of 10,000,000 (excluding the over-allotment option) DECS securities. We will receive no portion of the proceeds from these transactions.

SALE OF CLASS A COMMON STOCK BY THE SELLING STOCKHOLDERS

    Concurrently with the offering described in this prospectus supplement, some of our stockholders intend to sell 4,895,000 (excluding the over-allotment option) shares of class A common stock. Each share of class A common stock will be sold at $39 7/16 per share resulting in $193,046,563 aggregate gross proceeds to those stockholders. We will receive no portion of the proceeds from this sale.

    Neither of the transactions described above nor the offering described in this prospectus supplement is conditioned upon any of the other transactions.

PROPOSED INVESTMENT BY BELL ATLANTIC

    On October 7, 1999, Bell Atlantic entered into a securities purchase agreement with us, under which Bell Atlantic has agreed to purchase approximately 25.6 million newly issued shares of our class A common stock at a price of $28.00 per share and a convertible subordinated note of approximately $975.3 million, which note is convertible into shares of our class A common stock at a conversion price of $34.00 per share. The closing of these transactions under the securities purchase agreement is subject to:

    - the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

    - approvals from various regulatory authorities;

    - with respect to that portion of the issuance of the shares and the convertible subordinated note in the aggregate in excess of 19.9% of the number of shares of our common stock outstanding at the closing (assuming conversion of the note to be acquired by Bell Atlantic), the approval of our stockholders; and

    - other customary closing conditions.

    At the closing of the issuance and sale of the shares and the convertible subordinated note, we will enter into an indenture with U.S. Bank Trust National Association, as trustee, governing the terms of the convertible subordinated note. In addition, we will enter into registration rights agreements giving Bell Atlantic registration rights with respect to the shares and the convertible subordinated note at the closing of the issuance and sale of the shares and the convertible subordinated note.

    As a condition to closing, we have agreed to enter into a stockholders' agreement with Bell Atlantic, together with Metromedia Company, Mr. John W. Kluge and Mr. Stuart Subotnick. Under the stockholders agreement, except under certain circumstances, Bell Atlantic will agree to a "standstill" provision under which it will agree not to acquire more that 22% of our common stock and will not participate in certain acquisition proposals, tender offers, proxy solicitations or similar transactions with respect to us without the consent of our board of directors for a period of ten years. The parties to the stockholders agreement will also agree to a number of restrictions on their respective abilities to sell the shares of our common stock which they own during a period of two years following closing of the transactions contemplated by the securities purchase agreement. In addition, the stockholders agreement will provide for certain tag-along rights and rights of first refusal among the parties. Metromedia Company and Messrs. Kluge and Subotnick will agree to vote all of their shares of class B common stock (which constitute approximately 63% of the voting power of our common stock) in favor of the issuance of the shares and the convertible subordinated note in the aggregate in excess of 19.9% of the number of shares of our common stock outstanding at the closing. Bell Atlantic will also have the right to have an observer at meetings of our board of directors, and after converting the convertible subordinated note into shares of class A common stock, Bell Atlantic will have the right to appoint two directors to our board of directors.

                            DESCRIPTION OF THE NOTES

    THIS DESCRIPTION OF THE TERMS OF THE 10% SENIOR NOTES DUE 2009 DENOMINATED IN U.S. DOLLARS (THE "DOLLAR NOTES") AND THE 10% SENIOR NOTES DUE 2009 DENOMINATED IN EUROS (THE "EURO NOTES" AND, TOGETHER WITH THE DOLLAR NOTES, THE "NOTES") SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT, MODIFIES THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH REFERENCE IS MADE.

    The following description of material terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture to be dated November 17, 1999 (the "Indenture"), between Metromedia Fiber Network, Inc. and The Bank of New York, as trustee (the "Trustee") and to those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). We have filed the proposed form of the Indenture as Exhibit 4.3 to the Registration Statement, of which this prospectus supplement and the accompanying prospectus form a part. References in this "Description of the Notes" to the "Company" or the "Issuer" refer to Metromedia Fiber Network, Inc. only and not its subsidiaries. Terms (whether or not capitalized) used but not defined herein have the meanings given to them in the Indenture.

GENERAL

    The Dollar Notes and the Euro Notes are each to be issued pursuant to the Indenture. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes will be subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Metromedia Fiber Network, Inc. and not to any of its Subsidiaries.

    As of the Issue Date, all of the Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate existing or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants contained in the Indenture. Neither the Company's investment in ION nor its investment in the joint venture constructing the German Network will be considered Subsidiaries for purposes of the Indenture.

TERMS OF NOTES

    The Notes will be general obligations of the Company and will rank equal in right of payment with all existing and future unsecured senior Indebtedness of the Company. The Notes will rank senior in right of payment to all subordinated Indebtedness of the Company that may be issued in the future, if any. The Notes will not be secured by any assets and, therefore, will be effectively subordinated to any existing and future secured Indebtedness of the Company and its Subsidiaries, including the Credit Agreement, to the extent of the value of the assets securing such Indebtedness.

    The Company conducts substantially all of its operations through its Subsidiaries and, therefore, the Company is dependent on the cash flow of its Subsidiaries to meet its obligations, including its obligations with respect to the Notes. The Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries, including any Guarantees of such Subsidiaries with respect to the Credit Agreement. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary that is senior to that held by the Company. See "Risk Factors Relating to the Notes."

PRINCIPAL, MATURITY AND INTEREST

    The Dollar Notes will be limited in aggregate principal amount to $750 million and the Euro Notes will be limited in aggregate principal amount to [EURO]250 million. The Notes will mature on December 15, 2009 at a price equal to 100% of the principal amount. Interest on the Dollar Notes and the Euro Notes will accrue at the rate of 10% and 10% per annum, respectively, and will be payable semi-annually in arrears on June 15 and December 15, commencing
June 15, 2000, to Holders of record on the immediately preceding June 1 and December 1 until payment in full of the principal of the Notes has been made or duly made available for payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal 1% per annum in excess of the rate borne by the Notes. For additional information concerning payments on the Notes. See "--Book Entry, Delivery and Form--Payment on the Notes."

    We have appointed The Bank of New York to serve as register and principal paying agent for the Notes. Application has been made to list the Notes on the Luxembourg Stock Exchange. As long as the Notes are listed on the Luxembourg Stock Exchange and as long as the rules of this exchange require, we will also maintain a paying agent and a transfer agent in Luxembourg. The Dollar Notes will be issued in definitive, fully registered, global form, without coupons in denominations of $1,000 and integral multiples thereof. The Euro Notes will be issued in definitive, fully registered, global form, without coupons in denominations of [EURO]1,000 and integral multiples thereof. Except as described below under "Book Entry, Delivery and Form," owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated Notes. The Trustee initially will be Paying Agent and Registrar under the Indenture, and the Company may act as Paying Agent or Registrar under the Indenture. No service will be made for any registration of transfer or exchange of the Senior Notes, but we may require payment to cover any transfer tax or similar governmental charge.

    The Company may, to the extent it is required to do so by applicable law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

OPTIONAL REDEMPTION

    Except as set forth below, the Notes will not be redeemable at the Company's option prior to December 15, 2004. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

                                      PERCENTAGE        PERCENTAGE
YEAR                               FOR DOLLAR NOTES   FOR EURO NOTES
----                               ----------------   --------------

2004.............................       105.000%         105.000%

2005.............................       103.333%         103.333%

2006.............................       101.667%         101.667%

2007 and thereafter..............       100.000%         100.000%

    Notwithstanding the foregoing, at any time prior to December 15, 2002, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of each of the Dollar Notes and the Euro Notes (determined separately) originally issued pursuant to the Indenture at a redemption price of 110% of the principal amount of the Dollar Notes and 110% of the principal amount of the Euro Notes, in each case plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds received from any Public Equity Offering made by the Company resulting in gross proceeds to the Company of at least
$100 million; PROVIDED that at least 65% of the aggregate principal amount of the Dollar Notes and the Euro Notes (determined separately) originally issued pursuant to the Indenture remain outstanding immediately after the occurrence of any such redemption. The Company may make any such redemption upon not less than 30 nor more than 60 days' notice (but in no event more than 90 days after the closing of the related Public Equity Offering).

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are then listed, or, if the Notes are not so then listed, on a pro rata basis, by lot or by such method as the Company shall deem fair and appropriate; PROVIDED that no Notes of $1,000 or [EURO]1,000, as the case may be, or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days prior to the redemption date to each Holder of Notes to be redeemed at its registered address. As long as the Notes are listed on the Luxembourg Stock Exchange, such notice will be published in an authorized newspaper in Luxembourg. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption unless the Company defaults in the payment thereof.

MANDATORY REDEMPTION

    The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or [EURO]1,000, as the case may be, or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price in cash equal to 101% of the aggregate principal amount thereof (the "Change of Control Payment"), plus accrued and unpaid interest (and Liquidated Damages, if any) thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, that, the Company shall not be obligated to repurchase Notes pursuant to a Change of Control Offer in the event that it has exercised its rights to redeem all of the Notes pursuant to the Indenture. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date specified in such notice, which date shall be no earlier than 30 and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), in accordance with the procedures required by the Indenture and described in such notice. As long as the Notes are listed on the Luxembourg Stock Exchange, such notice will be published in an authorized newspaper in Luxembourg.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under this covenant by virtue thereof.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment plus accrued and unpaid interest thereon in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail or deliver to each Holder of Notes so tendered the Change of Control Payment plus accrued and unpaid interest thereon for such Notes, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or [EURO]1,000, as the case may be or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The Company's ability to purchase Notes upon a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such required purchases. See "Risk Factors--Purchase of Notes Upon a Change of Control." The Company shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture and purchases all Notes validly tendered and not withdrawn.

    ASSET SALES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale, unless (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors (including as to the value of all noncash consideration) and set forth in an Officer's Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor is in the form of cash and/or Cash Equivalents or Telecommunications Assets, and (iii) the Net Cash Proceeds received by the Company (or such Restricted Subsidiary, as the case may be) from such Asset Sale are applied within 360 days following the receipt of such Net Cash Proceeds, to the extent the Company (or such Restricted Subsidiary, as the case may be) elects, (a) to the permanent redemption or repurchase of outstanding Indebtedness (other than Subordinated Indebtedness) that is secured Indebtedness (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or Indebtedness of the Company or such Restricted Subsidiary that ranks equally with the Notes but has a maturity date that is prior to the maturity date of the Notes and/or (b) to reinvest such Net Cash Proceeds (or any portion thereof) in Telecommunications Assets. Notwithstanding anything herein to the contrary, with respect to the reinvestment of Net Cash Proceeds, only proceeds from an Asset Sale of assets, or Equity Interests, of a Foreign Subsidiary may be used to retire Indebtedness of a Foreign Subsidiary or reinvest in assets or Equity Interests of a Foreign Subsidiary. The balance of such Net Cash Proceeds, after the application of such Net Cash Proceeds as described in the immediately preceding clauses (a) and (b), shall constitute "Excess Proceeds."

    When the aggregate amount of Excess Proceeds equals or exceeds
$15.0 million (taking into account income earned on such Excess Proceeds), the Company will be required to make a pro rata offer to all Holders of Notes and PARI PASSU Indebtedness with comparable provisions requiring such Indebtedness to be purchased with the proceeds of such Asset Sale (an "Asset Sale Offer") to purchase the maximum principal amount or accreted value in the case of Indebtedness issued with an original issue discount of Notes and PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof or the accreted value thereof, as applicable, plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture and the agreements governing such PARI PASSU Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and PARI PASSU Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Company shall select the Notes and PARI PASSU Indebtedness to be purchased on a pro rata basis in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness. Upon completion, of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero for purposes of the first sentence of this paragraph.

    The amount of (x) any liabilities (as shown on the Company's (or such Restricted Subsidiary's, as the case may be), most recent balance sheet), other than Subordinated Indebtedness, of the Company or any Restricted Subsidiary, that are assumed by the transferee of any such assets pursuant to an agreement that immediately releases the Company and all of its Restricted Subsidiaries from all liability in respect thereof, (y) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Company and all of its Restricted Subsidiaries immediately are released from all Guarantees of payment of such Indebtedness and such Indebtedness is no longer the liability of the Company or any of its Restricted Subsidiaries, and (z) any securities, notes or other obligations received by the Company (or such Restricted Subsidiary, as the case may be) from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company (or such Restricted Subsidiary, as the case may be) into cash and/or Cash Equivalents (to the extent of the cash and/or Cash Equivalents received), will be deemed to be cash and/or Cash Equivalents for purposes of this provision.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as stockholders (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Consolidated Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or

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principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

    (a) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof,

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries on and after the Issue Date (excluding Restricted Payments permitted by, and made pursuant to, clauses (ii), (iii) and (viii) of the next succeeding paragraph), is less than the sum, without duplication and except as credited in the next succeeding paragraph, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Net Cash Proceeds received by the Company on and after November 25, 1998 as a Capital Contribution or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted or exchanged into such Equity Interests (other than Equity Interests (or Disqualified Stock or converted debt securities) sold to a Subsidiary of the Company), plus the amount of Net Cash Proceeds received by the Company upon such conversion or exchange, plus (iii) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries on and after the Issue Date resulting from (x) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, (y) proceeds realized by the Company or any Restricted Subsidiary upon the sale of such Investment to a Person other than the Company or any Subsidiary of the Company, or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any of the immediately preceding clauses
       (x), (y) or (z) the aggregate amount of Restricted Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary on and after the Issue Date, plus (iv) to the extent that any Restricted Investment that was made on and after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of, to the extent paid to the Company or a Restricted Subsidiary, (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions;
(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such Net Cash Proceeds that are utilized for, and the Equity Interests issued or exchanged for, any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) of the preceding paragraph and each other clause of this paragraph; (iii) the defeasance, redemption, retirement, repurchase or other acquisition of Subordinated Indebtedness with the Net Cash Proceeds from, or issued in exchange for, a substantially concurrent incurrence of Permitted Refinancing Indebtedness; PROVIDED that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) of the preceding paragraph and each other clause of this paragraph;
(iv) the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries held by any member of the Company's or such Restricted Subsidiary's management; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any fiscal year; (vi) retiring any Equity Interests of the Company to the extent necessary (as determined in good faith by a majority of the disinterested members of the Board of Directors, whose determination shall be evidenced by a resolution thereof) to prevent the loss, or to secure the renewal or reinstatement, of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency; (vii) Investments in Telecommunications Assets, PROVIDED that the aggregate fair market value (measured on the date each such Investment was made or returned, as applicable), when taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, does not exceed the sum of (y) $15.0 million, plus (z) the aggregate amount equal to the net reduction in Investments made pursuant to this clause (vii) on and after the Issue Date resulting from dividends, distributions, interest payments, return of capital, repayments of such Investments or Net Cash Proceeds realized by the Company or any Restricted Subsidiary upon the sale of such Investment to a Person other than the Company or any Subsidiary of the Company, except to the extent any such net reduction amount is included in the amount calculated pursuant to clause (c) of the preceding paragraph or any other clause of this paragraph; (viii) Investments in Telecommunications Assets made after November 25, 1998 with the Net Cash Proceeds, the fair market value of Telecommunications Assets or Equity Interests of a Person that becomes a Restricted Subsidiary (PROVIDED the assets of such Person consist entirely or substantially entirely of Telecommunications Assets) received from the sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) and, PROVIDED, FURTHER, that the amount of any such Net Cash Proceeds that are utilized for any such Investment shall be excluded from clause (c) of the preceding paragraph and each other clause of this paragraph; (ix) Investments in ION, PROVIDED that the aggregate fair market value thereof (measured on the date each such Investment was made or returned, as applicable), when taken together with all other Investments made pursuant to this clause (ix) does not exceed the sum of (I) $15.0 million, plus, (II) for each fiscal year, an amount equal to the amount of cash received by the Company or any of its Restricted Subsidiaries from ION or any of its Subsidiaries during such fiscal year except to the extent any such amount is included in the amount calculated pursuant to clause (c) of the preceding paragraph or any other clause of this paragraph during such fiscal year plus, (III) to the extent necessary to pay reasonable and necessary operating expenses of ION, an amount not to exceed $1.0 million in each fiscal year; and (x) Investments in the German Joint Venture, PROVIDED that the aggregate fair market value (measured on the date each such Investment was made or returned, as applicable), when taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding, does not exceed the sum of (y) $100.0 million, plus (z) the aggregate amount equal to the net reduction in Investments made pursuant to this clause (x) on and after the Issue Date resulting from dividends, distributions, interest payments, return of capital, repayments of such Investments or Net Cash Proceeds realized by the Company or any Restricted Subsidiary upon the sale of such Investment to a Person other than the Company or any Subsidiary of the Company, except to the extent such amount is included in the amount calculated pursuant to clause (c) of the preceding paragraph or any other clause of this paragraph.

    The Board of Directors may not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made (other than any de minimus amount required to capitalize such Subsidiary in connection with its organization)) as an Unrestricted Subsidiary (a "Designation") unless: (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;
(ii) the Company would, immediately after giving effect to such Designation, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described below under the caption

"--Incurrence of Indebtedness and Issuance of Preferred Stock" and (iii) the Company would not be prohibited under the Indenture from making an Investment at the time of such Designation (assuming the effectiveness of such Designation for purposes of this covenant) in an amount equal to the fair market value of the net Investment of the Company and all Restricted Subsidiaries in such Subsidiary on such date.

    In the event of any such Designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first or second paragraph of this covenant or Investments, as applicable. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of such Investments at the time of such Designation.

    The Indenture will further provide that a Designation may be revoked and an Unrestricted Subsidiary may thus be redesignated as a Restricted Subsidiary (a "Revocation") by a resolution of the Board of Directors delivered to the Trustee; PROVIDED that the Company will not make any Revocation unless: (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred at such time for all purposes under the Indenture.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company (or such Restricted Subsidiary, as the case may be) pursuant to the Restricted Payment. The fair market value of any asset(s) or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors (such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million).

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (including by way of merger, consolidation or acquisition), with respect to (collectively, "incur") any Indebtedness and the Company will not issue or incur any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue or incur any shares of Preferred Stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness or issue or incur shares of Disqualified Stock and its Restricted Subsidiaries may incur Acquired Debt or Acquired Preferred Stock if either:

    (i) the Consolidated Leverage Ratio at the end of the Company's most recently ended fiscal quarter (the "Reference Period") for which a consolidated balance sheet of the Company is available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued or incurred would have been less than 5.5 to 1.0 (if the Reference Period ends on or prior to December 31, 2001), or 5.0 to 1.0 (if the Reference Period ends subsequent to December 31,
        2001), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Preferred Stock had been issued, as the case may be, at the beginning of the Reference Period; or

    (ii) the Consolidated Capital Ratio at the end of the Reference Period would have been less than 2.0 to 1.0, determined after giving effect to the incurrence or issuance of such Indebtedness or Preferred Stock and, to the extent set forth in the definitions used herein, on a pro forma basis (including a pro forma application of the net proceeds therefrom).

    Notwithstanding the foregoing, the provisions of the paragraph set forth immediately above will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

    (a) the incurrence by the Company of Indebtedness represented by the Notes;

    (b) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

    (c) the incurrence of Indebtedness by the Company to any Consolidated Subsidiary or Indebtedness of any Restricted Subsidiary to the Company or any Consolidated Subsidiary (but such Indebtedness shall be deemed to be incurred upon such Indebtedness being held by any person other than the Company or such Consolidated Subsidiary including upon Designation and upon such Restricted Subsidiary otherwise no longer being a Consolidated Subsidiary); PROVIDED that in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes;

    (d) the incurrence by the Company of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (d) (plus any Permitted Refinancing Indebtedness and any other Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $25.0 million;

    (e) the incurrence by the Company, or any Guarantee thereof by any Restricted Subsidiary (other than any Foreign Subsidiary), of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this clause (e) (plus any Permitted Refinancing Indebtedness and any other Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $300.0 million, minus the amount of any such Indebtedness (i) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Asset Sales" or (ii) assumed by a transferee in an Asset Sale;

    (f) the incurrence by the Company or any Foreign Subsidiaries of Purchase Money Indebtedness; PROVIDED that in each case, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP in good faith by the Board of Directors of the Company) to the Company or such Foreign Subsidiary, as applicable, of the property so purchased, developed, acquired, constructed, improved or leased;

    (g) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness or foreign currency based Indebtedness, respectively, that is permitted by the terms of the Indenture to be outstanding; PROVIDEDthat the notional amount of any such Hedging Obligation does not exceed the amount of Indebtedness or other liability to which such Hedging Obligation relates;

    (h) the incurrence by a Foreign Subsidiary of Indebtedness pursuant to a Foreign Subsidiary Credit Agreement (or any Guarantee thereof by any other Foreign Subsidiary) in an aggregate principal amount incurred and outstanding at any time pursuant to this clause (h) (plus any Permitted Refinancing Indebtedness and any other Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $150.0 million (or the equivalent thereof at the time of incurrence in the applicable foreign currencies), minus the amount of any such Indebtedness (i) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Asset Sales" or (ii) assumed by a transferee of an Asset Sale;

    (i) the Company and its Restricted Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds, all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry (other than to the extent not supporting Indebtedness); and

    (j) the incurrence by the Company or any of its Restricted Subsidiaries, as applicable, of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, refund, refinance or replace Indebtedness that was incurred pursuant to the first paragraph hereof or clauses (a), (b), (d), (e), (f), (h) or this clause (j) of this paragraph.

    Indebtedness or Preferred Stock of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary or upon a Revocation such that such Subsidiary becomes a Restricted Subsidiary) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company, as applicable.

    Upon each incurrence, the Company may designate pursuant to which provision of this covenant such Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred by the Company under any other provision of this covenant, except as stated otherwise in the foregoing provisions.

    The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

    LIENS

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, or upon any income or profits therefrom unless all payments due under the Indenture and the Notes are secured (except as provided in the next clause) on an equal and ratable basis with the obligations so secured and no Lien shall be granted or be allowed to exist which secures Subordinated Indebtedness except with respect to Acquired Debt, in which case, however, such Liens must be made junior and subordinate to the Liens granted to the Holders of the Notes.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or
(2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issue Date, (b) the Indenture and the Notes and Indebtedness ranking PARI PASSU with the Notes provided such provisions are no more restrictive than the Notes, (c) the Credit Agreement, any Foreign Subsidiary Credit Agreement, PROVIDED that the restrictions contained in the Credit Agreement are no more restrictive, taken as a whole, than those contained in a credit agreement with terms that are commercially reasonable for a borrower that has substantially comparable Indebtedness, and PROVIDED, FURTHER, that no such provision shall prohibit or restrict the ability of any Restricted Subsidiary to pay dividends or make other upstream distributions or other payments to the Company or any of its Restricted Subsidiaries, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person or assets acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; PROVIDED, that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices,
(g) purchase money obligations (including pursuant to Purchase Money Indebtedness obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, constructed, leased or improved, (h) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition, provided that the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into, (i) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (j) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, and (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless: (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) no Default or Event of Default (or an event that, with the passing of time or giving of notice or both, would constitute an Event of Default) shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will immediately after such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (i) or (ii) of the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien subject to the provisions of the Indenture described under "--Liens" above, the Company or the successor entity to the Company shall have secured the Notes as required by said covenant; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Indenture will also provide that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets solely between or among the Company and its Wholly Owned Restricted Subsidiaries.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    TRANSACTIONS WITH AFFILIATES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions (A) involving aggregate consideration in excess of $5.0 million, the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate that such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and that, except with respect to matters governed by the Management Agreement, certifying that such Affiliate Transaction complies with clause (i) above and is in the best interests of the Company or such Restricted Subsidiary and (B) if involving aggregate consideration in excess of $15.0 million, a favorable written opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view is also obtained by the Company from an accounting, appraisal or investment banking firm of national standing with a copy delivered to the Trustee. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans, (b) the payment of compensation, performance of indemnification or contribution obligations, or an issuance, grant or award of stock, options, or other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (c) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (d) Management Advances and payments in respect thereof, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees, (iv) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company, (v) Affiliate Transactions in effect or approved by the Board of Directors on the Issue Date, including any amendments thereto (PROVIDED that the terms of such amendments are not materially less favorable to the Company than the terms of such agreement prior to such amendment), (vi) transactions with respect to capacity between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or another Affiliate and joint sales and marketing pursuant to an agreement or agreements between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or another Affiliate (PROVIDED that in the case of this clause (vi), such agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transaction in an arm's-length transaction with an unrelated third party or, in the case of a transaction with an Unrestricted Subsidiary, ION or an other Affiliate, are either (x) entered into in connection with a transaction involving the selection by a customer of cable system capacity entered into in the ordinary course of business or (y) involve the provision by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary, ION or an other Affiliate of sales and marketing services, operations, administration and maintenance services or development services for which the Company or such Restricted Subsidiary receives a fair rate of return (as determined by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) above its expenses of providing such services), and (vii) Restricted Payments that are permitted by the covenant described above under the caption "--Restricted Payments."

    BUSINESS ACTIVITIES

    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage, to more than a de minimus extent, in any business other than a Telecommunications Business.

    PAYMENTS FOR CONSENT

    Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend such terms or provisions of the Indenture or the Notes in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following will constitute an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described above under the captions "--Change of Control," or "--Asset Sales"; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates $15 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments not subject to appeal aggregating in excess of $15 million (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, vacated, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the

Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on, the Notes) if it determines that withholding notice is in their interest.

    The Holders of a majority (or super majority of at least 66 2/3% in the case of any covenant requiring 66 2/3% to amend) in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes.

    The Company will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company will be required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS OR
  SHAREHOLDERS

    No director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company with respect to the Notes or the Indenture, or for any claim based on, or in respect or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note will waive and release any and all such liability. Such waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture will be discharged and cancelled upon the delivery by the Company to the Trustee for cancellation of all the Notes or upon irrevocable deposit with the Trustee, within not more than one year prior to the final stated maturity of the Notes, or when the Notes are to be called for redemption within one year under arrangements satisfactory to the Trustee, of funds sufficient for the payment or redemption of all the Notes. In addition, the Indenture will provide that the Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"), except for: (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below; (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are contained in the Indenture ("Covenant Defeasance") and, thereafter, any omission to comply with such obligations will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (but not including non-payment, bankruptcy, receivership, rehabilitation or insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default.

    In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) the Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders of the Notes, (a) cash in U.S. dollars, non-callable Government Securities, or a combination thereof (with respect to the Dollar Notes) and (b) legal tender in the countries constituting the European Monetary Union, EEA Government Obligations, or a combination thereof (with respect to the Euro Notes), in all cases in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, since the Issue Date, the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance, and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance, and such Holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel in the United States reasonably acceptable to the Trustee, each stating that the conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as applicable, in the case of the Officers' Certificate, in clauses (i) through (vi) and, in the case of the opinion of counsel, in clauses (i) (with respect to the validity and perfection of the security interest) and clauses (ii) and (iii) of this paragraph, have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the procedures set forth in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before (i) a selection of Notes to be redeemed, (ii) an interest payment date or (iii) the mailing of notice of a Change of Control Offer or Asset Sale Offer. The registered Holder of a Note will be treated as the owner of it for all purposes under the Indenture. Except in the limited circumstances described below under "--Book-Entry, Delivery and Form," owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Cedelbank and their respective direct or indirect participants, which rules and procedures may change from time to time. If certificated Notes are issued, holders of such certificated Notes will be able to transfer their Notes in New York and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg in accordance with the procedures set forth under "--Book-Entry, Delivery and Form --Certificated Notes."

AMENDMENT, SUPPLEMENT AND WAIVER

    The Indenture will contain provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; PROVIDED that no such modification may, without the consent of Holders of at least 66 2/3% in aggregate principal amount of Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase at the Option of the Holders--Change of Control" in a manner adverse to the Holders or, except with respect to the Lien on the Security Account, release or modify a Lien granted to the Holders of the Notes; and PROVIDED that no such modification may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption at the option of the Company thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the option of the Company, on or after the Redemption Date), or reduce the Change of Control Payment or the Asset Sale Offer Price after the corresponding Asset Sale or Change of Control has occurred, or (ii) alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes as a right, or at the option, of the Company in a manner adverse to the Holders, or
(iii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or
(v) cause the Notes to become subordinate in right of payment to any other Indebtedness.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets in accordance with the terms of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Trustee, The Bank of New York, is organized under the laws of the State of New York, with offices located at 101 Barclay Street, Floor 21 West, New York, New York 10286. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of their own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

    The Company will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Notes and the Indenture.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" or "ACQUIRED PREFERRED STOCK" means, with respect to any specified Person, Indebtedness or Preferred Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person (including by Designation or Revocation), provided such Indebtedness or Preferred Stock is not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, transfer, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business and other than any sale, lease, transfer, conveyance or other disposition in the ordinary course of business of capacity on any fiber optic or cable system owned, controlled or operated by the Company or any Restricted Subsidiary or of telecommunications capacity, transmission rights, conduit or rights-of-way acquired by the Company or any Restricted Subsidiary for use in a Telecommunications Business of the Company or any Restricted Subsidiary (PROVIDED that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any Subsidiary. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Consolidated Subsidiary or by a Subsidiary to the Company or to a Consolidated Subsidiary, (ii) an issuance of Equity Interests by a Subsidiary to the Company or to a Consolidated Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," (iv) Permitted Investments made in accordance with clause (a) or
(c) of the definition thereof, (v) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of a Telecommunications Business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business, (vi) the surrender or waiver by the Company or any of its Restricted Subsidiaries of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind by the Company or any of its Restricted Subsidiaries or the grant by the Company or any of its Restricted Subsidiaries of a Lien not prohibited by the Indenture, (vii) the sale of Cash Equivalents in the ordinary course of business; and (viii) sales, transfers, assignments and other dispositions of assets (or

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related assets in related transactions) in the ordinary course of business with an aggregate fair market value of less than $1.0 million.

    "BOARD OF DIRECTORS" means the board of directors or other governing body of the Company or, if the Company is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body.

    "BOARD RESOLUTION" means a duly authorized resolution of the Board of Directors.

    "CAPITAL CONTRIBUTION" means any contribution to the equity of the Company from a direct or indirect parent of the Company for which no consideration other than the issuance of common stock with no redemption rights and no special preferences, privileges or voting rights is given.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars and Euros,
(ii) securities issued or directly and fully guaranteed or insured by (a) the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or
(b) any member of the European Economic Area or Switzerland or any agency or instrumentality thereof provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States of America (provided, further, that the full faith and credit of such respective nation is pledged in support thereof), in each case having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition and
(vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition, PROVIDED that with respect to any Foreign Subsidiary, Cash Equivalents shall also mean those investments that are comparable to clauses (iii) through
(vi) above in such Foreign Subsidiary's country of organization or country where it conducts business operations.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange
Act), other than a Permitted Holder, is or becomes the beneficial owner, directly or indirectly, of 35% or more of the Voting Stock (measured by voting power rather than number of shares) of the Company and the Permitted Holders own, in the aggregate, a lesser percentage of the total Voting Stock (measured by voting power rather than by number of shares) of the Company than such person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company (for the purposes of this clause, such other person shall be deemed to "beneficially own" any Voting Stock of a specified corporation held by a parent corporation if such other person beneficially owns, directly or indirectly, more than 35% of the Voting Stock (measured by voting power rather than by number of shares) of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of Voting Stock (measured by voting power rather than by number of shares) of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation), (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company, (iii) the Company consolidates or merges with or into any other Person, other than a consolidation or merger (a) of the Company into a Wholly Owned Restricted Subsidiary of the Company or (b) pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the outstanding Voting Stock of the Company immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving corporation immediately following such transaction or (iv) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any person other than a Wholly Owned Restricted Subsidiary of the Company or a Permitted Holder or a person more than 50% of the Voting Stock (measured by voting power rather than by number of shares) of which is owned, directly or indirectly, following such transaction or transactions by the Permitted Holders; PROVIDED, HOWEVER, that sales, transfers, conveyances or other dispositions in the ordinary course of business of capacity on cable systems owned, controlled or operated by the Company or any Restricted Subsidiary or fiber optic or of telecommunications capacity or transmission rights, rights-of-way or conduit acquired by the Company or any Restricted Subsidiary for use in the Telecommunications Business of the Company or a Restricted Subsidiary, including, without limitation, for sale, lease, transfer, conveyance or other disposition to any customer of the Company or any Restricted Subsidiary shall not be deemed a disposition of assets for purposes of this clause (iv).

    The definition of a Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. The Indenture will be governed by New York law, and there is no clearly established meaning under New York law of the phrase "substantially all" of the assets of a corporation. Accordingly, the ability of a Holder of Notes to require the Company to purchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

    "CONSOLIDATED CAPITAL RATIO" means, with respect to the Company as of any date, the ratio of (i) the aggregate consolidated amount of Indebtedness of the Company and its Restricted Subsidiaries then outstanding to (ii) the Consolidated Net Worth of the Company and its Consolidated Subsidiaries as of such date.

    "CONSOLIDATED CASH FLOW" means, with respect to the Company for any period, the Consolidated Net Income of the Company and its Consolidated Subsidiaries for such period plus (A), to the extent that any of the following items were deducted in computing such Consolidated Net Income, but without duplication,
(i) provision for taxes based on income or profits of the Company and its Consolidated Subsidiaries for such period, plus (ii) consolidated interest expense of the Company and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), plus (iii) depreciation, amortization (including amortization of goodwill and other intangibles and the amount of capacity available for sale (other than for backhaul capacity) charged to cost of sales), but excluding amortization of prepaid cash expenses that were paid in a prior period), and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Consolidated Subsidiaries for such period, minus (B) non-cash items increasing such Consolidated Net Income for such period (other than items that were accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

    "CONSOLIDATED LEVERAGE RATIO" means, with respect to the Company, as of any date, the ratio of (i) the aggregate consolidated amount of Indebtedness of the Company and its Restricted Subsidiaries then outstanding to (ii) the annualized Consolidated Cash Flow of the Company and its Consolidated Subsidiaries for the most recently ended fiscal quarter.

    "CONSOLIDATED NET INCOME" means, with respect to the Company for any period, the aggregate of the Net Income of the Company and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Consolidated Subsidiary thereof by such Person but not in excess of the Company's Equity Interests in such Person, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders, except that the Company's equity in the net income of any such Restricted Subsidiary for such period may be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company as a dividend, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the equity of the Company or any Restricted Subsidiary in the net income (if positive) of any Unrestricted Subsidiary shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary during such period to the Company or a Consolidated Subsidiary as a dividend or other distribution (but not in excess of the amount of the Net Income of such Unrestricted Subsidiary for such period) and (v) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to the Company as of any date, the sum of (i) the consolidated equity of the common shareholders of the Company and its Consolidated Subsidiaries that are Consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on the Company's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by the Company upon issuance of such Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by the Company or a Restricted Subsidiary that is a Consolidated Subsidiary of the Company,
(y) all outstanding net Investments as of such date in unconsolidated Restricted

Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each such case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONSOLIDATED SUBSIDIARY" means, for any Person, each Restricted Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

    "CONTINUING DIRECTORS" means individuals who at the beginning of the period of determination constituted the Board of Directors of the Company, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is the designee of any one of the Permitted Holders or any combination thereof or was nominated or elected by any such Permitted Holder(s) or any of their designees.

    "CREDIT AGREEMENT" means one or more credit agreements, loan agreements or similar facilities, secured or unsecured, entered into from time to time by the Company and its Restricted Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

    "CURRENCY AGREEMENT" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or beneficiary.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; PROVIDED, HOWEVER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "EEA GOVERNMENT OBLIGATION" means direct non-callable obligations of, or non-callable obligations permitted by, any member nation of the European Union of the payment of such obligation or guarantee the full faith and credit of the respective nation is pledged, PROVIDED that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EURO" OR "[EURO]" means the currency adopted by those countries participating in the third stage of European Monetary Union.

    "EUROPEAN ECONOMIC AREA" means the member nations of the European Economic Area pursuant to the Oporto Agreement on the European Economic Area dated
May 2, 1992 as amended.

    "EUROPEAN UNION" means the member nations to the third stage of economic and monetary union pursuant to the Treaty of Rome establishing the European Community, as amended by the Treaty on European Union, signed at Maastricht on February 7, 1992.

    "EXISTING ASSETS" means property, plant and equipment and other tangible business assets existing as of the Issue Date used in a Telecommunications Business of the Company, but does not include cash or Cash Equivalents existing on the Issue Date, and the proceeds from the sale, disposition or other transfer of any Existing Assets outside the ordinary course of business.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

    "FOREIGN SUBSIDIARY" means any Restricted Subsidiary of the Company which
(i) is not organized under the laws of the United States, any state thereof or the District of Columbia, and (ii) conducts substantially all of its business operations outside the United States of America.

    "FOREIGN SUBSIDIARY CREDIT AGREEMENT" means one or more credit agreements, loan agreements or similar facilities, secured or unsecured, entered into from time to time by one or more of the Company's Foreign Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified, restated or replaced from time to time.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

    "GERMAN JOINT VENTURE" means the Person(s) formed or organized to engineer, develop, construct and own the German Network.

    "GOVERNMENT SECURITIES" means securities that are (a) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentally thereof) of the payment of which the full faith and credit of the United States of America is pledged, (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or (c) obligations of a Person the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance of the deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit (or reimbursement agreements in respect thereof), banker's acceptances and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), Disqualified Stock of such Person and Preferred Stock of such Person's Restricted Subsidiaries and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INTEREST RATE AGREEMENT" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company or such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "ION" means International Optical Network, L.L.C., a Delaware limited liability company.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MANAGEMENT ADVANCES" means loans or advances made to directors, officers or employees of the Company or any Restricted Subsidiary (i) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (ii) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (iii) otherwise in the ordinary course of business not exceeding $3.0 million in the aggregate at any time outstanding.

    "MANAGEMENT AGREEMENT" means the Metromedia Management Agreement as the same may be amended, supplemented, modified, restated or replaced from time to time with the approval of a majority of the disinterested members of the Board of Directors.

    "NET CASH PROCEEDS" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale, or Capital Contribution in respect, of Capital Stock and by the Company and its Restricted Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability by the Company or any of its respective Restricted Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor an Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

    "OFFICER" means the President, the Chief Executive Officer, any Executive Vice President, and the Chief Financial Officer of the Company.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers.

    "PARI PASSU INDEBTEDNESS" means Indebtedness of the Company ranking equal in right of payment with the Notes.

    "PERMITTED HOLDER" means Metromedia Company, its general partners and their respective Related Persons and Persons that would constitute a Class B Permitted Holder as defined in the Company's Amended and Restated Certificate of Incorporation.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Consolidated Subsidiary of the Company that is engaged entirely or substantially entirely in a Telecommunications Business; (b) any Investment in Cash Equivalents; and (c) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment (i) such Person becomes a Consolidated Subsidiary of the Company that is engaged entirely or substantially entirely in a Telecommunications Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Consolidated Subsidiary of the Company that is engaged entirely or substantially entirely in a Telecommunications Business.

    "PERMITTED LIENS" means (i) Liens to secure Indebtedness permitted by clauses (e), (f), (g) and (h) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", PROVIDED that with respect to Liens to secure Indebtedness permitted by clause (f) thereof or any Permitted Refinancing Indebtedness of such Indebtedness, such Lien must cover only the assets acquired with such Indebtedness; (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries, PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) zoning restrictions, rights-of-way, easements and similar charges or encumbrances incurred in the ordinary course which in the aggregate do not detract from the value of the property thereof, and (ix) Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or otherwise reasonably determined by the Company to be necessary and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is expressly subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) such Indebtedness is incurred solely by the Company or the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
(v) such Indebtedness is secured only by the assets, if any, that secured the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

    "PREFERRED STOCK" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

    "PUBLIC EQUITY OFFERING" means an underwritten offering of common stock of the Company for cash pursuant to an effective registration statement under the Securities Act.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness (including Acquired Debt, in the case of leases, Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of the engineering, construction, installation, acquisition, lease (other than pursuant to a sale and leaseback of Existing Assets), development or improvement of any Telecommunications Assets used by the Company or any Restricted Subsidiary, in the case of Indebtedness incurred by the Company, or any Foreign Subsidiary, in the case of Indebtedness incurred by any Foreign Subsidiary, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    "RELATED PERSON" means any Person who controls, is controlled by or is under common control with a Permitted Holder; PROVIDED, that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a Person normally entitled to vote in the election of directors, managers or trustees, as applicable, of a Person.

    "RESTRICTED INVESTMENT" means any Investment other than a Permitted Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context specifically requires otherwise, Restricted Subsidiary means a direct or indirect Restricted Subsidiary of the Company.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto to the Notes, in any respect.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "TELECOMMUNICATIONS ASSETS" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business and the Equity Interests of a Person engaged entirely or substantially entirely in a Telecommunications Business.

    "TELECOMMUNICATIONS BUSINESS" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or

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opportunity that is primarily related to those identified in (i) or (ii) above;
PROVIDED, THAT, the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary at the time of such designation: (a) has no Indebtedness other than Non-Recourse Debt; (b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period, and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

    DENOMINATION

    Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $1,000 or [EURO]1,000, as applicable, and integral multiples of $1,000 or [EURO]1,000, as applicable, in excess thereof. The Notes will be issued at the closing of the offering only against payment in immediately available funds.

    FORM

    The Dollar Notes will be represented by one or more Global Notes in definitive, fully registered form without interest coupons (the "Dollar Global Notes") and will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

    The Euro Notes will be represented by one or more Global Notes in definitive, fully registered form without interest coupons (the "Euro Global Notes" and, together with the Dollar Global Notes, the "Global Notes") and will be deposited with a common depositary for Morgan Guarantee Trust Company of New York as operator of the Euroclear System ("Euroclear") and Cedelbank (the "Common Depositary") and registered in the name of a nominee of the Common Depositary.

    TRANSFER PROCEDURE

    Except in the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Cedelbank and their respective direct or indirect participants which rules and procedures may change from time to time.

    BOOK-ENTRY PROCEDURES

    GLOBAL NOTES. The following description of the operations and procedures of DTC, Euroclear and Cedelbank are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and we urge investors to contact the system or their participants directly to discuss these matters.

    DOLLAR GLOBAL NOTES. Upon the issuance of the Dollar Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Underwriters. Ownership of beneficial interests in a Dollar Global Note will be limited to participants or persons who hold interests through its participants. Ownership of beneficial interests in the Dollar Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    EURO GLOBAL NOTES. Upon the issuance of the Euro Global Notes, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such Global Notes to the accounts of Euroclear and Cedelbank. Euroclear and Cedelbank will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such Global Notes to the accounts of persons who have accounts with Euroclear and Cedelbank.

    Such accounts initially will be designated by or on behalf of the Underwriters. Ownership of beneficial interests in a Euro Global Note will be limited to participants or persons who hold interests through participants in Euroclear or Cedelbank. Ownership of beneficial interests in the Euro Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Cedelbank or their respective nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    AS LONG AS DTC OR THE COMMON DEPOSITARY, OR ITS RESPECTIVE NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR THE COMMON DEPOSITARY OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES.

    Unless:

    (1) in the case of a Dollar Global Note DTC notifies us that it is unwilling or unable to continue as depositary for a Global Note or ceases to be a "Clearing Agency" registered under the Exchange Act;

    (2) in the case of a Euro Global Note, Euroclear and Cedelbank notify us that they are unwilling or unable to continue as clearing agency;

    (3) in the case of a Euro Global Note, the Common Depositary notifies us that they are unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 120 days of such notice; or

    (4) in the case of any Note, an event of default has occurred and is continuing with respect to such Note,

owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Cedelbank's applicable procedures (in addition to those under the Indenture referred to herein).

    Investors may hold their interests in the Euro Global Notes through Cedelbank or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests in the Euro Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of the Common Depositary. Investors may hold their interests in the Dollar Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Cedelbank) which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC and/or Euroclear and Cedelbank.

    PAYMENTS ON THE NOTES

    Payments of the principal of and interest on Dollar Global Notes will be made to DTC or its nominee as the registered owner thereof. Payments of the principal of and interest on Euro Global Notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither we, the Trustee, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee.

    We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit the accounts of Euroclear and Cedelbank which in turn will immediately credit accounts of participants in Euroclear and Cedelbank with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of Euroclear and Cedelbank.

    We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

    Because DTC, Euroclear and Cedelbank can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in Global Notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Cedelbank systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited. Because DTC, Euroclear and Cedelbank can act only on behalf of participants, which, in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Cedelbank, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Except for trades involving only Euroclear and Cedelbank participants, interests in the Dollar Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Dollar Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Euro Global Notes and Dollar Global Notes between participants in Euroclear and Cedelbank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers of dollar notes between DTC participants, on the one hand, and Euroclear or Cedelbank participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or Cedelbank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedelbank, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedelbank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedelbank participants may not deliver instructions directly to the depositories for Euroclear or Cedelbank.

    Because of time zone differences, the securities account of a Euroclear or Cedelbank participant purchasing an interest in a Dollar Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Cedelbank participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedelbank immediately following the DTC settlement date). Cash received in Euroclear or Cedelbank as a result of sales of interests in a Global Note by or through a Euroclear or Cedelbank participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day for Euroclear or Cedelbank following the DTC settlement date.

    DTC, Euroclear and Cedelbank have advised us that they will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Cedelbank, as the case may be, interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Notes, DTC, Euroclear and Cedelbank reserve the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to their respective participants.

    If the Notes are issued in certificated form, holders of such certificated Notes will be able to receive payments of principal and interest on their Notes in accordance with the procedures described under "--Certificated Notes."

    DEPOSITARY PROCEDURES

    DTC. DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    EUROCLEAR AND CEDELBANK. Euroclear and Cedelbank have advised us as follows: Euroclear and Cedelbank each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

    Euroclear and Cedelbank each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedelbank each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Cedelbank have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

    Account holders in both Euroclear and Cedelbank are world-wide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Cedelbank is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

    An account holder's overall contractual relations with either Euroclear or Cedelbank are governed by the respective rules and operating procedures of Euroclear or Cedelbank and any applicable laws. Both Euroclear and Cedelbank act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

    Although DTC, Euroclear and Cedelbank currently follow the foregoing procedures to facilitate transfers of interests in Global Notes among participants of DTC, Euroclear and Cedelbank, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedelbank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED NOTES

    If any depositary is at any time unwilling or unable to continue as a depositary for the Notes for the reasons set forth above under "Book Entry Procedures," we will issue certificates for such Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Global Notes. Certificates for Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Cedelbank or the Common Depositary (in accordance with their customary procedures).

    In the event definitive Notes are issued, the holders of definitive Notes will be able to receive payments of principal and interest on their Notes at the office of the Company's paying agent maintained in the Borough of Manhattan, and, if the definitive Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. All payments of interest may be received at the offices of a paying agent upon presentation of certificated Notes and all payments of principal may be received at such offices upon surrender of the Notes. The Company also has the option of mailing checks to the registered holders of the Notes.

    The Company's paying agent with respect to the Dollar Notes in the Borough of Manhattan is currently the corporate trust office of The Bank of New York, located at 101 Barclay Street, Floor 21 West, New York, New York. The Company's paying agent with respect to the Euro Notes in London, United Kingdom is currently the corporate trust office of The Bank of New York, London Branch, at 1 Canada Square, London E14 5AL, United Kingdom. The Company's paying agent and transfer agent in Luxembourg is Kredietbank S.A. Luxembourgeoise, currently located at 43 boulevard Royal, L-2955 Luxembourg. As long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices."

    In the event definitive Notes are issued, the holders of definitive Notes will be able to transfer their Notes, in whole or in part, by surrendering the Notes for registration of transfer at the office of The Bank of New York and, so long as definitive Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company and the securities registrar. Upon surrender, the Company will execute, and the trustee will authenticate and deliver new Notes to the designated transferee in the amount being transferred, and a new Note for any amount not being transferred will be issued to the transferor. The Company will not charge any fee for the registration of transfer or exchange, except that the Company may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. Notwithstanding any statement herein, we and the Trustees reserve the right to impose such transfer, certification, exchange or other requirements, if any, as they may determine are necessary to ensure compliance with applicable laws or as DTC, Euroclear or Cedelbank may require.

    SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payment in respect of the Notes represented by the Global Notes, including principal, and premium, if any, be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Notes in certificated form, we will make all payments of principal, and premium, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Notes will be eligible to trade in DTC's Same-Day Firm Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedelbank participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedelbank participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedelbank) immediately following the settlement date of DTC. Cash received in Euroclear or Cedelbank as a result of sales of interests in a Global Note by or through a Euroclear or Cedelbank participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day for Euroclear or Cedelbank following DTC's settlement date.

NOTICES

    Notices to holders of the Notes will be made by first class mail, postage prepaid, to the addresses that appear on the register of the Company. So long as the Notes are listed on the Luxembourg Stock Exchange, notices to non-United States residents will be made by publication in authorized newspapers in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes. This summary does not purport to be a complete analysis of all of the potential United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and generally does not address any other taxes that might be applicable to a holder of the notes. We cannot assure you that the United States Internal Revenue Service (the "IRS") will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that may be relevant to particular purchasers in light of their individual circumstances (including the effect of any foreign, state or local laws) or to certain types of purchasers subject to special treatment under United States federal income tax laws (including dealers in securities, insurance companies, financial institutions, persons that hold notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction or a constructive sale, persons whose functional currency is not the U.S. dollar and tax-exempt entities). The discussion below assumes that the notes are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

    The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Code, the applicable Treasury regulations promulgated and proposed thereunder (the "Treasury Regulations"), judicial decisions, and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, as a prospective purchaser of the notes, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

    As used in this section, the term "U.S. Holder" means a beneficial owner of a note who or which is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) otherwise subject to United States federal income tax on a net income basis in respect of the notes. The term also includes certain former citizens of the United States whose income and gain on the notes will be subject to United States taxation. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

TAX CONSIDERATIONS FOR U.S. HOLDERS

    PAYMENTS OF INTEREST

    Interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

    FOREIGN CURRENCY ASPECTS OF INTEREST. The amount of interest required to be included in income by a cash-basis U.S. Holder upon receipt of a payment on a Euro note will be the U.S. dollar value of the Euro amount paid (determined using the "spot rate" on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. A spot rate is a rate that is demonstrated to reflect a fair market rate of exchange available to the public for currency under a spot contract in a free market and involving representative amounts. The tax basis of Euros received by a U.S. Holder generally will equal the U.S. dollar value of such Euros (as described) when paid. Upon any subsequent exchange of such Euros for U.S. dollars or for another foreign currency, or upon the use of such Euros to purchase property, a U.S. Holder will generally recognize exchange gain or loss equal to the difference between the U.S. Holder's tax basis for the Euros and the amount of U.S. dollars received (or, where another foreign currency is received, the U.S. dollar value of such foreign currency based on the U.S. dollar spot rate on the date of the exchange) or, if property is purchased, the U.S. dollar value of the Euros exchanged for such property based on the U.S. dollar spot rate on the date of the exchange. Generally, no exchange gain or loss should be realized if a U.S. Holder receives Euros and exchanges such Euros for U.S. dollars on the same day.

    Except in the case of a Spot Rate Convention Election (as defined below), interest (including OID) on a Euro note held by a U.S. Holder that is required to accrue interest on a note prior to receipt of such interest will be determined for any accrual period in Euros and then translated into U.S. dollars using the average exchange rate for the accrual period or, with respect to an accrual period that spans two taxable years, using the average rate for the partial period within each taxable year. The average rate of exchange for an interest accrual period is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder).

    Applicable Treasury Regulations allow accrual basis taxpayers to elect (a "Spot Rate Convention Election") to translate interest income at the spot rate on the last day of the interest accrual period (and in the case of a partial accrual period, the spot rate on the last day of the taxable year). In addition, a holder may elect to use the spot rate in effect on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. A holder that makes such an election must apply it consistently to all debt instruments from year to year and may not revoke the election without the consent of the IRS.

    Upon receipt of an interest payment on a Euro note, an accrual basis U.S. Holder will recognize ordinary gain or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined using the spot rate in effect on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that has accrued during such interest accrual period (as determined above)). Any such gain or loss will be treated as ordinary income or loss but generally will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS.

    For purposes of computing exchange gain and loss, payments received on a Euro note shall be treated first as payments of interest, and second as payments of principal.

    MARKET DISCOUNT AND BOND PREMIUM

    If a U.S. Holder purchases a note for an amount that is less than its principal amount, the difference generally will be treated as "market discount". In such case, any partial principal payment on and gain realized on the sale, exchange or retirement of the note and unrealized appreciation on certain nontaxable dispositions of the note will be treated as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on the note prior to such payment or disposition and the U.S. Holder might be required to defer all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note (in each case, unless the U.S. Holder has made an election to include such market discount in income as it accrues). Unless the U.S. Holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight-line basis over the remaining term of the note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. In the case of Euro notes, market discount will be determined in Euros. If the U.S. Holder elects to include market discount in income as it accrues, the amount included for any accrual period will be translated into U.S. dollars at the average exchange rate for that period. If the U.S. Holder has not elected to include market discount in income as it accrues, the amount of the discount will be translated into U.S. dollars at the spot rate on the date the Euro note is disposed of.

    If a U.S. Holder purchases a note for an amount in excess of all amounts payable on the note after the purchase date, other than payments of stated interest, such excess will be treated as "bond premium." In general, a U.S. Holder may elect to amortize bond premium over the remaining term of the note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the stated interest allocable to such accrual period (and any excess may be deducted, subject to certain limitations). An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which such election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. In the case of Euro notes, bond premium will be determined in Euros and will offset stated interest in Euros. A U.S. Holder will recognize exchange gain or loss with respect to any such bond premium on a Euro note, calculated by treating the portion of the premium amortized with respect to any period as if it were a return of principal.

    SALE, EXCHANGE OR RETIREMENT OF NOTES

    Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount of cash plus the fair market value of any property received (not including any amount attributable to accrued but unpaid interest) and such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will be its cost, increased by any accrued market discount included in income and reduced by any amortized bond premium and any principal payment on the note received by such holder.

    Subject to the discussions of market discount and foreign currency gain or loss, gain or loss realized on the sale, exchange or retirement of a note by a U.S. Holder generally will be capital gain or loss if the note is held as a capital asset by the U.S. Holder. Net capital gains of individuals are subject to tax at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

    In general, a U.S. Holder will realize exchange gain or loss with respect to payments of principal on a Euro note, determined by translating the Euro-denominated principal amount paid at the spot rate on the date of payment and subtracting from that the Euro-denominated principal amount at the spot rate on the date the U.S. Holder acquired the Euro note. Any such exchange gain or loss will be treated as ordinary income or loss.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    Generally, payments of principal or interest on the notes by the Company or any paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. federal income or income withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code and (iv) either (a) the Non-U.S. Holder provides the Company or its agent with an IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and Treasury Regulations or
(b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the note and provides a statement to the Company or its agent signed under penalties of perjury in which such organization, bank or financial institution certifies that such a Form W-8 (or a suitable substitute form) has been received by it from the Non-U.S. Holder or from another financial institution acting on behalf of the Non-U.S. Holder and furnishes the Company or its agent with a copy thereof. If these requirements cannot be met, a Non-U.S. Holder generally will be subject to United States federal income withholding tax at a rate of 30% (or such lower rate provided by an applicable treaty) with respect to payments of interest on the notes. The Non-U.S. Holder must inform the Company or its agent or the financial institution to which the Non-U.S. Holder provided the Form W-8 (or suitable substitute) within 30 days of any change in the information provided in such form.

    Treasury Regulations generally effective for payments made after December 31, 2000 (the "New Regulations") provide alternative methods for satisfying the certification requirements described in clause (iv) above. The New Regulations also will require, in the case of notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a U.S. taxpayer identification number.

    A Non-U.S. Holder of a note generally will not be subject to United States federal income or income withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of such Note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met or (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

    Notwithstanding the above, if a Non-U.S. Holder of a note is engaged in a trade or business in the United States and if interest on the note, or gain realized on the disposition of the note, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular United States federal income tax on such interest or gain in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it generally is not subject to income withholding if the Non-U.S. Holder delivers a properly executed IRS Form 4224 (or other form applicable under the New Regulations) to the payor.

TAX CONSIDERATIONS APPLICABLE TO BOTH U.S. HOLDERS AND NON-U.S. HOLDERS

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, a 31% backup withholding tax might apply to certain payments on, and the proceeds from a sale, exchange or redemption of, the notes, unless the holder of the note (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number, certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

    Backup withholding and information reporting generally will not apply to payments made by the Company or a paying agent on a note to a Non-U.S. Holder if the certification described under "Tax Considerations for Non-U.S. Holders" is duly provided or the Non-U.S. Holder otherwise establishes an exemption and the payor does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of a note to or through a non-United States office of a broker that is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities effectively connected with the conduct of a United States trade or business or (iv) after December 31, 2000, a foreign partnership if either (A) more than 50% of the income or capital interest is owned by U.S. Holders or (B) such partnership has certain connections to the United States, will be subject to information reporting requirements unless such broker has documentary evidence in its files of the holder's Non-U.S. Holder status and has no actual knowledge to the contrary or otherwise establishes an exemption. Before January 1, 2001, backup withholding will not apply to any payment of the proceeds from the sale of a note made to or through a foreign office of a "broker" (as defined in applicable Treasury Regulations). However, after December 31, 2000, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. Holder. Payments of the proceeds from the sale of a note to or through the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder and that certain other conditions are met or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

    Holders of notes should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from payment under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund if the required information is furnished to the IRS.

    THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, AS A PROSPECTIVE HOLDER OF A NOTE, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS AND THE EFFECT OF THE NEW REGULATIONS WITH RESPECT TO PAYMENTS MADE AFTER DECEMBER 31, 2000.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement dated November 12, 1999, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to such underwriter, the principal amount of notes set forth opposite the name of such underwriter.

                                                              PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
UNDERWRITER                                                   OF DOLLAR NOTES     OF EURO NOTES
-----------                                                   ----------------   ----------------

Salomon Smith Barney Inc....................................    $375,000,000     [EURO]125,000,000
Chase Securities Inc........................................      93,750,000         31,250,000
Deutsche Bank Securities Inc................................      75,000,000         25,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.........      93,750,000         31,250,000
Goldman, Sachs & Co.........................................      75,000,000         25,000,000
Morgan Stanley & Co. Incorporated...........................      37,500,000         12,500,000
                                                                ------------       ------------
    Total...................................................    $750,000,000     [EURO]250,000,000
                                                                ============       ============

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

    The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not in excess of:

    - 0.50% of the principal amount in the case of the Dollar notes; and

    - 0.50% of the principal amount in the case of the Euro notes.

    The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of:

    - 0.25% of the principal amount in the case of the Dollar notes; and

    - 0.25% of the principal amount in the case of the Euro notes.

    After the initial offering of the notes to the public, the public offering prices and the concessions to dealers may be changed by the underwriters.

    The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                         PAID BY US
                                                         ----------
Per note...............................................     2.625%

    The underwriters are offering the notes subject to prior sale and their acceptance of the notes from us. The underwriters may reject any order in whole or in part.

    The underwriters may over-allot or effect transactions that stabilize or cover, each of which is described below.

    - Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters, which creates a short position for the underwriters.

    - Stabilizing transactions involve bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    - Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

    These transactions may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid. Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when that underwriter, in covering syndicate short positions or making stabilizing purchases, purchases notes originally sold by that syndicate member.

    We estimate that our total expenses of this offering will be $1,000,000.

    The notes are new issues of securities with no established trading market. Application has been made to list the notes on the Luxembourg Stock Exchange. We have been advised by the underwriters that they presently intend to make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and may discontinue any market making at any time at their sole discretion. Accordingly, we can make no assurance as to the liquidity of, or trading markets for, the notes.

    Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

    We have agreed with the underwriters not to offer, sell, contract to sell, grant any other option to purchase or otherwise dispose of, directly or indirectly, any notes or similar securities, or enter into any agreement to do any of the foregoing, for a period of 180 days after the date of issuance of the notes without the prior written consent of Salomon Smith Barney Inc., except for the convertible subordinated note to be issued to Bell Atlantic.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments in respect thereto.

    Each underwriter has represented and agreed in the underwriting agreement that:

    - it has not offered or sold and will not offer or sell, any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which shall not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 (the "FSA") with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of the notes to a person who is of a kind described in Article 11(3) of the FSA 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

    Certain of the underwriters, their affiliates or predecessors are providing, have provided and may in the future provide investment banking or other financial services to us and our affiliates in the ordinary course of business and will receive customary compensation in connection therewith. Certain of the underwriters in this offering are acting as underwriters in the sale of class A common stock by certain of our stockholders and in an offering by DECS
Trust VI, both of which are expected to be completed concurrently with the offering of the notes and none of which are conditioned on the other. See "Recent and Proposed Transactions."

                          NOTICE TO CANADIAN RESIDENTS

THE OFFERING

    The distribution of notes in Canada is being made on a private placement basis solely in the Provinces of Quebec, Ontario, Manitoba, Saskatchewan, Alberta and British Columbia.

RESALE RESTRICTIONS

    Any resale of the notes must be made in accordance with an exemption from the registration and prospectus requirements of applicable securities laws, which vary depending on the province. Purchasers of notes are advised to seek legal advice prior to any resale of the notes.

REPRESENTATION BY PURCHASERS

    Confirmations of the acceptance of offers to purchase the notes will be sent to purchasers in Canada who have not withdrawn their offers to purchase prior to the issuance of such confirmations. Each purchaser who receives a purchase confirmation will, by the purchaser's receipt thereof, be deemed to represent to us and the dealer from whom such purchase confirmation is received that such purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under such securities laws.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary fairly describes the principal Canadian federal tax considerations generally applicable to a person who acquires notes pursuant to this offering memorandum and who, at all relevant times and for purposes of the INCOME TAX ACT (Canada) and any applicable tax treaty or convention, is or is deemed to be resident in Canada, deals at arm's length with us and holds the notes as capital property. Generally, the notes will constitute capital property to a holder of notes provided that the holder of notes does not hold the notes in the course of carrying on a business and does not acquire them as part of an adventure in the nature of trade. Certain holders of notes who might not otherwise be considered to hold their notes as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the one time election permitted by subsection 39(4) of the INCOME TAX ACT (Canada). This summary is not applicable to a holder of notes that is a "financial institution" as defined in the INCOME TAX ACT (Canada) for purposes of certain rules applicable to any income, gain or loss arising from a "mark-to-market property". Holders of notes that are "financial institutions" for the purposes of these rules should consult their own tax advisors.

    This summary is based upon the current provisions of the INCOME TAX ACT (Canada) and the regulations thereunder, all specific proposals to amend the INCOME TAX ACT (Canada) and regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel's understanding of the current published administrative and assessing policies and practices of Revenue Canada, Customs, Excise and Taxation. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the proposed amendments described above, does not take into account or anticipate any changes in the law or administrative practice, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein.

    This summary is of a general nature only and is not intended to be and should not be construed to be, legal or tax advice to any particular holder of notes, and no representations with respect to the income tax consequences to any particular holder of notes are made. ACCORDINGLY, PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES.

    For the purposes of the INCOME TAX ACT (Canada), all amounts relating to the acquisition, holding or disposition of notes, including interest, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar or Euro exchange rate, as the case may be, at the time such amounts arise.

    INTEREST

    A holder of notes that is a corporation, partnership, unit trust or a trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year all interest that accrues to such holder on the notes to the end of that year or that becomes receivable or is received by it before the end of that year, to the extent that such interest was not included in computing the holder's income for a preceding taxation year. Any other holder of notes, including an individual, will be required to include in computing its income for a taxation year all interest on the notes that is received or receivable by such holder of notes in that year (depending on the method regularly followed by the holder of notes in computing income) to the extent that such interest was not included in computing the holder's income for a preceding taxation year.

    Any premium paid by us because of the exercise of the right to redeem the notes before the maturity thereof will be deemed to be interest received at that time by a holder to the extent that such premium can reasonably be considered to relate to, and does not exceed the value at the time of redemption of, the interest that would have been paid or payable by us on those notes for a taxation year ending after the redemption.

    DISPOSITION

    On a disposition or a deemed disposition (which will include a redemption or repayment at maturity) of a note, a holder of notes will generally be required to include in computing its income for the taxation year in which the disposition occurs all interest that accrued on the note from the date of the last interest payment to the date of disposition except to the extent that such interest has otherwise been included in the holder's income for that year or a preceding taxation year. In general, a disposition or a deemed disposition of a note will result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any amount included in the holder's income as interest and any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the note to the holder immediately before the disposition.

    Generally, three-quarters of any capital gain (a "taxable capital gain") realized by a holder of notes in a taxation year must be included in computing such holder's income for that taxation year, and three-quarters of any capital loss (an "allowable capital loss") realized by a holder of notes in a taxation year may be deducted from any taxable capital gains realized by the holder in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such years, subject to and in accordance with the provisions of the INCOME TAX ACT (Canada).

    REFUNDABLE TAX

    A holder of notes that is a "Canadian-controlled private corporation" (as defined in the INCOME TAX ACT (Canada)) may be liable for a refundable tax of 6 2/3% on investment income, including interest and taxable capital gains earned or realized in respect of the notes.

    FOREIGN TAX CREDIT

    Subject to certain limitations, a holder may be entitled to claim a credit or a deduction in computing such holder's Canadian tax liability for any United States withholding or other income tax payable by the holder in respect of interest received on, or any gain realized on a disposition of, the notes.

    FOREIGN PROPERTY

    The notes will be "foreign property" for the purpose of the tax imposed on certain deferred income plans under Part XI of the INCOME TAX ACT (Canada).

ENFORCEMENT OF LEGAL RIGHTS

  ONTARIO

    The notes being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

    All of our directors and officers, and the experts named herein may be located outside Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon Metromedia or such persons. All or a substantial portion of our assets and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or such persons outside of Canada.

  SASKATCHEWAN

    THE SECURITIES ACT, 1988 (Saskatchewan) provides purchasers with certain statutory rights of action, including: (a) if the prospectus or any amendment thereto contains a misrepresentation, which was a misrepresentation at the time of purchase (i) a right of action for damages or rescission against us, (ii) a right of action for damages against every promoter and director of ours who was a promoter or director at the time the prospectus or any amendment thereto was sent or delivered, and (iii) a right of action for damages against the dealer from whom the notes were purchased; (b) a right of action for damages against any individual who makes a verbal misrepresentation to such Saskatchewan purchaser prior to or contemporaneously with the purchase of the notes; (c) a right to void the agreement to purchase the notes and recover the purchase price if the notes are sold in contravention of the Act, the regulations under the Act or a decision of the Saskatchewan Securities Commission; and (d) a right of action for damages or rescission if a copy of this notice, the attached prospectus or any amendment thereto was not delivered to such purchaser before the notes were subscribed for.

    An action for damages must be started by the earlier of (a) one year after the investor first had knowledge of the facts giving rise to the action or
(b) six years after the date of the transaction that gave rise to the action. An action for rescission must be commenced by 180 days after the date of the transaction that gave rise to the action.

    The rights available to Saskatchewan purchasers are in addition to and without derogation from any other right or remedy which such purchasers may have at law, are intended to correspond to the provisions of the Act and are subject to the defences contained therein.

  ALBERTA

    Securities legislation in Alberta provides that every purchaser of securities pursuant to this offering memorandum shall have, in addition to any other rights they may have at law, a right of action for damages or recession, or both, against the issuer on whose behalf the distribution is made if the offering memorandum or any amendment thereto contains a misrepresentation. However such rights must be exercised within prescribed time limits. Purchasers should refer to the applicable provisions of the Alberta securities legislation for particulars of these rights or consult with a lawyer.

    The SECURITIES ACT (Alberta) provides that no action may be commenced to enforce such right of action unless the right is exercised: (a) in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or (b) in the case of any action, other than an action for rescission, the earlier of: (i) 180 days from the day that the purchaser first had knowledge of the facts giving rise to the cause of action; or (ii) one year from the day of the transaction that gave rise to the cause of action.

                             VALIDITY OF THE NOTES

    Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will pass upon certain legal matters for us in connection with the offering of the notes. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, will pass upon certain legal matters for the underwriters in connection with the offering of the notes. Skadden, Arps, Slate, Meagher & Flom LLP has represented us on other unrelated matters.

                                    EXPERTS

    The consolidated financial statements of Metromedia Fiber Network, Inc. at December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, appearing in this prospectus supplement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus supplement and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    AboveNet's financial statements as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 included and incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange as of December 26, 1998 and December 27, 1997 and the related Combined Statement of Revenues and Direct Expenses for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 12, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996 appearing in this prospectus supplement, have been included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounts.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are currently subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we filed with the Securities and Exchange Commission can be inspected and copied at prescribed rates at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet Web Site at http://www.sec.gov that contains reports, proxy and information statements and other information. As long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain copies of such materials at the specified office of the paying agent in Luxembourg where they will be made available upon request. You can also obtain copies of such materials from us upon request. We have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the notes remain outstanding, we will furnish you as a holder of the notes and will, if permitted, file with the Securities and Exchange Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants, and (ii) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The following documents and other materials, which have been filed by us with the Securities and Exchange Commission, are incorporated herein and specifically made a part of this prospectus supplement by this reference:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    - our Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

    - our Quarterly Report on Form 10-Q for the six months ended June 30, 1999;

    - our Quarterly Report on Form 10-Q for the nine months ended September 30, 1999;

    - our Current Report on Form 8-K dated June 30, 1999;

    - our Current Report on Form 8-K dated September 10, 1999, as amended by our Current Report on Form 8-K/A dated October 14, 1999 as further amended by our Current Report on Form 8-K/A dated October 26, 1999;

    - the "Risk Factors--Risk Factors Applicable to AboveNet" and "Business of AboveNet" sections contained in our Registration Statement on Form S-4 dated August 5, 1999 (File No. 333-84541); and

    - our Current Report on Form 8-K filed on October 18, 1999.

    So long as the notes are listed on the Luxembourg Stock Exchange, the above referenced documents and materials will be available at the offices of paying agent in Luxembourg.

    In addition, all documents filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 by us subsequent to the date of this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents with the Securities and Exchange Commission. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

    Statements contained in this prospectus supplement or in any document incorporated by reference in this prospectus supplement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

    This prospectus supplement incorporates documents by reference that are not presented herein or delivered herewith. Copies of such documents, other than exhibits to such documents that are not specifically incorporated by reference herein, are available without charge to any person to whom this prospectus supplement is delivered, upon written or oral request to: Metromedia Fiber Network, Inc., c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, NJ 07073; Attention: General Counsel; tel: (201) 531-8000. So long as the notes are listed on the Luxembourg Stock Exchange, copies of the documents incorporated by reference in this prospectus supplement will be made available at the specified office of the paying agent in Luxembourg.

                              GENERAL INFORMATION

LISTING

    In connection with the application for the notes to be listed on the Luxembourg Stock Exchange, a notice relating to the issue of the notes and a copy of the charter of our company have been filed with the Chief Registrar of the District Court of Luxembourg (GREFFLER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG) where such documents are available for inspection and where copies of such documents will be obtainable upon request.

CLEARING SYSTEMS

    The notes have been accepted for clearance by Cedelbank, SOCIETE anonyme and by Morgan Guaranty Trust Company of New York, Brussels office as operator of the Euroclear System. The Common Code and the International Security Identification Number (ISIN) for the Dollar notes are 010441226 and US591689AE42, respectively. The Common Code and the ISIN for the Euro notes are 010441323 and XS0104413231, respectively.

AUTHORIZATION

    The issue of the notes was authorized by our Board of Directors on November 10, 1999.

DOCUMENTS

    Copies of our charter and by-laws will be available for inspection so long as any notes are outstanding at the specified office of the paying agent in Luxembourg.

    Copies of our latest annual report and quarterly interim financial statements will be available at the specified office of the paying agent in Luxembourg, so long as any notes are outstanding.

    Copies of the indenture and all agreements in connection with the issuance of the senior notes will be available at the specified office of the Paying Agent in Luxembourg, so long as any notes are outstanding.

MATERIAL ADVERSE CHANGE

    Except as disclosed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, there has been no material adverse change in our financial position since December 31, 1998.

LITIGATION

    Except as disclosed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, we are not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the notes nor, so far as we are aware, is any such litigation or arbitration pending or threatened.

FINANCIAL STATEMENTS

    We only publish consolidated financial statements and do not publish non-consolidated financial statements. This prospectus supplement includes financial statements of AboveNet and Palo Alto Internet Exchange for the last reporting periods prior to their respective acquisition. AboveNet and Palo Alto Internet Exchange are currently included in our consolidated financial statements, and the separate financial statements of these companies are no longer published or required.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
METROMEDIA FIBER NETWORK, INC. AND SUBSIDIARIES:

Report of Independent Auditors..............................   F-2

Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................   F-3

Consolidated Statements of Operations for the years ended
December 31, 1998, 1997 and 1996............................   F-4

Consolidated Statements of Cash Flows for the years ended
December 31, 1998, 1997 and 1996............................   F-5

Consolidated Statements of Changes in Stockholders' Equity
(Deficiency) for the years ended December 31, 1998, 1997 and
1996........................................................   F-6

Notes to Consolidated Financial Statements..................   F-7

Consolidated Statements of Operations for the nine months
ended
September 30, 1998 and 1999 (unaudited).....................  F-24

Consolidated Balance Sheet as of September 30, 1999
  (unaudited)...............................................  F-25

Consolidated Statements of Cash Flows for the nine months
ended
September 30, 1998 and 1999 (unaudited).....................  F-26

Notes to Consolidated Financial Statements..................  F-27

ABOVENET COMMUNICATIONS INC.:

Independent Auditors' Report................................  F-37

Consolidated Balance Sheets as of June 30, 1998 and 1999....  F-38

Consolidated Statements of Operations for the Years Ended
  June 30, 1997, 1998 and 1999..............................  F-39

Consolidated Statements of Stockholders' Equity for the
  Years Ended
  June 30, 1997, 1998 and 1999..............................  F-40

Consolidated Statements of Cash Flows for the Years Ended
  June 30, 1997, 1998 and 1999..............................  F-41

Notes to Consolidated Financial Statements..................  F-42

PALO ALTO INTERNET EXCHANGE:

Independent Accountants' Reports............................  F-58

Combined Statements of Assets to be Acquired and Liabilities
  to be Assumed as of March 27, 1999 (unaudited), December
  26, 1998 and December 27, 1997............................  F-60

Combined Statement of Revenues and Direct Expenses for the
  Quarters Ended March 27, 1999 and March 26, 1998
  (unaudited), period from June 12, 1998 through December
  26, 1998, period from December 28, 1997 through June 11,
  1998 and the Fiscal Years Ended December 27, 1997 and
  December 29, 1996.........................................  F-61

Notes to Combined Statements of Assets to be Acquired and
  Liabilities to be Assumed and Combined Statements of
  Revenues and Direct Expenses..............................  F-62

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Metromedia Fiber Network, Inc.

    We have audited the accompanying consolidated balance sheets of Metromedia Fiber Network, Inc. and Subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the index at Item 14(a). These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metromedia Fiber Network, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                                      /s/ ERNST & YOUNG LLP

New York, New York
March 4, 1999, except for paragraph 16 of note 2, as to which the date is May 19, 1999

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        (IN 000'S, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $569,319   $138,846
  Pledged securities, current portion.......................    61,384         --
  Accounts receivable.......................................    30,910        837
Prepaid expenses and other current assets...................     4,210        874
                                                              --------   --------
      Total current assets..................................   665,823    140,557
Fiber optic transmission network and related equipment,
  net.......................................................   244,276     24,934
Property and equipment, net.................................     2,716        759
Pledged securities..........................................    30,512         --
Investment in/advance to joint venture......................     4,156         56
Other assets................................................    26,934      1,072
                                                              --------   --------
      Total assets..........................................  $974,417   $167,378
                                                              ========   ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  6,106   $  3,072
  Accrued liabilities.......................................    96,512      3,271
  Deferred revenue, current portion.........................     8,100      1,184
  Capital lease obligations, current portion................        55         --
                                                              --------   --------
      Total current liabilities.............................   110,773      7,527
Senior notes payable........................................   650,000         --
Capital lease obligations...................................    22,675         --
Deferred revenue............................................    33,455     10,311
Commitments and contingencies (see notes)
Stockholders' equity:
  Class A common stock, $.01 par value; 360,000,000 shares
    authorized; 155,210,220 and 149,793,136 shares issued
    and outstanding, respectively...........................     1,552      1,498
  Class B common stock, $.01 par value; 40,000,000 shares
    authorized; 33,769,272 shares issued and outstanding....       338        338
  Additional paid-in capital................................   197,861    190,927
  Accumulated deficit.......................................   (42,237)   (43,223)
                                                              --------   --------
      Total stockholders' equity............................   157,514    149,540
                                                              --------   --------
      Total liabilities and stockholders' equity............  $974,417   $167,378
                                                              ========   ========

                             See accompanying notes

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
Revenue.....................................................   $36,436    $  2,524    $    236

Expenses:

  Cost of sales.............................................    13,937       3,572         699
  Selling, general and administrative.......................    14,712       6,303       2,070
  Consulting and employment incentives......................       248      19,218       3,652
  Settlement agreement......................................     3,400          --          --
  Depreciation and amortization.............................     1,532         757         613
                                                               -------    --------    --------
Income (loss) from operations...............................     2,607     (27,326)     (6,798)
  Interest income...........................................     8,788       1,808          --
  Interest expense (including financing costs)..............    (6,861)       (741)     (3,561)
  Loss from joint venture...................................      (146)         --          --
                                                               -------    --------    --------
Income (loss) before income taxes...........................     4,388     (26,259)    (10,359)
  Income taxes..............................................     3,402          --          --
                                                               -------    --------    --------
Net income (loss)...........................................   $   986    $(26,259)   $(10,359)
                                                               =======    ========    ========
Net income (loss) per share, basic..........................   $  0.01    $  (0.28)   $  (0.14)
                                                               =======    ========    ========
Net income per share, diluted...............................   $  0.01         N/A         N/A
                                                               =======    ========    ========
Weighted average number of shares outstanding, basic........   186,990      94,894      71,716
                                                               =======    ========    ========
Weighted average number of shares outstanding, diluted......   219,524      N/A         N/A
                                                               =======    ========    ========

                            See accompanying notes.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (IN 000'S)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $    986    $(26,259)   $(10,359)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation and amortization...........................     1,532         757         613
    Stock options and warrants issued for services..........       248      19,439       5,395
    Warrants issued for settlement agreement................     3,000          --          --
    Deferred taxes..........................................     2,707
    Reserve for note receivable.............................        --         338          --
    Loss from joint venture.................................       146          --          --
CHANGE IN OPERATING ASSETS AND LIABILITIES:
    Accounts receivable.....................................   (30,073)       (656)          2
    Accounts payable and accrued expenses...................    13,449         (12)        758
    Deferred revenue........................................    30,060      10,387         833
    Other...................................................    (4,070)     (1,806)         12
                                                              --------    --------    --------
Net cash provided by (used in) operating activities.........    17,985       2,188      (2,746)
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on fiber optic transmission network and
  related equipment.........................................  (114,849)    (19,206)       (974)
Deposit payments............................................    (4,675)        (87)         --
Investment in / advance to joint venture....................    (4,246)        (56)         --
Purchase of pledged securities..............................   (91,896)         --          --
Capital expenditures on property and equipment..............    (2,305)       (318)        (95)
                                                              --------    --------    --------
  Net cash used in investing activities.....................  (217,971)    (19,667)     (1,069)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock......................     1,038     133,975         123
Proceeds from issuance of preferred stock and warrants......        --      32,500       2,025
Dividends paid on preferred stock...........................        --         (77)         --
Repayments of notes payable- private placement..............        --      (1,408)         25
Repayments of notes payable.................................        --      (5,950)     (3,350)
Proceeds from notes payables, net...........................   630,000          --       5,450
Payments of capital lease obligations.......................      (579)         --          --
Purchase of common stock....................................        --      (1,140)         --
Purchase of preferred stock.................................        --      (2,039)         --
                                                              --------    --------    --------
  Net cash provided by financing activities.................   630,459     155,861       4,273
                                                              --------    --------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   430,473     138,382         458
CASH AND CASH EQUIVALENTS-BEGINNING OF PERIOD...............   138,846         464           6
CASH AND CASH EQUIVALENTS-END OF PERIOD.....................  $569,319    $138,846    $    464
Supplemental information:
    Interest paid...........................................  $    219    $  1,145    $    996
                                                              ========    ========    ========
    Income taxes paid.......................................  $  3,760    $     --    $     --
                                                              ========    ========    ========
Supplemental disclosure of significant non-cash investing
  activities:
    Capital lease obligations...............................  $ 23,309    $     --    $     --
                                                              ========    ========    ========
    Accrued capital expenditures............................  $ 82,916    $     --    $     --
                                                              ========    ========    ========

                             See accompanying notes

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES
     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                           (IN THOUSANDS OF DOLLARS)

                                                                                    COMMON STOCK          COMMON STOCK
                                        SERIES A & B                             -------------------   -------------------
                                       PREFERRED STOCK        COMMON STOCK        CLASS                 CLASS
                                     -------------------   -------------------      A                     B
                                      SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                     --------   --------   --------   --------   --------   --------   --------   --------
Balance at December 31, 1995.......      --        --       49,920     $ 499          --     $   --         --      $ --
Issuance of common stock and
  warrants for services rendered...      --        --       21,305       213          --         --         --        --
Issuance of common stock and
  warrants related to debt
  financing activities.............      --        --        6,870        69          --         --         --        --
Issuance of common stock in
  connection with the exercise of
  warrants.........................      --        --        1,525        15          --         --         --        --
Sale of common stock and
  warrants.........................      --        --          392         4          --         --         --        --
Sale of preferred stock with
  warrants.........................     300        30           --        --          --         --         --        --
Net loss for the year..............      --        --           --        --          --         --         --        --
                                       ----       ---      -------     -----     -------     ------     ------      ----
Balance at December 31, 1996.......     300        30       80,012       800          --         --         --        --
Issuance of common stock in
  connection with the exercise of
  warrants.........................      --        --        1,216        12          --         --         --        --
Issuance of options to employees...      --        --           --        --          --         --         --        --
Issuance of warrants in connection
  with debt extension..............      --        --           --        --          --         --         --        --
Dividends on preferred stock.......      --        --           --        --          --         --         --        --
Repurchase and retirement of Series
  A preferred stock and warrants...    (300)      (30)          --        --          --         --         --        --
Repurchase and retirement of common
  stock and warrants...............      --        --       (4,707)      (47)         --         --         --        --
Sale of Series B preferred stock...      16        --           --        --          --         --         --        --
Net proceeds from initial Public
  Offering.........................      --        --           --        --      72,863        729         --        --
Conversion of Common Stock to
  Series A Common Stock............      --        --      (76,521)     (765)     76,520        765         --        --
Conversion of Series B Preferred
  Stock to Series A & B Common
  Stock............................     (16)       --           --        --         314          3     33,769       338
Sale of Series A Common Stock for
  warrant..........................      --        --           --        --          96          1         --        --
Net loss for the year..............      --        --           --        --          --         --         --        --
                                       ----       ---      -------     -----     -------     ------     ------      ----
Balance at December 31, 1997.......      --        --           --        --     149,793      1,498     33,769       338
Issuance of options to employees...      --        --           --        --          --         --         --        --
Issuance of warrants in connection
  with settlement agreement........      --        --           --        --          --         --         --        --
Issuance of common stock in
  connection with the exercise of
  warrants.........................      --        --           --        --       4,317         43         --        --
Issuance of common stock in
  connection with the exercise of
  stock options....................      --        --           --        --       1,100         11         --        --
Net income for the year............      --        --           --        --          --         --         --        --
Income tax benefit from exercises
  of employee stock options........      --        --           --        --          --         --         --        --
                                       ----       ---      -------     -----     -------     ------     ------      ----
Balance at December 31, 1998.......      --        --           --     $  --     155,210     $1,552     33,769      $338
                                       ====       ===      =======     =====     =======     ======     ======      ====


                                     ADDITIONAL
                                      PAID-IN     ACCUMULATED
                                      CAPITAL       DEFICIT       TOTAL
                                     ----------   ------------   --------
Balance at December 31, 1995.......   $   (454)     $ (5,381)      (5,336)
Issuance of common stock and
  warrants for services rendered...      4,702            --        4,915
Issuance of common stock and
  warrants related to debt
  financing activities.............      1,703            --        1,772
Issuance of common stock in
  connection with the exercise of
  warrants.........................        (15)           --           --
Sale of common stock and
  warrants.........................        120            --          124
Sale of preferred stock with
  warrants.........................      1,995            --        2,025
Net loss for the year..............         --       (10,359)     (10,359)
                                      --------      --------     --------
Balance at December 31, 1996.......      8,051       (15,740)      (6,859)
Issuance of common stock in
  connection with the exercise of
  warrants.........................         (2)           --           10
Issuance of options to employees...     19,218            --       19,218
Issuance of warrants in connection
  with debt extension..............        220            --          220
Dividends on preferred stock.......         --           (77)         (77)
Repurchase and retirement of Series
  A preferred stock and warrants...     (1,996)          (13)      (2,039)
Repurchase and retirement of common
  stock and warrants...............         42        (1,134)      (1,139)
Sale of Series B preferred stock...     32,500            --       32,500
Net proceeds from initial Public
  Offering.........................    133,150            --      133,879
Conversion of Common Stock to
  Series A Common Stock............         --            --           --
Conversion of Series B Preferred
  Stock to Series A & B Common
  Stock............................       (341)           --           --
Sale of Series A Common Stock for
  warrant..........................         85            --           86
Net loss for the year..............         --       (26,259)     (26,259)
                                      --------      --------     --------
Balance at December 31, 1997.......    190,927       (43,223)     149,540
Issuance of options to employees...        248            --          248
Issuance of warrants in connection
  with settlement agreement........      3,000            --        3,000
Issuance of common stock in
  connection with the exercise of
  warrants.........................        118            --          161
Issuance of common stock in
  connection with the exercise of
  stock options....................        861            --          872
Net income for the year............         --           986          986
Income tax benefit from exercises
  of employee stock options........      2,707            --        2,707
                                      --------      --------     --------
Balance at December 31, 1998.......   $197,861      $(42,237)    $157,514
                                      ========      ========     ========

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BUSINESS OPERATIONS AND LINE OF BUSINESS

    The Company is a facilities-based provider of a technologically advanced, high-bandwidth, fiber optic communications infrastructure to communications carriers and corporate/government customers in the United States. The Company focuses its operations on domestic intracity fiber optic networks in clusters of the 15 largest cities, based on population, throughout the United States.

    The Company operates high-bandwidth fiber optic communications networks in New York and Philadelphia. The Company also is engineering and constructing networks in Washington, D.C., Chicago, San Francisco and Boston. The Company is designing networks in Atlanta, Dallas, Houston, Seattle and Los Angeles.

    The Company has also built or obtained intercity fiber optic capacity that links certain of its intracity networks. The Company has under construction a 250-route mile network from New York to Washington, D.C. The Company has also obtained rights for fiber optic capacity with other facilities-providers and obtained fiber optic capacity linking certain of the metropolitan areas (New York-Chicago, New York-Boston, Chicago-Seattle-Portland) in which it plans to construct intracity networks, except in Portland.

    In addition, the Company has entered into a joint venture with a United Kingdom telecommunications company to connect its New York network to London. The Company has formed a joint venture to construct a high-bandwidth fiber optic network connecting 13 major cities in Germany and obtain certain additional fiber optic capacity in Western Europe.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. The investment in a 50% owned joint venture with a United Kingdom telecommunications company is accounted for by the equity method. Certain balances in the consolidated financial statements have been restated to conform to the current period presentation.

MANAGEMENT ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter similar financial instruments. At December 31, 1998, the fair value of the Company's fixed rate long-term debt for the 10% Senior Notes due in 2008, was $650 million. The recorded amounts for all other long-term debt of the Company approximates fair values.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    For purposes of the consolidated financial statements, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

PLEDGED SECURITIES

    In connection with the sale of 10% Senior Notes (see Note 9), a portion of the net proceeds was utilized to purchase a portfolio consisting of U.S. government securities, which mature at dates sufficient to provide for payment in full of interest on the 10% Senior Notes through May 15, 2000. The pledged securities are stated at cost, adjusted for premium amortization and accrued interest. The fair value of the pledged securities approximates the carrying value.

ACCOUNTS RECEIVABLE

    Accounts receivable includes trade receivables and costs and estimated earnings in excess of billings for those contracts where the Company utilizes the percentage of completion method for recognizing revenue.

FIBER OPTIC TRANSMISSION NETWORK AND RELATED EQUIPMENT

    The fiber optic transmission network and related equipment are stated at cost. Costs in connection with the installation and expansion of the network are capitalized. Depreciation is computed using the straight-line method through the life of either the franchise agreement or right of way for the related network.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

OTHER ASSETS

    Other assets include debt issuance costs, franchise agreements and deposits. Those costs, which are amortizable, are amortized on a straight-line basis over a period ranging from ten to fifteen years.

LONG-LIVED ASSETS

    The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has identified no such impairment indicators.

INCOME TAXES

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) tax assets to the amount that is "more likely than not" to be realized. The provision for income taxes is the tax payable for the period and the change, during the period, in deferred tax assets and liabilities.

RECAPITALIZATIONS

    In April 1997, the Company increased its authorized common stock of $.01 par value to 60,000,000 shares; in addition, authorized preferred stock with a par value of $.01 was increased to 2,000,000 shares. On April 29, 1997, the Company effected a 3-for-one stock split of its outstanding shares of common stock.

    In September 1997, the Company effected a .507-for-one reverse stock split of its common stock.

    On October 28, 1997, the total authorized number of shares of common stock of the Company was increased to 200 million shares, par value $0.01 per share, of which 180 million shares were designated Class A common stock and 20 million shares were designated Class B common stock.

    On August 28, 1998, the Company completed a two-for-one stock split of the Company's Class A and Class B Common Stock in the form of a 100 percent stock dividend to all shareholders of record as of the close of business on August 7, 1998. In addition, on December 22, 1998, the Company completed another two-for-one stock split of the Company's Class A and Class B Common Stock in the form of a 100 percent stock dividend to all shareholders of record as of the close of business on December 8, 1998.

    On May 19, 1999, the Company completed a two-for-one stock split of the Company's Class A Common Stock and Class B Common Stock in the form of a 100 percent stock dividend.

    The accompanying financial statements give retroactive effect to the above recapitalizations.

RECOGNITION OF REVENUE

    The Company recognizes revenue on telecommunications services ratably over the term of the applicable lease agreements with customers. Amounts billed in advance of the service provided are recorded as deferred revenue. The Company also provides installation services for its customers, and as these services typically are completed within a year, the Company records the revenues and related costs for these services under the completed contract method. In addition, the Company occasionally grants Indefeasible Rights of Use ("IRU's") to portions of its network. For those grants occurring prior to completion of the portion of the network granted, the Company recognizes revenue on these telecommunication services using the percentage of completion method. Under the percentage of completion method, progress is generally measured on performance milestones relating to the contract where such milestones fairly reflect the progress toward contract completion. Network construction costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. If necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified. Contract costs are estimated using allocations of the total cost of constructing the specific phase of the network. Revisions to estimated profits on contracts are recognized in the period that they become known.

STOCK OPTIONS

    The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock options.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONSULTING AND EMPLOYMENT INCENTIVES

    The amounts represent the value of common stock, warrants and options issued to consultants, officers, employees and directors of the Company as incentive to provide services to the Company. The 1997 amounts represent the value of options to purchase 24,762,600 shares of the Company's common stock issued in 1997 to officers, employees and directors of the Company. The options have been valued in accordance with APB Opinion No. 25 at the difference between the exercise price of the options and the fair market value of the Company's common stock at the date of grant.

EARNINGS PER SHARE

    In accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," basic earnings per share is computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted average number of common shares outstanding plus the assumed issuance of common stock equivalents computed in accordance with the treasury stock method.

DEFERRED REVENUE

    Deferred revenue represents prepayments received from customers for future use of the Company's fiber optic network as well as prepayment for installation services, which have not yet been provided. Lease payments are structured as either prepayments or monthly recurring charges. Prepayments are accounted for as deferred revenues and recognized over the term of the respective customer lease agreement. At December 31, 1998, the Company had received prepaid lease payments in excess of revenue recognized totaling $41.6 million.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB released SFAS No. 130 "Reporting Comprehensive Income," governing the reporting and display of comprehensive income and its components. This statement is effective for financial statements issued for periods beginning after December 15, 1997. The Company adopted this standard as required in fiscal 1998 in its Statement of Changes in Stockholders' Equity (Deficiency).

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. In 1998 the Company adopted SFAS No. 131. The Company currently operates in one business segment.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of SFAS No. 133 to have an impact on its results of operations, financial position or cash flows.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 3: ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following (in 000's):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Trade accounts receivable...................................  $   560      $837
Costs and earnings in excess of billings....................   30,134        --
Other.......................................................      216        --
                                                              -------      ----
                                                              $30,910      $837
                                                              =======      ====

    At December 31, 1998, three customers accounted for 43%, 40% and 14%, respectively, of the Company's combined accounts receivable.

NOTE 4: FIBER OPTIC TRANSMISSION NETWORK AND RELATED EQUIPMENT

    Fiber optic transmission network and related equipment consists of the following (in 000's):

                                                              DECEMBER 31,
                                                           -------------------
                                                             1998       1997
                                                           --------   --------
Material-fiber optic cable...............................  $ 23,436   $ 1,133
Engineering and layout costs.............................     7,101     3,322
Fiber optic cable installation costs.....................    16,639     1,869
Other....................................................     4,242     2,019
Construction in progress.................................   195,256    17,835
                                                           --------   -------
                                                            246,674    26,178
Less: accumulated depreciation...........................    (2,398)   (1,244)
                                                           --------   -------
                                                           $244,276   $24,934
                                                           ========   =======

    Construction in progress includes amounts incurred in the Company's expansion of its network. These amounts include fiber optic cable and other materials, engineering and other layout costs, fiber optic cable installation costs and other network assets held under capital leases. Construction in progress also includes payments for rights of way for the underlying sections of the network build.

NOTE 5: PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                             DECEMBER 31,
                                                   ---------------------------------
                                                     1998       1997     USEFUL LIFE
                                                   --------   --------   -----------
Leasehold improvements...........................   $  614      $538     174 months
Furniture, equipment and software................    2,581       352     5 years
                                                    ------      ----
                                                     3,195       890
Less: accumulated depreciation and
  amortization...................................     (479)     (131)
                                                    ------      ----
                                                    $2,716      $759
                                                    ======      ====

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 6: INVESTMENT IN/ADVANCES TO JOINT VENTURE

    The Company has a joint venture agreement with Racal Telecommunications, Inc. ("Racal"), that provides broad-based transatlantic communication services between New York and London. As of December 31, 1997, neither party had made a capital contribution. The balance of the investment at December 31, 1997 represents advances made to the joint venture by the Company. During 1998, each party made capital contributions of $4.3 million. The Company and Racal may each be required to contribute additional capital as needed for their respective 50% interests. The Company accounts for its investment using the equity method. For 1998, the Company recorded a $146,000 loss from the joint venture based on its 50% interest in the joint venture. Included within the Company's accounts receivable is $70,000 for administrative services provided to the joint venture which were not reimbursed as of December 31, 1998.

NOTE 7: GERMAN NETWORK BUILD

    In February, 1999, the Company entered into a joint venture with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a national fiber optic telecommunications network in Germany. Upon completion of construction, the joint venture will be dissolved and the Company will own its own separate German broadband network. In connection with the terms of this agreement, the Company made a deposit payment of $4.7 million, during the third quarter of 1998. Upon signing a definitive agreement, the Company provided an irrevocable standby letter of credit in the amount of $64 million as security for the construction costs of the network, which, in addition to the deposit payment made, covers the Company's portion of the estimated construction costs.

NOTE 8: RELATED PARTY TRANSACTIONS

    The Company is a party to a management agreement under which the Company's controlling shareholder, Metromedia Company, provides consultation and advisory services relating to legal matters, insurance, personnel and other corporate policies, cash management, internal audit and finance, taxes, benefit plans and other services as are reasonably requested. The management agreement terminates on December 31, of each year, and is automatically renewed for successive one-year terms unless either party terminates upon 60 days prior written notice. The 1998 management fee under the agreement was $500,000 per year, payable quarterly at a rate of $125,000. The Company is also obligated to reimburse Metromedia Company for all its out-of-pocket costs and expenses incurred and advances paid by Metromedia Company in connection with the management agreement. In 1997, Metromedia Company received no money for its out-of-pocket costs and expenses or for interest on advances extended by it to the Company under the management agreement.

    In March and June 1997, the Company entered into two one-year leases for office space with an affiliate. Subsequent to June 1997, the affiliate sold this property. For the year ended December 31, 1997, office rent expenses for these leases amounted to approximately $110,000.

NOTE 9: SETTLEMENT AGREEMENTS

    In February 1996, the Company entered into a settlement agreement with a former officer regarding the termination of his employment. This agreement provided for the Company to make payments to the officer totaling $1,003,000, including interest. The former officer's services effectively terminated prior to December 31, 1995. Accordingly, as of December 31, 1995, the Company recorded $876,146 as a liability in accordance with the terms of the settlement agreement. The settlement agreement also reaffirmed an option previously issued to this former officer on May 1, 1995, which entitles the holder to purchase

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 9: SETTLEMENT AGREEMENTS (CONTINUED)
415,766 shares of the Company's common stock at $0.003 per share through February 1, 1999. In 1997 the Company repurchased and retired the warrants held by this former officer. On November 14, 1996, the Company amended the above referenced settlement agreement with the former officer, whereby a consultant to the Company agreed to purchase common stock of the company from the former officer and certain of his affiliates in exchange for $640,000 and the complete satisfaction of the aforementioned liability.

    On February 11, 1997, the Company entered into an agreement with a consultant/director. Pursuant to the agreement the Company agreed to pay the consultant/director a fee of $250,000 in full and complete payment for all services provided to the Company by the consultant/director and for any fees or compensation due to the consultant/director resulting from any prior agreements with the Company, and the consultant/director agreed to release the Company from any claims against the Company.

    In March 1998, the Company entered into a settlement agreement with Howard Katz, Realprop Capital Corporation and Evelyn Katz, among others, which settled and resulted in the dismissal of litigation for which the Company was a defendant in KATZ, ET AL. V. NATIONAL FIBER NETWORK, INC., ET AL., No. 97 Civ. 2764 (JGK) (the "Katz Litigation").

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 10:  NOTES PAYABLE

    On November 25, 1998, the Company issued and sold $650.0 million of 10% Senior Notes due November 15, 2008. The net proceeds of the 10% Senior Notes were approximately $630.0 million, after deducting offering costs, which are included in other long-term assets. Interest on the 10% Senior Notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 1999. Approximately $91.5 million of the net proceeds was utilized to purchase certain pledged securities, the proceeds of which, together with interest earned on such securities, will be used to satisfy the Company's semi-annual interest obligations through May 15, 2000. The 10% Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after November 15, 2003, at specified redemption prices. In addition, prior to November 15, 2001, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 10% Senior Notes at specified redemption prices. The indentures pursuant to which the 10% Senior Notes are issued contain certain covenants that, among other matters, limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets, and enter into certain mergers and consolidations.

    In the event of a change in control of the Company as defined in the indentures, holders of the 10% Senior Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the stated principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. The 10% Senior Notes are senior unsecured obligations of the Company, and are subordinated to all current and future indebtedness of the Company's subsidiaries, including trade payables.

NOTE 11:   EQUITY TRANSACTIONS

COMMON STOCK

    On November 3, 1997, the Company completed the initial public offering (the "IPO") of 72,864,000 shares of its Class A common stock, at an offering price of $2 per share. The net proceeds to the Company from the IPO, after deducting expenses of the IPO, were approximately $133.9 million.

    In addition, on October 28, 1997, a total of 76,519,520 shares of the common stock of the Company owned by stockholders prior to the IPO were exchanged for an equal number of shares of Class A common stock. The Company also reserved for issuance 34,083,888 shares of Class A common stock for conversion of the Class B common stock.

    On October 28, 1996, a shareholder granted to the Company's Chairman of the Board an option to purchase 3,199,112 shares of common stock of the company for an aggregate exercise price of $500,000. By letter dated December 3, 1996, the option was amended to reduce the number of option shares to 2,590,712 shares. The Chairman thereafter assigned the option to the Company. On February 11, 1997, the Company exercised the option by payment of $500,000.

    On April 15, 1996, the Company entered into a stock purchase agreement with Vento & Company of New York, LLC ("VCNY"). Pursuant to this agreement, the Company issued 12,168,000 shares of common stock to VCNY as consideration for services provided by VCNY. The Company estimated the value of the stock issued approximated $2,760,000.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 11:   EQUITY TRANSACTIONS (CONTINUED)
    Concurrent with the execution of the aforementioned stock purchase agreement, the parties entered into a consulting agreement. The term of the agreement was from April 15, 1996 to April 15, 2001. Under the terms of the agreement, VCNY was to provide guidance and advice with respect to the management of the day-to-day operations of the Company's fiber optic transmission network. In consideration for such services, the Company reimbursed VCNY for all reasonable personnel and travel costs incurred by VCNY with respect to the performance of these services. On October 9, 1996, the Company entered into a settlement agreement with the Company's former chief executive officer and VCNY regarding the termination of such officer's employment and services provided by VCNY. The agreement provided for VCNY to deliver a total of 12,168,000 shares of common stock in exchange for payments made by the Company. The payments were not made and the sale of the shares and the Company's obligation to buy the shares was deemed null and void.

    In September 1996, the Company sold 87,472 shares of common stock to three individuals for total proceeds of $23,500.

    In August 1996, the Company issued 1,460,160 shares of common stock for consulting services. The Company recorded a non-cash charge of $334,800 for such issuance.

    In July 1996, the Company issued 97,344 shares of common stock as consideration for consulting services. The Company recorded a non-cash charge of $21,200 for such issuance. In addition, the Company issued 1,204,632 shares to three employees for services rendered. The transaction was later rescinded and the shares were returned to the Company.

    In June 1996, the Company sold a total of 304,200 shares of common stock to two individuals for total proceeds of $100,000. Concurrent with the issuance of these shares, the Company issued warrants to these shareholders entitling the holders to purchase a total of 304,200 shares at $0.33 per share for a three-year period.

    On January 12, 1996, the Company entered into an agreement with its legal counsel to issue common stock as additional consideration for legal services provided. Pursuant to this agreement, as amended, the Company issued a total of 3,928,840 shares of its common stock. Management has estimated the value of the 3,928,840 shares issued to be $907,301 and has recorded a non-cash charge in connection with such issuance.

PREFERRED STOCK

    On April 30, 1997, the Company sold an aggregate of 67,226,600 shares of Series B convertible preferred stock, par value $0.01 per share (the "Series B preferred stock"), to Metromedia Company and affiliates ("Metromedia") for an aggregate purchase price of $32.5 million (the "Metromedia Investment"). Each share of the Series B preferred stock was convertible into 507 shares of the Company's common stock. On October 28, 1997, the Series B convertible preferred shares were converted into 34,083,888 shares of Class B common stock. Further, on October 28,1997, a total of 314,616 shares of Class B common stock outstanding were converted into an equivalent number of shares of Class A common stock.

    A portion of the proceeds from the Metromedia Investment was used to repay the Metromedia Loan, discussed below, and accrued interest thereon ($4,058,127), repay other short-term indebtedness

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 11:   EQUITY TRANSACTIONS (CONTINUED)
($3,485,000), and redeem (for $2,115,000) all of the outstanding shares of the Company's preferred stock (the "Series A preferred stock") and related warrants.

    Through April 30, 1997, Metromedia loaned the Company an aggregate of $4,000,000 (the "Metromedia Loan"). A portion of the proceeds from the Metromedia Loan was used to purchase 4,707,760 shares of the Company's common stock and warrants to purchase 1,663,064 shares of its common stock.

    No shares of the Company's Series A preferred stock or Series B preferred stock remained outstanding at December 31, 1997. Both the Series A and Series B preferred stock of the Company have been eliminated pursuant to actions by the Board of Directors.

STOCK WARRANTS

    A. In 1996, the Company entered into an agreement with a Customer for exclusive usage rights for fibers on portions of its network. In connection with this agreement, the Company borrowed $4.9 million from the customer. On
April 30, 1997, the Company amended this agreement to satisfy the obligations of the above-referenced note by providing (i) additional leased fiber miles,
(ii) a cash payment of $1,370,000 and (iii) a warrant to purchase common stock of the Company. In July 1998, the agreement was amended to include additional fiber miles on the Company's network and for cancellation of the warrants.

    B. From October 1995 through February 1996, the Company issued and sold a private offering of $858,000 of convertible subordinated notes. Concurrent with the issuance of these notes, warrants were issued by the Company to the noteholders to purchase 1,044,016 shares of common stock at $1.00 per share through November 2000. In 1996 and 1997, in exchange for the extension of the due dates of the notes, the Company issued warrants to purchase 1,318,084 shares of its common stock at $1.00 per share and recorded a charge of $111,306 and $220,036 in 1996 an 1997, respectively. In 1997, the Company repaid the outstanding balance of these notes plus all accrued interest. As of December 31, 1998, 1,564,032 of such warrants have been exercised.

    C. In September 1996, the Company entered into a loan agreement with a finance company for $550,000. The loan bore interest at 10% per annum and was repaid in 1997. As an incentive for the loan, the Company issued to the finance company warrants to purchase 754,416 shares of common stock at an exercise price of $0.74. The warrants are exercisable through September 1999. In 1996, the Company recorded a non-cash charge of $13,640 in connection with the issuance of the warrants. All of the warrants have been exercised.

    D. In August 1995, the Company initiated a $600,000 private offering of subordinated notes which bore interest at an annual rate of 15% and were repaid in 1997. With the issuance of the notes, warrants were issued to the noteholders. In April 1996, the Company issued a total of 474,872 shares of the Company's common stock in exchange for the surrender and cancellation of the warrants and a three-month extension of the maturity date of the notes. In 1996, the Company recorded a non-cash charge of $107,322 in connection with such issuance.

    E. In April 1995, the Company entered into a loan agreement with a customer for $500,000 bearing interest at 11% per annum. In July 1997, the note was repaid in full. In connection with this loan, the Company issued the customer a warrant entitling the holder to purchase a total of 5,353,336 shares of the Company's common stock. In February 1997, this warrant was exchanged for a new warrant to purchase

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 11:   EQUITY TRANSACTIONS (CONTINUED)
3,650,400 shares of the Company's common stock at $0.61 per share. The new warrant expires on February 13, 2000. As of December 31, 1998, none of the warrants have been exercised.

    F. On December 13, 1996, the Company issued and sold to a private investor, for an aggregate cash consideration of $2,025,000, (i) 1,200,000 shares of 10% cumulative convertible preferred stock (the "Series A preferred stock") bearing dividends at a rate of $.17 per share per annum, (ii) warrants to purchase 912,600 shares of Class A common stock at an exercise price of $0.62 per share and (iii) a contingent stock subscription warrant to purchase a number of shares of Class A common stock (such number to be determined based on certain future events) at an exercise price of $0.005 per share. In connection with the Metromedia Investment, the private investor allowed the Series A preferred stock and the contingent warrants to be redeemed at an aggregate redemption price of $2,115,000 (which includes accrued but unpaid dividends on the Series A preferred stock) and the number of shares underlying the private investor's warrants to be increased from 912,600 to 1,825,200. In January 1998, the private investor made a cashless exercise of all its warrants and the number of its shares issuable upon exercise was reduced by the number of shares at the closing on the day of exercise having a value equal to the aggregate exercise price. Accordingly, the Company issued the private investor 1,382,120 common shares for all its warrants.

    G. In June 1996, the Company granted 1,216,800 common stock purchase warrants to the Company's legal counsel exercisable at $.01 per share for a period of four years as additional consideration for legal services provided. The Company recorded a non-cash charge of $200,000 for such issuance. As of December 31, 1998, all of the warrants have been exercised.

    As of December 31, 1998, in the aggregate, the Company had reserved approximately 4,456,100 shares of its Class A common stock for exercise of outstanding warrants.

STOCK OPTIONS

    In 1997, the Company granted to certain officers, employees and directors options to purchase up to 24,761,888 shares of its Class A common stock. The options have exercise prices between $0.25 and $0.96 per share and expire in 2007. The Company recorded a non-cash charge of $19,218,591 for such issuance.

    On October 28, 1997, the Stockholders of the Company approved the Metromedia Fiber Network, Inc. 1997 Incentive Stock Plan ("1997 Option Plan"). The 1997 Option Plan authorized the award of up to 8,000,000 options to acquire Class A common stock of the Company to directors, officers and employees of the Company and others who are deemed to provide substantial and important services to the Company. In 1997, options to purchase 4,900,000 shares of the Company's Class A common stock were granted at an exercise price of $2.00 per share, the market price at the date of grant. In 1998, options to purchase 3,400,000 shares of the Company's Class A common stock were granted at exercise prices ranging from $1.94 to $4.30 per share, the market price at the date of grant. Of these grants, 1,115,000 were canceled and 235,000 were exercised as of December 31, 1998.

    On May 18, 1998, the Stockholders of the Company approved the Metromedia Fiber Network, Inc. 1998 Incentive Stock Plan ("1998 Option Plan"). The 1998 Option Plan authorized the award of up to 20,000,000 options to acquire Class A common stock of the Company to directors, officers and employees of the Company and others who are deemed to provide substantial and important services to the Company. Options to purchase 6,918,000 shares of the Company's Class A common stock were granted at exercise prices ranging from $3.64 to $13.25 per share, the market prices at the dates of grant.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 11:   EQUITY TRANSACTIONS (CONTINUED)
    The compensation committee of the Company's Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise price. The options are exercisable for a period not to exceed ten years from the date of the grant. Vesting periods range from immediate vesting to four years.

    The following table summarizes the stock option transactions for the two years ended December 31, 1998:

                                                                NUMBER OF
                                                                 OPTIONS       EXERCISE PPRICES
                                                              --------------   ----------------
Granted prior to December 31, 1997..........................    29,661,888     $0.25 to $ 2.00
                                                                ----------
Balance outstanding at December 31, 1997....................    29,661,888     0.25 to   2.00
                                                                ----------
Granted.....................................................    10,318,000     1.94 to  13.25
Excercised..................................................     1,100,048     0.25 to   3.74
Cancelled...................................................     1,135,000     0.25 to   4.30
                                                                ----------
Balance outstanding at December 31, 1998....................    37,744,840     0.25 to  13.25
                                                                ==========
Exercisable at:

December 31, 1997...........................................    24,482,344     0.25 to   0.96
                                                                ==========
December 31, 1998...........................................    24,881,840     0.25 to   2.00
                                                                ==========

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                      OPTIONS GRANTED               OPTIONS EXERCISABLE
                                           -------------------------------------   ----------------------
                                                           WEIGHTED                              WEIGHTED
                            RANGES OF        NUMBER        AVERAGE      AVERAGE      NUMBER      AVERAGE
                            EXERCISE       OUTSTANDING    REMAINING     EXERCISE   EXERCISABLE   EXERCISE
YEAR OF GRANT                PRICES        AT 12/31/98   LIFE (YEARS)    PRICE     AT 12/31/98    PRICE
-------------            ---------------   -----------   ------------   --------   -----------   --------
1997..................   $0.25 to $ 2.00   27,596,840        8.40        $0.49     24,881,840     $0.33
1998..................   1.94 to  13.25    10,148,000        9.42         4.88             --        --
                                           ----------        ----        -----     ----------     -----
                                           37,744,840        8.67        $1.67     24,881,840     $0.33
                                           ==========        ====        =====     ==========     =====

    Pro forma information regarding net income and earnings per share is required by Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employees' stock options under the fair value method provided by that Statement. The fair value of the options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for vested and non-vested options:

                                                                   DECEMBER 31,
                                                      ---------------------------------------
                                                            1998                   1997
                                                      ----------------       ----------------
Risk-free interest yield............................         5.53-6.56%             5.73-6.56%
Volatility factor...................................              .499                   .369
Dividend yield......................................                --                     --
Average life........................................           5 years                5 years

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 11:   EQUITY TRANSACTIONS (CONTINUED)
    The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

    Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information is as follows (000's):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
Pro forma net loss applicable to common stock.............   $ (864)   $(28,043)
Pro forma net loss per share applicable to common stock,
  basic...................................................   $(0.01)   $  (0.30)

NOTE 12: SIGNIFICANT CUSTOMERS

    During the years ended December 31, 1998 and 1997 one customer accounted for 40% and 21%, respectively of the Company's total revenue. During the years ended December 31, 1998 and 1997 another customer accounted for 35% and 15%, respectively of the Company's total revenue. During the years ended
December 31, 1998 a third customer accounted for 12% of the Company's total revenue.

NOTE 13: INCOME TAXES

    Income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 is as follows (in thousands):

                                                           1998       1997       1996
                                                         --------   --------   --------
CURRENT
  Federal..............................................   $4,513      $ --       $ --
  State and local......................................    2,720        --         --
                                                          ------      ----       ----
                                                           7,233        --         --
                                                          ------      ----       ----
DEFERRED
  Federal..............................................   (2,375)       --         --
  State and local......................................   (1,456)       --         --
                                                          ------      ----       ----
                                                          (3,831)       --         --
                                                          ------      ----       ----
                                                          $3,402      $ --       $ --
                                                          ======      ====       ====

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 13: INCOME TAXES (CONTINUED)
    Total income tax expense (benefit) differed from the amounts computed by applying the federal statutory income tax rate (35%) to earnings (loss) before income tax expense (benefit) as a result of the following items for the years ended December 31, 1998, 1997 and 1996 (in thousands):

                                                           1998       1997       1996
                                                         --------   --------   --------
U.S. statutory rate applied to pre-tax income (loss)...   $1,492      $ --       $ --
State and local taxes, net of federal tax benefit......      834        --         --
Non deductible expenses................................    1,118        --         --
Valuation allowance....................................       --        --         --
Others, net............................................      (42)       --         --
                                                          ------      ----       ----
                                                          $3,402      $ --       $ --
                                                          ======      ====       ====

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows (in thousands):

                                                    1998       1997       1996
                                                  --------   --------   --------
DEFERRED TAX ASSETS
  Deferred revenue..............................  $ 19,923   $  5,173   $   499
  Employee benefits.............................     9,893     10,074     1,425
  Cost of sales of IRU's and sales type
    leases......................................     5,599        573        --
  Net operating losses..........................        --      1,125     3,668
  Others........................................     2,522      1,465     1,047
                                                  --------   --------   -------
                                                  $ 37,937   $ 18,410   $ 6,639
                                                  --------   --------   -------
  Valuation allowance...........................   (18,309)   (18,309)   (6,579)
                                                  --------   --------   -------
                                                    19,628        101        60

DEFERRED TAX (LIABILITIES)
  Capitalized leases............................   (14,782)        --        --
  Depreciation and amortization.................    (1,003)       (89)      (48)
  Other.........................................       (12)       (12)      (12)
                                                  --------   --------   -------
                                                   (15,797)      (101)      (60)
                                                  --------   --------   -------
  Net deferred asset............................  $  3,831   $     --   $    --
                                                  ========   ========   =======

    A portion of the deferred tax asset has been reserved since it is not certain that future taxable income will be realized in the carryforward period or in year of asset turnaround.

    There was no provision for federal or state income taxes for the years ended December 31, 1997 and 1996. At December 31, 1998, the Company expects to have fully utilized its net operating losses

NOTE 14:  401(K) PLAN

    In 1998, the Company implemented a 401(k) Plan (the "Plan") which permits employees to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. All full-time employees are eligible to participate at the beginning of the quarter following three

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 14:  401(K) PLAN (CONTINUED)
months of service. Eligible employees may contribute up to 15% of their annual compensation. The Company matches 50% of the employees first 6% of contributions. The Company contributed $78,000 for 1998 as these matching contributions. The company bore the nominal administrative cost of the plan during 1998.

NOTE 15: RECONCILIATION OF EARNINGS PER SHARE (IN THOUSANDS):

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1998       1997       1996
                                                --------   --------   --------
Net income (loss).............................  $    986   $(26,259)  $(10,359)
Deduct dividend on preferred shares...........        --         77         --
                                                --------   --------   --------
Net loss applicable to common stock...........       986    (26,336)   (10,359)
                                                ========   ========   ========
Shares
Weighted average number of common shares
  outstanding--basic..........................   186,990     94,894     71,716
Net income (loss) per common share--basic.....  $   0.01   $  (0.28)  $  (0.14)
                                                ========   ========   ========
Weighted average number of common shares
  outstanding--basic..........................   186,990     94,894     71,716
Assuming conversion of warrants and options
  outstanding.................................    32,534         --         --
                                                --------   --------   --------
Weighted average number of common shares
  outstanding--diluted........................   219,524     94,894     71,716
                                                ========   ========   ========
Net income (loss) per common share--diluted...  $   0.01        N/A        N/A
                                                ========   ========   ========

NOTE 16:  COMMITMENTS AND CONTINGENCIES

NETWORK CONSTRUCTION PROJECTS

    In 1998, the Company commenced construction of various networks outside of the New York Metropolitan area. The Company's commitment to purchase materials and contracts for the construction of fiber optic network systems was approximately $70 million as of December 31, 1998.

FRANCHISE, LICENSE, RIGHT-OF WAY AGREEMENTS AND OPERATING AND CAPITAL LEASES

    The Company has entered into various franchise and license agreements with municipalities and utility-related companies to, in most instances, install, operate, repair, maintain and replace cable, wire, fiber or other transmission media and the related equipment and facilities. The terms for these agreements vary in length, with various renewal and termination provisions. The Company charges the portions of these agreements incurred to construction-in-progress until the related portion of the network is completed. The fees charged to operations in connection with these agreements were approximately $1,673,000, $607,000 and $459,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 16:  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In addition, the company leases office and operation facilities and various equipment, which expire at various times through March 31, 2010. Rent expense charged to operations was approximately $958,000, $268,000 and $158,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

    The Company has entered into capital lease agreements for certain network assets and for certain rights-of-ways. Total assets acquired under capital leases were approximately $27,876,000 at December 31, 1998. The capital leases are held as construction-in-progress until the related portion of the network is completed.

    Approximate minimum payments under the aforementioned agreements are (in thousands):

                                                 FRANCHISE,
                                                LICENSE AND
                                                RIGHT-OF-WAY   CAPITAL    OPERATING
                                                 AGREEMENTS     LEASES     LEASES
                                                ------------   --------   ---------
For the year ended December 31,
1999..........................................    $ 1,018      $ 1,551     $ 1,994
2000..........................................      1,121        1,797       2,032
2001..........................................      1,121        1,859       2,054
2002..........................................        971        1,923       2,050
2003..........................................        661        1,991       1,532
Thereafter....................................      7,922       42,972       7,339
                                                  -------      -------     -------
Total minimum lease payments..................    $12,814       52,093     $17,001
                                                  =======                  =======
Less amounts representing interest............                  29,363
                                                               -------
Present value of future minimum lease
  payments....................................                  22,730
Less amounts due in one year..................                      55
                                                               -------
                                                               $22,675
                                                               =======

EMPLOYMENT AGREEMENTS

    The Company has executed employment contracts for future services, for up to five years, with certain senior executives for whom the Company has a minimum commitment aggregating approximately $3.4 million at December 31, 1998. This amount is not included in the consolidated financial statements at December 31, 1998.

LITIGATION

    On or about October 20, 1997, Vento & Company of New York, LLC commenced an action against Metromedia Fiber Network, Stephen A. Garofalo, Peter Silverman, the law firm of Silverman, Collura, Chernis & Balzano, P.C., Peter Sahagen, Sahagen Consulting Group of Florida (collectively, the "Sahagen Defendants") and Robert Kramer, Birdie Capital Corp., Lawrence Black, Sterling Capital LLC, Penrush Limited, Needham Capital Group, Arthur Asch, Michael Asch and Ronald Kuzon (the "Kramer Defendants") in the United States District Court for the Southern District of New York (No. 97 CIV 7751). On or about May 29, 1998, Vento & Company filed an amended complaint. In its complaint, as amended, Vento & Company alleges four causes of action in connection with its sale of 900,000 shares (not adjusted for subsequent stock splits) of Class A Common Stock to Peter Sahagen and the Kramer Defendants on

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

NOTE 16:  COMMITMENTS AND CONTINGENCIES (CONTINUED)
January 13, 1997. The four causes of action include: (i) violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under such Act; (ii) fraud and fraudulent concealment; (iii) breach of fiduciary duty; and (iv) negligent misrepresentation and omission. On the first and second causes of action, Vento & Company is seeking, among other things, rescission of the Vento & Company sale, or alternatively, damages in an amount which we cannot currently ascertain but believe to be in excess of $36 million, together with interest. On the third and fourth causes of action, Vento & Company is seeking damages in an amount which we cannot currently ascertain but believe to be in excess of $36 million, together with interest. Vento & Company is also seeking punitive damages in the amount of $50 million, reasonable legal fees and the cost of this action. All the defendants, including Metromedia Fiber Network and Stephen A. Garofalo, have moved to dismiss Vento and Company's amended complaint.

    On or about June 12, 1998, Claudio E. Contardi commenced an action against Peter Sahagen, Sahagen Consulting Group of Florida and Metromedia Fiber Network in the United States District Court for the Southern District of New York (No. 98 CIV 4140). Mr. Contardi alleges a cause of action for, among other things, breach of a finder's fee agreement entered into between Mr. Sahagen and Mr. Contardi on or about November 14, 1996 and breach of an implied covenant of good faith and fair dealing contained in the finder's fee agreement.
Mr. Contardi is seeking, among other things, a number of shares of Metromedia Fiber Network which we cannot currently ascertain but believe to be approximately 225,000 shares (calculated as of the date on which the complaint was filed and not adjusted for subsequent stock splits) or damages in an amount which we cannot currently ascertain but believe to be approximately $4.9 million (calculated as of the date on which the complaint was filed) and all costs and expenses incurred by him in this action. We have filed an answer to the complaint and has raised affirmative defenses.

    We intend to vigorously defend both these actions because we believe that we acted appropriately in connection with the matters at issue in these two cases. However, we cannot assure you that we will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately we will be successful in defending against these allegations. If we are unsuccessful in defending against these allegations, an award of the magnitude being sought in the Vento & Company litigation would have a material adverse effect on our financial condition or results of operations.

    In addition, we are subject to various claims and proceedings in the ordinary course of business. Based on information currently available, we believe that none of such current claims, or proceedings, individually, or in the aggregate, including the Vento & Company litigation and the Contardi litigation, will have a material adverse effect on our financial condition or results of operations, although we can make no assurances in this regard.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                      (IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Revenue.....................................................  $ 49,397   $20,840
Expenses:
  Cost of sales.............................................    24,414     9,499
  Selling, general and administrative.......................    27,369     9,811
  Consulting and employment incentives......................        --       248
  Settlement agreement......................................        --     3,400
  Depreciation and amortization.............................    15,645       738
                                                              --------   -------
Income (loss) from operations...............................   (18,031)   (2,856)
Other income (expenses):
  Interest income...........................................    19,127     5,028
  Interest expense..........................................   (44,911)      (16)
  Loss from joint venture...................................      (475)     (264)
                                                              --------   -------
Income (loss) before income taxes...........................   (44,290)    1,892
Income taxes................................................        --       825
                                                              ========   =======
Net income (loss)...........................................  $(44,290)  $ 1,067
                                                              ========   =======
Net income (loss) per share, basic..........................  $  (0.23)  $  0.01
                                                              ========   =======
Net income (loss) per share, diluted........................       N/A   $  0.00
                                                              ========   =======
Weighted average number of shares outstanding, basic........   190,639   186,392
                                                              ========   =======
Weighted average number of shares outstanding, diluted......       N/A   217,208
                                                              ========   =======

                             See accompanying notes

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                        (IN 000'S, EXCEPT SHARE AMOUNTS)

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $  352,900
  Marketable securities.....................................       29,628
  Pledged securities, current portion.......................       63,864
  Accounts receivable.......................................      105,934
  Prepaid expenses and other current assets.................        6,311
                                                               ----------
    Total current assets....................................      558,637
Fiber optic transmission network and related equipment,
  net.......................................................      557,662
Property and equipment, net.................................        7,136
Pledged securities..........................................           --
Restricted cash.............................................       94,234
Investment in/advances to joint ventures....................       20,014
Intangible assets, net......................................    1,648,059
Other assets................................................       32,659
                                                               ----------
    Total assets............................................   $2,918,401
                                                               ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   31,680
  Accrued liabilities.......................................      112,382
  Notes payable, current portion............................        5,607
  Deferred revenue, current portion.........................       15,863
  Capital lease obligations, current portion................          569
                                                               ----------
    Total current liabilities...............................      166,101
Senior notes payable........................................      650,000
Notes payable...............................................       14,720
Capital lease obligations...................................       24,316
Deferred revenue............................................       83,271
Commitments and contingencies (see notes)
Stockholders' equity:
  Preferred stock, $.01 par value; 20,000,000 shares
    authorized;
    none issued and outstanding.............................           --
  Class A common stock, $.01 par value; 2,404,031,241 shares authorized;
    198,822,053 and 155,210,220 shares issued and
    outstanding, respectively...............................        1,988
  Class B common stock, $.01 par value; 522,254,782 shares
    authorized;
    33,769,272 shares issued and outstanding................          338
  Additional paid-in capital................................    2,065,316
  Accumulated deficit.......................................      (86,526)
  Cumulative comprehensive loss.............................       (1,123)
                                                               ----------
    Total stockholders' equity..............................    1,979,993
                                                               ----------
    Total liabilities and stockholders' equity..............   $2,918,401
                                                               ==========

                             See accompanying notes

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                   (IN 000'S)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999        1998
                                                              ---------   --------
Cash flows from operating activities:
Net income (loss)...........................................  $ (44,290)  $  1,067
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................     15,645        738
  Amortization of deferred financing costs..................      1,503         --
  Options issued for settlement agreement...................         --      3,000
  Stocks, options and warrants issued for services..........        401        248
  Reserve for note receivable...............................         --        156
  Loss from joint ventures..................................        329        264
CHANGE IN OPERATING ASSETS AND LIABILITIES (NET OF
  ACQUISITIONS):
  Accounts receivable.......................................    (61,465)   (17,221)
  Accounts payable and accrued liabilities..................     52,350      3,442
  Deferred revenue..........................................     50,765     26,920
  Other.....................................................     (8,925)    (1,749)
                                                              ---------   --------
  Net cash provided by operating activities.................      6,313     16,865
                                                              ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities...........................    (29,628)        --
Capital expenditures on fiber optic network,
  telecommunications and related equipment..................   (229,104)   (71,739)
Deposit.....................................................         --     (4,675)
Restricted cash secured by letters of credit................    (63,014)        --
Investment in / advances to joint ventures..................     (3,359)    (2,745)
Capital expenditures on property and equiptment.............     (3,284)    (1,109)
Cash acquired through AboveNet acquisition..................    142,092         --
CSD acquisition (net of cash acquired)......................    (24,966)        --
                                                              ---------   --------
  Net cash used in investing activities.....................   (211,263)   (80,268)
                                                              ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock......................      3,559        892
Payments of CSD pre-acquisition debt........................    (15,028)        --
                                                              ---------   --------
  Net cash provided by (used in) financing activities.......    (11,469)       892
                                                              ---------   --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................   (216,419)   (62,511)
CASH AND CASH EQUIVALENTS-BEGINNING OF PERIOD...............    569,319    138,846
                                                              ---------   --------
CASH AND CASH EQUIVALENTS-END OF PERIOD.....................  $ 352,900   $ 76,335
                                                              =========   ========
Supplemental information:
  Interest paid.............................................  $  31,375   $     16
                                                              =========   ========
  Income taxes paid.........................................  $   2,771   $  3,080
                                                              =========   ========
Supplemental disclosure of significant non-cash investing
  activites:
  Capital lease obligations.................................  $     908   $ 19,742
                                                              =========   ========
  Accrued capital expenditures..............................  $  65,629   $ 32,743
                                                              =========   ========

                             See accompanying notes

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS OPERATIONS AND LINE OF BUSINESS

    Metromedia Fiber Network, Inc. and its subsidiaries (collectively, "the Company") provides dedicated fiber optic infrastructure and high-bandwidth Internet connectivity for its communications intensive customers. The Company is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to communications carriers and corporate and government customers in the United States and Europe. Through its acquisition of AboveNet Communications, Inc. ("AboveNet"), the Company also provides "one-hop" connectivity that enables mission critical Internet applications to thrive, as well as high-bandwidth infrastructure, including managed co-location services.

    The Company currently has operations in, or under construction in, eleven Tier I cities throughout the United States and seven selected international markets. The Company intends to expand its presence to include approximately 50 Tier I and Tier II markets in the United States and 17 major international markets.

    The Company's existing intra-city networks consist of approximately 425,000 fiber miles covering in excess of 800 route miles in six of its announced markets. Its inter-city network consists of approximately 120,000 fiber miles primarily covering its 255 route-mile network that the Company has built between New York City and Washington D.C. The Company has also built or contracted to acquire (primarily through fiber swaps) a nationwide dark fiber network linking its intra-city networks.

    In February 1999, the Company entered into an agreement with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a dark fiber inter-city network among selected cities throughout Germany. Once completed, its German network will consist of approximately 291,000 fiber miles covering 1,350 route miles connecting 14 major cities. The Company has also swapped strands of fiber in the United States for strands of fiber on the Circe network, which connects a number of European markets. In addition to its inter-city networks, the Company is constructing 16 intra-city networks throughout Europe. Separately, the Company has also entered into a contract to gain access to dark fiber network facilities in Toronto, Canada.

    On September 8, 1999, the Company completed the acquisition of AboveNet. The holders of AboveNet's common stock received 1.175 shares of the Company's class A common stock for each share of AboveNet common stock. AboveNet is a leading provider of facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations.

    Subsequent to the quarter, on October 7, 1999, the Company entered into a securities purchase agreement with Bell Atlantic Investments, Inc. ("Bell Atlantic"), under which Bell Atlantic would purchase up to approximately 25.6 million newly issued shares of its class A common stock at a purchase price of $28.00 per share and a convertible subordinated note of approximately $975.3 million, which is convertible into shares of its class A common stock at a conversion price of $34.00 per share. The Company expects this transaction, which is subject to customary closing conditions, to be completed by the end of the first quarter of 2000. Assuming the issuance of the 25.6 million shares of class A common stock and conversion of the convertible subordinated note, this investment would represent 19.9% of the Company's outstanding shares. Bell Atlantic has also agreed to pay the Company $550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these two transactions will be used to fund the expansion of the Company's network.

    Most of the Company's contracts for the provision of dark fiber are accounted as operating leases under which it recognizes recurring monthly revenues. For certain other contracts the Company recognizes

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenue under the percentage of completion method for the provision of dark fiber. Effective June 30, 1999, the Financial Accounting Standards Board issued FASB Interpretation No. 43 "Real Estate Sales" ("FIN 43") which requires that sales or leases of integral equipment be accounted for in accordance with real estate accounting rules. The Company believes that the staff of the Securities and Exchange Commission requires the classification of dark fiber cables in the ground as integral equipment as defined in FIN 43. Accounting for dark fiber leases as defined by FIN 43 does not change any of the economics of the contracts. It requires the Company, however, to recognize the revenue from certain leases as operating leases over the term of the contract as opposed to the prior method of recognizing revenue during the period over which the Company delivers the fiber. As a result, this change in accounting treatment reduces the revenue and income that the Company recognizes in the earlier years of the contract and spreads it out over the life of the contract regardless of when the cash was received or the delivery of the fiber took place.

    By way of example, if the Company entered into an agreement for a 25 year lease for dark fiber with a customer who pays $100.0 million in cash when the contract is signed, the Company previously recorded revenues of $20.0 million over the 5 years during which the Company delivered the dark fiber. By contrast, the real estate accounting rules of FIN 43 would require recognition of revenue of $4.0 million per year over the 25 year term of the contract., even though the Company would receive a cash payment of $100.0 million when the contract is signed.

    The Company implemented FIN 43 real estate accounting for certain of its leases entered into after June 30, 1999, and has not restated any amounts for contracts executed prior to such date. As a result, although there was no change to the economics of the contracts or the timing of the cash to be received by the Company, the impact of the change in accounting resulted in the Company recording $10.7 million in revenue for the quarter ended September 30, 1999 rather than $32.7 million that would have been recorded had this change not been made. Without this change in accounting, the Company would have also recorded earnings before interest, taxes, depreciation and amortization of $2.6 million rather than a loss before interest, taxes, depreciation and amortization of $12.4 million for the three months ended September 30, 1999 due to this change.

BASIS OF PRESENTATION

    The interim unaudited consolidated financial statements in this Report have been prepared in accordance with the United States Securities and Exchange Commission's Regulation S-X and consequently do not include all disclosures required under generally accepted accounting principles. The interim unaudited consolidated financial statements should be read in conjunction with the audited Consolidated Financial Statements of the Company and accompanying Notes for the year ended December 31, 1998, contained in the Company's Annual Report on Form 10-K for the year then ended. The Form 10-K includes information with respect to the Company's significant accounting and financial reporting policies and other pertinent information. The Company believes that all adjustments of a normal recurring nature that are necessary for a fair presentation of the results of the interim periods presented in this report have been made. Certain balances have been reclassified to conform to the current period presentation.

STOCK SPLITS

    On August 28, 1998, December 22, 1998 and May 19, 1999 the Company completed two-for-one stock splits of the Company's class A and class B common stock in the form of 100 percent stock dividends to all

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) stockholders of record as of certain specified dates. All share and per share information, contained herein, give retroactive effect for all of the stock splits.

RECOGNITION OF REVENUE

    The Company recognizes revenue on telecommunications services ratably over the term of the applicable lease agreements with customers. Amounts billed in advance of the service provided are recorded as deferred revenue. In addition, the Company occasionally enters into sales-type leases for portions of its network. For those leases entered into prior to completion of the portion of the network and under contracts entered into before June 30, 1999, the Company recognizes revenue using the percentage of completion method.

    Under the percentage of completion method, progress is generally measured on performance milestones relating to the contract where such milestones fairly reflect the progress toward contract completion. Network construction costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. If necessary, the estimated loss on an uncompleted contract is expensed in the period in which it is identified. Contract costs are estimated using allocations of the total cost of constructing the specific phase of the network. Revisions to estimated profits on contracts are recognized in the period that they become known.

    For sales-type leases for portions of its network entered into prior to the completion of the portion of the network and after June 30, 1999, the Company follows the aforementioned FIN 43 real estate accounting rules. Although there was no change to the economics of the contracts or the timing of the cash to be received by the Company, the impact of the change in accounting resulted in the Company recording $10.7 million in revenues for the quarter ended September 30, 1999 rather than the $32.7 million amount that would have been recorded if this change had not been imposed.

    The Company also provides installation services for its customers, and as these services typically are completed within a short time period, the Company records the revenues and related costs for these services under the completed contract method.

FOREIGN CURRENCY TRANSLATION

    For translation of the financial statements of its recently formed German operations, the Company has determined that the local currency is the functional currency. Assets and liabilities of foreign operations are translated at the period-end exchange rates and income statement items are translated at average exchange rates for the period. The resulting adjustments are made directly to the Cumulative Translation Adjustment component of Stockholders' Equity. Foreign currency transactions are recorded at the exchange rate prevailing on the transaction date.

MARKETABLE SECURITIES

    For purposes of the consolidated financial statements, the Company considers all highly liquid investments with a maturity of greater than three months from the financial statement date to be marketable securities.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPREHENSIVE INCOME (LOSS)

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130") Reporting Comprehensive Income (Loss). This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments. The comprehensive loss for the three and nine months ended September 30, 1999 was $28.2 million and $45.4 million, respectively, compared with comprehensive income of $3.1 million and $1.1 million, respectively, for the comparable periods in 1998.

2. FIBER OPTIC TRANSMISSION NETWORK AND RELATED EQUIPMENT

    Fiber optic transmission network and related equipment consist of the following (in 000's):

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Material-fiber optic cable..................................    $ 91,563
Engineering and layout costs................................       7,338
Fiber optic cable installation costs........................     100,285
Telecommunications equipment and other......................      59,638
Construction in progress....................................     315,519
                                                                --------
                                                                 574,343
Less: accumulated depreciation..............................     (16,681)
                                                                --------
                                                                 557,662
                                                                ========

    Construction in progress includes amounts incurred in the Company's expansion of its network or build-out of its facilities. These amounts include fiber optic cable and other materials, engineering and other layout costs, fiber optic cable installation costs and other network assets held under capital leases. Construction in progress also includes payments for rights of way for the underlying sections of the network build.

3. INVESTMENT IN/ADVANCES TO JOINT VENTURES

    The Company has a joint venture agreement with Racal Telecommunications, Inc. ("Racal") that provides broad-based transatlantic communication services between New York and London. During 1998, each party made capital contributions of $4.3 million. The Company and Racal may each be required to contribute additional capital as needed for their respective 50% interests. The Company accounts for its investment using the equity method. For the three and nine months ended September 30, 1999, the Company recorded a loss of $82,000 and a loss of $475,000, respectively, from the joint venture based on its 50% interest in the joint venture compared with losses of $13,000 and $264,000, respectively, for the comparable periods in 1998.

    In March 1999, as part of its international expansion strategy, the Company's AboveNet subsidiary entered into agreements to form joint ventures in Austria, Germany ("AboveNet GmbH"), and the United Kingdom to provide managed co-location and Internet connectivity solution for mission critical Internet operations. The Company has invested a total of $5.5 million, which is included in deposits and other assets

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

3. INVESTMENT IN/ADVANCES TO JOINT VENTURES (CONTINUED) at September 30, 1999. In addition, the Company has agreed to provide $2.0 million of additional financing to these joint ventures and, if required, up to $2.0 million in a convertible loan note(s).

    For an initial equity contribution of $1.9 million, the Company will own 45% of a joint venture in Germany, Carrierhaus GmbH. AboveNet GmbH will own 5% of the joint venture. Carrierhaus GmbH will own and operate buildings in Frankfurt, Germany. For an equity contribution of $22.5 million, the Company will own 87.42% of a second joint venture, Worldswitch GmbH, which will lease facilities from Carrierhaus GmbH. Worldswitch GmbH will complete improvements to the buildings, including build-out of co-location facilities, and lease managed co-location space to AboveNet GmbH and other third parties. Approximately $7.5 million was paid as an initial equity contribution with the remainder of the $22.5 million to be contributed over the following 14 to 20 months. These AboveNet joint ventures are accounted for using the equity method.

4. ACQUISITIONS

    On September 8, 1999, the Company acquired all of the outstanding common stock of AboveNet for a total purchase price, paid in Company class A common stock, of approximately $1.9 billion. The holders of AboveNet common stock, stock options and warrants received 1.175 shares of the Company's class A common stock, stock options and warrants, respectively. AboveNet has its primary operations in San Jose, California and is a leading provider of facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations. The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of AboveNet have been included in the Company's consolidated financial statements from September 9, 1999. The purchase price has been preliminarily allocated based on estimated fair values as of the date of acquisition pending final determination of certain tangible and intangible assets. In addition, in connection with the acquisition, the Company issued a letter of credit, secured by the Company's restricted cash in the amount of $25 million, to further secure a credit facility of AboveNet.

    On March 11, 1999, the Company acquired all the outstanding common stock of Communication Systems Development, Inc. ("CSD") for $25 million in cash. CSD has its primary operations in Dallas, Texas and is engaged in the engineering and construction of fiber optic networks. The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of CSD have been included in the Company's consolidated financial statements from March 11, 1999. The purchase price has been preliminarily allocated based on estimated fair values as of the date of acquisition pending final determination of certain tangible and intangible assets.

    On June 21, 1999, AboveNet acquired certain assets and assumed certain liabilities of the Palo Alto Internet Exchange ("PAIX") from Compaq Computer Corporation ("Compaq") for a total purchase price of $76.4 million consisting of $70 million in cash, certain future ongoing services to be provided by AboveNet to Compaq, with a value estimated to be $5.0 million, and acquisition related costs of $1.4 million. PAIX is a high-level switching and peering point for global and Internet service providers and content providers. The acquisition has been recorded using the purchase method of accounting.

    The following unaudited pro forma financial information presents the combined results of operations of the Company and the above acquisitions as if the acquisitions had occurred as of the beginning of 1999 and 1998, after giving effect to certain adjustments, including amortization of goodwill, additional

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

4. ACQUISITIONS (CONTINUED)
depreciation expense and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the entities constituted a single entity during such periods. The amounts are presented in thousands, except per share amounts.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                         --------------------
                                                           1999        1998
                                                         ---------   --------
Revenue................................................  $  70,641   $ 28,339
                                                         =========   ========
Net Income/(Loss)......................................  $(128,204)  $(64,628)
                                                         =========   ========
Income/(Loss) per share, basic.........................  $   (0.56)  $  (0.28)
                                                         =========   ========

5. GERMAN NETWORK BUILD

    In February 1999, the Company entered into a joint venture with Viatel, Inc. and Carrier 1 Holdings, Ltd. to jointly build a national fiber optic telecommunications network in Germany. Upon completion of construction, the joint venture will be dissolved and the Company will own its own separate German broadband network. In connection with the terms of this agreement, the Company made a deposit payment of $4.7 million during the third quarter of 1998. Upon signing a definitive agreement, the Company provided irrevocable standby letters of credit in the amount of approximately DM110 million (approximately $63 million) as security for the construction costs of the network, which, in addition to the deposit payment made, covers the Company's portion of the estimated construction costs of the network. As of September 30, 1999, the Company had restricted cash of approximately $38 million to secure the remaining value of the irrevocable standby letters of credit.

6. RELATED PARTY TRANSACTIONS

    The Company is party to a management agreement under which the Company's controlling shareholder, Metromedia Company, provides consultation and advisory services relating to legal matters, insurance, personnel and other corporate policies, cash management, internal audit and finance, taxes, benefit plans and other services as are reasonably requested. The management agreement terminates on December 31 of each year, and is automatically renewed for successive one-year terms unless either party terminates upon 60 days prior written notice. The 1998 management fee under the agreement was $500,000 per year, payable quarterly at a rate of $125,000. The 1999 management fee under the agreement is $1,000,000 per year, payable quarterly at a rate of $250,000. The Company is also obligated to reimburse Metromedia Company for all its out-of-pocket costs, expenses incurred and advances paid by Metromedia Company in connection with the management agreement.

7. SETTLEMENT AGREEMENT

    In March 1998, the Company entered into a settlement agreement with Howard Katz, Realprop Capital Corporation and Evelyn Katz, among others, which settled and resulted in the dismissal of litigation in which the Company was a defendant in KATZ, ET AL. V. NATIONAL FIBER NETWORK, INC., ET AL., No. 97 Civ. 2764 (JGK).

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

8. NOTES PAYABLE

    On November 25, 1998, the Company issued and sold $650.0 million of 10% Senior Notes due November 15, 2008. The net proceeds of the 10% Senior Notes were approximately $630.0 million, after deducting offering costs, which are included in other long-term assets. Interest on the 10% Senior Notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 1999. Approximately $91.5 million of the net proceeds was utilized to purchase certain pledged securities the proceeds of which, together with interest earned on such securities, will be used to satisfy the Company's semi-annual interest obligations through May 15, 2000. The 10% Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after November 15, 2003, at specified redemption prices. In addition, prior to November 15, 2001, the Company may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 10% Senior Notes at specified redemption prices.

    The indenture pursuant to which the 10% Senior Notes are issued contains certain covenants that, among other matters, limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create liens, enter into transactions with affiliates, sell assets, and enter into mergers and consolidations.

    In the event of a change in control of the Company as defined in the indentures, holders of the 10% Senior Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the stated principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. The 10% Senior Notes are senior unsecured obligations of the Company, and are subordinated to all current and future indebtedness of the Company's subsidiaries, including trade payables.

    The Company made an interest payment on May 15, 1999. As a result, the value of pledged securities to satisfy the Company's semi-annual interest obligation through May 15, 2000 was reduced to approximately $64 million.

9. EQUITY TRANSACTIONS

AUTHORIZED CAPITAL

    On May 18, 1999, the stockholders of the Company approved an amendment to its Certificate of Incorporation to increase the authorized number of shares of its capital stock to 2,946,286,022 shares consisting of (a) 2,404,031,240 shares of class A common stock, (b) 522,254,782 shares of class B common stock, and (c) 20,000,000 shares of preferred stock.

STOCK SPLITS

    As discussed in Note 1, on August 28, 1998, December 22, 1998 and May 19, 1999 the Company completed two-for-one stock splits of the Company's class A and class B common stock in the form of 100 percent stock dividends to all stockholders of record as of certain specified dates. The accompanying financial statements give retroactive effect to the stock dividends.

    As of September 30, 1999, adjusted for the effect of the stock dividends, the Company had 198,822,053 class A common shares outstanding and 33,769,272 class B common shares outstanding.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

9. EQUITY TRANSACTIONS (CONTINUED)
STOCK WARRANTS

    (a) On December 13, 1996, the Company issued and sold to a private investor, for an aggregate cash consideration of $2,025,000, (i) 1,200,000 shares of 10% cumulative convertible preferred stock (the "Series A preferred stock") bearing dividends at a rate of $.17 per share per annum, (ii) warrants to purchase 912,600 shares of class A common stock at an exercise price of $.62 per share and (iii) a contingent stock subscription warrant to purchase a number of shares of class A common stock (such number to be determined based on certain future events) at an exercise price of $0.01 per share. In connection with the investment in the Company by Metromedia Company, the private investor allowed the Series A preferred stock and the contingent warrants to be redeemed at an aggregate redemption price of $2,115,000 (which includes accrued but unpaid dividends on the Series A preferred stock) and the number of shares underlying the private investor's warrants to be increased from 912,600 to 1,825,200. In January 1998, the private investor made a cashless exercise of all its warrants and the number of its shares issuable upon exercise was reduced by the number of shares at the closing on the day of exercise having a value equal to the aggregate exercise price. Accordingly, the Company issued the private investor 1,382,120 shares of class A common stock for all its warrants.

    (b) In April 1995, the Company entered into a loan agreement with a customer for $500,000 bearing interest at 11% per annum. In July 1997, the note was repaid in full. In connection with this loan, the Company issued the customer a warrant entitling the holder to purchase a total of 5,353,336 shares of the Company's common stock. In February 1997, this warrant was exchanged for a new warrant to purchase 3,650,400 shares of the Company's common stock at $0.60 per share. In February 1999, in accordance with an anti-dilution provision in the warrant, the Company increased the warrant to include the right to purchase an additional 331,882 shares of the Company's class A common stock at $0.56 per share and repriced the existing warrant to the same $0.56 per share. As of March 31, 1999, none of the warrants have been exercised. The warrant expires on February 13, 2000.

ABOVENET TRANSACTION

    On September 8, 1999, the Company completed its acquisition of AboveNet for an aggregate consideration of approximately $1.9 billion. In connection with the acquisition, the company issued (i) 41,652,675 shares of its class A common stock at an exchange ratio of 1.175 shares of the Company's common stock for each share of AboveNet common stock; (ii) 5,355,723 options to purchase the Company's class A common stock at an average exercise price of $19.23; and 417,163 warrants to purchase the Company's class A common stock at an average exercise price of $7.75.

10. CONTINGENCIES

    On or about October 20, 1997, Vento & Company of New York, LLC commenced an action against the Company, Stephen A. Garofalo, Peter Silverman, the law firm of Silverman, Collura, Chernis & Balzano, P.C., Peter Sahagen, Sahagen Consulting Group of Florida, Robert Kramer, Birdie Capital Corp., Lawrence Black, Sterling Capital LLC, Penrush Limited, Needham Capital Group, Arthur Asch, Michael Asch and Ronald Kuzon in the United States District Court for the Southern District of New York, No. 97 CIV 7751(JGK). On or about May 29, 1998, Vento & Company filed an amended complaint. On or about July 1, 1999, Vento & Company filed a second amended complaint. In its complaint, as amended, Vento & Company alleges seven causes of action in connection with its sale of 900,000 shares, not adjusted for subsequent stock splits, of the Company's class A common stock to Mr. Sahagen and some of the

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

10. CONTINGENCIES (CONTINUED)
defendants on January 13, 1997. These seven causes of action include:
(i) violation of Section 10(b) of the Securities Exchange Act of 1934 and
Rule 10b-5 promulgated under such Act; (ii) fraud and fraudulent concealment;
(iii) breach of fiduciary duty (but not against the Company); (iv) negligent misrepresentation and omission; and (v) breach of contract. Vento & Company is seeking, among other things, recission of the Vento & Company sale, or alternatively, damages in an amount not currently ascertainable but Vento & Company contends to be in excess of $460 million, together with interest thereon. Vento & Company is also seeking unspecified punitive damages, reasonable legal fees and the costs of this action. All the defendants, including the Company and its Chairman, have moved for summary judgment of Vento & Company's second amended complaint.

    On or about June 12, 1998, Claudio E. Contardi commenced an action against Peter Sahagen, Sahagen Consulting Group of Florida and the Company in the United States District Court for the Southern District of New York, No. 98 CIV 4140(JGK). Mr. Contardi alleges a cause of action for, among other things, breach of a finder's fee agreement entered into between Mr. Sahagen and Mr. Contardi on or about November 14, 1996 and breach of an implied covenant of good faith and fair dealing contained in the finder's fee agreement. Mr. Contardi is seeking, among other things, a number of our shares of class A common stock which we cannot currently ascertain but believe to be approximately 112,500 shares (calculated as of the date on which the complaint was filed without taking into account subsequent stock splits) or damages in an amount which we cannot currently ascertain but believe to be approximately $4.9 million (calculated as of the date on which the complaint was filed) and all costs and expenses incurred by him in this action. The Company has filed an answer to the complaint and has raised affirmative defenses. The Company has moved for summary judgement on the complaint.

    The Company intends to vigorously defend both these actions because the Company believes that it acted appropriately in connection with the matters at issue in these two cases. However, the Company cannot assure you that it will not determine that the advantages of entering into a settlement outweigh the risk and expense of protracted litigation or that ultimately the Company will be successful in defending against these allegations. If the Company is unsuccessful in defending against these allegations, an award of the magnitude being sought in the Vento & Company litigation would have a material adverse effect on our financial condition and results of operations.

    On June 29, 1999, an alleged stockholder of AboveNet filed a lawsuit, captioned KAUFMAN V. TUAN, et al, Del. Ch. C.A. No. 17259NC, in the Court of Chancery of the State of Delaware in and for the New Castle County. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the proposed merger between the Company and AboveNet. The complaint names, as defendants, AboveNet, the directors of AboveNet, and the Company (as an aider and abettor). The complaint alleges generally that AboveNet's directors breached their fiduciary duty to stockholders of AboveNet, and seeks an injunction against the merger, or, in the alternative, rescission and the recovery of unspecified damages, fees and expenses. AboveNet, the Company and the individual defendants believe the lawsuit is without merit and intend to defend themselves vigorously. AboveNet and the individual director defendants' responses were filed on July 22, 1999. In connection with these responses, a motion to dismiss the complaint in its entirety and a motion to stay discovery pending the outcome of the motion to dismiss were filed by the AboveNet and the individual directors of AboveNet on July 22, 1999. Similar motions to dismiss the complaint and stay discovery were filed by the Company on July 26, 1999.

    Four other complaints, which are virtually identical to the complaint in KAUFMAN V. TUAN, have also been filed in the Delaware Court of the Chancery. None of these four complaints have been served. The

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

10. CONTINGENCIES (CONTINUED)
four actions are captioned BROSIOUS V. TUAN, et al, Del. Ch. C.A. No. 17271NC, CHONG V. TUAN, et al, Del. Ch. C.A. No. 17281NC, EHLERT V. TUAN, et al, Del. Ch. C.A. No. 17284NC, HORN V. TUAN, et al, Del. Ch. C.A. No. 17300NC.

    In addition, the Company is subject to various claims and proceedings in the ordinary course of business. Based on information currently available, the Company believes that none of such current claims, or proceedings, individually, or in the aggregate, including the Vento & Company litigation and the Contardi litigation, will have a material adverse effect on our financial condition or results of operations, although the Company can make no assurances in this regard.

11. SUBSEQUENT EVENT

    On October 7, 1999, the Company entered into a securities purchase agreement with Bell Atlantic, under which Bell Atlantic would purchase up to approximately
25.6 million newly issued shares of the Company's class A common stock at a purchase price of $28.00 per share and a convertible subordinated note of approximately $975.3 million, which is convertible into shares of its class A common stock at a conversion price of $34.00 per share. The Company expects this transaction, which is subject to customary closing conditions, to be completed by the end of the first quarter of 2000. Assuming the issuance of the 25.6 million shares of class A common stock and conversion of the convertible subordinated note, this investment would represent 19.9% of the Company's outstanding shares. Bell Atlantic has also agreed to pay the Company $550 million over the next three years in exchange for delivery of fiber optic facilities over the next five years. The proceeds from these two transactions will be used to fund the expansion of its network.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AboveNet Communications Inc.:

We have audited the accompanying consolidated balance sheets of AboveNet Communications Inc. as of June 30, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AboveNet Communications Inc. as of June 30, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California

July 28, 1999
(September 8, 1999 as to Note 17)

                          ABOVENET COMMUNICATIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
                                         ASSETS
Current assets:
  Cash and equivalents......................................  $ 8,141,200   $209,126,300
  Short-term investments....................................           --     11,744,200
  Accounts receivable, net of reserve for doubtful accounts
    of $60,000 and $388,300, respectively...................      357,000      3,355,000
  Prepaid expenses and other current assets.................      269,600      3,850,400
                                                              -----------   ------------
      Total current assets..................................    8,767,800    228,075,900
Property and equipment, net.................................    4,436,100     46,590,900
Rights to use fiber optic capacity..........................           --     12,904,500
Intangible assets...........................................           --     69,474,100
Restricted cash.............................................      300,000     21,475,900
Deposits and other assets...................................      189,400      5,377,400
                                                              -----------   ------------
Total assets................................................  $13,693,300   $383,898,700
                                                              ===========   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,301,300   $ 13,593,300
  Remaining obligation for rights to use fiber optic
    capacity................................................           --        800,000
  Accrued liabilities.......................................      619,900      1,322,600
  Unearned revenue..........................................      309,400      2,510,700
  Current portion of long-term obligations..................      476,000      5,984,800
                                                              -----------   ------------
      Total current liabilities.............................    3,706,600     24,211,400
Convertible notes payable and advances......................    8,000,000             --
Unearned revenue............................................           --      4,375,000
Other long-term obligations.................................    1,325,300     21,588,600
Commitments and contingencies (Notes 4, 5 and 12)
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000,000 shares
    authorized;
    shares issued and outstanding--none.....................           --             --
  Convertible preferred stock, $0.001 par value:
    Series A; shares issued and outstanding: 2,050,000 and
      none, respectively....................................      410,000             --
    Series B; shares issued and outstanding: 3,263,792 and
      none, respectively....................................    2,323,100             --
    Series C; shares issued and outstanding: 4,006,000 and
      none, respectively....................................    3,873,400             --
    Series D; no shares issued and outstanding..............           --             --
    Series E; no shares issued and outstanding..............           --             --
  Common stock, $0.001 par value, 60,000,000 shares
    authorized; shares issued and outstanding: 728,696 and
    34,548,308, respectively................................       38,900    363,218,000
  Common stock options......................................    1,861,500      4,413,800
  Deferred stock compensation...............................     (540,100)       (47,800)
  Accumulated deficit.......................................   (7,305,400)   (33,860,300)
                                                              -----------   ------------
      Total stockholders' equity............................      661,400    333,723,700
                                                              -----------   ------------
Total liabilities and stockholders' equity..................  $13,693,300   $383,898,700
                                                              ===========   ============

                See notes to consolidated financial statements.

                          ABOVENET COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED JUNE 30,
                                                        ----------------------------------------
                                                           1997          1998           1999
                                                        -----------   -----------   ------------
Revenues..............................................  $   551,600   $ 3,436,400   $ 13,967,800
                                                        -----------   -----------   ------------
Costs and expenses:
  Data communications and telecommunications..........      558,600     2,199,800     12,649,700
  Network operations..................................      416,700     1,571,800      6,084,300
  Sales and marketing.................................      382,600     1,618,700     11,251,300
  General and administrative..........................      433,700     1,621,500      6,610,900
  Depreciation and amortization.......................      132,700       475,500      3,412,600
  Stock-based compensation expense....................           --     1,276,400      1,688,700
  Joint venture termination fee.......................      431,100            --             --
                                                        -----------   -----------   ------------
    Total costs and expenses..........................    2,355,400     8,763,700     41,697,500
Loss from operations..................................   (1,803,800)   (5,327,300)   (27,729,700)
Interest expense......................................       (7,400)     (160,800)    (1,573,100)
Interest and other income.............................        8,400        63,100      2,947,900
                                                        -----------   -----------   ------------
Loss before equity interest in affiliates.............   (1,802,800)   (5,425,000)   (26,354,900)
Equity interest in losses of affiliates...............           --            --       (200,000)
                                                        -----------   -----------   ------------
Net loss..............................................  $(1,802,800)  $(5,425,000)  $(26,554,900)
                                                        ===========   ===========   ============
Basic and diluted loss per share......................  $     (4.58)  $    (10.34)  $      (1.60)
                                                        ===========   ===========   ============
Shares used in basic and diluted loss per share.......      393,236       524,608     16,643,027
                                                        ===========   ===========   ============

                See notes to consolidated financial statements.

                          ABOVENET COMMUNICATIONS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

                                       PREFERRED STOCK               COMMON STOCK            COMMON       DEFERRED
                                  --------------------------   -------------------------     STOCK         STOCK       ACCUMULATED
                                    SHARES         AMOUNT        SHARES        AMOUNT       OPTIONS     COMPENSATION     DEFICIT
                                  -----------   ------------   ----------   ------------   ----------   ------------   ------------
BALANCES, July 1, 1996..........           --   $         --      250,000   $      5,000   $       --   $        --    $    (77,600)
Issuance of common stock........                                  125,000          2,500
Issuance of Series A convertible
  preferred stock...............    2,050,000        410,000
Exercise of common stock
  options.......................                                   31,250            600
Issuance of Series B convertible
  preferred stock...............    1,000,000        600,000
Issuance of Series B convertible
  preferred stock in conjunction
  with acquisition of DSK, Inc.
  (Note 11).....................    1,000,000        600,000
Net loss........................                                                                                         (1,802,800)
                                  -----------   ------------   ----------   ------------   ----------   -----------    ------------
BALANCES, June 30, 1997.........    4,050,000      1,610,000      406,250          8,100           --            --      (1,880,400)
Exercise of common stock
  options.......................                                  322,446         30,800
Issuance of warrants in
  connection with issuance of
  debt..........................                     112,000                                   45,000
Issuance of Series B convertible
  preferred stock...............    1,263,792      1,011,100
Issuance of Series C convertible
  preferred stock...............    4,006,000      3,873,400
Compensatory stock
  arrangements..................                                                            1,816,500    (1,816,500)
Amortization of deferred stock
  compensation..................                                                                          1,276,400
Net loss........................                                                                                         (5,425,000)
                                  -----------   ------------   ----------   ------------   ----------   -----------    ------------
BALANCES, June 30, 1998.........    9,319,792      6,606,500      728,696         38,900    1,861,500      (540,100)     (7,305,400)
Issuance of Series D convertible
  preferred stock...............    4,230,756     10,771,000
Issuance of Series E convertible
  preferred stock...............      817,550      3,846,400
Exercise of Series B warrants...      209,400             --
Conversion of convertible
  preferred stock to common
  stock.........................  (14,577,498)   (21,223,900)  14,577,498     21,223,900
Issuance of common stock upon
  initial public offering.......                               11,500,000     67,822,000
Issuance of common stock upon
  public offering...............                                6,850,356    273,421,500
Exercise of common stock options
  and warrants..................                                  842,440        439,200
Issuance of common stock under
  employee stock purchase
  plan..........................                                   49,318        272,500
Issuance of warrants in
  connection with issuance of
  debt and leases...............                                                            1,355,900
Compensatory stock
  arrangements..................                                                            1,196,400    (1,196,400)
Amortization of deferred stock
  compensation..................                                                                          1,688,700
Net loss........................                                                                                        (26,554,900)
                                  -----------   ------------   ----------   ------------   ----------   -----------    ------------
BALANCES, June 30, 1999.........           --   $         --   34,548,308   $363,218,000   $4,413,800   $   (47,800)   $(33,860,300)
                                  ===========   ============   ==========   ============   ==========   ===========    ============


                                  SHAREHOLDERS'
                                     EQUITY
                                  -------------
BALANCES, July 1, 1996..........  $    (72,600)
Issuance of common stock........         2,500
Issuance of Series A convertible
  preferred stock...............       410,000
Exercise of common stock
  options.......................           600
Issuance of Series B convertible
  preferred stock...............       600,000
Issuance of Series B convertible
  preferred stock in conjunction
  with acquisition of DSK, Inc.
  (Note 11).....................       600,000
Net loss........................    (1,802,800)
                                  ------------
BALANCES, June 30, 1997.........      (262,300)
Exercise of common stock
  options.......................        30,800
Issuance of warrants in
  connection with issuance of
  debt..........................       157,000
Issuance of Series B convertible
  preferred stock...............     1,011,100
Issuance of Series C convertible
  preferred stock...............     3,873,400
Compensatory stock
  arrangements..................            --
Amortization of deferred stock
  compensation..................     1,276,400
Net loss........................    (5,425,000)
                                  ------------
BALANCES, June 30, 1998.........       661,400
Issuance of Series D convertible
  preferred stock...............    10,771,000
Issuance of Series E convertible
  preferred stock...............     3,846,400
Exercise of Series B warrants...            --
Conversion of convertible
  preferred stock to common
  stock.........................            --
Issuance of common stock upon
  initial public offering.......    67,822,000
Issuance of common stock upon
  public offering...............   273,421,500
Exercise of common stock options
  and warrants..................       439,200
Issuance of common stock under
  employee stock purchase
  plan..........................       272,500
Issuance of warrants in
  connection with issuance of
  debt and leases...............     1,355,900
Compensatory stock
  arrangements..................            --
Amortization of deferred stock
  compensation..................     1,688,700
Net loss........................   (26,554,900)
                                  ------------
BALANCES, June 30, 1999.........  $333,723,700
                                  ============

                See notes to consolidated financial statements.

                          ABOVENET COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED JUNE 30,
                                                              ----------------------------------------
                                                                 1997          1998           1999
                                                              -----------   -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(1,802,800)  $(5,425,000)  $(26,554,900)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Equity interest in losses of affiliates.................           --            --        200,000
    Depreciation and amortization...........................      132,700       475,500      3,412,600
    Stock-based compensation expense........................           --     1,276,400      1,688,700
    Noncash interest expense................................           --       133,200        117,000
    Joint venture termination fee...........................      431,100            --             --
    Changes in assets and liabilities:
      Accounts receivable...................................      (29,100)     (315,900)    (2,728,000)
      Prepaid expenses and other current assets.............           --      (269,600)    (3,577,800)
      Restricted cash.......................................           --      (300,000)   (21,175,900)
      Accounts payable......................................      298,900     1,989,300     11,292,000
      Accrued liabilities...................................      109,700       510,200        702,700
      Unearned revenue......................................       85,000       224,400      1,313,300
      Deferred rent.........................................       30,400        18,200        156,100
                                                              -----------   -----------   ------------
        Net cash used in operating activities...............     (744,100)   (1,683,300)   (35,154,200)
                                                              -----------   -----------   ------------
Cash flows from investing activities:
  Purchase of short-term investments........................           --            --    (11,744,200)
  Cash paid for rights to use fiber optic capacity..........           --            --     (7,480,000)
  Purchase of property and equipment........................     (474,500)   (3,666,000)   (37,426,300)
  Increase in deposits and other assets.....................      (32,700)     (111,700)    (1,519,000)
  Investments in affiliates.................................           --            --     (2,630,100)
  Cash paid for acquisition.................................           --            --    (71,420,200)
                                                              -----------   -----------   ------------
        Net cash used in investing activities...............     (507,200)   (3,777,700)  (132,219,800)
                                                              -----------   -----------   ------------
Cash flows from financing activities:
  Proceeds from notes payable and advances..................      739,900    13,395,000     23,722,300
  Debt repayments...........................................           --       (70,000)    (3,297,100)
  Capital lease repayments..................................      (49,600)      (84,700)      (638,700)
  Proceeds from issuance of common stock....................        3,100        30,800    341,955,200
  Proceeds from issuance of convertible preferred stock.....      800,000            --      6,617,400
                                                              -----------   -----------   ------------
        Net cash provided by financing activities...........    1,493,400    13,271,100    368,359,100
                                                              -----------   -----------   ------------
Net increase in cash and equivalents........................      242,100     7,810,100    200,985,100
Cash and equivalents, beginning of period...................       89,000       331,100      8,141,200
                                                              -----------   -----------   ------------
Cash and equivalents, end of period.........................  $   331,100   $ 8,141,200   $209,126,300
                                                              ===========   ===========   ============
Supplemental cash flow information--cash paid for
  interest..................................................  $     7,400   $    27,600   $  1,456,100
                                                              ===========   ===========   ============
Noncash investing and financing activities:
  Remaining obligation for rights to use fiber optic
    capacity................................................  $        --   $        --   $    800,000
                                                              ===========   ===========   ============
  Acquisition of equipment under capital lease..............  $   206,200   $   479,200   $  5,829,500
                                                              ===========   ===========   ============
  Acquisition of leasehold improvements in conjunction with
    DSK, Inc. acquisition...................................  $   168,900   $        --   $         --
                                                              ===========   ===========   ============
  Exchange of notes, advances, accrued interest and warrants
    for convertible preferred stock.........................  $   210,000   $ 4,884,500   $  8,000,000
                                                              ===========   ===========   ============
  Conversion of preferred stock into common stock...........  $        --   $        --   $ 21,223,900
                                                              ===========   ===========   ============
  Issuance of warrants in connection with issuance of debt
    and leases..............................................  $        --   $    45,000   $  1,355,900
                                                              ===========   ===========   ============

                See notes to consolidated financial statements.

                          ABOVENET COMMUNICATIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--AboveNet Communications Inc. (the "Company"), was formed on March 8, 1996 (inception). The Company provides facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the Company and its subsidiaries. All significant intercompany transactions and amounts are eliminated in consolidation. Minority investments in joint ventures are accounted for under the equity method of accounting, under which the Company records in income its proportionate share of the earnings or losses of the joint ventures.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. However, the Company's credit risk is mitigated by its credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

    CASH AND EQUIVALENTS--The Company considers all highly liquid investments with maturities of ninety days or less when purchased by the Company to be cash equivalents.

    SHORT-TERM INVESTMENTS--Short term investments consist of treasury bills with a maturity greater than 90 days but less than twelve months. The Company's short-term investments are classified as available-for-sale. The investments are carried at cost, which approximated fair value at June 30, 1999. Material unrealized gains or losses would be reported as a separate component of stockholders' equity. No investments were sold in the periods presented.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the useful lives of the improvement.

    RIGHTS TO USE FIBER OPTIC CAPACITY--Indefeasible rights to use (IRU) capacity on fiber optic cable systems are stated at cost. Amortization will be recognized over the shorter of the term of the IRU or its useful life beginning when such capacity becomes available to the Company.

    INTANGIBLE ASSETS--Goodwill is amortized on a straight-line basis over its estimated life of ten years.

    RESTRICTED CASH--Restricted cash consists of certificates of deposit which are restricted from use pursuant to certain lease agreements.

    REVENUE RECOGNITION--Revenue consists primarily of service revenue which is recognized in the period in which the services are provided. The services primarily include bandwidth and space requirement charges which are recognized monthly as well as installation fees which are recognized as revenue in the

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

period of installation. Unearned revenue consists of customer advances and the value assigned to certain ongoing services to be rendered to Compaq Computer Corporation in connection with the acquisition of the Palo Alto Internet Exchange ("PAIX") (see Note 2). Unearned revenue is recognized in the period in which the services are rendered.

    INCOME TAXES--Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    NET INCOME (LOSS) PER SHARE--Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding, less shares subject to repurchase by the Company, for the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

    RECLASSIFICATIONS--Certain prior period amounts have been reclassified to conform to the current period presentation. Such reclassifications had no effect on stockholders' equity (deficiency) or net loss.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME, which requires an enterprise to report, by major components and as a single total, the change in the Company's net assets during the period from nonowner sources. The Company adopted SFAS
No. 130 in fiscal 1999. For all periods presented, comprehensive loss was equal to the Company's net loss.

    Additionally, in June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about the enterprise's products, services, geographic areas and major customers. The Company adopted this statement in fiscal 1999. The Company has determined that it operates in one reporting segment.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company in fiscal 2000. The Company anticipates that accounting for transactions under SOP 98-1 will not have a material impact on its financial position or results of operations.

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2001. Although the Company has not fully assessed the implications of SFAS
No. 133, the Company does not believe adoption of this statement will have a material impact on its financial position or results of operations.

2. ACQUISITION OF PALO ALTO INTERNET EXCHANGE

    On June 21, 1999, the Company consummated the acquisition of certain assets and the assumption of certain liabilities of the Palo Alto Internet Exchange ("PAIX"), a business within the Technology and Corporate Development and Operations Management Services business units of Compaq Computer Corporation ("Compaq"). The total purchase price of $76.4 million consisted of $70.0 million in cash, certain future ongoing services to be provided by the Company to Compaq, with a value currently estimated to be $5.0 million, and acquisition-related costs of $1.4 million. PAIX is a high-level switching and peering point for global and regional Internet service providers and content providers.

    The acquisition has been recorded using the purchase method of accounting. The excess of the aggregate purchase price over the fair market value of net assets acquired of $69.7 million was recognized as goodwill and is being amortized over 10 years. Amortization of goodwill for fiscal 1999 was $190,000. At June 30, 1999, the Company made a preliminary allocation of the purchase price. The Company will record adjustments to the purchase price allocation as deemed necessary.

    The operating results of PAIX have been included in the Company's consolidated financial statements since the date of acquisition. Had the acquisition of PAIX occurred on July 1, 1997 the unaudited proforma revenue, net loss applicable to common stockholders and related basic and diluted loss per share for the years ended June 30, 1998 and 1999 would have been: $6.6 million and $19.7 million; $23.8 million and $44.4 million, and $45.45 per share and $2.66 per share, respectively. These results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated on July 1, 1997.

    A reconciliation of the cash and noncash aspects of the above transaction is as follows:

Tangible and intangible assets acquired.....................  $76,683,200
Liabilities assumed.........................................     (263,000)
Liabilities incurred in connection with purchase............   (5,000,000)
                                                              -----------
Net cash paid for acquisition...............................  $71,420,200
                                                              ===========

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

3. PROPERTY AND EQUIPMENT, NET

    Property and equipment at June 30 are comprised of the following:

                                                         1998         1999
                                                      ----------   -----------
Property and equipment at cost:
  Telecommunication equipment.......................  $2,295,300   $10,255,500
  Leasehold improvements (primarily
    co-location facilities).........................     224,700    20,385,900
  Office equipment..................................     186,500     1,262,000
  Construction in progress..........................   2,389,400    18,224,900
                                                      ----------   -----------
Total...............................................   5,095,900    50,128,300
Less accumulated depreciation and amortization......    (659,800)   (3,537,400)
                                                      ----------   -----------
Property and equipment, net.........................  $4,436,100   $46,590,900
                                                      ==========   ===========

    Construction in progress primarily relates to costs incurred during the expansion of the Company's facilities.

4. INDEFEASIBLE RIGHTS TO USE FIBER OPTIC CAPACITY

    During fiscal 1999, the Company entered into a series of agreements providing for the acquisition of an indefeasible right to use capacity on a fiber optic cable system between the U.S. and the United Kingdom for $8.3 million, $7.5 million of which has been paid as of June 30, 1999. The terms of these agreements are 25 years.

    In fiscal 1999, the Company entered into a series of agreements to lease fiber optic cable systems between Washington D.C. and New York City. These leases were initiated in the fourth quarter of fiscal 1999 and require annual payments of $630,000 for 20 years. The leases are accounted for as capital leases and had a net book value of $4.6 million at June 30, 1999.

5. JOINT VENTURES

    In March 1999, as part of its international expansion strategy, the Company entered into agreements to form joint ventures in Austria, Germany ("AboveNet GmbH"), and the United Kingdom to provide managed co-location and Internet connectivity solutions for mission critical Internet operations. The Company invested a total of $2.4 million in fiscal 1999, which is included in deposits and other assets at June 30, 1999. In addition, the Company has agreed to provide up to $2 million of additional financing to certain of these joint ventures, if required, and to arrange or provide for an additional $4.5 million contingent upon the joint ventures raising an equivalent amount from third parties. These joint ventures are accounted for under the equity method of accounting.

    In July 1999, the Company agreed to enter into two additional joint ventures in Germany. The first joint venture will own real property in Frankfurt, Germany. For an equity contribution of approximately $2 million, the Company will own 45% and AboveNet GmbH will own 5% of this joint venture. The second joint venture will lease the real property from the aforementioned joint venture. It will complete improvements to the property and will manage the property. This entity will lease managed co-location space to AboveNet GmbH and provide leased space to other third parties. The Company will own 87.42% of this second joint venture in exchange for equity contributions which will total approximately $23 million,

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

of which approximately $8 million will be paid as an initial equity contribution, with the remainder to be contributed over the following 18 to 24 months.

6. CONVERTIBLE NOTES PAYABLE AND ADVANCES

    In June 1997, the Company received $739,900 in cash advances from certain individuals, including stockholders and employees. In July and August 1997, the Company received an additional $250,000 in cash advances. In August 1997, the advances were converted into notes payable of $989,900 and warrants to acquire 989,906 shares of Series B convertible preferred stock at $1.00 per share. The notes generally bore an annual interest rate of 10%. The related warrants were valued at $112,000, or $0.12 per share, and were recorded as noncash interest expense in fiscal 1998.

    On December 31, 1997, the Company entered into exchange agreements with the note holders. Pursuant to the exchange agreements, the above notes, accrued interest of $21,200 and the related warrants were exchanged for (i) 1,263,792 shares of Series B convertible preferred stock and (ii) warrants to acquire 247,472 shares of Series B convertible preferred stock at $1.00 per share.

    During fiscal 1998, the Company received $3,873,400 of cash advances from certain potential investors. In May 1998, these advances were converted into 4,006,000 shares of Series C convertible preferred stock.

    On June 30, 1998, in anticipation of the Company's pending sale of preferred stock, the Company received $8 million in cash, of which $1 million represented a noninterest-bearing cash advance and $7 million represented convertible notes payable. The notes bore interest at 6%, were due on July 15, 1998 and were convertible into Series D convertible preferred stock at $2.60 per share. On July 15, 1998, the convertible notes and advance were converted into Series D convertible preferred stock (see Note 9).

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

7. OTHER LONG-TERM OBLIGATIONS

    Long-term obligations at June 30 consist of:

                                                         1998         1999
                                                      ----------   -----------
Credit facility.....................................  $1,201,600   $21,626,800
Capital lease facility..............................     551,100     5,741,900
Deferred rent.......................................      48,600       204,700
                                                      ----------   -----------
Total obligations...................................   1,801,300    27,573,400
Less current portion of long-term obligations.......    (476,000)   (5,984,800)
                                                      ----------   -----------
Long-term obligations...............................  $1,325,300   $21,588,600
                                                      ==========   ===========

CREDIT FACILITY

    At June 30, 1999, the Company had $21.6 million outstanding under its credit facility (the "Credit Facility"), with no additional borrowings available as of June 30, 1999. Borrowings outstanding under the Credit Facility are payable in 42 monthly installments, bear interest at rates ranging from 13.3% to 15.1% and are collateralized by the equipment and leasehold improvements purchased with the proceeds of the borrowing. At June 30, 1999, the outstanding borrowings on the Credit Facility are due as follows: fiscal 2000, $5,480,000; fiscal 2001, $6,286,600; fiscal 2002, $6,874,200; and fiscal 2003, $2,986,000.

CAPITAL LEASE FACILITY

    At June 30, 1999, the Company had $820,000 available on a $2.5 million facility under which the Company leases certain equipment under capital leases. Leases outstanding at June 30, 1999 expire on various dates through fiscal 2019 (see Note 12).

8. INCOME TAXES

    The Company's deferred income tax assets at June 30 are comprised of the following:

                                                       1998           1999
                                                    -----------   ------------
Net deferred tax assets:
  Net operating loss carryforwards................  $ 1,871,700   $ 10,755,900
  Stock compensation expense on nonqualified stock
    options.......................................      485,300      1,067,000
  Accruals deductible in different periods........      114,700        935,200
  Depreciation and amortization...................      (65,200)      (231,600)
                                                    -----------   ------------
                                                      2,406,500     12,526,500
Valuation allowance...............................   (2,406,500)   (12,526,500)
                                                    -----------   ------------
Total.............................................  $        --   $         --
                                                    ===========   ============

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

    The Company's effective rate differs from the federal statutory tax rate for the years ended June 30, 1997, 1998 and 1999 as follows:

                                                            1997       1998       1999
                                                          --------   --------   --------
Federal statutory tax rate..............................    35.0%      35.0%      35.0%
State taxes, net of federal benefit.....................     3.0        3.0        2.9
Joint venture termination fee...........................    (9.1)        --         --
Other...................................................    (0.1)      (0.3)      (0.4)
Valuation allowance.....................................   (28.8)     (37.7)     (37.5)
                                                           -----      -----      -----
Effective tax rate......................................      --%        --%        --%
                                                           =====      =====      =====

    The Company has no income tax provision due to its history of operating losses. Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has fully reserved its net deferred tax assets as of June 30, 1997,1998 and 1999.

    At June 30, 1999, the Company had net operating loss carryforwards of approximately $28.4 million for federal and $14.2 million for state income tax purposes. These carryforwards begin to expire in 2003 for state and 2010 for federal purposes. Additionally, Section 382 of the Internal Revenue Code and the applicable California law impose annual limitations on the use of net operating loss carryforwards if there is a change in ownership, as defined, within any three-year period. The utilization of certain net operating loss carryforwards may be limited due to the Company's capital stock transactions.

9. STOCKHOLDERS' EQUITY

STOCK SPLITS

    During November 1998, the Company reincorporated in the State of Delaware and effected a stock exchange of one share of common stock and preferred stock for every two and one-half shares of common stock and preferred stock, respectively, of its California predecessor entity. The Company also effected another reverse stock split during November 1998 whereby one share of common and preferred stock was issued for every 1.6 shares of common stock and preferred stock. All share and per share amounts in these financial statements have been adjusted to give effect to these reverse stock splits.

    On May 7, 1999, the Company distributed a two-for-one stock split effected as a stock dividend. All share or per share amounts in the consolidated financial statements have been adjusted to give effect to this stock split.

INITIAL PUBLIC OFFERING

    On December 10, 1998, the Company sold 10,000,000 shares of common stock in an underwritten public offering and on December 30, 1998 sold an additional 1,500,000 shares through the exercise of the underwriters' over-allotment option for net proceeds of approximately $67,822,000.

STOCK OFFERING

    On April 30, 1999, the Company sold 5,650,356 shares of its common stock in an underwritten public offering at a price of $42.50 per share and on May 5, 1999 sold an additional 1,200,000 shares through the exercise of the underwriters' overallotment option for net proceeds to the Company of approximately $273,421,500.

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

CONVERTIBLE PREFERRED STOCK AND WARRANTS

    In fiscal 1997, the Company issued 2,050,000 shares of Series A convertible preferred stock for cash of $200,000 and the conversion of advances of $210,000. Also in fiscal 1997, the Company issued 1,000,000 shares of Series B convertible preferred stock in connection with the acquisition of DSK, Inc. (see Note 11) and issued 1,000,000 shares of Series B convertible preferred stock for cash of $600,000. In fiscal 1998, the Company issued 1,263,792 shares of Series B convertible preferred stock and 4,006,000 shares of Series C convertible preferred stock upon conversions of notes, advances, and accrued interest of $1,011,100 and $3,873,400, respectively (see Note 6). In fiscal 1999, the Company issued 4,230,756 shares of Series D convertible preferred stock for cash of $2,771,000 (net of costs of $229,000) and the conversion of notes and advances of $8,000,000. During the same period, the Company issued 817,550 shares of Series E convertible preferred stock for cash of $3,846,400 (net of costs of $223,600).

    As discussed in Note 6, pursuant to certain exchange agreements entered into on December 31, 1997, the Company issued warrants to acquire 247,472 shares of Series B convertible preferred stock at $1.00 per share. Also, during fiscal 1998, the Company issued a warrant to purchase 2,500 shares of Series D convertible preferred stock at an exercise price of $2.00 per share in connection with a revolving line of credit from a bank that expired in May 1999.

    Simultaneously with the closing of the initial public offering, all 14,368,098 shares of the Company's preferred stock were converted into common stock on a share for share basis. Additionally, all of the holders of warrants to purchase 247,472 shares of Series B convertible preferred stock exercised such warrants through a net issuance provision and were issued 209,400 shares of common stock. Also in connection with the initial public offering, the warrant to acquire 2,500 shares of Series D convertible preferred stock was converted into a warrant to purchase an equivalent number of common shares at an exercise price of $2.00 per share.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

    At June 30, 1999, the Company has reserved the following shares of common stock for issuance in connection with:

Warrants issued and outstanding.............................    350,036
Options issued and outstanding..............................  5,057,606
Options available under stock option plans..................  1,108,547
Shares available under 1998 Purchase Plan...................    263,182
                                                              ---------
Total.......................................................  6,779,371
                                                              =========

COMMON STOCK SUBJECT TO REPURCHASE

    Upon the exercise of certain unvested employee stock options, the Company issued to the employees common stock which is subject to repurchase by the Company at the original exercise price of the stock option. This right lapses over the original vesting period. At June 30, 1999, 66,661 shares were subject to repurchase.

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

STOCK OPTION PLANS

    Under the Company's stock option plans (collectively, the "Plans") a total of 5,656,712 nonstatutory and incentive common stock options are authorized for issuance. Nonstatutory stock options may be granted to employees, outside directors and consultants, and incentive stock options may only be granted to employees. The Plans provide for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory stock options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant. Options granted to employees generally vest over four years and expire ten years from the date of the grant. In addition, upon change in control, all options granted under certain plans shall immediately vest.

    The plans provide that each nonemployee director who is elected to the Company's board of directors will automatically be granted a nonstatutory stock option to purchase 18,750 shares of common stock at an exercise price equal to the fair value of the common stock on the grant date. These grants vest ratably over three years. An additional option to purchase 6,250 shares of common stock will be granted to the nonemployee director each year thereafter with an exercise price equal to the fair market value of the common stock on that date. These grants vest after one year of service.

EMPLOYEE STOCK PURCHASE PLAN

    On December 10, 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"). Under the 1998 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 15% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commenced on December 10, 1998. The Company has reserved 312,500 shares of common stock for issuance under this plan. As of June 30, 1999, 49,318 shares have been issued under the 1998 Purchase Plan.

NONPLAN OPTION GRANT

    In connection with its hiring of the Company's President and Chief Operating Officer in November 1997, the Company granted to this officer options to purchase 350,000 shares of common stock with an exercise price of $0.20 per share. The option was immediately exercisable with respect to 20% of the option shares with the balance exercisable in equal monthly installments over the next 36 months of employment with the Company. However, vesting accelerated upon the closing of the Company's underwritten public offering. In addition, the option grant contained an antidilution clause which guaranteed that, prior to any underwritten initial public offering of the Company's common stock, the number of shares under the option grant would always be equal to 5% of its outstanding common stock on a fully diluted basis less 36,666 shares. As a result of various sales of equity securities and option grants since the initial grant in November 1997, the officer was issued options to purchase an additional 638,850 shares of common stock at an exercise price of $0.20 per share during fiscal 1999. In connection with this award, the Company recognized $362,100 and $1,087,200 in stock-based compensation expense during fiscal 1998 and 1999, respectively.

OPTIONS AND WARRANTS GRANTED TO NONEMPLOYEES

    The Company has granted options and warrants to nonemployees for services performed and to be performed after the date of grant. In connection with these awards, the Company recognized $310,100 and $601,500 in stock-based compensation expense during fiscal 1998 and 1999, respectively. At June 30, 1999,

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

options to purchase 85,000 shares of common stock at an exercise price of $42.53 were unearned by certain nonemployees. These options vest over three years and have a term of three years. At June 30, 1999, all services relating to all other nonemployee awards have been rendered and the related options and warrants were fully exercisable.

    In connection with the Company's formation of its European joint ventures in March 1999, the Company agreed that it will grant options to purchase up to 600,000 shares of common stock to employees of the joint ventures upon the joint ventures meeting certain performance criteria of over the next four years. The exercise price for these options would be based on the fair market value of the Company's common stock at the date of grant.

    In connection with the Credit Facility (see Note 7), in fiscal 1998, the Company issued warrants to purchase 45,000 shares of common stock at a weighted-average exercise price of $2.31 per share. The fair value of these warrants is being recognized as interest expense through June 30, 1999. During fiscal 1999, in connection with an amendment to the Credit Facility, the Company issued warrants to purchase 67,032 shares of common stock which have a weighted-average exercise price of $18.72 per share and a term of five years. The estimated fair value of these warrants of $787,600 is included in deposits and other assets at June 30, 1999 and is being amortized to interest expense over the repayment period.

    In connection with the signing of a new facility lease (See Note 12) in fiscal 1999, the Company issued the lessor a warrant to purchase 200,000 shares of its common stock at $5.00 per share. The estimated fair value of this warrant of $609,100 is included in deposits and other assets at June 30, 1999 and will be amortized to expense over the lease period.

    At June 30, 1998, warrants to purchase 64,686 shares of common stock at a weighted-average exercise price of $2.10 per share were outstanding; such warrants expire in 2003. All of these warrants were issued during the year ended June 30, 1998 and had an estimated weighted-average fair value of $1.23 per share at the date of grant. During fiscal 1999, warrants to purchase 302,662 shares of common stock at a weighted-average exercise price of $7.99 were issued and had an estimated weighted-average fair value of $4.72 per share at date of grant. At June 30, 1999, warrants to purchase 350,036 shares of common stock at a weighted-average exercise price of $7.17 per share were outstanding.

OPTION REPRICING

    On December 1, 1998, the Company repriced 928,850 options previously granted at $6.00 to $8.00 per share to fair value at that date of $5.00 per share.

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

    Stock option activity is summarized as follows:

                                                           OUTSTANDING OPTIONS
                                                          ---------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                                            NUMBER     EXERCISE
                                                          OF SHARES     PRICE
                                                          ----------   --------
Balance, July 1, 1996 (137,500 shares vested at a
  weighted average exercise price of $0.02 per share)...   1,140,000    $ 0.02

Granted.................................................     450,000      0.07
Exercised...............................................     (31,250)     0.02
Canceled................................................    (388,750)     0.02
                                                          ----------
Balance, June 30, 1997 (219,374 shares vested at a
  weighted average exercise price of $0.02 per share)...   1,170,000      0.03

Granted.................................................   1,142,612      0.59
Exercised...............................................    (322,446)     0.10
Canceled................................................     (32,334)     0.31
                                                          ----------
Balance, June 30, 1998 (734,270 shares vested at a
  weighted average exercise price of $0.19 per share)...   1,957,832      0.34

Granted.................................................   5,058,100     15.61
Exercised...............................................    (822,908)     0.50
Canceled................................................  (1,135,418)     6.35
                                                          ----------
Balance, June 30, 1999..................................   5,057,606    $14.24
                                                          ==========

    The following table summarizes information as of June 30, 1999 concerning currently outstanding and vested options:

                                   OPTIONS OUTSTANDING               OPTIONS VESTED
                          -------------------------------------   --------------------
                                          WEIGHTED
                                          AVERAGE      WEIGHTED               WEIGHTED
       RANGE OF                          REMAINING     AVERAGE                AVERAGE
       EXERCISE             NUMBER      CONTRACTUAL    EXERCISE    NUMBER     EXERCISE
        PRICES            OUTSTANDING   LIFE (YEARS)    PRICE     OF SHARES    PRICE
-----------------------   -----------   ------------   --------   ---------   --------
        $ 0.02 - $ 0.60    1,621,374        8.3        $   0.17   1,185,423   $   0.19
          2.00 -   2.60      276,628        8.5            2.29      45,397       2.12
          4.00 -   6.50    1,337,654        9.2            5.17     337,103       5.36
         12.25 -  41.06    1,595,550        9.7           33.34     690,668      36.47
         42.53 - $75.13      226,400        9.5           48.55       7,500      46.63
                           ---------        ---        --------   ---------   --------
                           5,057,606        9.1        $  14.24   2,266,091   $  12.21
                           =========        ===        ========   =========   ========

    At June 30, 1999, 1,108,547 shares remained available for future grant.

                          ABOVENET COMMUNICATIONS INC.

                    YEARS ENDED JUNE 30, 1997, 1998 AND 1999

ADDITIONAL STOCK PLAN INFORMATION

    As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and its related interpretations.

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires the disclosure of pro forma net income (loss) and net income (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

    The Company's calculations for employee grants were made using the minimum value method for grants prior to September 8, 1998 and the fair value method for grants after that date with the following weighted average assumptions: expected life, one year following vesting; risk free interest rate of 6%; and no dividends during the expected term. In addition, volatility of 70% was used for grants valued under the fair value method. The Company's calculations are based on a multiple award valuation approach and forfeitures are recognized as they occur. If the computed values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net loss would have been $1,803,800 ($4.59 per basic and diluted share), $5,111,000 ($9.75 per basic and diluted share) and $37,202,000 ($2.24 per basic and diluted share) for the years ended June 30, 1997, 1998 and 1999, respectively.

    The number and estimated weighted-average grant date value per option for employee and nonemployee awards during the year are as follows:

                                               1997        1998         1999
                                             --------   ----------   ----------
Employee options:
  Number of shares.........................        --    1,003,250    4,957,600
  Estimated weighted average value.........  $     --   $     0.10   $     5.98
Nonemployee options:
  Number of shares.........................   450,000      139,362      100,500
  Estimated weighted average value.........  $   0.02   $     0.08   $    20.43

                          ABOVENET COMMUNICATIONS INC.

                   YEARS ENDED JUNE 30, 1997, 1998 AND 1999.

10. NET LOSS PER SHARE

    The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share at June 30:

                                           1997          1998           1999
                                        -----------   -----------   ------------
Net loss (numerator), basic and
  diluted.............................  $(1,802,800)  $(5,425,000)  $(26,554,900)
                                        ===========   ===========   ============
Shares (denominator):
  Weighted average common shares
    Outstanding.......................      393,236       530,224     16,675,822
  Weighted average common shares
    Outstanding subject to
    repurchase........................           --        (5,616)       (32,795)
                                        -----------   -----------   ------------
Shares used in computation, basic and
  diluted.............................      393,236       524,608     16,643,027
                                        ===========   ===========   ============
Net loss per share, basic and
  diluted.............................  $     (4.58)  $    (10.34)  $      (1.60)
                                        ===========   ===========   ============

    For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic net income per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. At June 30, 1999, outstanding potentially dilutive securities consist of 66,661 outstanding shares of common stock subject to repurchase, and options and warrants to purchase 5,407,642 shares of common stock.

11. JOINT VENTURE TERMINATION FEE

    In fiscal 1996, the Company entered into a joint venture agreement (the "Agreement") with DSK, Inc. ("DSK") to cooperatively market and develop the Company's services. The Company paid $33,700 to DSK during the year ended June 30, 1997 related to the Agreement.

    In April 1997, the Company terminated the Agreement and hired the majority stockholders of DSK as either employees or consultants by issuing 1,000,000 fully vested shares of the Series B preferred stock with a fair value of $0.60 per share, or $600,000, for the outstanding shares of common stock of DSK. The Company recorded the transaction by allocating the value of the shares issued to property and equipment (at DSK's net book value of $168,900, which approximated fair value), with the balance of $431,100 reflected as a joint venture termination fee.

    Additionally, in April 1997, the Company granted to certain of the former owners of DSK options to purchase a total of 250,000 shares of its common stock at $0.06 per share for real estate consulting services to be performed. In
June 1998, the Company accelerated the vesting of all the DSK options awarded. In conjunction with this award, the Company recognized $604,200 of stock-based compensation expense during fiscal 1998.

                          ABOVENET COMMUNICATIONS INC.

                   YEARS ENDED JUNE 30, 1997, 1998 AND 1999.

12. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases its facilities under noncancelable operating leases. These leases expire on various dates through fiscal 2002. Minimum future lease payments under noncancelable operating and capital leases as of June 30, 1999 are summarized as follows:

YEARS ENDING                                                    CAPITAL      OPERATING
JUNE 30,                                                        LEASES        LEASES
------------                                                  -----------   -----------
  2000......................................................  $ 1,320,600   $ 3,903,200
  2001......................................................    1,282,100     4,108,000
  2002......................................................      921,500     4,215,100
  2003......................................................      630,000     4,305,600
  2004......................................................      630,000     4,341,700
Thereafter..................................................    9,060,000    47,604,800
                                                              -----------   -----------
Total minimum lease payments................................  $13,844,200   $68,478,400
                                                              ===========   ===========
Less amount representing interest at rates ranging from
  13.253% to 14.68%.........................................   (8,102,300)
                                                              -----------
Present value of minimum lease payments.....................    5,741,900
Less current portion........................................     (569,200)
                                                              -----------
Long-term portion...........................................  $ 5,172,700
                                                              ===========

    Rent expense under operating leases for the years ended June 30, 1997, 1998 and 1999 was $444,900, $917,000 and $1.3 million, respectively.

    Effective in fiscal 2000, the Company has committed to lease additional facilities. The lease is for a minimum term of 20 years with annual rental payments increasing from approximately $3 million to $4 million over the lease term.

    On June 29, 1999, the Company entered into an agreement to purchase approximately nine acres of land in Fairfax County, Virginia, for $7,750,000 which is expected to close in fiscal 2000. The Company intends to open a facility on the site in fiscal 2001.

    See Note 4 regarding the Company's agreements to lease fiber optic cable systems.

    PURCHASE COMMITMENTS

    The Company has entered into noncancelable commitments to purchase property and equipment related to the expansion of its operations facilities. As of June 30, 1999, approximately $48 million was committed for purchases under these agreements through fiscal 2000.

    TELECOMMUNICATIONS AND PEERING ARRANGEMENTS

    The Company has guaranteed to pay certain monthly usage levels or fees with various communications or interconnect providers. Minimum payments under these agreements at June 30, 1999 are approximately $24.8 million in fiscal 2000; $24.7 million in fiscal 2001; $23.1 million in fiscal 2002; $14.4 million in fiscal 2003; $13.7 million in fiscal 2004; and $8.6 million in fiscal 2005.

                          ABOVENET COMMUNICATIONS INC.

                   YEARS ENDED JUNE 30, 1997, 1998 AND 1999.

    The Company is a party to numerous peering agreements with other internet providers to allow for the exchange of internet traffic. These agreements do not have fee commitments and generally have a one year term with automatic renewals. The Company does not record any revenue or expense associated with these non-cash transactions as such transactions do not represent the culmination of the earnings process and the fair value of such transactions are not reasonably determinable.

    LEGAL MATTERS

    On June 29, 1999, an alleged stockholder of AboveNet filed a lawsuit in the Court of Chancery of the State of Delaware. The plaintiff, who purports to represent a class of all AboveNet stockholders, challenges the terms of the merger between AboveNet and Metromedia Fiber Network, Inc. ("Metromedia") (see
Note 17). Four other vitually identical complaints have also been filed in the Delaware Court of Chancery. None of these four complaints has been served. AboveNet believes these lawsuits are without merit and intends to defend itself vigorously, and accordingly, management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

13. RELATED PARTY TRANSACTIONS

    A member of the Board of Directors is the president of an entity which is the co-manager of the Company's primary facilities. Rent expense in fiscal 1997, 1998 and 1999 for these facilities was $16,400, $265,200 and $1,073,200, respectively. The Company believes that its lease arrangements were on an arm's length basis.

    During fiscal 1999, the same entity was granted a warrant to purchase 200,000 shares of common stock in connection with the signing of a new facility lease (see Note 9). The estimated fair value of the warrant when granted was $609,100.

14. MAJOR CUSTOMERS

    For the year ended June 30, 1999, no one customer accounted for more than 10% of revenues. One customer accounted for 14% and 12% of revenues in fiscal 1998 and 1997, respectively.

    At June 30, 1999, one customer accounted for approximately 10% of trade receivables. At June 30, 1998, two customers accounted for approximately 22% and 13% of trade receivables.

15. GEOGRAPHIC DATA

    During the year ended June 30, 1999, the Company generated approximately 14% of its revenues from customers domiciled in countries other than the United States, primarily in Asia. For the years ended June 30, 1998 and 1997, substantially all of the Company's revenues were derived from domestic customers.

16. 401(K) PLAN

    In May 1998, the Company began a 401(k) plan (the Plan) that covers all employees who meet the Plan's eligibility requirements. Eligible employees can contribute up to 15% of their salary, subject to certain IRS limitations. The Company's contributions related to fiscal 1998 and 1999 were zero and $168,100, respectively.

                          ABOVENET COMMUNICATIONS INC.

                   YEARS ENDED JUNE 30, 1997, 1998 AND 1999.

17. SUBSEQUENT EVENTS

    In August 1999, the Company entered into an additional agreement for the acquisition of an indefeasible right to use additional capacity on a fiber optic cable system between the U.S. and the United Kingdom for a 25-year period. The agreement commits the Company to pay approximately $15.8 million in a series of installments through October 1999.

    On September 8, 1999, the Company completed a merger with Metromedia Fiber Network, Inc. ("MFN"). Under the terms of the agreement, AboveNet stockholders received 1.175 shares of MFN Class A common stock for each AboveNet share owned. Additionally, upon completion of the merger, all outstanding stock options granted prior to June 18, 1999 became immediately vested.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Compaq Computer Corporation

    We have audited the accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange (the "Business") as of December 26, 1998 and the related Combined Statement of Revenues and Direct Expenses for the period June 12, 1998 through December 26, 1998. These statements are the responsibility of the Business' and Compaq Computer Corporation's management. Our responsibility is to express an opinion on these statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of AboveNet Communications Inc.) as described in Note 2 and are not intended to be a complete presentation of the Business' financial position or results of operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed as of December 26, 1998 and the revenues and direct expenses described in Note 2 of the Business for the period June 12, 1998 through December 26, 1998, in conformity with generally accepted accounting principles.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
June 15, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Compaq Computer Corporation

    We have audited the accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange (the "Business") as of December 27, 1997 and the related Combined Statement of Revenues and Direct Expenses for the period December 28, 1997 through June 11, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996. These statements are the responsibility of the Business' and Compaq Computer Corporation's management. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of AboveNet Communications Inc.) as described in Note 2 and are not intended to be a complete presentation of the Business' financial position or results of operations.

    In our opinion, the statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed as of December 27, 1997 and the revenues and direct expenses described in Note 2 of the Business for the period December 28, 1997 through June 11, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996, in conformity with generally accepted accounting principles.

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
June 15, 1999

                          PALO ALTO INTERNET EXCHANGE

   COMBINED STATEMENT OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

                                 (IN THOUSANDS)

                                            MARCH 27,
                                              1999       DECEMBER 26,   DECEMBER 27,
                                           (UNAUDITED)       1998           1997
                                           -----------   ------------   ------------
ASSETS TO BE ACQUIRED:
  Unbilled accounts receivable...........    $   102        $    18        $   14
  Prepaid expenses.......................         29              2             1
  Property and equipment, net............      3,405          3,088         2,750
  Intangible assets, net.................     32,863         33,756            --
                                             -------        -------        ------
      Total assets to be acquired........    $36,399        $36,864        $2,765
                                             =======        =======        ======
LIABILITIES TO BE ASSUMED:
  Unearned service revenue...............        166            200           106
                                             -------        -------        ------
      Total liabilities to be assumed....        166            200           106
                                             -------        -------        ------
        Net assets to be acquired........    $36,233        $36,664        $2,659
                                             =======        =======        ======

   The accompanying notes are an integral part of these financial statements.

                          PALO ALTO INTERNET EXCHANGE

               COMBINED STATEMENT OF REVENUES AND DIRECT EXPENSES

                                 (IN THOUSANDS)

                                                                  PERIOD FROM
                                          QUARTER     QUARTER    JUNE 12, 1998    PERIOD FROM       FISCAL         FISCAL
                                           ENDED       ENDED        THROUGH      DECEMBER 28,     YEAR ENDED     YEAR ENDED
                                         MARCH 27,   MARCH 26,   DECEMBER 26,    1997 THROUGH    DECEMBER 27,   DECEMBER 29,
                                           1999        1998          1998        JUNE 11, 1998       1997           1996
                                         ---------   ---------   -------------   -------------   ------------   ------------
                                              (UNAUDITED)
Service revenues.......................   $1,534       $ 892        $ 2,630         $1,732         $ 1,895        $   155
                                          ------       -----        -------         ------         -------        -------
Direct expenses:
  Cost of revenues.....................      616         817          1,548          1,440           2,579            537
  Research and development.............       --           4              9              8              54            599
  Selling, general and administrative
    expenses...........................      131          83            191            242             700            121
  Amortization of intangible assets....      893          --          1,944             --              --             --
                                          ------       -----        -------         ------         -------        -------
      Total direct expenses............    1,640         904          3,692          1,690           3,333          1,257
                                          ------       -----        -------         ------         -------        -------
        Excess (shortfall) of revenues
          over direct expenses.........   $ (106)      $ (12)       $(1,062)        $   42         $(1,438)       $(1,102)
                                          ======       =====        =======         ======         =======        =======

   The accompanying notes are an integral part of these financial statements.

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
              COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

                             (AMOUNTS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS:

    The Palo Alto Internet Exchange ("PAIX" or the "Business") is a business within the Technology & Corporate Development and Operations Management Services business units of Compaq Computer Corporation ("Compaq," formerly Digital Equipment Corporation, "Digital," collectively the "Company"). The Business is a high-level switching and peering point for global and regional Internet Service Providers ("ISP") and content providers. The Business features a data center to provide global services to PAIX customers for transmission of data in high-volume over the worldwide Internet network. The Business utilizes a highly redundant fiber-based infrastructure owned by multiple data carriers, including the 30-mile fiber ring owned by the City of Palo Alto. The Business was started in 1993 as a research project within the Company and commenced meaningful operations during fiscal year 1996. The business is engaged primarily in providing Internet interconnectivity solutions and related services in support of mission critical Internet operations of its customers.

2. BASIS OF PRESENTATION:

    The accompanying Combined Statement of Assets to be Acquired and Liabilities to be Assumed and Combined Statement of Revenues and Direct Expenses ("the financial statements") have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of AboveNet Communications, Inc. ("AboveNet"). The Combined Statement of Assets to be Acquired and Liabilities to be Assumed includes the Business' assets to be sold to and liabilities to be assumed by AboveNet, in accordance with the Asset Purchase Agreement dated May 21, 1999 (the "Agreement"). Compaq and AboveNet also entered into certain service contracts and other arrangements that are described in the Agreement. These arrangements include, but are not limited to, access to the Internet, favorable pricing terms on such future services, and non-relocation and non-compete arrangements. The terms of such contracts and other arrangements range from one to 20 years. The assets to be acquired and liabilities to be assumed include unbilled accounts receivable, prepaid expenses, property and equipment, intangibles and unearned service revenue. The Combined Statement of Revenues and Direct Expenses includes only those revenues and expenses directly related to the Business to be sold. The financial statements exclude any other activity and related expense that are not directly attributable to the Business, such as corporate general and administrative costs, income taxes and interest expense.

    The financial statements of the Business are derived from the historic books and records of Digital through June 11, 1998. As a result of the acquisition of Digital by Compaq on June 11, 1998, the financial statements of the Business after the acquisition date are derived from the historic books and records of Compaq.

    As mentioned above, indirect costs allocated to the Business from the Company, such as certain corporate general and administrative costs, have been excluded from the financial statements on the basis that such costs are not direct costs of the Business. However, in determining the Business' direct expenses, certain allocations were made for expenses incurred by the Company, as appropriate, that are directly attributed to the services provided to the Business. These allocations relate primarily to engineering support in connection with the delivery of services, facility and other occupancy costs, and other general and administrative functions performed directly on behalf and for the benefit of the Business. Costs for

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
        COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

2. BASIS OF PRESENTATION: (CONTINUED)
such services have been reflected in the financial statements on the basis of activity or utilization, estimated support provided to the Business, or other methods management believe to be reasonable.

    Cost of revenues primarily consists of costs relating to facility rent, data communications and telecommunication expenses, service delivery and engineering support personnel and depreciation expense.

    The financial statements have been prepared in accordance with the Company's accounting policies and generally accepted accounting principles. However, these statements do not purport to represent the costs and expenses which may be incurred by an unaffiliated company to achieve similar results. In addition, the financial statements do not purport to represent the financial position of the Business.

FISCAL YEAR

    For purposes of these financial statements the fiscal year of PAIX is a fifty-two week period ending the Saturday nearest the last day of December.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and direct expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Building improvements, computer, telecommunications, and office equipment and construction-in-progress are stated at cost less depreciation, which is computed using the straight-line method. Expenditures for improvements which substantially extend the useful life or increase the capacity of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. Estimated useful lives for purposes of computing depreciation expense range from two to 10 years.

INTANGIBLE ASSETS

    Intangible assets, which consist of goodwill and customer lists related to the acquisition of Digital by Compaq, are amortized on a straight-line basis over 10 years.

REVENUE

    Service revenue relating to Internet and colocation service contracts are recognized over the contract period the services are provided. The Business recognizes installation and certain other service fees as revenue on a per event basis. Unearned service revenue represents the unearned portion of prepaid service from Internet and colocation service contracts with customers. Such amounts are amortized to revenue over the contract period, which ranges from one year to three years. The Business provides for estimated

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
        COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

2. BASIS OF PRESENTATION: (CONTINUED)
future losses on Internet and colocation service contracts, to the extent such losses are probable and estimable.

RESEARCH AND DEVELOPMENT

    Research and development costs of the Business are charged to expense in the period incurred.

LONG-LIVED ASSETS

    The Business reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    The Business sells to customers primarily in the Internet and Telecommunications industries and customers are primarily located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and maintains adequate provisions for uncollectible amounts when necessary.

    For the periods in the fiscal year ended December 26, 1998, and for the years ended December 27, 1997 and December 29, 1996, PAIX generated more than 10% of its total revenue from the following customers:

                                                               1998       1997       1996
                                                             --------   --------   --------
UUNet......................................................     12%        19%        35%
BBN\GTE Internetworking....................................     --         --         14%
Epoch......................................................     --         --         31%
Genuity....................................................     --         --         11%

    As of December 26, 1998 and December 27, 1997, customers which comprised 10% or more of accounts receivable were as follows:

                                                                1998       1997
                                                              --------   --------
UUNet.......................................................     23%        25%
Epoch.......................................................     --         20%

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the quarters ended March 27, 1999 and March 26, 1998 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Results for the three months

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
        COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

2. BASIS OF PRESENTATION: (CONTINUED)
ended March 27, 1999 are not necessarily indicative of results to be expected for the year ending December 31, 1999.

3. PROPERTY AND EQUIPMENT:

    Major classifications of property and equipment consisted of the following:

                                         ESTIMATED      DECEMBER 26,   DECEMBER 27,
                                       USEFUL LIVES         1998           1997
                                      ---------------   ------------   ------------
Building improvements...............         10 years      $2,479         $2,450
Computer equipment..................       2-3 years           52             87
Office equipment....................         10 years           6             --
Electrical and telecommunications
  equipment.........................          3 years         251            388
Construction in progress............               --         521            112
                                                           ------         ------
Less: accumulated depreciation......                         (221)          (287)
                                                           ------         ------
                                                           $3,088         $2,750
                                                           ======         ======

    Depreciation expense was approximately $221, $184, $286 and $1 for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 11, 1998, and the fiscal years ended December 27, 1997 and December 29, 1996, respectively.

4. INTANGIBLE ASSETS:

    Intangible assets consisted of the following:

                                                         DECEMBER 26,   JUNE 11,
                                                             1998         1998
                                                         ------------   --------
Goodwill...............................................     $27,400     $27,400
Customer lists.........................................       8,300       8,300
Less: accumulated amortization.........................      (1,944)         --
                                                            -------     -------
                                                            $33,756     $35,700
                                                            =======     =======

    On June 11, 1998, Compaq consummated its acquisition of Digital and allocated its purchase price to the assets acquired and liabilities assumed based on Compaq's estimates of fair value. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company and included goodwill and customer lists related to the Business.

5. COMMITMENTS AND CONTINGENCIES:

    The Company, on behalf of the Business, has entered into service contracts with customers and telecommunications vendors to provide services.

                          PALO ALTO INTERNET EXCHANGE

             NOTES TO COMBINED STATEMENTS OF ASSETS TO BE ACQUIRED
                       AND LIABILITIES TO BE ASSUMED AND
        COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    In some instances, the Company provides limited warranties to customers in connection with Internet and colocation service contracts. To date, costs incurred in connection with such warranties have been immaterial.

6. LEGAL MATTERS:

    The Company is involved in lawsuits, claims, investigations, and proceedings which are being handled and defended in the ordinary course of business. There are no such matters pending that the Company and its General Counsel expect to be material in relation to the Business and no amounts have been accrued in the financial statements for such matters.

7. RELATED PARTY TRANSACTIONS:

    As described in Note 2, the Company incurred expenses for services performed directly on behalf and for the benefit of the Business. Costs for such services have been reflected in the accompanying Statement of Revenues and Direct Expenses on the basis of activity or utilization, estimated support provided to the Business, or other methods management believe to be reasonable. The cost of such services is presented as cost of revenue, research and development and general and administrative.

    The Business has no external borrowings and there has been no allocation of the Company's consolidated borrowings and related interest expense in the financial statements.

    The Business recognized revenue from AboveNet of $66, $36, $22 and $0 for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 11, 1998, and the fiscal years ended December 27, 1997 and December 29, 1996, respectively. Accounts receivable from AboveNet are $11 and $4 at December 26, 1998 and December 27, 1997, respectively.

P R O S P E C T U S

                                     [LOGO]
                                 --------------

    From time to time, we may sell any of the following securities:

    -  Debt Securities

    -  Preferred Stock

    -  Class A Common Stock

    -  Warrants

    We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

    Our class A common stock is traded over-the-counter on The Nasdaq Stock Market's National Market under the trading symbol "MFNX." The applicable prospectus supplement will contain information, where applicable, as to any other listing on The Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

    In addition, up to 21,505,376 shares of class A common stock being registered may be offered by certain selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

    The securities may be sold directly by us or, in case of class A common stock, may be sold by selling stockholders, to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement. We would not receive any of the proceeds from the sale of class A common stock by selling stockholders.

    This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered to you, before you make your investment decision.

    INVESTING IN THE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 28, 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
RISK FACTORS................................................      3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     10
ABOUT THIS PROSPECTUS.......................................     11
BUSINESS....................................................     11
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS.................................................     12
USE OF PROCEEDS.............................................     12
DESCRIPTION OF DEBT SECURITIES..............................     13
DESCRIPTION OF CAPITAL STOCK................................     22
DESCRIPTION OF WARRANTS.....................................     28
SELLING STOCKHOLDERS........................................     29
PLAN OF DISTRIBUTION........................................     29
VALIDITY OF SECURITIES......................................     30
EXPERTS.....................................................     30
WHERE YOU CAN FIND MORE INFORMATION.........................     31
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........     31

                                  RISK FACTORS

WE HAVE A LIMITED HISTORY OF OPERATIONS

    You will have limited historical financial information upon which to base your evaluation of our performance. We were formed in April 1993 and have a limited operating history. We currently have a limited number of customers and are still in the process of building many of our networks. Accordingly, you must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.

WE EXPECT TO CONTINUE TO INCUR NET LOSSES

    We cannot assure you that we will succeed in establishing an adequate revenue base or that our services will generate profitability. In connection with the construction of our networks, we have incurred substantial losses. We expect to continue incurring losses while we concentrate on the development and construction of our networks and until our networks have established a sufficient revenue-generating customer base. We also expect to incur losses during the initial startup phases of any services that we may provide. We expect to continue experiencing net operating losses for the foreseeable future. Continued losses may prevent us from pursuing our strategies for growth and could cause us to be unable to meet our debt service obligations, capital expenditure requirements or working capital needs.

WE HAVE SUBSTANTIAL DEBT WHICH MAY LIMIT OUR ABILITY TO BORROW, RESTRICT THE USE
  OF OUR CASH FLOWS AND CONSTRAIN OUR BUSINESS STRATEGY, AND WE MAY NOT BE ABLE TO MEET OUR DEBT OBLIGATIONS

    We have substantial debt and debt service requirements. Our substantial debt has important consequences, including:

    - our ability to borrow additional amounts for working capital, capital expenditures or other purposes is limited,

    - a substantial portion of our cash flow from operations is required to make debt service payments, and

    - our leverage could limit our ability to capitalize on significant business opportunities and our flexibility to react to changes in general economic conditions, competitive pressures and adverse changes in government regulation.

    We cannot assure you that our cash flow and capital resources will be sufficient to repay our existing indebtedness and any indebtedness we may incur in the future, or that we will be successful in obtaining alternative financing. In the event that we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our networks, sell some of our assets, obtain additional equity capital or refinance or restructure our debt.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY BECAUSE WE
  DEPEND ON FACTORS BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    Our future largely depends on our ability to implement our business strategy and proposed expansion in order to create the new business and revenue opportunities. Our results of operations will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on numerous factors beyond our control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel.

WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY COMPLETE THE CONSTRUCTION OF OUR
  NETWORKS

    The construction of future networks and the addition of Internet service exchange facilities entail significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. The failure to obtain necessary licenses, permits and authorizations could prevent or delay the completion of construction of all or part of our networks or increase completion costs. In addition, our AboveNet Communications Inc. subsidiary's establishment and maintenance of interconnections with other network providers at various public and private points (often referred to as "peering arrangements") is necessary for AboveNet to provide cost efficient services. We cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

WE CANNOT ASSURE YOU THAT A MARKET FOR OUR CURRENT OR FUTURE SERVICES WILL
  DEVELOP

    The practice of leasing dark fiber, which is fiber optic cable without any of the electronic or optronic equipment necessary to use the fiber for transmission, is not widespread and we cannot assure you that the market will develop or that we will be able to enter into contracts, comply with the terms of these contracts or maintain relationships with communications carriers and corporate and government customers. We also cannot assure you that these contracts or relationships will be on economically favorable terms or that communications carriers and corporate and government customers will not choose to compete against, rather than cooperate with us. If we are unable to enter into contracts, comply with the terms of the contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. We cannot predict whether providing services to governments will evolve into a significant market because governments usually already control existing rights-of-way and often build their own communications infrastructure. We will need to strengthen our marketing efforts and increase our staff to handle future marketing and sales requirements. If we fail to obtain significant, widespread commercial and public acceptance of our networks and access to sufficient buildings our visibility in the telecommunications market could be jeopardized. We cannot assure you that we will be able to secure customers for the commercial use of our proposed networks or access to such buildings in each market. In addition, the market for co-location and Internet services, which are offered by AboveNet, is new and evolving. We cannot assure you that AboveNet's services will achieve widespread acceptance in this new market. Further, AboveNet's success depends in large part on growth in the use of the Internet. The growth of the Internet is highly uncertain and depends on a variety of factors.

    We may expand the range of services that we offer. These services may include assisting customers with the integration of their leased dark fiber with appropriate electronic and optronic equipment by facilitating the involvement of third party suppliers, vendors and contractors. We cannot assure you that a market will develop for our new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

SEVERAL OF OUR CUSTOMERS MAY TERMINATE THEIR AGREEMENTS WITH US IF WE DO NOT
  PERFORM BY SPECIFIED TIMES

    We currently have some contracts to supply leased fiber capacity which allow the lessee to terminate the contracts and/or provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Terminating any of these contracts could adversely affect our operating results.

WE MAY BE UNABLE TO RAISE THE ADDITIONAL FINANCING NECESSARY TO COMPLETE THE
  CONSTRUCTION OF OUR NETWORKS, WHICH WOULD ADVERSELY AFFECT OUR LONG-TERM BUSINESS STRATEGY

    We may need significant amounts of additional capital to complete the build-out of our planned fiber optic communications networks, to expand AboveNet's network infrastructure and to meet our long-term business strategies, including expanding our networks to additional cities and constructing our networks in Europe. If we need additional funds, our inability to raise them will have an adverse effect on our operations. If we decide to raise additional funds by incurring debt, we may become more leveraged and subject to additional or more restrictive financial covenants and ratios. In addition, if we issue equity securities or securities convertible or exchangeable into our equity securities, current stockholders may face dilution.

COMPETITORS OFFER SERVICES SIMILAR TO OURS IN OUR CURRENT OR PLANNED MARKETS
  WHICH WOULD AFFECT OUR RESULTS OF OPERATIONS

    The telecommunications industry and AboveNet's business are extremely competitive, particularly with respect to price and service, which may adversely affect our results of operations. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. In the telecommunications industry, we compete against incumbent local exchange carriers, which have historically provided local telephone services and currently dominate their local telecommunications markets, and competing carriers in the local services market. In addition to these carriers, several other potential competitors, such as facilities-based communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators and large end-users with private networks, are capable of offering, and in some cases offer, services similar to those offered by us. Furthermore, several of these service providers, such as wireless service providers, could build wireless networks more rapidly and at lower cost than fiber optic networks. Additionally, the business in which AboveNet competes is highly competitive due to a lack of barriers to entry and high price sensitivity. Many of our competitors have greater financial, research and development and other resources than we do.

    Some of our principal competitors already own fiber optic cables as part of their telecommunications networks. Accordingly, any of these carriers, some of which already have franchise and other agreements with local and state governments and substantially greater resources and more experience than us, could directly compete with us in the market for leasing fiber capacity, if they are willing to offer this capacity to their customers. In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to begin construction to equip their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors. Our franchise and other agreements with the city of New York and other local and state governments are not exclusive. Potential competitors with greater resources and more experience than us could enter into franchise and other agreements with local and state governments and compete directly with us. Other companies may choose to compete with us in our current or planned markets, including Europe, by leasing fiber capacity, including dark fiber, to our targeted customers. This additional competition could materially and adversely affect our operations.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS AND ARE MORE VULNERABLE TO CHANGING
  ECONOMIC CONDITIONS AND CONSUMER PREFERENCES

    We are particularly dependent on a limited number of customers. In addition, AboveNet has a long sales cycle. We are, therefore, more susceptible to the impact of poor economic conditions than our competitors with a more balanced mix of business.

REGULATION OF THE TELECOMMUNICATIONS INDUSTRY MAY LIMIT THE DEVELOPMENT OF OUR
  NETWORKS AND AFFECT OUR COMPETITIVE POSITION

    Existing and future government laws and regulations may greatly influence how we operate our business, our business strategy and ultimately, our viability. U.S. Federal and state telecommunications laws and the laws of foreign countries in which we operate directly shape the telecommunications market. Consequently, regulatory requirements and/or changes could adversely affect our operations and also influence the market for Internet, web hosting and related services. However, we cannot predict the future regulatory framework of our business.

    U.S. LAWS MAY IMPACT OUR BUSINESS AND RESULTS OF OPERATIONS BY REGULATING
     OUR OPERATIONS AND OUR CUSTOMERS' OPERATIONS

    U.S. Federal telecommunications law imposes legal requirements on common carriers who engage in interstate or foreign communication by wire or radio, and on telecommunications carriers. Should these regulations be applied to us, they may have a material adverse impact on our business and results of operation. If providing dark fiber facilities or related services provided by us were deemed to be a telecommunications service, then regulations, both Federal and state, applicable to telecommunications carriers might apply to us. This could subject the revenues we receive from facility leases in interstate commerce to assessment by the Federal Communications Commission Universal Service Fund and the offering of those facilities or services would be subject to common carrier regulation. In addition, our customers and, in the case of Bell Atlantic, one of our potential shareholders, are local exchange carriers or long distance carriers, subject to regulation by the Federal Communications Commission. Our business may be affected by regulations applicable to these telecommunications carriers. For example, the Federal Communications Commission has recently taken steps, and may take further steps, to reduce the access charges, the fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on the local exchange carriers' local networks, and to give the local exchange carriers greater flexibility in setting these charges. While we cannot predict the precise effect reduction in access charge will have on our operations, the reduction will likely make it more attractive for long distance carriers to use local exchange carriers facilities, rather than our fiber optic telecommunications network. A recent decision by the Federal Communications Commission to require unbundling of incumbent local exchange carriers' dark fiber could decrease the demand for our dark fiber by allowing our potential customers to obtain dark fiber from incumbent local exchange carriers at cost-based rates, and thereby have an adverse effect on the results of our operations.

    STATE LEGISLATION AFFECTS OUR PRICING POLICIES AND OUR COSTS

    Our offering of transmission services, which is different from dark fiber capacity, may be subject to regulation in each state to the extent that these services are offered for intrastate use, and this regulation may have an adverse effect on the results of our operations. We cannot assure you that these regulations, if any, as well as future regulatory, judicial, or legislative action will not have a material adverse effect on us. In particular, state regulators have the authority to determine both the rates we will pay to incumbent local exchange carriers for certain interconnection arrangements such as physical collocation, and the prices that incumbent local exchange carriers will be able to charge our potential customers for services and facilities that compete with our services. We will also incur costs in order to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments including contributions to state universal service funds. In some jurisdictions, our pricing flexibility for intrastate services may be limited because of regulation, although our direct competitors will be subject to similar restrictions.

    LOCAL GOVERNMENTS' CONTROL OVER RIGHTS-OF-WAY CAN LIMIT THE DEVELOPMENT OF
     OUR NETWORKS

    Local governments exercise legal authority that may have an adverse effect on our business because of our need to obtain rights-of-way for our fiber network. While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminating manner, they can affect the timing and costs associated with our use of public rights-of-way.

    THE REGULATORY FRAMEWORK FOR OUR INTERNATIONAL OPERATIONS IS EXTENSIVE AND
     CONSTANTLY CHANGING, ADDING UNCERTAINTIES TO OUR PLANNED EXPANSION INTO FOREIGN COUNTRIES

    Various regulatory requirements and limitations also will influence our business as we attempt to enter international markets. Regulation of the international telecommunications industry is changing rapidly. We are unable to predict how the Federal Communications Commission and foreign regulatory bodies will resolve the various pending international policy issues and the effect of such resolutions on us. Our US/UK undersea cable joint venture is a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act of 1934. We are also licensed as a U.S. international common carrier subject to U.S. regulation under Title II of the Communications Act of 1934. Our U.K. joint venture is, and we also are, required, under Sections 214 and 203 of the Communications Act of 1934, respectively, to obtain authorization and file an international service tariff containing rates, terms and conditions before initiating service. International carriers are also subject to certain annual fees and filing requirements such as the requirement to file contracts with other carriers, including foreign carrier agreements, and reports describing international circuit, traffic and revenue data service. So long as our U.K. joint venture and we operate as international common carriers, they will also be required to comply with the rules of the Federal Communications Commission. The international services provided by our U.K. joint venture are and our international services are also subject to regulation in the United Kingdom and other European jurisdictions in which we may operate. National regulations of relevant European and other foreign countries, as well as policies and regulations on the European Union and other foreign governmental level, impose separate licensing, service and other conditions on our foreign joint ventures and our international service operations, and these requirements may have a material adverse impact on us.

OUR FRANCHISES, LICENSES OR PERMITS COULD BE CANCELED OR NOT RENEWED, WHICH
  WOULD IMPAIR THE DEVELOPMENT OF MAJOR MARKETS FOR OUR SERVICES

    Termination or non-renewal of our franchise with the city of New York or of certain other rights-of-way or franchises that we use for our networks would have a material adverse effect on our business, results of operations and financial condition. We will also need to obtain additional franchises, licenses and permits for our planned intracity networks, intercity networks and international networks. We cannot assure you that we will be able to maintain on acceptable terms our existing franchises, licenses or permits or to obtain and maintain the other franchises, licenses or permits needed to implement our strategy.

WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN THE RIGHTS-OF-WAY AND OTHER PERMITS
  NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY

    We must obtain additional rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install underground conduit for the expansion of our intracity networks, intercity networks and international networks. We cannot assure you that we will be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms. Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. If any of these agreements were terminated or could not be renewed and we were forced to remove our fiberoptic cable from under the streets or abandon our networks, the termination could have a material adverse effect on our operations. In addition, landowners have asserted that railroad companies and others to whom they granted easements to their properties are not entitled as a result of these easements to grant rights of way to telecommunications providers. If these disputes are resolved in the landowners' favor, we could be obligated to make substantial lease payments to these landowners for the lease of these rights of way. More specifically, our New York/New Jersey network relies upon, and our planned expansions into Long Island and Westchester County will rely upon, right-of-way agreements with Bell Atlantic Corporation and our subsidiary, Empire City Subway Company (Ltd.). The current agreements may be terminated at any time without cause with three months notice. In case of termination, we may be required to remove our fiber optic cable from the conduits or poles of Bell Atlantic. This termination would have a material adverse effect on our operations.

RAPID TECHNOLOGICAL CHANGES COULD AFFECT THE CONTINUED USE OF OUR SERVICES AND
  OUR RESULTS OF OPERATIONS

    The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of our services, including fiber optic cable and Internet connectivity services. We cannot predict the effect of technological changes on our business. We also cannot assure you that technological changes in the communications industry and Internet related industry will not have a material adverse effect on our operations.

WE MAY EXPERIENCE RISKS AS A RESULT OF EXPANDING OUR NETWORKS INTO EUROPEAN AND
  OTHER FOREIGN COUNTRIES, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    Our strategy includes expanding our services to provide fiber optic cable and developing regional Internet service exchange facilities in Europe, particularly Austria, Germany and the United Kingdom. The following are risks we may experience as a result of doing business in Germany, the United Kingdom and other foreign countries in which we may expand our networks:

    - difficulties in staffing and managing our operations in foreign countries;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - fluctuations in currency exchange rates;

    - delays from customs brokers or government agencies encountered as a result of exporting fiber from the United States to Germany, the United Kingdom or other countries in which we may operate; and

    - potentially adverse consequences resulting from operating in multiple countries, such as Germany and the United Kingdom, each with their own laws and regulations, including tax laws and industry related regulations.

    We cannot assure you that we will be successful in overcoming these risks or any other problems arising because of expansion into Europe and other foreign countries.

WE MAY NOT BE ABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE
  ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    We have in the past, and may in the future, acquire, make investments in, or enter into strategic alliances, including joint ventures in which we hold less than a majority interest, with, companies which have customer bases, switching capabilities, existing networks or other assets in our current markets or in areas into which we intend to expand our networks. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

    - the difficulty of identifying appropriate acquisition candidates;

    - the difficulty of assimilating the operations of the respective entities;

    - the potential disruption of our ongoing business;

    - the potential inability to control joint ventures in which we hold less than a majority interest;

    - the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts;

    - the failure to successfully incorporate licensed or acquired technology and rights into our services;

    - the inability to maintain uniform standards, controls, procedures and policies; and

    - the impairment of relationships with employees and customers as a result of changes in management.

    We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, investments, strategic alliances or related efforts.

IN THE TELECOMMUNICATIONS INDUSTRY, CONTINUED PRICING PRESSURES FROM OUR
  COMPETITORS AND AN EXCESS OF NETWORK CAPACITY CONTINUE TO CAUSE PRICES FOR OUR SERVICES TO DECLINE

    We anticipate that prices for our services specifically, and transmission services in general, will continue to decline over the next several years due primarily to the following:

    - price competition as various network providers continue to install networks that might compete with our networks;

    - recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber; and

    - strategic alliances or similar transactions, such as long distance capacity purchasing alliances among regional Bell operating companies, that increase the parties' purchasing power.

WE MAY EXPERIENCE ADDITIONAL RISKS AS A RESULT OF ABOVENET'S CO-LOCATION AND
  INTERNET CONNECTIVITY SERVICES

    The legal landscape that governs AboveNet has yet to be interpreted or enforced. Regulatory issues for AboveNet's industry include property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. AboveNet's business may be adversely affected by the adoption and interpretation of any future or currently existing laws and regulations. AboveNet has no patented technology and relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its technology. Despite AboveNet's design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional action and other disruptions could occur. In addition, we may incur significant costs to prevent breaches in AboveNet's security or to alleviate problems caused by those breaches. The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and Internet access providers. We may need to implement measures to reduce our exposure to this potential liability.

METROMEDIA COMPANY EFFECTIVELY CONTROLS OUR COMPANY AND HAS THE POWER TO CAUSE
  OR PREVENT A CHANGE OF CONTROL

    Metromedia Company and one of its general partners currently own 100% of our class B common stock, which currently represents approximately 63% of our total voting power and also is entitled to elect 75% of the members of our board of directors. Accordingly, Metromedia Company is able to control the board of directors and all stockholder decisions and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, without the consent of other stockholders. In addition, Metromedia Company has the power to prevent or cause a change in control of our company.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Any statements in this prospectus about our expectations, belief, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on our results of operation are:

    - general economic and business conditions;

    - the existence or absence of adverse publicity;

    - changes in, or failure to comply with, government regulations;

    - changes in marketing and technology;

    - changes in political, social and economic conditions, especially with respect to our foreign operations;

    - competition in the telecommunications industry;

    - industry capacity;

    - general risks of the telecommunications industries;

    - success of acquisition and operating initiatives, including our ability to successfully integrate our acquisitions;

    - changes in business strategy or development plans;

    - management of growth;

    - availability, terms and deployment of capital;

    - construction schedules;

    - costs and other effects of legal and administrative proceedings;

    - dependence on senior management;

    - business abilities and judgments of personnel;

    - availability of qualified personnel; and

    - labor and employee benefit costs.

    These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

    For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertanities and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. In addition, the selling stockholders may, over the next two years, sell up to 21,505,376 shares of class A common stock.

    This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                                    BUSINESS

    We are a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure to carrier and corporate/government customers in the United States and Europe. We have installed and intend to install local intracity networks that will consist of in excess of 2.9 million fiber miles, which is equal to the number of strands of fiber in a length of fiber optic cable multiplied by the length of the cable in miles, covering approximately 6,941 route miles, which is equal to the number of miles spanned by fiber optic cable calculated without including physically overlapping segments of cable, in 50 metropolitan markets in the United States and Europe.

    We focus on leasing or otherwise making available for use our broadband communications infrastructure to two main customer groups: communications carriers and corporate/governmental customers. In addition, through our subsidiary AboveNet Communications Inc., we are providing facilities-based, managed services for customer-owned webservers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations. AboveNet has developed a network architecture based upon strategically located facilities. These facilities, known as Internet service exchanges, allow Internet content providers direct access to Internet service providers.

    Our company was founded in 1993 and is a Delaware corporation and its executive offices are located at One North Lexington Avenue, White Plains, NY 10601.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our consolidated ratio of earnings to fixed charges, the deficiency of our consolidated earnings to cover fixed charges, our consolidated ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of our consolidated earnings to cover combined fixed charges and preferred stock dividends for the periods indicated. We have no preferred stock outstanding as of October 14, 1999.

                                                                                               SIX MONTHS
                                                        YEARS ENDED                               ENDED
                                                        DECEMBER 31,                            JUNE 30,
                                    ----------------------------------------------------   -------------------
                                      1994       1995       1996       1997       1998       1998       1999
                                    --------   --------   --------   --------   --------   --------   --------
                                               (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS)
Consolidated ratio of earnings to
  fixed charges...................      --          --         --         --       1.61         --         --
Deficiency of consolidated
  earnings to cover fixed
  charges.........................    $874      $4,319    $10,359    $26,259         --     $2,056    $12,278
Consolidated ratio of earnings to
  combined fixed charges and
  preferred stock dividends.......      --          --         --         --       1.61         --         --
Deficiency of consolidated
  earnings to cover combined fixed
  charges and preferred stock
  dividends.......................    $874      $4,319    $10,359    $26,259         --     $2,056    $12,278

    For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs.

                                USE OF PROCEEDS

    We will use the net proceeds from our sale of the securities for the development, engineering, construction, installation, acquisition, lease, development or improvement of our telecommunications assets and for our general corporate purposes, which may include, repaying indebtedness, making additions to our working capital, funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

    We will not receive any of the proceeds from the sale of class A common stock or other securities that may be sold by selling stockholders.

                         DESCRIPTION OF DEBT SECURITIES

    The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the indenture. We have filed the indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the Indenture. The terms and provisions of the debt securities below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

    We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt ("Senior Debt Securities"), our senior subordinated debt ("Senior Subordinated Debt Securities"), our subordinated debt ("Subordinated Debt Securities") or our junior subordinated debt ("Junior Subordinated Debt Securities" and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the "Subordinated Securities"). The debt securities we offer will be issued under an indenture between us and the trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

GENERAL TERMS OF THE INDENTURE

    The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. The terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but such provisions may be included in the documents that set forth the specific terms of the debt securities.

    We may issue the debt securities issued under the indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount" ("OID") because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

    The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

    -  the title;

    -  any limit on the aggregate principal amount;

    - whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

    - whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

    -  the price or prices at which the debt securities will be issued;

    -  the date or dates on which principal is payable;

    - the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

    - interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

    - the right, if any, to extend the interest payment periods and the duration of the extensions;

    -  our rights or obligations to redeem or purchase the debt securities;

    -  any sinking fund provisions;

    - conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

    -  the currency or currencies of payment of principal or interest;

    - the terms applicable to any debt securities issued at a discount from their stated principal amount;

    - the terms, if any, under which any debt securities will rank junior to any of our other debt;

    - if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

    - if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

    - if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us;

    - if other than dollars, the coin, currency or currencies in which the series of debt securities are denominated; and

    -  any other specific terms of any debt securities.

    The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

SENIOR DEBT SECURITIES

    Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

SENIOR SUBORDINATED DEBT SECURITIES

    Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

SUBORDINATED DEBT SECURITIES

    Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior subordinated debt. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

JUNIOR SUBORDINATED DEBT SECURITIES

    Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt. We will state in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

CONVERSION OR EXCHANGE RIGHTS

    Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

    -  the conversion or exchange price;

    -  the conversion or exchange period;

    - provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

    -  events requiring adjustment to the conversion or exchange price;

    - provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

    -  any anti-dilution provisions, if applicable.

EVENTS OF DEFAULT

    Unless otherwise provided for in the prospectus supplement, the term "Event of Default," when used in the indenture, unless otherwise indicated, means any of the following:

    - failure to pay interest for 30 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the debt securities, the extension will not be a failure to pay interest;

    - failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

    -  failure to make sinking fund payments when due;

    - failure to perform other covenants for 60 days after notice that performance was required;

    -  events in bankruptcy, insolvency or reorganization of our company; or

    - any other Event of Default provided in the applicable resolution of our Board or the supplemental indenture under which we issue a series of debt securities.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. IF AN EVENT OF DEFAULT RELATING

TO THE PAYMENT OF INTEREST, PRINCIPAL OR ANY SINKING FUND INSTALLMENT INVOLVING ANY SERIES OF DEBT SECURITIES HAS OCCURRED AND IS CONTINUING, THE TRUSTEE OR THE HOLDERS OF NOT LESS THAN 25% IN AGGREGATE PRINCIPAL AMOUNT OF THE DEBT SECURITIES OF EACH AFFECTED SERIES MAY DECLARE THE ENTIRE PRINCIPAL OF ALL THE DEBT SECURITIES OF THAT SERIES TO BE DUE AND PAYABLE IMMEDIATELY.

    If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

    Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.

    If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

    If an Event of Default relating to events in bankruptcy, insolvency or reorganization of our company occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

    The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

    - the holder has previously given to the trustee written notice of default and continuance of such default,

    - the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action,

    - the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action,

    - the trustee has not instituted the action within 60 days of the request, and

    - the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

    We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

REGISTERED GLOBAL SECURITIES

    We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

    Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

    -  by the depositary for such registered global security to its nominee,

    - by a nominee of the depositary to the depositary or another nominee of the depositary, or

    - by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

    The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

    We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

    - ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

    - upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

    - any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

    - ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

    The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

    So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

    - will not be entitled to have the debt securities represented by a registered global security registered in their names,

    - will not receive or be entitled to receive physical delivery of the debt securities in the definitive form, and

    - will not be considered the owners or holders of the debt securities under the Indenture.

    Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

    We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

    We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of our company, the trustee or any other agent of our company or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

    If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event,we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

    We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and CedelBank, SOCIETE ANONYME, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    We can discharge or defease our obligations under the indenture as stated below or as provided in the prospectus supplement.

    Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

    Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time ("defeasance"). We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration ("covenant defeasance"). We may effect defeasance and covenant defeasance only if, among other things:

    - we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

    - we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (i) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and
       (ii) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable U.S. federal income tax law, and based thereon, the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance had occurred; and

    - in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

    Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

MODIFICATION OF THE INDENTURE

    Except as provided in the prospectus supplement, the indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

    -  secure any debt securities,

    -  evidence the assumption by a successor corporation of our obligations,

    -  add covenants for the protection of the holders of debt securities,

    -  cure any ambiguity or correct any inconsistency in the Indenture,

    -  establish the forms or terms of debt securities of any series, and

    - evidence and provide for the acceptance of appointment by a successor trustee.

    The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or of Subordinated Securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

    -  extend the final maturity of any debt security;

    -  reduce the principal amount or premium, if any;

    -  reduce the rate or extend the time of payment of interest;

    -  reduce any amount payable on redemption;

    - change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

    - reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

    - impair the right to institute suit for the enforcement of any payment on any debt security when due; or

    - reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

CONCERNING THE TRUSTEE

    The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a Trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for such series at an office designated by such trustee in New York, New York.

    If the trustee becomes a creditor of our company, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

    The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

    -  would not conflict with any rule of law or with the indenture,

    - would not be unduly prejudicial to the rights of another holder of the debt securities, and

    -  would not involve any trustee in personal liability.

    The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the Trust's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

NO INDIVIDUAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS OR DIRECTORS

    The indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

GOVERNING LAW

    The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 2,404,031,240 shares of class A common stock, par value $.01 per share, 522,254,782 shares of class B common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of October 4, 1999 there were 198,835,335 shares of class A common stock outstanding, 33,769,272 shares of class B common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

    The shares of class A common stock and class B common stock are identical in all respects, except for different voting rights described below and conversion rights and restrictions on transfer applicable only to the class B common stock that we also describe below.

    VOTING RIGHTS. The holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to ten votes per share. Holders of all classes of common stock are entitled to vote together as a single class on all matters presented to our stockholders for their vote or approval except for the election and the removal of directors and as otherwise required by applicable law. With respect to the election of directors, our amended and restated certificate of incorporation provides that holders of class B common stock vote as a separate class to elect at least 75% of the members of our board.

    Directors may be removed, with or without cause, only by the holders of the class of common stock or series of preferred stock that, as of the date such removal is effected, would be entitled to elect such director at the next annual meeting of stockholders. Vacancies in a directorship may be filled only by

    - the remaining directors elected by holders of each class of common stock or series of preferred stock that elected such director and as of the date such vacancy is filled, would be entitled to elect such director at the next annual meeting of the stockholders; or

    - if there are no such remaining directors, then by the vote of the holders of the class or classes of common stock or series of preferred stock, that, as of the date such vacancy is filled, would be entitled to elect such director at the next annual meeting of stockholders, voting as a separate class at a meeting, special or otherwise, of the holders of common stock of such class or series of preferred stock.

    DIVIDENDS. Holders of class A common stock and the class B common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of outstanding preferred stock. We may not make any dividend or distribution to any holder of any class of common stock unless simultaneously with such dividend or distribution we make the same dividend or distribution with respect to each outstanding share of common stock regardless of class. In the case of a dividend or other distribution payable in shares of class of common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of class A common stock may be distributed with respect to class A common stock and only shares of class B common stock may be distributed with respect to class B common stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the common stock, is payable in shares of a class of common stock, the number of shares of each class of common stock payable per share of such class of common stock will be equal in number. In the case of dividends or other distributions consisting of our other voting securities or of voting securities of any corporation which is our wholly-owned subsidiary, we will declare and pay such dividends in two separate classes of such voting securities, identical in all respects except that:

    - the voting rights of each security issued to the holders of class A common stock will be one-tenth of the voting rights of each security issued to holders of class B common stock;

    - such security issued to holders of class B common stock will convert into the security issued to the holders of class A common stock into class A common stock and will have the same restrictions on transfer and ownership applicable to the transfer and ownership of the class B common stock; and

    - with respect only to dividends or other distributions of voting securities of any corporation which is our wholly owned subsidiary, the respective voting rights of each such security issued to holders of the class A common stock and class B common stock with respect to election of directors shall otherwise be as comparable as is practicable to those of the class A common stock and class B common stock.

    In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, our voting securities or of voting securities of any corporation which is our wholly owned subsidiary, we will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate) except that the underlying securities may have the same difference as they would have if we issued voting securities of our wholly owned subsidiary rather than issuing securities convertible into or exchangeable for, such securities. We do not anticipate paying cash dividends in the foreseeable future.

    RESTRICTIONS ON ADDITIONAL ISSUANCES AND TRANSFER. We may not issue or sell any shares of class B common stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible into, or exchangeable or exercisable for, shares of class B common stock to any person or entity other than to Metromedia Company, John W. Kluge and Stuart Subotnick, their affiliates, relatives and other permitted holders that are controlled by these persons. Additionally, shares of class B common stock may not be transferred, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than to a permitted holder. Notwithstanding the foregoing:

    - any permitted holder may pledge his, her or its shares of class B common stock to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee as long as such shares remain subject to the transfer restrictions and that, in the event of foreclosure or other similar action by the pledgee, such pledged shares of class B common stock may only be transferred to a permitted holder or converted into shares of class A common stock, as the pledgee may elect; and

    - the foregoing transfer restrictions do not apply in the case of a merger, consolidation or business combination of us with or into another corporation in which all of the outstanding shares of common stock and preferred stock regardless of class are purchased by the acquiror.

    CONVERSION. Class A common stock has no conversion rights. Shares of class B common stock are convertible into class A common stock, in whole or in part, at any time and from time to time at the option of the holders, on the basis of one share of class A common stock for each share of class B common stock converted. Additionally, at such time as a person ceased to be a permitted holder, any share of class B common stock held by such person at such time shall convert into a share of class A common stock. We agree that:

    - we will at all times reserve and keep available out of our authorized but unissued shares of class A common stock, such number of shares of class A common stock issuable upon the conversion of all outstanding shares of class B common stock;

    - we will cause any shares of class A common stock issuable upon conversion of a share of class B common stock that require registration with or approval of any governmental authority under federal or state law before such shares may be issued upon conversion to be so registered or approved; and

    - we will use our best efforts to list the shares of class A common stock required to be delivered upon conversion prior to such delivery upon such national securities exchange upon which the outstanding class A common stock is listed at the time of such delivery.

    RECLASSIFICATION AND MERGER. In the event of a reclassification or other similar transaction as a result of which the shares of class A common stock are converted into another security, then a holder of class B common stock will be entitled to receive upon conversion the amount of such other securities that the holder would have received if the conversion occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends will be made upon the conversion of any share of class B common stock. If a share is converted subsequent to the record date for the payment of a dividend or other distribution on shares of class B common stock but prior to such payment, then the registered holder of such share at the close of business on such record date will be entitled to receive the dividend or other distribution payable on such date regardless of the conversion thereof or our default in payment of the dividend due on such date.

    In the event we enter into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of common stock will be exchanged for or changed into either:

    - the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ only to the extent that the class A common stock and the class B common stock differ as provided in our amended and restated certificate of incorporation; or

    - if holders of each class of common stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value as determined by an independent investment banking firm of national reputation selected by the board of directors, equal to the value per share into which or for which each share of any other class of common stock is exchanged or changed.

    LIQUIDATION. In the event of our liquidation, after payment of our debts and other liabilities and after making provision for the holders of preferred stock, if any, our remaining assets will be distributable ratably among the holders of the class A common stock and class B common stock treated as a single class.

    OTHER PROVISIONS. Except as described below, the holders of the class A common stock and class B common stock are not entitled to preemptive rights. None of the class A common stock or class B common stock may be subdivided or combined in any manner unless the other classes are subdivided or combined in the same proportion. We may not make any offering of options, rights or warrants to subscribe for shares of class B common stock. If we make an offering of options, rights or warrants to subscribe for shares of any other class or classes of capital stock (other than class B common stock) to all holders of a class of common stock, then we are required to simultaneously make an identical offering to all holders of the other classes of common stock other than to any class the holders of which, voting as a separate class, agrees that such offerings need not be made to such class. All such options, rights or warrants offerings will offer the respective holders of class A common stock and class B common stock the right to subscribe at the same rate per share. All outstanding shares of common stock are, and all shares of common stock offered hereby when issued will be upon payment therefor, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The board has the authority, without any further action by our stockholders to issue from time to time shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if the board authorizes preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of the company and may adversely affect the rights of holders of common stock.

CERTIFICATE OF INCORPORATION AND BY-LAWS

    Stockholders' rights and related matters are governed by the Delaware General Corporation Law, and our certificate of incorporation and the by-laws. Certain provisions of our certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

  ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Our by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 60 days but not more than 90 days prior to the scheduled date of the annual meeting. However, if public disclosure of our annual meeting date is made less than 70 days before the annual meeting, notice by a stockholder will be considered timely if it is delivered not later than the 10th day following the earlier of (i) the day on which public disclosure of the date of the annual meeting was made or (ii) the day on which such notice of the date of the meeting was mailed. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

    By requiring advance notice of nominations by stockholders, these procedures will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors' position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

  DILUTION

    Our certificate of incorporation provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or of any other corporation. Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

    (1) acquire a significant portion of our outstanding securities;

    (2) engage in any transaction which might result in a change of control of the corporation; or

    (3) enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

    - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

    - the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

    - the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

    A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. A Delaware corporation, under a provision in its certificate of incorporation or by-laws, may elect not to be governed by
Section 203 of the Delaware General Corporation Law. We are subject to the restrictions imposed by Section 203.

    Under certain circumstances, Section 203 makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Mr. Stephen Garafalo and Metromedia Company are interested stockholders under the Delaware General Corporation Law. However since their acquisition of our securities was approved in advance by our board, they would not be prohibited from engaging in a business transaction with us.

LIMITATIONS OF DIRECTORS' LIABILITY

    Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders,

    - for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - under Section 174 of the Delaware General Corporation Law, or

    - for any transaction from which the director derived an improper personal benefit.

    The effect of these provisions will be to eliminate our rights and our stockholders (through stockholders' derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

TRANSFER AGENT

    The Transfer Agent and Registrar for our class A common stock is ChaseMellon Shareholder Services, L.L.C.

                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of debt warrants will describe the terms of the debt warrants, including the following: (a) the title of the debt warrants; (b) the offering price for the debt warrants, if any; (c) the aggregate number of the debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of the debt warrants;
(e) if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of such debt warrants issued with each debt security; (f) if applicable, the date from and after which the debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;
(i) if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable;
(m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of the debt warrants, if any;
(o) the redemption or call provisions, if any, applicable to such debt warrants; and (p) any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

    The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of the warrants, including the following: (a) the title of the warrants; (b) the offering price for the warrants, if any; (c) the aggregate number of the warrants; (d) the designation and terms of the common stock or preferred stock purchasable upon exercise of the warrants; (e) if applicable, the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each such offered security; (f) if applicable, the date from and after which the warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise; (h) the date on which the right to exercise the warrants shall commence and the date on which the right shall expire; (i) if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of the warrants, if any;
(m) the redemption or call provisions, if any, applicable to such warrants; and
(n) any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                              SELLING STOCKHOLDERS

    The selling stockholders may be our directors, executive officers, former directors, employees or certain holders of our common stock, including Metromedia Company and its general partners. The prospectus supplement for any offering of the common stock by selling stockholders will include the following information:

    - the names of the selling stockholders;

    - the nature of any position, office, or other material relationship which the selling stockholder has had within the last three years with us or any of our predecessors or affiliates;

    - the number of shares held by each of the selling stockholders before the offering;

    - the percentage of the common stock held by each of the selling stockholders after the offering; and

    - the number of shares of the common stock offered by each of the selling stockholders.

                              PLAN OF DISTRIBUTION

    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

    We are also registering shares of our class A common stock on behalf of the selling stockholders. We and any selling stockholders may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The selling stockholders may also distribute securities through one or more special purpose entities, which may enter into forward purchase arrangements with selling stockholders and distribute their own securities. In connection with an offering of securities of such a special purpose entity, the selling stockholders may also enter into securities loan agreements with the underwriters of the entity's securities in order to facilitate such underwriters' market-making activities in the entity's securities. Each prospectus supplement will describe the terms of the securities to which the prospectus supplement relates, the names of the selling stockholders and the number of shares of class A common stock to be sold by each, the name or names of any underwriters or agents with whom we or the selling stockholders, or both, have entered into arrangements with respect to the sale of the securities, the public offering or purchase price of the securities and the net proceeds we or the selling stockholders will receive from the sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which the securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

    If so indicated in the applicable prospectus supplement, we or the selling stockholders, or both, will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us or the selling stockholders, or both, pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which the contracts may be made include, among others:

    - commercial and savings banks;

    - insurance companies;

    - pension funds;

    - investment companies; and

    - educational and charitable institutions.

    In all cases, the institutions must be approved by us or the selling stockholders, or both. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any contract will not be subject to any conditions except that (i) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject and (ii) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased the securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    Any selling stockholder, underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

    Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

    Under agreements which may be entered into by us, the underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against or contribution toward some liabilities, including liabilities under the Securities Act.

    Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the class A common stock, which is listed on The Nasdaq Stock Market's National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

    We will not receive any proceeds from the sale of shares of class A common stock or any other securities by the selling stockholders. We will, however, bear certain expenses in connection with the registration of the securities being offered under this prospectus by the selling stockholders, including all costs incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

                             VALIDITY OF SECURITIES

    The validity of the securities offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and certain matters may be passed upon for the underwriters or agents, if any, by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom LLP has represented us on other unrelated matters.

                                    EXPERTS

    The consolidated financial statements of Metromedia Fiber Network, Inc. appearing in Metromedia Fiber Network, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    AboveNet's financial statements as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Combined Statement of Assets to be Acquired and Liabilities to be Assumed of Palo Alto Internet Exchange as of December 26, 1998 and December 27, 1997 and the related Combined Statement of Revenues and Direct Expenses for the period June 12, 1998 through December 26, 1998, the period December 28, 1997 through June 12, 1998 and the fiscal years ended December 27, 1997 and December 29, 1996, that are incorporated by reference in this prospectus by reference to the Registration Statement on Form S-4 (Registration
No. 333-84541) of Metromedia Fiber Network, Inc. filed with the Securities and Exchange Commission on August 4, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring you to those documents; and information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

    - Our Annual Report on Form 10-K for the year ended on December 31, 1998;

    - Our Quarterly Report on Form 10-Q for the three months ended March 31,
      1999;

    - Our Quarterly Report on Form 10-Q for the six months ended June 30, 1999;

    - Our Current Report on Form 8-K dated June 30, 1999;

    - Our Current Report on Form 8-K dated September 10, 1999, as amended by our Current Report on Form 8-K/A dated October 14, 1999 and as further amended by our Current Report on Form 8-K/A dated October 26, 1999;

    - Our Current Report on Form 8-K dated October 18, 1999;

    - The "Risk Factors--Risk Factors Applicable to AboveNet" and "Business of AboveNet" sections and the financial statements of Palo Alto Internet Exchange contained in our Registration Statement on Form S-4 dated August 5, 1999 (File No. 333-84541); and

    - The description of our class A common stock contained in our Registration Statement on Form 8-A, filed on October 17, 1997.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the securities offered by this prospectus:

    - Reports filed under Section 13(a) and (c) of the Exchange Act;

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

    - Any reports filed under Section 15(d) of the Exchange Act.

    You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Metromedia Fiber Network, Inc.
                           One North Lexington Avenue
                          White Plains, New York 10601
                         Attention: Investor Relations
                           Telephone: (914) 421-6700

    If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                         OUR PRINCIPAL EXECUTIVE OFFICE
                         Metromedia Fiber Network, Inc.
                           One North Lexington Avenue
                      White Plains, New York 10601, U.S.A.

                                    AUDITORS
                               Ernst & Young LLP
                               787 Seventh Avenue
                        New York, New York 10019, U.S.A.

                                 LEGAL ADVISORS

              FOR OUR COMPANY:                             FOR THE UNDERWRITERS:
  Paul, Weiss, Rifkind, Wharton & Garrison       Skadden, Arps, Slate, Meagher & Flom LLP
         1285 Avenue of the Americas                      300 South Grand Avenue
      New York, New York 10019, U.S.A.             Los Angeles, California 90071, U.S.A.

                                    TRUSTEE
                              The Bank of New York
                               101 Barclay Street
                                 Floor 21 West
                        New York, New York 10286, U.S.A.

   PRINCIPAL PAYING AGENT FOR DOLLAR NOTES         PRINCIPAL PAYING AGENT FOR EURO NOTES
            The Bank of New York                           The Bank of New York
             101 Barclay Street                                London Branch
                Floor 21 West                                 1 Canada Square
      New York, New York 10286, U.S.A.                London, E14 5AL, United Kingdom

                      LUXEMBOURG PAYING AND TRANSFER AGENT
                        Kredietbank S.A. Luxembourgeoise
                               43 boulevard Royal
                               L-2955 Luxembourg

                                 LISTING AGENT
                        Kredietbank S.A. Luxembourgeoise
                               43 boulevard Royal
                               L-2955 Luxembourg

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                                 $1,010,900,000

                         METROMEDIA FIBER NETWORK, INC.

                     $750,000,000 10% SENIOR NOTES DUE 2009

                  [EURO]250,000,000 10% SENIOR NOTES DUE 2009

                                     [LOGO]

                                     ------

                             PROSPECTUS SUPPLEMENT
                               NOVEMBER 12, 1999
                                   ---------

                              SALOMON SMITH BARNEY
                             CHASE SECURITIES INC.
                           DEUTSCHE BANC ALEX. BROWN
                          DONALDSON, LUFKIN & JENRETTE
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER

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